As filed with the Securities and Exchange Commission on February 20, 2015

Registration No. 333-200319

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knightsbridge Shipping Limited

(Exact name of registrant as specified in its charter)

BERMUDA	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Knightsbridge Shipping Limited Par-la-Ville Place 14 Par-la-Ville Road Hamilton, HM 08 Bermuda 1 (441) 295 6935	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Robert E. Lustrin, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Tel: (212) 574-1200

Fax: (212) 480-8421

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Share, par value $0.01	61,500,000	Not applicable	$506,939,502	$58,907*

*	Previously paid.
(1)	This registration statement relates to common shares of the registrant, par value $0.01 per shares to be issued to holders of common shares of Golden Ocean Group Limited in connection with the proposed merger of Golden Ocean Group Limited with and into the registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(1) and (3) and Rule 457(c) of the Securities Act, based on (i) the product of (a) NOK7.72, the average of the high and low sales prices of Golden Ocean Group Limited common shares as reported by the Oslo Stock Exchange on November 10, 2014, (b) 447,314,296 shares of Golden Ocean Group Limited common shares issued and outstanding at the close of business on November 10, 2014 and the number of Golden Ocean common shares to be exchanged for Knightsbridge common shares and (c) $0.1468 USD/NOK exchange ratio on November 10, 2014.
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $58,907 which is equal to 0.00011620 multiplied by the proposed maximum aggregate offering price of $506,939,502.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—

SUBJECT TO COMPLETION—DATED FEBRUARY 20, 2015

PROPOSED MERGER TRANSACTION—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Golden Ocean Group Limited and Knightsbridge Shipping Limited:

We are pleased to inform you that Golden Ocean Group Limited, or Golden Ocean, and, Knightsbridge Shipping Limited, or Knightsbridge and together with Golden Ocean, the Companies, have entered into a definitive agreement and plan of merger, or the Merger Agreement. If the transaction contemplated by the Merger Agreement is completed, Golden Ocean will merge into Knightsbridge, with Knightsbridge continuing as the surviving company, which we refer to as the Merger, and the parties will execute and deliver a statutory merger agreement as required by Bermuda law, or the Bermuda Merger Agreement. Each issued and outstanding common share of Golden Ocean will be converted into 0.13749 common shares of Knightsbridge, or the Merger Consideration. Knightsbridge will not issue any fractional shares in exchange for common shares of Golden Ocean. Instead, each holder of a fractional share interest will be paid an amount in cash (without interest) equal to the fractional share interest multiplied by the closing price of a common share of Knightsbridge on NASDAQ, on the last trading day immediately preceding the effective time of the Merger.

We are sending you this joint proxy statement/prospectus and related materials in connection with the solicitation of proxies by the Board of Directors of Golden Ocean, or the Golden Ocean Board, and Board of Directors of Knightsbridge, or the Knightsbridge Board, for use at the Special General Meetings of Shareholders of the Companies, each to be held on March 26, 2015, or the Special General Meetings. At the Special General Meetings, the shareholders of Golden Ocean and Knightsbridge will each be asked to consider and vote on a proposal to approve the Merger of Golden Ocean and Knightsbridge and to adopt and approve the Merger Agreement and the Bermuda Merger Agreement, altogether the Merger Transactions, as well as other proposals to be considered at the Special General Meetings. These proposals are discussed in greater detail in the remainder of this joint proxy statement/prospectus. We urge you to carefully read this joint proxy statement/prospectus, and the documents incorporated by reference into it.

The Companies are holding the Special General Meetings so that their shareholders may vote with respect to the adoption of the Merger Transactions. The proposed Merger will have a transformative impact on the capitalization and balance sheet of the Companies. Hemen Holding Limited, a company indirectly controlled by trusts established for the benefit of Mr. John Fredriksen’s immediate family, or the Hemen Shareholder, and certain of its affiliates, including Frontline 2012 Ltd., or Frontline 2012, would own approximately 53% of the issued and outstanding common shares of Knightsbridge, after giving effect to the Merger. As of the date of this joint proxy statement/prospectus, the Hemen Shareholder and certain of its affiliates and certain directors and officers of Golden Ocean, own approximately 41% of the issued and outstanding common shares of Golden Ocean. Also, as of the date of this joint proxy statement/prospectus, the Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, own approximately 62% of the issued and outstanding common shares of Knightsbridge. Mr. John Fredriksen is the Chairman and a director of Golden Ocean and Frontline 2012. Also, Mr. Herman Billung, the current chief executive officer of Golden Ocean Management AS who also serves as the principal executive officer of Golden Ocean, is currently a director of Knightsbridge. Mrs. Georgina Sousa and Mr. Harald Thorstein are current members of the Golden Ocean Board as well as other companies related with the Hemen Shareholder and are employed by the Hemen Related Companies, as defined below. Messrs. Fredriksen and Thorstein and Mrs. Sousa recused themselves from the Golden Ocean Board vote and Mr. Billung recused himself from the Knightsbridge Board vote, authorizing the Merger Transactions due to their financial interest in the Merger, their relationships and/or employment, with Golden Ocean, Knightsbridge or other Hemen Related Companies. The remaining directors, or the Disinterested Directors, considered the transactions as described in this joint proxy statement/prospectus.

The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge and Golden Ocean, have entered into a voting agreement, or the Voting Agreement, with the Companies for the shares they own in Golden Ocean and Knightsbridge, respectively, pursuant to which, among other things and subject to certain conditions, the Hemen Shareholder and Frontline 2012, and the directors and officers of Knightsbridge and Golden Ocean, have agreed to vote their shares in favor of approval of the Merger Transactions.

Knightsbridge and Frontline 2012 also are party to a separate agreement, pursuant to which Knightsbridge will acquire 12 newbuilding vessels from Frontline 2012 in exchange for 31 million shares of Knightsbridge.

The Golden Ocean Board and the Knightsbridge Board have each taken deliberations to consider the possible Merger of the Companies. Pursuant to resolutions adopted at meetings held on October 7, 2014, it was unanimously determined by the Disinterested Directors of both Boards that the Merger Transactions are fair to and in the best interests of the Companies and the shareholders of the Companies, including shareholders other than shareholders of the Hemen Related Companies and their affiliates, or the Unaffiliated Shareholders. The Disinterested Directors also unanimously declared advisable the Merger Transactions and unanimously recommended that the Merger be approved and submitted for a vote at a meeting of the Companies’ shareholders. The Disinterested Directors made their determinations after consultation with independent financial advisors and consideration of a number of factors, including fairness opinions presented to the Disinterested Directors by their independent financial advisors.

The Knightsbridge Board and the Golden Ocean Board, acting by unanimous vote of the Disinterested Directors and after consultation with their independent financial advisors and consideration of a number of factors, including fairness opinions presented by their independent financial advisors, have determined that the Merger is in the best interests of the Companies and their shareholders, including the Unaffiliated Shareholders, and have approved, adopted and declared advisable the Merger Transactions and they recommend that you vote “FOR” the Merger.

The Companies will also transact any other business that may properly come before the Special General Meetings, or any adjournment or postponement of the Special General Meetings, by or at the direction of the Knightsbridge Board and the Golden Ocean Board.

The obligation of the Companies to complete the Merger is subject to the satisfaction or waiver of substantial conditions set forth in the Merger Agreement, including, without limitation, the conditions specified above.

This joint proxy statement/prospectus provides you with detailed information about the Special General Meetings and the Merger. A copy of the Merger Agreement is attached as Appendix A. Also, attached as appendices are the Voting Agreement, the Bermuda Merger Agreement, the Amended and Restated Bye-Laws, the Fairness Opinion of Fearnley Securities AS, the Fairness Opinion of Pareto Securities Inc. and the vessel appraisal valuations provided by Nordic Shipping AS, Fearnleys AS, RS Platou ASA and Arrow Valuation. We encourage you to carefully read the entire joint proxy statement/prospectus and its appendices, including the Merger Agreement.

Herman Billung Chief Executive Officer of Golden Ocean Management AS, on behalf of Golden Ocean Group Limited	Ola Lorentzon Chief Executive Officer of Knightsbridge Shipping Limited

For a discussion of risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 18.

THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT / PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

This joint proxy statement/prospectus is dated                     , 2015, and is first being mailed, along with the attached proxy card, to the Companies’ shareholders on or about                     , 2015.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Knightsbridge from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain copies of documents that are incorporated by reference in this joint proxy statement/prospectus, other than certain exhibits to the documents, without charge, by requesting them in writing or by telephone from:

Knightsbridge Shipping Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

Attn: Georgina Sousa

1 (441) – 295 6935

In addition, if you have questions about the Merger or the Special General Meetings, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact the appropriate contact listed below. You will not be charged for any of these documents that you request.

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

(212) 297-0720

(877) 259-6290

For additional information about documents incorporated by reference into this joint proxy statement/prospectus please see “Where You Can Find More Information” beginning on page 169.

KNIGHTSBRIDGE SHIPPING LIMITED

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 26, 2015

NOTICE IS HEREBY given that the Special General Meeting of Shareholders of Knightsbridge Shipping Limited, or Knightsbridge, will be held on March 26, 2015 at 9:30 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date, for the following purposes, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions, by and among Golden Ocean and Knightsbridge, pursuant to which Golden Ocean will merge into Knightsbridge;

2.	To approve the adoption of the Amended and Restated Bye-Laws; and

3.	Subject to the authorization and adoption of the Merger Transactions, to approve changing the name of Knightsbridge Shipping Limited to “Golden Ocean Group Limited”.

Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The Knightsbridge Board considers the Merger Consideration (0.13749 common shares of Knightsbridge for one (1) share of Golden Ocean) to reflect the fair value for each Knightsbridge share, which based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger, is equivalent to $8.49 per Knightsbridge common share.

Any Knightsbridge shareholder who does not vote in favor of the merger and is not satisfied that fair value has been offered for such shareholder’s shares may apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Any shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its common shares with the Supreme Court of Bermuda within ONE MONTH after the date the notice convening the special general meeting is deemed to have been received.

By Order of the Board of Directors

Georgina Sousa

Secretary

Dated:                     , 2015

Notes:

1.	Only holders of record of Knightsbridge common shares at the close of business on February 16, 2015, the record date for the Special General Meeting, are entitled to notice of, and to vote at, the Special General Meeting and any adjournments or postponements thereof or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law. Each common share of Knightsbridge entitles its holder to one vote on all matters that come before the Special General Meeting.

2.

The Knightsbridge Board’s Disinterested Directors unanimously recommend that Knightsbridge’s shareholders vote “FOR” the authorization and approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change. Knightsbridge cannot complete the Merger unless the Merger Transactions are authorized and approved by Knightsbridge shareholders. Authorization and approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of Knightsbridge on the record date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Knightsbridge on the record date are in attendance in person or by proxy at such Special General Meeting. Under the terms of a separate voting agreement, the Hemen Shareholder, Frontline 2012, and the directors and officers of Knightsbridge, have agreed to vote the common shares of Knightsbridge they beneficially own in favor of the authorization and approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change. Such shares collectively represent approximately 62% of the issued and outstanding common shares of Knightsbridge entitled to vote at the Special General Meeting.

3.	The adoption of the amended and restated bye-laws, or the Amended and Restated Bye-Laws, requires the approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares. The adoption of the name change requires the approval of a majority of the votes cast at the Knightsbridge Special General Meeting. A copy of the form of the Amended and Restated Bye-Laws are attached to the joint proxy statement/prospectus as Appendix D.

4.	The Merger Transactions are described in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached to the joint proxy statement/prospectus as Appendix A.

5.	Whether or not you plan to attend the Special General Meeting in person, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided, in accordance with the directions set forth on the proxy card, to ensure that your shares will be represented at the Special General Meeting. If you do attend the Special General Meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted or appointed a proxy. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the meeting, you must obtain from your nominee a proxy issued in your name.

COMPANY PROPOSALS

PROPOSAL 1

At the Meeting, shareholders will be asked to consider and vote upon a proposal to authorize and approve the Merger Transactions, by and among Golden Ocean and Knightsbridge, pursuant to which Golden Ocean will merge into Knightsbridge. Authorization and approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of Knightsbridge on the record date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Knightsbridge on the record date are in attendance in person or by proxy at such Special General Meeting.

PROPOSAL 2

At the Meeting, shareholders will be asked to approve the adoption of the Amended and Restated Bye-Laws. Adoption of the Amended and Restated Bye-Laws requires the approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares.

Knightsbridge’s current bye-laws were last amended in 2005 and the Knightsbridge Board proposes the adoption of the Amended and Restated Bye-Laws to reflect changes to the Companies Act 1981 of Bermuda. The current Bye-laws of Knightsbridge contain provisions which were specific to the purpose of Knightsbridge on its formation to bareboat charter five very large crude carriers, or VLCCs, to Shell International Limited. These bareboat charters terminated in 2004 and Knightsbridge’s business has substantially changed and developed since that time. It is proposed in the Amended and Restated Bye-laws to remove definitions and provisions rendered obsolete by the expiry of those bareboat charters. The numbering in the Amended and Restated Bye-laws will also be changed significantly to reflect the proposed amendments.

PROPOSAL 3

At the Meeting, shareholders will be asked to approve, subject to the authorization and adoption of the Merger Transactions, changing the name of Knightsbridge Shipping Limited to “Golden Ocean Group Limited.” The adoption of the name change requires the approval of a majority of the votes cast at the Knightsbridge Special General Meeting.

Golden Ocean has been a larger operator in the dry bulk segment for a longer period of time than Knightsbridge and over the past ten years the Golden Ocean name has become recognizable with the world’s largest miners, trading houses and shipowners around the globe. For these reasons the Knightsbridge Board proposes the adoption of the name “Golden Ocean Group Limited” for the Combined Company.

By Order of the Board of Directors

Georgina Sousa

Secretary

                    , 2015

Hamilton, Bermuda

GOLDEN OCEAN GROUP LIMITED

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 26, 2015

NOTICE IS HEREBY given that the Special General Meeting of Shareholders of Golden Ocean Group Limited, or Golden Ocean, will be held on March 26, 2015 at 10:00 a.m. local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date, for the following purpose, all of which are more completely set forth in the accompanying joint proxy statement/prospectus:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions, by and among Knightsbridge and Golden Ocean, pursuant to which Golden Ocean will merge into Knightsbridge.

Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Golden Ocean’s board of directors considers the fair value for each Golden Ocean common share to be the Merger Consideration (0.13749 common shares of Knightsbridge) providing Golden Ocean shareholders with a value of approximately $1.17 for each Golden Ocean common share, based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger.

Any Golden Ocean shareholder who does not vote in favor of the merger and is not satisfied that fair value has been offered for such shareholder’s shares may apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Any shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its common shares with the Supreme Court of Bermuda within ONE MONTH after the date the notice convening the special general meeting is deemed to have been received.

By Order of the Board of Directors

Georgina Sousa

Secretary

Dated:                     , 2015

Notes:

1.	Only holders of record of Golden Ocean common shares at the close of business on, February 16, 2015, the record date for the Special General Meeting, are entitled to notice of, and to vote at, the Special General Meeting and any adjournments or postponements thereof or to exercise the appraisal rights conferred on dissenting shareholders by Bermuda law. Each common share of Golden Ocean entitles its holder to one vote on all matters that come before the Special General Meeting.

2.

The Golden Ocean Board’s Disinterested Directors unanimously recommend that Golden Ocean’s shareholders vote “FOR” the authorization and approval of the Merger Transactions. Golden Ocean cannot complete the Merger unless the Merger Transactions are authorized and approved by Golden Ocean shareholders. Authorization and approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of Golden Ocean on the record date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Golden Ocean on the record date are in attendance in person or by proxy at such Special General Meeting. Under the terms of a separate voting agreement, the Hemen Shareholder, Frontline 2012, and the directors and officers of Golden Ocean, have agreed to vote the common shares of Golden Ocean they beneficially own in favor of the authorization and approval of the Merger Transactions.

3.	The Merger Transactions are described in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. A copy of the Merger Agreement is attached to the joint proxy statement/prospectus as Appendix A.

4.	Whether or not you plan to attend the Special General Meeting in person, please complete, sign, date and return the enclosed proxy card, in accordance with the directions set forth on the proxy card, to ensure that your shares will be represented at the Special General Meeting. If you do attend the Special General Meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted or appointed a proxy. Please note, however, that if your shares are held of record by a broker, bank, trustee or other nominee and you wish to vote at the meeting, you must obtain from your nominee a proxy issued in your name.

5.	No Shareholder shall be entitled to attend unless written notice of the intention to attend and vote in person or by proxy, together with the power of attorney or other authority (if any) under which it is signed, or a notarially-certified copy of that power of attorney, is send to the Company Secretary, to reach the Registered Office by not later than 48 hours before the time for holding the meeting.

COMPANY PROPOSALS

PROPOSAL

At the Meeting, shareholders will be asked to consider and vote upon a proposal to authorize and approve the Merger Transactions, by and among Golden Ocean and Knightsbridge, pursuant to which Golden Ocean will merge into Knightsbridge. Authorization and approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of Golden Ocean as of the record date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Golden Ocean as of the record date are in attendance in person or by proxy at such Special General Meeting.

By Order of the Board of Directors

Georgina Sousa

Secretary

                    , 2015

Hamilton, Bermuda

Appendix A—Merger Agreement

Appendix B—Voting Agreement

Appendix C—Form of Bermuda Merger Agreement

Appendix D—Form of Amended and Restated Bye-Laws

Appendix E—Fairness Opinion of Pareto Securities Inc.

Appendix F—Fairness Opinion of Fearnley Securities AS

Appendix G—Appraisals of Vessels

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING

AND RELATED MATTERS

Q.	What am I being asked to vote on?

A.	Knightsbridge and Golden Ocean have entered into the Merger Transactions pursuant to which the Companies have agreed to merge. You are being asked to vote to authorize and approve the Merger Transactions. Under the terms of the Merger Transactions, Golden Ocean will merge with and into Knightsbridge, with Knightsbridge continuing as the surviving company. If you are a shareholder of Knightsbridge, you are also being asked to vote to authorize the Amended and Restated Bye-Laws, and to change the Combined Company’s name to “Golden Ocean Group Limited.”

Q.	What will I receive if the Merger is completed?

A.	If the Merger is completed, each issued and outstanding common share of Golden Ocean, other than shares cancelled pursuant to the Merger Transactions and any Dissenting Shares, as defined below, will be converted into 0.13749 common shares of Knightsbridge.

Knightsbridge will not issue any fractional shares in exchange for common shares of Golden Ocean. Instead, each holder of a fractional share interest will be paid an amount in cash (without interest) equal to the fractional share interest multiplied by the closing price of a common share of Knightsbridge on NASDAQ, on the last trading day immediately preceding the effective time of the Merger. For more information on the treatment of fractional shares, see the section entitled “The Merger Agreement—Effect on Share Capital; Merger Consideration; Exchange of Certificates.”

Q.	How was the share exchange ratio determined?

A.	The share exchange ratio of 0.13749 was determined by reference to a total consideration amount of 61.5 million Knightsbridge shares to be issued to Golden Ocean shareholders. In determining the total consideration, the Companies considered both net asset values, or NAVs, and the historic trading ratios. On October 5, 2014, Mr. Thorstein, a member of the Golden Ocean Board, proposed that Knightsbridge issue 61.5 million shares in consideration to the Golden Ocean shareholders. Based on the NAV calculations for both Companies as of September 30, 2014, the number of shares issued would be approximately 64.2 million shares. Based on the calculation of historic trading ratios for the last six months for both Companies, the number of shares issued would be approximately 59 million shares. Mr. Thorstein reasoned that the proposed transaction was a balanced consideration between the NAV valuation and the historic trading ratio. Mr. Thorstein also pointed out that the NAV of Golden Ocean not only included vessel values but also values from charter contracts and refundable installments, which are assets with less definitively ascertainable value, and therefore the valuation of Golden Ocean should be slightly lower than the NAV valuation. It was determined on October 7, 2014 by the Disinterested Directors of both Boards that the Merger Transactions are fair to and in the best interests of the Companies and the shareholders of the Companies, including the Unaffiliated Shareholders and the proposed Merger Consideration of 61.5 million shares and the exchange ratio of 0.13749 was approved.

Q.	What will happen in the proposed Merger to Golden Ocean’s convertible bonds?

A.	Upon the closing of the Merger, the 3.07% Golden Ocean Group Limited Senior Unsecured Convertible Bond Issue 2014/2019, or the Convertible Bond Issue 2014/2019, will be changed to a bond convertible into common shares of the Combined Company. For more information on the Convertible Bond Issue 2014/2019, see the section entitled “The Merger—The Golden Ocean Convertible Bond.”

Q.	What will happen in the proposed Merger to Golden Ocean’s Share Option Scheme?

A.	Upon the closing of the Merger, all issued and outstanding share options of Golden Ocean will be assumed by Knightsbridge without any further action on the part of Golden Ocean or the option holders; these assumed options will become options to acquire common shares of the Combined Company. For more information on the Golden Ocean share option scheme, see the section entitled “The Merger—Treatment of Grants Under Golden Ocean and Knightsbridge Equity Plans.”

Q.	What will happen in the proposed Merger to Knightsbridge’s Restricted Stock Units?

A.	The Merger Transactions will have no effect on the restricted stock units issued under the Knightsbridge equity incentive plan. For more information on the Knightsbridge equity incentive plan, see the section entitled “The Merger—Treatment of Grants Under Golden Ocean and Knightsbridge Equity Plans.”

Q.	Why was the Merger proposed?

A.	The Merger was proposed to create a company with a unique fleet and strong balance sheet and thereby build one of the world’s leading dry bulk shipping companies. The Combined Company’s ambition is to be a clear market leader both from a financial and operational perspective. Upon a possible recovery of the dry bulk market and as newbuildings are brought into the fleet, Golden Ocean and Knightsbridge believe that the Combined Company will generate significant cash flow. The intention is to pay out excess cash as dividends at the discretion of the Board of Directors of the Combined Company.

Q.	Do the Boards of Knightsbridge and Golden Ocean recommend voting “FOR” the proposal to adopt the Merger Transactions?

A.	Yes. Based on the recommendation of the Disinterested Directors, taking into consideration the fairness opinions of the independent financial advisors, copies of which are attached to this joint proxy statement/prospectus as Appendices E and F, the Knightsbridge Board and the Golden Ocean Board approved the Merger and declared the Merger advisable, and recommend that the shareholders of Knightsbridge and the shareholders of Golden Ocean, respectively, vote “FOR” the proposal to adopt the Merger at the Special General Meetings.

Q.	Do any of the Companies’ directors or executive officers or the Companies’ major shareholders have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of both of the Boards that you vote to approve the Merger, you should be aware that the Hemen Shareholder, which is indirectly controlled by trusts established by Mr. John Fredriksen, a director of Golden Ocean, for the benefit of his immediate family, owns shares in Knightsbridge and Frontline 2012 and has interests in companies that provide services to both Golden Ocean and Knightsbridge. Upon the closing of the Merger, the Hemen Shareholder and certain of its affiliates will receive an aggregate of 25,251,355 common shares of Knightsbridge, representing 17% of the issued and outstanding common shares of the Combined Company immediately after the closing of the Merger and increasing the shareholdings of the Hemen Shareholder and certain of its affiliates, including Frontline 2012, to 53% of the Combined Company’s issued and outstanding shares. Following the closing of a transaction between Knightsbridge and Frontline 2012 that is agreed upon and is scheduled to close in March 2015, or the March Frontline 2012 Transaction, Knightsbridge will issue an additional 31 million shares to Frontline 2012. Please see the section of this proxy statement entitled “Other Important Information Regarding Knightsbridge—Security Ownership of Certain Beneficial Owners and Management of Knightsbridge.” In addition, Mr. Billung, who serves as the principal executive officer of Golden Ocean, is a director of Knightsbridge. Both the Knightsbridge Board and the Golden Ocean Board were aware of and considered these interests, among other matters, in establishing the Disinterested Directors and in evaluating and negotiating the Merger Agreement, and in recommending that the Merger be approved by their respective shareholders. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, have agreed to vote their shares in favor of the approval of the Merger.

Q.	How will directors and executive officers of Knightsbridge and Golden Ocean vote on the proposal to approve the Merger?

A.

As of the date of this joint proxy statement/prospectus, the directors and officers of Golden Ocean own approximately 0.1% of the issued and outstanding common shares of Golden Ocean and the directors and officers of Knightsbridge own 0.01% of the issued and outstanding common shares of Knightsbridge. The officers and directors of Knightsbridge and Golden Ocean have entered into the Voting Agreement, pursuant to which, among other things and subject to certain conditions, they have agreed to vote their shares in favor of approval of the Merger.

Q.	Why is the Knightsbridge Board proposing to adopt the Amended and Restated Bye-Laws?

A.	Knightsbridge’s current bye-laws were last amended in 2005 and the Knightsbridge Board proposes the adoption of the Amended and Restated Bye-Laws to reflect changes to the Companies Act 1981 of Bermuda. The current Bye-laws of Knightsbridge contain provisions which were specific to the purpose of Knightsbridge on its formation to bareboat charter five very large crude carriers, or VLCCs, to Shell International Limited. These bareboat charters terminated in 2004 and Knightsbridge’s business has substantially changed and developed since that time. It is proposed in the Amended and Restated Bye-laws to remove definitions and provisions rendered obsolete by the expiry of those bareboat charters. The numbering in the Amended and Restated Bye-laws will also be changed significantly to reflect the proposed amendments.

Q.	Why is the Knightsbridge Board proposing to adopt the name “Golden Ocean Group Limited” for the Combined Company?

A.	Golden Ocean has been a larger operator in the dry bulk segment for a longer period of time than Knightsbridge and over the past ten years the Golden Ocean name has become recognizable with the world’s largest miners, trading houses and shipowners around the globe. For these reasons the Knightsbridge Board proposes the adoption of the name “Golden Ocean Group Limited” for the Combined Company.

Q.	When and where is the Knightsbridge Special General Meeting?

A.	The Special General Meeting of Shareholders of Knightsbridge, will be held on March 26, 2015, at 9:30 a.m., local time, at the Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later time and date.

Q.	When and where is the Golden Ocean Special General Meeting?

A.	The Special General Meeting of Shareholders of Golden Ocean, will be held on March 26, 2015, at 10:00 a.m., local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later time and date.

Q.	Who can vote at the Knightsbridge and Golden Ocean Special General Meetings?

A.	Shareholders of record as of the close of business on February 16, 2015, the record date for the Special General Meetings, or the Record Date, are entitled to receive notice of and to vote at the Special General Meetings of Knightsbridge and Golden Ocean. You may vote all shares you owned as of the close of business on the Record Date. All shares are entitled to one vote per share.

Q.	What vote of Knightsbridge shareholders is required in connection with the Merger?

A.	The affirmative vote of 75% or more of the votes cast by the holders of the common shares of Knightsbridge on the Record Date present and voting at the Special General Meeting is necessary to approve the Merger Transactions. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Knightsbridge on the Record Date are in attendance in person or by proxy at such Special General Meeting is required to authorize and approve the Merger Transactions.

Q.	What vote of Golden Ocean shareholders is required in connection with the Merger?

A.

The affirmative vote of 75% or more of the votes cast by the holders of the common shares of Golden Ocean on the Record Date present and voting at the Special General Meeting is necessary to approve the Merger Transactions. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Golden Ocean on the Record Date are in attendance in person or by proxy at such Special General Meeting is required to authorize and approve the Merger Transactions.

Q.	What vote is required to adopt the Amended and Restated Bye-Laws?

A.	The approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares is necessary to adopt the Amended and Restated Bye-Laws. The form of the Amended and Restated Bye-laws is attached as Appendix D. For more information on the Amended and Restated Bye-Laws, please the section “Comparison of Shareholder Rights” below.

Q.	What vote is required to adopt the name change?

A.	The adoption of the name change requires the approval of a majority of the votes cast at the Knightsbridge Special Meeting.

Q.	What if I do not vote or do not fully complete my proxy card?

A.	In order for a vote for the approval of the Merger Transactions, both Companies must reach a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of each Company. The common shares of both Companies held by the entities that have entered into the Voting Agreement fulfill each Company’s quorum requirement. However, approval of the Merger Transactions requires an affirmative vote of 75% or more of the votes cast by the holders of the common shares of both Companies on the Record Date present and voting at the Knightsbridge Special General Meeting and the Golden Ocean Special General Meeting, respectively. Therefore, your vote is very important. If the proposal to authorize and approve the Merger Transactions is passed by the necessary votes, Golden Ocean common shares will be converted into the right to receive the Merger Consideration even though you did not vote.

If you submit a proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” authorization and approval of the Merger Transactions.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this document, please submit your vote in accordance with the instructions set forth in the enclosed proxy card as soon as possible so that your shares may be voted at the relevant Special General Meeting. See the sections entitled “The Knightsbridge Special General Meeting” and “The Golden Ocean Special General Meeting,” respectively.

Q.	If my shares are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A.	You should instruct your bank, broker, trustee or other nominee to vote your shares. If you do not instruct your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee will not be able to vote your shares. Please check with your bank, broker, trustee or other nominee and follow the voting procedures your bank, broker, trustee or other nominee provides. Your bank, broker, trustee or other nominee will advise you whether you may submit voting instructions by telephone or via the Internet. See the sections entitled “The Knightsbridge Special General Meeting—Proxies” and “The Golden Ocean Special General Meeting—Proxies,” respectively.

Q.	When do you expect the Merger to be completed?

A.	We currently expect to complete the Merger during the first quarter of 2015. However, we cannot assure you when or if the Merger will be completed. Among other things, the Merger Transactions must be authorized and approved by shareholders of Knightsbridge and Golden Ocean at the Special General Meetings and other conditions to completion must be satisfied or waived.

Q.	What are the material United States federal income tax consequences of the Merger to Golden Ocean shareholders?

A.	The merger will generally not be a taxable transaction to a U.S. Holder (as defined in “Material United States Federal Income Tax Consequences of the Merger”) of Golden Ocean common stock, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Knightsbridge common stock. If cash is received in lieu of a fractional share of Knightsbridge common stock, the U.S. Holder will be deemed, for U.S. federal income tax purposes, as (i) receiving solely Knightsbridge common stock, including fractional share thereof, in exchange for the surrendered Golden Ocean common stock and (ii) immediately thereafter selling the fractional share of Knightsbridge common stock for the amount of cash received in lieu thereof. The material U.S. federal income tax consequences of the foregoing deemed transactions to a non-dissenting U.S. Holders of Golden Ocean are as follows:

•	A U.S. Holder will not recognized gain or loss as a result of the receipt of Knightsbridge common stock, or the deemed receipt of the fractional share thereof in exchange for Golden Ocean common stock;

•	The aggregate adjusted tax basis in the Golden Ocean common stock that is surrendered will be allocated between the Knightsbridge common stock received and the fractional share based on their relative fair market values;

•	A U.S. Holder’s aggregate adjusted tax basis in the shares of Knightsbridge common stock received will be equal to the adjusted tax basis in Golden Ocean common stock allocated to the shares;

•	A U.S. Holder will recognize gain or loss in respect of cash received in lieu of Knightsbridge common stock equal to the amount by which cash received in lieu of the fractional share exceeds adjusted tax basis allocated to the fractional share; and

•	A U.S Holder’s holding period for the shares of Knightsbridge common stock received in the exchange will generally include the holding period of the Golden Ocean common stock it surrendered.

The merger will generally not be a taxable transaction to a Non-U.S. Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes.

Q.	May I change my vote after I have submitted a proxy?

A.	Yes. If you have not voted through your bank, broker, trustee or other nominee, there are three ways you can change your vote after you have submitted your proxy:

•	First, you may complete and submit a written notice to the corporate secretaries of Knightsbridge or Golden Ocean at the addresses below:

Knightsbridge Shipping Limited Par-la-Ville Place, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda Attention: Georgina Sousa	Golden Ocean Group Limited Par-la-Ville Place, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda Attention: Georgina Sousa

•	Second, you may complete and submit a new proxy card or vote in accordance with the instructions included on the relevant proxy card. Your latest vote actually received by Knightsbridge or Golden Ocean before the Special General Meetings will be counted, and any earlier votes will be revoked.

•	Third, you may attend the Special General Meetings and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke any earlier proxy you may have given.

If you have instructed a bank, broker, trustee or other nominee to vote your shares, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote.

Q.	If I want to attend the Knightsbridge Special General Meeting, what do I do?

A.	You should come to Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda at 9:30 a.m., local time, on March 26, 2015. If you hold your shares in “street name,” you will need to bring proof of ownership (by means of a brokerage statement, letter from your bank or broker or similar means proving your ownership of shares as of the Record Date) to be admitted to the meeting. Only shareholders of record as of the Record Date for the Special General Meeting can vote in person at the Special General Meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask your bank, broker, trustee or other nominee how you can vote at the Special General Meeting.

Q.	If I want to attend the Golden Ocean Special General Meeting, what do I do?

A.	You must give written notice of the intention to attend and vote in person or by proxy, together with the power of attorney or other authority (if any) under which it is signed, or a notarized certified copy of that power of attorney, and have this sent to Nordea Bank ASA if your shares are listed on the Oslo Stock Exchange, or Golden Ocean’s Company Secretary if your shares are listed on the Singapore Stock Exchange, and the notification must reach Nordea Bank ASA or Golden Ocean’s Company Secretary, respectively, by no later than 48 hours before the time for holding the Special General Meeting. Only shareholders of record as of the Record Date are entitled to vote at the Special General Meeting. If your shares are held in “street name,” then you are not the shareholder of record and you must ask your bank, broker, trustee or other nominee how you can vote at the Special General Meeting. You can contact Nordea Bank ASA at the following address:

Nordea Bank Norge ASA

Issuer Services

P.O. Box 1166 Sentrum

0107 Oslo, Norway

Email: issuerservices.no@nordea.com

Fax: +47 22 48 49 90 or +47 22 48 63 49

You can contact Golden Ocean’s Company Secretary at the following address:

Golden Ocean Group Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

Attention: Georgina Sousa

Q.	Are there risks I should consider in deciding whether to vote for the Merger Transactions?

A.	Yes. We have set forth a list of risk factors that you should consider carefully in connection with the Merger. See the section entitled “Risk Factors.”

Q.	Can I dissent and require appraisal of my shares?

A.

Yes. Any Knightsbridge or Golden Ocean shareholder who does not vote in favor of the merger and is not satisfied that fair value has been offered for such shareholder’s shares may apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Any shareholder intending to exercise appraisal rights MUST file its application for appraisal of the fair value of its common shares with the Supreme Court of

Bermuda within ONE MONTH after the date the notice convening the special general meeting is deemed to have been received. Shareholders who properly exercise their appraisal rights are deemed to hold dissenting shares, or the Dissenting Shares. See the section entitled “The Merger— Dissenters’ Rights.”

Q.	What is the fair value of the shares of Knightsbridge?

A.	Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The Knightsbridge Board considers the Merger Consideration (0.13749 common shares of Knightsbridge for one (1) share of Golden Ocean) to reflect the fair value for each Knightsbridge share, which based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger, is equivalent to $8.49 per Knightsbridge common share.

Q.	What is the fair value of the shares of Golden Ocean?

A.	Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Golden Ocean’s board of directors considers the fair value for each Golden Ocean common share to be the Merger Consideration (0.13749 common shares of Knightsbridge) providing Golden Ocean shareholders with a value of approximately $1.17 for each Golden Ocean common share, based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger.

Q.	How will Golden Ocean shareholders with shares listed on the Oslo Stock Exchange receive the Merger Consideration?

A.	The holders of shares in Golden Ocean that are listed on the Oslo Stock Exchange as of the date of the closing of the Merger, which will be registered as holders of common shares in Golden Ocean in Golden Ocean’s register of shareholders with the Norwegian Central Securities Depository (Nw. Verdipapirsentralen), or the VPS, on the second trading day after the date of the closing of the Merger, or the VPS Record Date, will receive common shares in Knightsbridge as Merger Consideration, without any further action on the part of the Golden Ocean shareholder. For each common share recorded as held in Golden Ocean as of the VPS Record Date, each holder of such Golden Ocean common share will receive 0.13749 common shares in Knightsbridge, rounded down to the nearest whole common share. Knightsbridge will not issue any fractional common shares and each holder of a fractional share interest will be paid an amount in cash (without interest). Holders of Golden Ocean common shares cancelled pursuant to the Merger Agreement and any Dissenting Shares will not receive Merger Consideration.

For the purposes of determining the right to Merger Consideration, Golden Ocean will look solely to its register of shareholders with the VPS as of the expiry of the VPS Record Date, which will show Golden Ocean shareholders as of expiry of the closing date of the Merger. See the section entitled “The Merger— Conversion of Issued and Outstanding Golden Ocean Common Shares.”

Q.	How will Golden Ocean shareholders with shares listed on the Singapore Stock Exchange receive the Merger Consideration?

A.

The holders of common shares in Golden Ocean that are listed on the Singapore Stock Exchange and registered through the Central Depository (Pte) Limited, or the CDP, and hold shares with the CDP as at the date of the delisting of the shares from the Singapore Stock Exchange, will have their shares withdrawn from CDP. Such shares will be cancelled upon completion of the Merger and receive physical share certificates of Knightsbridge common shares. The names of the CDP shareholders will be entered into Knightsbridge’s share register as the respective holders of the relevant common shares in Knightsbridge. Each common share recorded as held in Golden Ocean in CDP as of the date of the delisting of the shares from the Singapore Stock Exchange will receive 0.13749 common shares of Knightsbridge, rounded down to the nearest whole common share. Knightsbridge will not issue any fractional common shares and each holder of a fractional share interest will be paid an amount in cash (without interest). Holders of Golden Ocean common shares cancelled pursuant to the Merger Agreement and any Dissenting Shares will not receive Merger Consideration. On February 10, 2015, the Singapore Stock Exchange approved the delisting of the shares of Golden Ocean with an anticipated date for delisting of March 20, 2015.

Q.	Who can help answer my additional questions about the Merger or voting procedures?

A.	If you have more questions about the Merger, including the procedures for voting your shares, you should contact:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

(212) 297-0720

(877) 259-6290

If your broker holds your shares, then you should also contact your broker for additional information.

SUMMARY

This summary highlights certain information from this joint proxy statement/prospectus. It may not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the Special General Meetings. In addition, we incorporate by reference into this document important business and financial information about Knightsbridge. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Additionally, some of the statements contained in this proxy statement are forward-looking statements. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.” All references in this proxy statement to “dollars” or “$” are to U.S. dollars. In this proxy statement, unless otherwise indicated, we refer to accounting principles generally accepted in the United States as “GAAP.” We use the term deadweight tons, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the capacity of vessels.

The Merger

Under the terms of the Merger Transactions, Golden Ocean will merge with and into Knightsbridge and each issued and outstanding common share of Golden Ocean, other than shares cancelled pursuant to the Merger Transactions and any Dissenting Shares, will be converted into 0.13749 common shares of Knightsbridge. Upon effectiveness of the Merger, all the undertakings and property of Golden Ocean and Knightsbridge shall vest in Knightsbridge and all liabilities and obligations of Golden Ocean and Knightsbridge shall become the liabilities and obligations of Knightsbridge in accordance with Bermuda law. After the Merger, the Knightsbridge common shares will continue to be quoted on NASDAQ. Knightsbridge intends to change its name following the Merger to “Golden Ocean Group Limited,” and has reserved and intends to change its trading symbol to “GOGL.” The Combined Company will also be listed on the Oslo Stock Exchange, under the trading symbol “GOGL.”

The independent Financial Advisors of Knightsbridge and the independent Financial Advisors of Golden Ocean Have Delivered Opinions to the Knightsbridge Board and the Golden Ocean Board, respectively, that the Consideration to be paid by Knightsbridge and received by Golden Ocean in the Merger is Fair, from a Financial Point of View, to Knightsbridge Shareholders and Golden Ocean Shareholders, respectively.

Pareto Securities Inc., or Pareto, rendered its oral opinion to the Knightsbridge Board, which was subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in its written opinion, its work described in its written opinion and other factors it deemed relevant, the consideration to be paid by Knightsbridge is fair from a financial point of view to Knightsbridge and its shareholders, including the Unaffiliated Shareholders. The full text of the written opinion of Pareto, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix E to this joint proxy statement/prospectus. The summary of the written opinion of Pareto contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders of Knightsbridge should read the opinion completely and carefully. Pareto provided its opinion for the information of the Knightsbridge Board in connection with its evaluation of the Merger. Pareto’s opinion is not intended to be and does not constitute a recommendation as to how any shareholder of Knightsbridge should vote with respect to the Merger. Pursuant to an engagement letter dated October 7, 2014 between Knightsbridge and Pareto, Knightsbridge agreed to pay Pareto a fee payable upon delivery of the opinion.

Fearnley Securities AS, or Fearnley, rendered its oral opinion to the Golden Ocean Board, which was subsequently confirmed in writing, that as of the date of the opinion, and based upon and subject to the considerations and limitations set forth in its written opinion, its work described in its written opinion and other factors it deemed relevant, the consideration to be received by the shareholders of Golden Ocean; is fair from a financial point of view to Golden Ocean and its shareholders, including its Unaffiliated Shareholders. The full text of the written opinion of Fearnley, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is included as Appendix F to this joint proxy statement/prospectus. The summary of the written opinion of Fearnley contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Shareholders of Golden Ocean should read the opinion completely and carefully. Fearnley provided its opinion for the information of the Golden Ocean Board in connection with its evaluation of the Merger. Fearnley’s opinion is not intended to be and does not constitute a recommendation as to how any shareholder of Golden Ocean should vote with respect to the Merger. Pursuant to an engagement letter dated September 26, 2014 between Golden Ocean and Fearnley, Golden Ocean agreed to pay Fearnley a fee payable upon delivery of the opinion.

See the section entitled “The Merger—Background and Reasons for the Merger” for a discussion of the contacts that gave rise to the merger negotiations that resulted in the signing of the definitive merger agreement.

The independent Appraisers Delivered Valuations of the Vessels Contained in the Fleets of Knightsbridge and Golden Ocean

Four appraisal companies provided valuations of the vessels contained in the fleet of Knightsbridge, or the Knightsbridge Appraisers, and the same four appraisal companies provided valuations of the vessels contained in the fleet of Golden Ocean, or the Golden Ocean Appraisers, to the Knightsbridge Board and Golden Ocean Board. The full text of the valuations, which sets forth the assumptions made and limitations on the review undertaken in connection with the valuations, is included as Appendix G to this joint proxy statement prospects. The Companies obtained the appraisals in the ordinary course of business in relation to the fleet valuation and did not pay any additional transaction based fees for the appraisals.

Material United States Federal Income Tax Considerations to Shareholders of Golden Ocean

The merger will generally not be a taxable transaction to a U.S. Holder (as defined in “Material United States Federal Income Tax Consequences of the Merger”) of Golden Ocean common shares, other than a “10 Percent U.S. Shareholder” (as defined in “Material United States Federal Income Tax Consequences of the Merger”), except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Knightsbridge common shares. If cash is received in lieu of a fractional share of Knightsbridge common shares, the U.S. Holder will be deemed, for U.S. federal income tax purposes, as (i) receiving solely Knightsbridge common shares, including fractional share thereof, in exchange for the surrendered Golden Ocean common shares and (ii) immediately thereafter selling the fractional share of Knightsbridge common shares for the amount of cash received in lieu thereof. The material U.S. federal income tax consequences of the foregoing deemed transactions to a non-dissenting U.S. Holders of Golden Ocean, other than a 10 Percent U.S. Shareholder, are as follows:

•	A U.S. Holder will not recognize gain or loss as a result of the receipt of Knightsbridge common shares, or the deemed receipt of the fractional share thereof in exchange for Golden Ocean common shares;

•	The aggregate adjusted tax basis in the Golden Ocean common shares that is surrendered will be allocated between the Knightsbridge common shares received and the fractional shares based on their relative fair market values;

•	A U.S. Holder’s aggregate adjusted tax basis in the shares of Knightsbridge common shares received will be equal to the adjusted tax basis in Golden Ocean common shares allocated to the shares;

•	A U.S. Holder will recognize gain or loss in respect of cash received in lieu of Knightsbridge common shares equal to the amount by which cash received in lieu of the fractional share exceeds adjusted tax basis allocated to the fractional share; and

•	A U.S Holder’s holding period for the shares of Knightsbridge common shares received in the exchange will generally include the holding period of the Golden Ocean common shares it surrendered.

A 10 Percent U.S. Shareholder of Golden Ocean may recognize gain (but not loss) as a result of the Merger, if Golden Ocean was a “controlled foreign corporation” during the last five year period ending on the Merger date, and after the Merger, either Knightsbridge is not a CFC or the U.S. shareholder is no longer a 10 Percent U.S. Shareholder. See the section entitled “Material United States Federal Income Tax Consequences of the Merger.”

The Merger will generally not be a taxable transaction to a Non-U.S. Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes.

Shareholders of Golden Ocean Have Dissenters’ Rights

Under Bermuda law, if the Merger is consummated, then shareholders of Golden Ocean that have properly elected to dissent pursuant to Section 106 of the Companies Act of 1981 of Bermuda will be entitled to payment of the fair value of their shares in accordance with Bermuda law. To exercise your right to dissent, you must strictly follow the procedures prescribed by Section 106(6) of the Companies Act 1981 of Bermuda.

Fair Value of the Golden Ocean shares and Knightsbridge shares under the terms of the Merger Transactions

Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. The Golden Ocean’s Board considers the fair value for each Golden Ocean common share to be the Merger Consideration (0.13749 common shares of Knightsbridge) providing Golden Ocean shareholders with a value of approximately $1.17 for each Golden Ocean common share, based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed Merger. The Knightsbridge Board considers the Merger Consideration (0.13749 common shares of Knightsbridge for one (1) share of Golden Ocean) to reflect the fair value for each Knightsbridge share, which based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed Merger, is equivalent to $8.49 per Knightsbridge common share.

The Knightsbridge Board’s Disinterested Directors Unanimously Recommend that You Vote “FOR” the Authorization and Approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change.

The Knightsbridge Board’s Disinterested Directors have determined that the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change are in the best interests of Knightsbridge’s shareholders, including the Unaffiliated Shareholders, and have unanimously approved the Merger Transactions. The Knightsbridge Board’s Disinterested Directors unanimously recommend that Knightsbridge shareholders vote “FOR” the authorization and approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change. For the factors considered by the Knightsbridge Board in reaching its decision to approve the Merger Transactions, see “The Merger—Background and Reasons for the Merger”.

The Golden Ocean Board’s Disinterested Directors Unanimously Recommend that You Vote “FOR” the Authorization and Approval of the Merger Transactions

The Golden Ocean Board’s Disinterested Directors have determined that the Merger Transactions are in the best interests of Golden Ocean’s shareholders, including the Unaffiliated Shareholders, and have unanimously approved the Merger Transactions. The Golden Ocean Board’s Disinterested Directors unanimously recommend that Golden Ocean shareholders vote “FOR” the authorization and approval of the Merger Transactions. For the factors considered by the Golden Ocean Board in reaching its decision to approve the Merger Transactions, see “The Merger—Background and Reasons for the Merger”.

Some of Knightsbridge’s and Golden Ocean’s Executive Officers and Directors Have Financial and Other Interests in the Merger that are in Addition to and/or Different from Your Interests

Some of the members of the Knightsbridge Board and the Golden Ocean Board and certain of Golden Ocean’s and Knightsbridge’s executive officers have financial interests in the Merger that are in addition to, and/or different from, your interests. The Disinterested Directors of Golden Ocean were aware of these additional and/or differing interests and potential conflicts and considered them, among other matters, in evaluating, negotiating and approving the Merger Transactions. These interests include the following:

•	At the effective time of the Merger, restricted shares of Knightsbridge held by Golden Ocean Group Management (Bermuda) Ltd., or Golden Ocean Bermuda, will be cancelled.

•	After the Merger, Herman Billung will serve as the principal executive officer of the Combined Company, as defined below, and Birgitte Ringstad Vartdal will serve as the principal financial officer of the Combined Company.

•	After the Merger, the following directors, who currently serve on the Golden Ocean Board, will be appointed to the Knightsbridge Board: Mr. John Fredriksen and Mrs. Kate Blankenship.

•	The Hemen Shareholder and certain of its affiliates, and the directors and officers of Golden Ocean, own approximately 41% of the issued and outstanding common shares of Golden Ocean. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, own approximately 62% of the issued and outstanding common shares of Knightsbridge. Immediately after the closing of the Merger, the Hemen Shareholder and certain of its affiliates, including Frontline 2012, is expected to own 74,851,355 Knightsbridge common shares, which will represent approximately 53% of our issued and outstanding common shares after giving effect to the issuance of the Merger Consideration.

•	The Merger Transactions provides for director and officer indemnification arrangements for each of Golden Ocean’s directors and officers who are currently covered by Golden Ocean’s indemnification arrangements and a directors’ and officers’ liability insurance policy that will continue for six years following completion of the Merger.

Your Rights as a Shareholder of Knightsbridge Will Be Different from Your Rights as a Shareholder of Golden Ocean

The conversion of Golden Ocean common shares into Knightsbridge common shares in the Merger will result in changes from your current rights as a Golden Ocean shareholder, which generally are governed by Bermuda law and Golden Ocean’s organizational documents, to your rights as a Knightsbridge shareholder, which generally will be governed by Bermuda law also, and Knightsbridge’s organizational documents. See the section entitled, “Comparison of Shareholder Rights.”

The Knightsbridge Board after the Merger (see section entitled “Other Important Information Regarding Knightsbridge”)

It is contemplated that upon the Merger, John Fredriksen, Ola Lorentzon, Gert-Jan van der Akker, Kate Blankenship, Robert D. Somerville, David M. White, Hans Petter Aas and Herman Billung will comprise the Board of the Combined Company.

Knightsbridge’s Management after the Merger (see section entitled “Other Important Information Regarding Knightsbridge”)

After the Merger, Herman Billung will serve as the principal executive officer of the Combined Company and Birgitte Ringstad Vartdal will serve as the principal financial officer of the Combined Company.

The Companies (see the section entitled “Information about the Companies”)

Knightsbridge Shipping Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

1 (441) – 295 6935

Knightsbridge is a Bermuda exempted company founded in 1996, with its principal executive offices located in Hamilton, Bermuda. Knightsbridge is engaged in the transportation of dry bulk cargoes. Knightsbridge owns and operates, through its subsidiaries, a fleet of 27 Capesize dry bulk carriers, of which 11 are sailing and 16 are newbuildings under construction. Knightsbridge entered into an agreement with Frontline 2012 in April 2014, to purchase 25 single purpose acquisition companies, each having a newbuilding Capesize bulk carrier in order with expected deliveries between September 2014 and September 2016. The first stage of the acquisition involving 13 newbuilding contracts closed in September 2014 and the second stage of the acquisition is expected to close in March 2015. Each of Knightsbridge’s vessels is owned by a subsidiary and has been flagged in the Marshall Islands or Hong Kong. The total carrying capacity of Knightsbridge’s fleet is approximately 4.9 million dwt.

Golden Ocean Group Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

1 (441) – 295 6935

Golden Ocean was established in 2004, and its shares were admitted to trading on the Oslo Stock Exchange in the same year. Golden Ocean is an international dry bulk shipping company based in Bermuda, mainly operating in the Capesize and Panamax market segments. Golden Ocean owns or controls 25 vessels and has newbuilding contracts for the construction of eight Supramax dry bulk vessels with scheduled delivers during 2015 and 2016. In addition, Golden Ocean has one vessel owned through a joint venture, two vessels operating under a bareboat charter and four chartered-in vessels.

The Special General Meeting of Knightsbridge Shareholders (see the section entitled the “The Knightsbridge Special General Meeting”)

The Knightsbridge Special General Meeting will be held on March 26, 2015, at 9:30, local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date. At the Knightsbridge Special General Meeting, Knightsbridge shareholders will be asked:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions, by and among Golden Ocean and Knightsbridge, pursuant to which Golden Ocean will merge into Knightsbridge;

2.	To approve the adoption of the Amended and Restated Bye-Laws; and

3.	Subject to the authorization and adoption of the Merger Transactions, to approve changing the name of Knightsbridge Shipping Limited to “Golden Ocean Group Limited.”

Record Date. Knightsbridge shareholders may cast one vote at the Special General Meeting for each common share of Knightsbridge that was owned at the close of business on February 16, 2015. At that date, there were common shares of Knightsbridge entitled to be voted at the Special General Meeting.

As of the date of this proxy statement/prospectus, directors and executive officers of Knightsbridge and their affiliates owned (directly or indirectly) and had the right to vote approximately 0.01% of the common shares of Knightsbridge entitled to be voted at the Special General Meeting and the Hemen Shareholder and its affiliates have the right to vote approximately 62% of the common shares of Knightsbridge entitled to be voted at the Special General Meeting.

Required Vote. In order for the Merger Transactions to be authorized and approved by Knightsbridge shareholders, the affirmative vote by the holders of 75% or more of the votes cast by the holders of the common shares of Knightsbridge on the Record Date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Knightsbridge on the Record Date are in attendance in person or by proxy at such Special General Meeting is required. The adoption of the Amended and Restated Bye-Laws requires the approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares. The adoption of the name change requires the approval of a majority of the votes cast at the Knightsbridge Special General Meeting. We urge you to vote.

The Special General Meeting of Golden Ocean Shareholders (see the section entitled the “The Golden Ocean Special General Meeting”)

The Golden Ocean Special General Meeting will be held on March 26, 2015, at 10:00 a.m., local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date. At the Golden Ocean Special General Meeting, Golden Ocean shareholders will be asked:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions pursuant to which Golden Ocean will merge into Knightsbridge.

Record Date. Golden Ocean shareholders may cast one vote at the Special General Meeting for each common share of Golden Ocean that was owned at the close of business on February 16, 2015.

As of the date of this proxy statement/prospectus, directors and executive officers of Golden Ocean and their affiliates owned (directly or indirectly) and had the right to vote approximately 0.1% of the common shares of Golden Ocean entitled to be voted at the Special General Meeting and the Hemen Shareholder and its affiliates have the right to vote approximately 41% of the common shares of Golden Ocean entitled to be voted at the Special General Meeting.

Required Vote. In order for the Merger Transactions to be authorized and approved by Golden Ocean shareholders, the affirmative vote by the holders of 75% or more of the votes cast by the holders of the common shares of Golden Ocean on the Record Date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Golden Ocean on the Record Date are in attendance in person or by proxy at such Special General Meeting is required. We urge you to vote.

The Name Change of the Combined Company to Golden Ocean Group Limited

At the Knightsbridge Special General Meeting and subject to the authorization and adoption of the Merger Transactions you are being asked to authorize the change of the Combined Company’s name from Knightsbridge Shipping Limited to Golden Ocean Group Limited. Approval of the name change requires a majority of the votes cast at the meeting. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, have agreed to vote their shares in favor of approval of the name change and they collectively own approximately 62% of the issued and issued and outstanding shares of Knightsbridge, effectively ensuring that the name change will be approved. Also, Knightsbridge has reserved and intends to be quoted on NASDAQ with the symbol “GOGL.”

The Adoption of the Amended and Restated Bye-laws

At the Knightsbridge Special General Meeting you are being asked to authorize the adoption of the Amended and Restated Bye-Laws. Authorization of the adoption of the Amended and Restated Bye-Laws requires the approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, have agreed to vote their shares in favor of the adoption of the Amended and Restated Bye-Laws, and they collectively own approximately 62% of the issued and issued and outstanding shares of Knightsbridge, requiring approximately 5% of the Unaffiliated Shareholders to vote in favor of the adoption of the Amended and Restated Bye-Laws if order for them to be adopted.

The Voting Agreement

The Hemen Shareholder and certain of its affiliates, and the directors and officers of Golden Ocean, own approximately 41% of the issued and outstanding common shares of Golden Ocean. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, own approximately 62% of the issued and outstanding common shares of Knightsbridge. The Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have entered into the Voting Agreement with the Companies for the shares they own in Golden Ocean and Knightsbridge, respectively, pursuant to which, among other things and subject to certain conditions, the Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have agreed to vote their shares in favor of approval of the Merger. See the section entitled “The Voting Agreement.”

The Merger Agreement

The Merger Agreement is described in this joint proxy statement/prospectus and is included as Appendix A. We urge you to read the Merger Agreement in its entirety because it is the legal document governing the Merger. See the section entitled “The Merger Agreement.”

Completion of the Merger is Subject to Conditions

The respective obligations of Knightsbridge and Golden Ocean to complete the Merger are subject to the satisfaction or waiver of various conditions, including the authorization and approval of the Merger Transactions by Golden Ocean and Knightsbridge shareholders and the accuracy of representations and warranties of Knightsbridge and Golden Ocean as of the closing date of the merger. In addition, the obligation of Knightsbridge and Golden Ocean to complete the Merger is subject to the satisfaction or waiver of certain additional conditions. Although it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived. See the section entitled “The Merger Agreement.”

Accounting Treatment

The combination of Knightsbridge and Golden Ocean will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Knightsbridge selected as the accounting acquirer under this guidance. The factors that were considered in determining that Knightsbridge should be treated as the accounting acquirer in the Merger Transaction were the relative voting rights in the Combined Company, the composition of the board of directors in the Combined Company, the relative sizes of Knightsbridge and Golden Ocean, the composition of senior management of the Combined Company and the name of the Combined Company. Management believes that the relative voting rights in the Combined Company and the composition of the board of directors in the Combined Company were the most significant factors in determining Knightsbridge as the accounting acquirer.

With respect to the relative voting rights in the Combined Company, it is noted that after the completion of the Merger, the current Knightsbridge shareholders and the current Golden Ocean shareholders will own approximately 56.6% and 43.4% of the Combined Company, respectively. Golden Ocean also currently has 4.9 million stock options outstanding, which will be converted into 0.7 million stock options in the Combined Company after the completion of the Merger based on the agreed exchange ratio and Golden Ocean has a $200.0 million convertible bond outstanding, which will be assumed by the Combined Company and will be convertible into 9.6 million shares of the Combined Company. Assuming that all options and bonds are converted into shares of the Combined Company then the shareholdings in the Combined Company would be as follows: (i) current Knightsbridge shareholders 52.8%, (ii) current Golden Ocean shareholders 40.5%, (iii) option holders 0.4% and (iv) bondholders 6.3%. It should be noted that the convertible bond conversion price is significantly “out of money” and conversion of the debt is currently not expected. The Hemen Shareholder is a common shareholder of both Knightsbridge and Golden Ocean and the effect of this common ownership was considered. The analysis of the relative voting rights in a business combination involving entities with common shareholders should consider the former shareholder groups of the combining entities and not the individual owners that are common to the combining entities. The former shareholder group that retains or receives the largest portion of the voting rights in the combined entity would be the accounting acquirer, absent the consideration of any of the other factors provided in ACS 805. In this transaction, the current Knightsbridge shareholders, including the Hemen Shareholder, will own 56.6% of the Combined Company and current Golden Ocean shareholders, including the Hemen Shareholder, will own 43.4% of the Combined Company and so the Knightsbridge shareholder group received the largest voting percentage in the Combined Company. This points to Knightsbridge as the accounting acquirer.

With respect to the composition of the board of directors in the Combined Company, the bye-laws of Knightsbridge as well as the Amended and Restated Bye-Laws, which will become the bye-laws of the Combined Company, require a simple majority of the votes cast at the shareholders meeting for the re-election or election of new directors. The Knightsbridge Board was expanded to eight directors and five of those directors were re-elected at the recent annual general meeting in September 2014. As a result, three directors are still to be appointed to the Knightsbridge Board. Knightsbridge has agreed to appoint John Fredriksen, Kate Blankenship and Gert-Jan van der Akker to fill the vacant director seats. The composition of the Combined Company’s Board will consist of five Knightsbridge appointed directors, two directors who are directors in both Golden Ocean and Frontline 2012, which has a controlling interest in Knightsbridge, and one independent director. It should be noted that one of the directors of Knightsbridge is also the Chief Executive Officer of Golden Ocean Management AS. The composition of the board of directors points to Knightsbridge as the accounting acquirer.

The relative sizes of Knightsbridge and Golden Ocean were also considered to be factors that supported that conclusion that Knightsbridge will be the accounting acquirer. While Golden Ocean currently has higher revenues and assets than Knightsbridge, Knightsbridge is currently in a growth phase (and has agreed to acquire a 12 further newbuildings in March 2015). In addition, the market capitalizations of Knightsbridge and Golden Ocean at September 30, 2014 were approximately $629 million and $441 million, respectively. It should also be noted that the net book value of the Knightsbridge equity is significantly higher than the equity of Golden Ocean.

The composition of the senior management of the Combined Company, the use of Golden Ocean’s name for the Combined Company and the party that initiated the transaction were also considered but were not considered as important factors in the determination of the accounting acquirer.

Knightsbridge has a Chief Executive Officer while the remainder of management is provided under management agreements with ICB Shipping (Bermuda) Limited, a wholly owned subsidiary of Frontline Ltd. (this is not the same company as Frontline 2012 discussed above, which is also managed by Frontline Ltd.) and Golden Ocean Management Bermuda Ltd. Management services provided by Frontline Ltd are mainly related to administrative services and technical operations as well as newbuilding supervision services. It is also noted that the current Chief Executive Officer and Chief Financial Officer of Golden Ocean Management AS will assume those roles in the Combined Company and it is expected that the Combined Company will continue to outsource technical operations, newbuilding supervision and other administrative services (corporate secretarial and accounting) to Frontline Ltd. As such, the management of the Combined Company is changing to some extent in favor of Golden Ocean, but this is not considered to be a determining factor in the consideration of acquirer based on the analysis of the composition of the board of the Combined Company and its ability to determine the composition of management.

Due to the recent transformation of Knightsbridge from an oil tanker business to a dry bulk business and Golden Ocean’s long history in the dry bulk sector, management believes that the Golden Ocean name is more widely known in the dry bulk market and decided to take advantage of this when choosing the name of the Combined Company. Management did not consider this to be an important factor, however, in the determination of the accounting acquirer compared with the various factors discussed above.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the matters described below relating to the proposed Merger, the Combined Company’s business and the industry it will continue to operate within, in deciding whether to vote for authorization and approval of the Merger Transactions. Although Knightsbridge and Golden Ocean believe that the matters described below cover the material risks related to the Merger, and the Combined Company’s business and the industry it will continue to operate within that are currently known or reasonably foreseeable, they may not contain all of the information that is important to you in evaluating the Merger. Accordingly, we urge you to read this entire joint proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of Knightsbridge incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless the context otherwise requires, as used in this registration statement, the terms “we,” “us,” and “our” refer to the Combined Company and all of its subsidiaries.

Risks Related to the Merger Transactions

Certain of the Companies’ directors, executive officers and major shareholders have interests in the Merger that may be different from or are in addition to, the interests of the Companies’ other shareholders.

Certain of the Companies’ directors, executive officers and major shareholders have interests in the Merger that may be different from, or are in addition to, the interests of the Companies’ other shareholders. In particular, the Hemen Shareholder and certain of its affiliates own 62% of the issued and outstanding shares of Knightsbridge and 41% of the issued and outstanding shares of Golden Ocean and, after the Merger, will own approximately 53% of the issued and outstanding shares of Knightsbridge. In addition, following the closing of a transaction between Knightsbridge and Frontline 2012 that has been agreed upon and is scheduled to close in March 2015, Knightsbridge will issue 31 million shares to Frontline 2012. Mr. Herman Billung, who currently serves as principal executive officer of Golden Ocean, is also a director of Knightsbridge. The Hemen Shareholder is also a principal shareholder of a number of other large publicly traded companies involved in various sectors of the shipping and oil services industries. We refer to these companies collectively as the Hemen Related Companies. In addition, certain of the directors of Knightsbridge, including Hans Petter Aas and Herman Billung, as well as certain directors of Golden Ocean, including John Fredriksen, Kate Blankenship, Georgina Sousa and Harald Thorstein, also serve on the boards of one or more of the Hemen Related Companies, including but not limited to, Frontline Ltd. (NYSE:FRO), or Frontline, Frontline 2012, Ship Finance International Limited (NYSE:SFL), or Ship Finance, Seadrill Limited (NYSE:SDRL), or Seadrill, and North Atlantic Drilling Ltd. (NYSE:NADL), or NADL. There may be real or apparent conflicts of interest with respect to matters affecting the Hemen Shareholder and other Hemen Related Companies, whose interests, in some circumstances, may be adverse to ours. Since no money, fees or bonuses will be paid in connection with the completion of the Merger, none of the directors, executive officers or major shareholders will have a direct monetary interest in the transaction. For a detailed discussion of the interests that the Company’s directors and executive officers may have in the Merger, please see the section entitled “Related Party Transactions.”

We may fail to realize the anticipated benefits of the Merger, and the integration process could adversely impact Knightsbridge’s ongoing operations.

Knightsbridge and Golden Ocean entered into the Merger Agreement with the expectation that the Merger would result in various benefits, including, among other things, the creation of a larger listed company that would be more attractive to investors, improved purchasing and placing power, an expanded customer base and ongoing cost savings and operating efficiencies. The success of the Merger will depend, in part, on our ability to realize such anticipated benefits from combining the businesses of Knightsbridge and Golden Ocean. The anticipated benefits and cost savings of the Merger may not be realized fully, or at all, or may take longer to realize than expected. Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues or results of the Combined Company.

Knightsbridge and Golden Ocean have operated independently and until the completion of the Merger will continue to operate independently. While Golden Ocean is currently the commercial manager of all of the operating vessels owned by Knightsbridge, it is possible that the integration process could result in the loss of key employees, the disruption of each Company’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Knightsbridge and Golden Ocean during the transition period. The integration may take longer than anticipated and may have unanticipated adverse results relating to Knightsbridge’s or Golden Ocean’s existing business.

Some of the directors of the Knightsbridge Board and the Golden Ocean Board are affiliated with other Hemen Related Companies, which after the Merger could result in conflicts of interest that may not be resolved in our favor.

Certain members of the Knightsbridge Board and the Golden Ocean Board also serve on the boards or as officers of one or more Hemen Related Companies, including but not limited to, Frontline, Frontline 2012, Seadrill, NADL and Ship Finance. To the extent that Knightsbridge does business with or competes with other Hemen Related Companies for business opportunities, prospects or financial resources, or participates in ventures in which other Hemen Related Companies may participate, these directors and officers may face actual or apparent conflicts of interest in connection with decisions that could have different implications for Knightsbridge. These decisions may relate to corporate opportunities, corporate strategies, potential acquisitions of businesses, newbuilding acquisitions, inter-company agreements, the issuance or disposition of securities, the election of new or additional directors and other matters. Such potential conflicts may delay or limit the opportunities available to Knightsbridge, and it is possible that conflicts may be resolved in a manner adverse to Knightsbridge.

Knightsbridge’s shareholders and Golden Ocean’s shareholders may receive a lower return on their investment after the Merger.

Although Knightsbridge and Golden Ocean believe that the Merger will create financial, operational and strategic benefits for the combined company and its shareholders, these benefits may not be achieved. The combination of Knightsbridge’s and Golden Ocean’s businesses, even if conducted in an efficient, effective and timely manner, may not result in combined financial performance that is better than what each company would have achieved independently if the Merger had not occurred.

If the Merger Agreement is terminated then Golden Ocean or Knightsbridge may be liable for a termination fee.

If the Merger Agreement is terminated by either Golden Ocean or Knightsbridge and prior to the nine-month anniversary of the date of such termination, the party that initiated the termination enters into a definitive agreement with respect to any other acquisition proposal which gave rise to such termination, or any such acquisition proposal is consummated, then the party that initiated the termination of the Merger Agreement is obligated under the terms of the Merger Agreement to pay a $10 million termination fee.

Upon completion of the Merger, shareholders of Golden Ocean will become shareholders of Knightsbridge, and the market price of Knightsbridge common shares may be affected by factors different from those that historically have affected Golden Ocean.

Upon completion of the Merger, shareholders of Golden Ocean will become shareholders of Knightsbridge. Knightsbridge’s business differs in certain respects from that of Golden Ocean, and accordingly the results of operations of Knightsbridge will be affected by some factors different from those currently affecting the results of operations of Golden Ocean. For a discussion of the businesses of Knightsbridge and Golden Ocean and of some important factors to consider in connection with those businesses, see the information contained elsewhere in the joint proxy statement/prospectus, including the documents incorporated by reference in this joint proxy statement/prospectus. Also, see the section entitled “The Combined Company.”

Knightsbridge will assume the existing indebtedness of Golden Ocean if the Merger is completed, which may impose additional operating and financial restrictions on Knightsbridge (beyond those that currently exist) which, together with the resulting debt services obligations, could significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations once the Merger is completed.

Knightsbridge intends to assume existing indebtedness in an aggregate amount of approximately $660 million in connection with the Merger. Knightsbridge’s current credit facilities require it to comply with certain financial maintenance covenants.

The additional credit facilities would also impose operating and financial restrictions on Knightsbridge. While many of these restrictions are similar to the restrictions found in the current Knightsbridge debt facilities, some have higher thresholds.

The additional credit facilities require us or our subsidiaries to maintain various financial ratios, including:

•	a maximum ratio of total liabilities to total assets;

•	a minimum EBITDA coverage ratio; and

•	a minimum liquidity.

Because some of these ratios are dependent on the market value of vessels, should charter rates or vessel values materially decline in the future, the Combined Company may be required to take action to reduce its debt or to act in a manner contrary to its business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond the Combined Company’s control, including changes in the economic and business conditions in the shipping markets in which the Combined Company will operate, may affect Knightsbridge’s ability to comply with these covenants. Knightsbridge cannot assure you that it will meet these ratios or satisfy its financial or other covenants or that its lenders will waive any failure to do so.

These financial and other covenants may adversely affect the Combined Company’s ability to finance future operations or limit its ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict the Combined Company’s flexibility in planning for changes in its business and the industry and make it more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or the Combined Company’s inability to maintain the required financial ratios under the credit facilities would prevent it from borrowing additional money under its credit facilities and could result in a default under its credit facilities. If a default occurs under the Combined Company’s credit facilities, the lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of the Combined Company’s assets.

Following the completion of the Merger, the Combined Company’s ability to meet its cash requirements, including the Combined Company’s debt service obligations, will be dependent upon its operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting its operations, many of which are or may be beyond the Combined Company’s control. The Combined Company cannot provide assurance that its business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If the Combined Company’s operating results, cash flow or capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt and other obligations. If the Combined

Company is unable to service its debt, it could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance its debt or seek additional equity capital, and the Combined Company may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow the Combined Company to service its debt obligations or may have an adverse impact on its business. The Combined Company’s debt agreements may limit its ability to take certain of these actions. The Combined Company’s failure to generate sufficient operating cash flow to pay its debts or to successfully undertake any of these actions could have a material adverse effect on the Combined Company. These risks may be increased as a result of the increased amount of indebtedness of the Combined Company following the completion of the Merger.

In addition, the degree to which the Combined Company may be leveraged as a result of the indebtedness assumed in connection with the Merger or otherwise could materially and adversely affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make the Combined Company more vulnerable to general adverse economic, regulatory and industry conditions, could limit its flexibility in planning for, or reacting to, changes and opportunities in the markets in which it competes.

Knightsbridge has agreed to assume the options granted by Golden Ocean under the Golden Ocean Group Limited Share Option Scheme, which may have a dilutive effect on the Combined Company.

Golden Ocean has granted 5,000,000 options, of which 4,642,500 are still outstanding, under the Golden Ocean Group Limited share option scheme that Knightsbridge has agreed to assume under the terms of the Merger Agreement, which can result in the issuance of up to 638,297 common shares of the Combined Company. To the degree the Combined Company issues shares under the Golden Ocean Group Limited share option scheme, such issuances will dilute the ownership of other shareholders and may be dilutive to the Combined Company’s earnings per share.

The completion of the Merger will expose Knightsbridge to increased risks relating to the construction of its newbuilding vessels because of the increased number of newbuilding vessels.

As of December 31, 2014, Knightsbridge had contracts for 14 newbuilding vessels. As of December 31, 2014, on a pro forma basis, giving effect to the Merger, the Combined Company had contracts for 24 newbuilding vessels. Since December 31, 2014, three of the newbuilding vessels have been delivered to Knightsbridge. Also, Knightsbridge has agreed to close the second step of March Frontline 2012 Transaction, under which 12 more newbuilding contracts will be purchased and the Combined Company would own 36 newbuilding contracts on a pro forma basis as of September 30, 2014. These vessels are scheduled to be delivered to the Combined Company through September 2016. Vessel construction projects are generally subject to risks of delay or cost overruns that are inherent in any large construction project, which may be caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect the Combined Company’s financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that vessel, and the Combined Company will continue to incur costs and expenses related to delayed vessels, such as supervision expense and interest expense for the issued and outstanding debt. These risks will be potentially exacerbated by the greater number of newbuilding vessels that the Combined Company will have after completion of the Merger.

Knightsbridge’s dividend policy may be different from Golden Ocean’s historical dividend policy.

Knightsbridge’s policy is to declare quarterly cash distributions to shareholders, substantially equal to or at times greater than net operational cash flow in the reporting quarter less reserves that the Knightsbridge Board may from time to time determine are necessary, such as reserves for drydocking and other possible cash needs. There is no guarantee that the shareholders of the Combined Company will receive quarterly cash distributions. Knightsbridge’s current cash distribution policy may be changed at any time at the sole discretion of the Board of Directors of the Combined Company, who will take into account, among other things, its contingent liabilities, financial condition and future prospects, the terms of our credit facilities, and the requirements of Bermuda law in determining the timing and amount of cash distributions, if any, that the Combined Company may pay.

In addition, the Combined Company’s ability to pay cash dividends after the Merger will be restricted by its credit facilities. There can be no assurance that following the Merger, the Combined Company will continue to declare cash dividends at the same rate as Knightsbridge has in the past, or at all.

Knightsbridge is organized under the laws of the islands of Bermuda and a substantial portion of its assets will continue to be, and many of its directors and officers will continue to reside, outside of the United States after the Merger and as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Bermuda.

Knightsbridge is organized under the laws of the islands of Bermuda. After the Merger, substantially all of the Combined Company’s assets will be located outside the United States, and all, except for one, of the Combined Company’s directors and officers will reside outside the United States. In addition, all of the experts named in this joint proxy statement/prospectus reside outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of the Combined Company and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Bermuda by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

After the merger, the Combined Company may no longer qualify for exemption under Section 883, and may therefore have to pay tax on its U.S. source income, which would reduce the earnings of the Combined Company.

Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as the Combined Company and its subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

Before the Merger, both Knightsbridge and Golden Ocean qualified for this statutory tax exemption and each of Knightsbridge and Golden Ocean took this position for U.S. federal income tax return reporting purposes. The Companies would no longer qualify for exemption under the Code section 883 for a particular year if stockholder with a five percent or greater interest in each of the Companies’ stock own 50% or more of outstanding shares of the relevant company’s stock on more than half the days during the taxable year. While it is not certain, after the Merger, one or more stockholders that each own five percent or greater interest in the Combined Company’s stock may own 50% or more of outstanding shares of the Combined Company’s stock on more than half the days during a taxable year, and as a result the Combined Company may lose the benefit of this tax exemption and become subject to U.S. federal income tax on the Combined Company’s U.S. source income.

If the Combined Company is not entitled to exemption under Section 883 for any taxable year, the Combined Company could be subject for those years to an effective 2% U.S. federal income tax on the shipping the Combined Company derives during the year that are attributable to the transport or cargoes to or from the United States. The imposition of this taxation would have a negative effect on the Companied Company’s business and would result in decreased earnings available for distribution to its stockholders. For example, based on Golden Ocean’s activities for its 2013 taxable year, if it had been subject to U.S. federal income tax, it would have had an aggregate tax liability of approximately $258,512.

Risks Related to the Dry Bulk Industry

Charter hire rates for dry bulk vessels may decrease in the future, which may adversely affect the Combined Company’s earnings.

The dry bulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of dry bulk vessels has varied widely, and charter hire rates for dry bulk vessels have declined significantly from historically high levels. Fluctuations in charter rates result from changes in the supply and demand for vessel capacity and changes in the supply and demand for the major commodities carried by water internationally. We cannot assure you that the Combined Company will be able to successfully charter its vessels in the future or renew existing charters at rates sufficient to allow it to meet its obligations. The supply of and demand for shipping capacity strongly influence charter rates. Because the factors affecting the supply and demand for vessels are outside of the Combined Company’s control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	supply and demand for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the location of regional and global exploration, production and manufacturing facilities;

•	the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•	the globalization of production and manufacturing;

•	global and regional economic and political conditions, including armed conflicts and terrorist activities, embargoes and strikes;

•	developments in international trade;

•	changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	the weather.

Factors that influence the supply of vessel capacity include:

•	number of newbuilding deliveries;

•	port and canal congestion;

•	scrapping of older vessels;

•	vessel casualties; and

•	number of vessels that are out of service.

Demand for the Combined Company’s dry bulk vessels is dependent upon economic growth in the world’s economies, seasonal and regional changes in demand, changes in the capacity of the global dry bulk fleet and the sources and supply of dry bulk cargo transported by sea. Given the large number of new dry bulk carriers currently on order with shipyards, the capacity of the global dry bulk carrier fleet seems likely to increase and economic growth may not resume in areas that have experienced a recession or continue in other areas. Adverse economic, political, social or other developments could have a material adverse effect on the Combined Company’s business and operating results.

The continued downturn in the dry bulk carrier charter market has had and may continue to have an adverse effect on the Combined Company’s earnings.

The abrupt and dramatic downturn in the dry bulk charter market, from which the Combined Company will derive its revenues, has severely affected the dry bulk shipping industry. The Baltic Dry Index, an index published by The Baltic Exchange of shipping rates for 20 key dry bulk routes, fell 94% from a peak of 11,793 in May 2008 to a low of 663 in December 2008 and remained volatile since, reaching a low of 772 and a high of 4,661 during 2009, a low of 1,700 and a high of 4,209 during 2010, and continued to decline in 2011 and 2012, reaching lows of 1,043 and 647, respectively. The high and low in 2013 were 2,337 and 698, respectively, and the high and low for 2014 were 2,113 and 723, respectively.

This downturn in dry bulk charter rates and their volatility has had a number of adverse consequences for dry bulk shipping, including, among other things:

•	an absence of financing for vessels;

•	no active second-hand market for the sale of vessels;

•	extremely low charter rates, particularly for vessels employed in the spot market;

•	widespread loan covenant defaults in the dry bulk shipping industry; and

•	declaration of bankruptcy by some operators and ship owners as well as charterers.

The occurrence of one or more of these events could adversely affect the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions. There can be no assurance that the dry bulk charter market will recover and the market could continue to decline further.

Dry bulk carrier values have also declined both as a result of a slowdown in the availability of global credit and the significant deterioration in charter rates. Charter rates and vessel values have been affected in part by the lack of availability of credit to finance both vessel purchases and purchases of commodities carried by sea, resulting in a decline in cargo shipments, and the excess supply of iron ore in China, which resulted in falling iron ore prices and increased stockpiles in Chinese ports. There can be no assurance as to how long spot charter rates and vessel values will remain at their currently low levels. Charter rates may remain at low levels for some time, which will adversely affect the Combined Company’s revenue and profitability.

In addition, because the market value of the Combined Company’s vessels may fluctuate significantly, we may incur losses when the Combined Company sells vessels, which may adversely affect earnings. If we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to the Combined Company’s financial statements, the sale may be at less than the vessel’s carrying amount in those financial statements, resulting in a loss and a reduction in earnings.

An oversupply of dry bulk carrier capacity may lead to reductions in charter hire rates and profitability.

The market supply of dry bulk carriers in the world has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. An oversupply of dry bulk carrier capacity may result in a reduction of charter hire rates, as demonstrated by historically low rates in December 2008. If such dry bulk carrier capacity increase continues, the Combined Company may only be able to re-charter its vessels at reduced or unprofitable rates, or the Combined Company may not be able to re-charter these vessels at all. The occurrence of these events could have a material adverse effect on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions.

Risks Related to Shipping Generally

Risks involved with operating ocean-going vessels could affect the Combined Company’s business and reputation, which could have a material adverse effect on its results of operations and financial condition.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	marine disasters;

•	terrorism;

•	environmental accidents;

•	cargo and property losses and damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, piracy, political action in various countries, labor strikes, or adverse weather conditions.

Any of these circumstances or events could increase the Combined Company’s costs or lower its revenues. The involvement of the Combined Company’s vessels in or discharge of lubricants, fuel oils or other hazardous substances or other environmental disaster may harm its reputation as a safe and reliable dry bulk operator.

If economic conditions throughout the world do not improve, it will have an adverse impact on the Combined Company’s operations and financial results.

Negative trends in the global economy that emerged in 2008 continue to adversely affect global economic conditions. In addition, the world economy continues to face a number of challenges, including the recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries and continuing economic weakness in the U.S. and the European Union. There has historically been a strong link between the development of the world economy and demand for dry bulk commodities. An extended period of deterioration in the outlook for the world economy could reduce the overall demand for dry bulk commodities and for the Combined Company’s services. While market conditions have improved, continued economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on the Combined Company’s results of operations, financial condition and cash flows and could cause the price of its common shares to decline.

The economies of the United States, the European Union and other parts of the world continue to experience relatively slow growth and exhibit weak economic trends. Over the past five years, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity. While credit conditions are beginning to stabilize, global financial markets have been, and continue to be, disrupted and volatile. Since 2008, lending by financial institutions worldwide remains at low levels compared to the period preceding 2008.

The continued economic slowdown in the Asia Pacific region, especially in Japan and China, may further exacerbate the effect on the Combined Company. Before the global economic financial crisis that began in 2008, China had one of the world’s fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The growth rate of China’s GDP for the year ended December 31, 2013, was approximately 7.7%, approximately the same growth rate as for the year ended December 31, 2012, remaining below pre-2008 levels. China has imposed measures to restrain lending, which may further contribute to a slowdown in its economic growth. China and other countries in the Asia Pacific region may continue to experience slowed or even negative economic growth in the future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China and elsewhere. The Combined Company’s financial condition and results of operations, as well as its future prospects, would likely be impeded by a continuing or worsening economic downturn in any of these countries.

The inability of countries to refinance their debts could have a material adverse effect on the Combined Company’s revenue, profitability and financial position.

As a result of the credit crisis in Europe, in particular in Cyprus, Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which was established on September 27, 2012 to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries. As of the end of 2013, financial assistance disbursements under the ESM and the EFSF were being made to Greece and Cyprus, with Ireland and Spain exiting the EFSF in December 2013, and Portugal exiting the EFSF in May 2014. Despite these assistance measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations. Potential adverse developments in the outlook for European countries could reduce the overall demand for dry bulk cargoes and for the Combined Company’s services. Market perceptions concerning these and related issues, could affect the Combined Company’s financial position, results of operations and cash flow.

The current state of the global financial markets and current economic conditions may adversely impact the Combined Company’s ability to obtain financing on acceptable terms and otherwise negatively impact its business.

Global financial markets and economic conditions have been, and continue to be, volatile. Recently, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions and declining markets since 2008. There has been a general decline in the willingness by banks and other financial institutions to extend credit, particularly in the shipping industry, due to the historically volatile asset values of vessels. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, we cannot be certain that financing will be available if needed and to the extent required, on acceptable terms. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet the Combined Company’s obligations as they come due or we may be unable to enhance the Combined Company’s existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

In addition, at times, lower demand for dry bulk cargoes as well as diminished trade credit available for the delivery of such dry bulk cargoes have led to decreased demand for dry bulk vessels, creating downward pressure on charter rates.

If the current global economic environment persists or worsens, the Combined Company may be negatively affected in the following ways:

•	we may not be able to employ the Combined Company’s vessels at charter rates as favorable as historical rates or at all or operate the Combined Company’s vessels profitably; and

•	the market value of the Combined Company’s vessels could decrease, which may cause it to recognize losses if any of these vessels are sold or if their values are impaired.

The occurrence of any of the foregoing could have a material adverse effect on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions.

Acts of piracy on ocean-going vessels could adversely affect the Combined Company’s business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy worldwide decreased during 2013 to its lowest level since 2007, sea piracy incidents continue to occur, particularly in the Gulf of Aden off the coast of Somalia and increasingly in the Gulf of Guinea, with dry bulk vessels and tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which the Combined Company’s vessels are deployed being characterized by insurers as “war risk” zones or Joint War Committee “war and strikes” listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent the Combined Company employs onboard security guards, could increase in such circumstances. The Combined Company may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on its business. In addition, detention hijacking as a result of an act of piracy against the Combined Company’s vessels, or an increase in cost, or unavailability of insurance for its vessels, could have a material adverse impact on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions and may result in loss of revenues, increased costs and decreased cash flows to its customers, which could impair their ability to make payments to the Combined Company under its charters.

World events could affect the Combined Company’s results of operations and financial condition.

Past terrorist attacks, as well as the threat of future terrorist attacks around the world, continue to cause uncertainty in the world’s financial markets and may affect the business, operating results and financial condition of the Combined Company. Continuing conflicts, instability and other recent developments in the Ukraine, the Korean Peninsula, the East China Sea, the Middle East, including Iraq, Syria, Egypt, West Africa and North Africa, and the presence of U.S. or other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. The epidemic of the Ebola virus disease, which is ongoing in West Africa, may lead to crew member illness, which can disrupt the operations of the Combined Company’s vessels, or to public health measures, which may prevent its vessels from calling on ports or loading or discharging cargo in the affected areas or in other locations after having visited the affected areas. These uncertainties could also adversely affect the ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. In November 2013, the government of the People’s Republic of China announced an Air Defense Identification Zone, or ADIZ, covering much of the East China Sea. When introduced, the Chinese ADIZ was controversial because a number of nations are not honoring the ADIZ, and the ADIZ includes certain maritime areas that have been contested among various nations in the region. Tensions relating to the Chinese ADIZ may escalate as a result of incidents relating to the ADIZ or other territorial disputes, which may result in additional limitations on navigation or trade. Any of these occurrences could have a material adverse impact on the business, financial condition and results of operations of the Combined Company.

The Combined Company’s vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect its reputation and the market for its Common Shares.

From time to time on charterers’ instructions, the Combined Company’s vessels may call on ports located in countries subject to sanctions and embargoes imposed by the United States government and countries identified by the U.S. government as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. In the past, certain of the Combined Company’s vessels have made port calls to Iran, however, no Combined Company vessels made any port calls to Iran during 2013. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. With effect from July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which expanded the scope of the Iran Sanctions Act. Among other things, CISADA expands the application of the prohibitions to companies, such as the Combined Company, and introduces limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In addition, on May 1, 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions.

Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran’s petroleum or petrochemical sector. The Iran Threat Reduction Act also includes a provision requiring the President of the United States to impose five or more sanctions from Section 6(a) of the Iran Sanctions Act, as amended, on a person the President determines is a controlling beneficial owner of, or otherwise owns, operates, or controls or insures a vessel that was used to transport crude oil from Iran to another country and (1) if the person is a controlling beneficial owner of the vessel, the person had actual knowledge the vessel was so used or (2) if the person otherwise owns, operates, or controls, or insures the vessel, the person knew or should have known the vessel was so used. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person’s vessels from U.S. ports for up to two years.

On November 24, 2013, the P5+1 (the United States, United Kingdom, Germany, France, Russia and China) entered into an interim agreement with Iran entitled the “Joint Plan of Action”, or the JPOA. Under the JPOA it was agreed that, in exchange for Iran taking certain voluntary measures to ensure that its nuclear program is used only for peaceful purposes, the U.S. and EU would voluntarily suspend certain sanctions for a period of six months. On January 20, 2014, the U.S. and E.U. indicated that they would begin implementing the temporary relief measures provided for under the JPOA. These measures include, among other things, the suspension of certain sanctions on the Iranian petrochemicals, precious metals, and automotive industries from January 20, 2014 until July 20, 2014. The U.S. has since extended the JPOA until November 24, 2014.

Although we believe that Knightsbridge and Golden Ocean have been in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact the Combined Company’s ability to access sources of capital and financing, including in the U.S. capital market, and conduct its business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Combined Company. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, the Combined Company’s common stock may adversely affect the price at which the Combined Company’s common stock trades. Moreover, the Combined Company’s charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve the Combined Company or its vessels, and those violations could, in turn, negatively affect the Combined Company’s reputation. In addition, the Combined Company’s reputation and the market for its securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of the Combined Company’s common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce the Combined Company’s net cash flows and net income.

The hull and machinery of every commercial vessel must be certified as being “in class” by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. We expect the Combined Company’s vessels to be on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. After a vessel ages 15 years, it is also required to be drydocked every two to three years for inspection of its underwater parts.

Compliance with the above requirements may result in significant expense. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable, which could have a material adverse effect on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions.

The Combined Company is subject to complex laws and regulations, including environmental laws and regulations that can adversely affect its business, results of operations and financial condition.

The Combined Company’s operations will be subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which its vessels operate or are registered, which can significantly affect the ownership and operation of its vessels. These requirements include, but are not limited to, European Union regulations, the U.S. Oil Pollution Act of 1990, or OPA, requirements of the U.S. Coast Guard and the U.S. Environmental Protection Agency, or EPA, the U.S. Clean Air Act, the U.S. Clean Water Act, the International Maritime Organization, or IMO, International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention on Civil Liability for Bunker Oil Pollution Damage, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL including the designation of Emission Control Areas thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended, and the U.S. Maritime Transportation Security Act of 2002. Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of the Combined Company’s vessels. Compliance with such laws and regulations may require the Combined Company to obtain certain permits or authorizations prior to commencing operations. Failure to obtain such permits or authorizations could materially impact the Combined Company’s business results of operations, financial conditions and ability to pay cash distributions by delaying or limiting its ability to accept charterers. The Combined Company may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, elimination of tin-based paint, development and implementation of emergency procedures and insurance coverage or other financial assurance of its ability to address pollution incidents. Additionally, we cannot predict the cost of compliance with any new environmental protection and other laws and regulations that may become effective as a result of the 2010 BP plc Deepwater Horizon oil spill in the Gulf of Mexico. These costs could have a material adverse effect on the Combined Company’s business, results of operations, cash flows and financial condition and its available cash.

The IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping. To date, there has not been sufficient adoption of this standard for it to take force but it is close and papers were recently submitted to the IMO proposing solutions to implementation problems. Many of the implementation dates originally written into the BWM Convention have already passed, so on December 4, 2013, the IMO Assembly passed a resolution revising the dates of applicability of the requirements of the BWM Convention so that they are triggered by the entry into force date, and not the dates originally in the BWM Convention. This in effect makes all vessels constructed before the entry into force date ‘existing vessels,’ and delayed the date for installation of ballast water management systems on vessels until the first renewal survey following entry into force of the convention. Upon entry into force of the BWM Convention, mid-ocean ballast water exchange would become mandatory. When mid-ocean ballast exchange or ballast water treatment requirements become mandatory the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of the Combined Company’s operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject the Combined Company to liability, without regard to whether it was negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil in U.S. waters, including the 200-nautical mile exclusive economic zone around the United States. An oil spill could also result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. Federal, state and local laws, as well as third-party damages, including punitive damages, and could harm the Combined Company’s reputation with current or potential charterers of its vessels. We will be required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although the Combined Company’s technical manager will arrange for insurance to cover its vessels with respect to certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on the Combined Company’s business, financial condition, results of operations and cash flows.

If the Combined Company fails to comply with international safety regulations, it may be subject to increased liability, which may adversely affect its insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of the Combined Company’s vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If the Combined Company fails to comply with the ISM Code, it may be subject to increased liability, may invalidate existing insurance or decrease available insurance coverage for its affected vessels and such failure may result in a denial of access to, or detention in, certain ports.

Maritime claimants could arrest one or more of the Combined Company’s vessels, which could interrupt its cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of the Combined Company’s vessels could result in a significant loss of earnings for the related off-hire period.

In addition, in jurisdictions where the “sister ship” theory of liability applies, such as South Africa, a claimant may arrest the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against the Combined Company or any of its vessels for liabilities of other vessels that it owns.

Governments could requisition the Combined Company’s vessels during a period of war or emergency resulting in a loss of earnings.

A government of a vessel’s registry could requisition for title or seize one or more of the Combined Company’s vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition one or more of the Combined Company’s vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of the Combined Company’s vessels could have a material adverse effect on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions.

Risks Related to the Combined Company’s Business

The Combined Company will need to procure additional financing in order to complete the construction of its newbuilding vessels, which may be difficult to obtain on acceptable terms or at all.

We cannot guarantee that the Combined Company will be able to obtain additional financing at all or on acceptable terms. If adequate funds are not available, the Combined Company may have to reduce expenditures for investments in new and existing projects, which could hinder its growth and prevent it from realizing potential revenues from prior investments that will have a negative impact on its cash flows and results of operations.

We have significant capital requirements for our newbuilding vessels. As of December 31, 2014, the remaining commitments for our 34 newbuilding vessels were approximately $1,127 million. As of December 31, 2014, Knightsbridge had obtained commitments for $420 million of debt financing for 14 vessels. $240 million of this facility had been drawn down at December 31, 2014 in connection with eight vessels, which had been delivered at that time, leaving the balance of $180 million to finance six newbuildings. Golden Ocean has obtained a commitment for financing of five Supramax newbuilding vessels as part of the $284 million facility in the fourth quarter of 2014. We intend to finance the remaining 23 newbuilding vessels with a combination of proceeds from debt and equity financings, as market conditions permit and are currently in discussions with financing institutions to obtain financing of 14 newbuilding vessels. If such financing is not available when the Combined Company’s capital commitments are due, it may be unable to meet such obligations and finance its other and future obligations. If for any reason the Combined Company fails to take delivery of the newbuilding vessels described above, it would be prevented from realizing potential revenues from these vessels, it may be required to forego deposits on construction, which amounted to an aggregate of $232 million (excluding capitalized interest and newbuilding supervision costs) as of September 30, 2014, and it may incur additional costs and liability to the shipyard under the construction contracts.

A drop in spot charter rates may provide an incentive for some charterers to default on their charters.

When the Combined Company enters into a time charter or bareboat charter, charter rates under that charter may be fixed for the term of the charter. Six of the Combined Company’s operating vessels are currently on fixed time charters expiring during 2016 and 2017 for two vessels, and 2020 and 2021 for four vessels. If the spot charter rates or short-term time charter rates in the dry bulk shipping industry become significantly lower than the time charter equivalent rates that some of the Combined Company’s charterers are obligated to pay under existing charters, the charterers may have an incentive to default under that charter or attempt to renegotiate the charter rate. If the Combined Company’s charterers fail to pay their obligations, it would have to attempt to re-charter its vessels at lower charter rates, which would affect the Combined Company’s ability to comply with its loan covenants and operate its vessels profitably. If the Combined Company is not able to comply with the terms and provisions of its credit facilities and, after default, its lenders choose to accelerate its indebtedness and foreclose their collateral, the Combined Company could be required to sell vessels in its fleet and its ability to continue to conduct its business would be impaired.

The Combined Company is subject to certain risks with respect to its counterparties on contracts, and failure of such counterparties to meet their obligations could cause the Combined Company to suffer losses or otherwise adversely affect its business.

The Combined Company has entered into various contracts, including charter parties with its customers, loan agreements with its lenders and vessel management and other agreements, which subject it to counterparty risks. The ability of each of the counterparties to perform its obligations under a contract with the Combined Company or contracts entered into on its behalf will depend on a number of factors that are beyond its control and may include, among other things, general economic conditions, the condition of the shipping sector, the overall financial condition of the counterparty, charter rates received for the Combined Company’s vessels and the supply and demand for commodities. The Combined Company had 34 newbuilding contracts for vessels under construction at December 31, 2014. Should a counterparty fail to honor its obligations under any such contract, the Combined Company could sustain significant losses which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Typically, charterers are sensitive to the commodity markets and may be impacted by market forces affecting commodities. In addition, in depressed market conditions, charterers may have incentive to renegotiate their charters or default on their obligations under charters. Should a charterer in the future fail to honor its obligations under agreements with the Combined Company, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements it secures on the spot market or on charters may be at lower rates, depending on the then existing charter rate levels, compared to the rates currently being charged for the Combined Company’s vessels. In addition, if the charterer of a vessel in the Combined Company’s fleet that is used as collateral under one or more of its loan agreements defaults on its charter obligations to the Combined Company, such default may constitute an event of default under the Combined Company’s loan agreements, which may allow the bank to exercise remedies under the Combined Company’s loan agreements. If the Combined Company’s charterers fail to meet their obligations to the Combined Company or attempt to renegotiate its charter agreements, the Combined Company could sustain significant losses which could have a material adverse effect on its business, financial condition, results of operations and cash flows, as well as its ability to pay cash distributions, if any, in the future, and compliance with covenants in its loan agreements. Further, if the Combined Company had to find a replacement technical manager, it may need approval from its lenders to change the technical manager.

The volatility in dry bulk charter rates, and vessel values, may affect the Combined Company’s ability to comply with various covenants in its loan agreements.

The Combined Company’s loan agreements for its borrowings, which are secured by liens on its vessels, contain various financial covenants. Among those covenants are requirements that relate to the Combined Company’s financial position, operating performance and liquidity. For example, there are financial covenants that require the Combined Company to maintain (i) a minimum value adjusted equity that is based, in part, upon the market value of the vessels securing the loans, (ii) minimum levels of free cash, and (iii) a positive working capital. The market value of dry bulk vessels is sensitive, among other things, to changes in the dry bulk market, with vessel values deteriorating in times when dry bulk rates are falling or anticipated to fall and improving when charter rates are rising or anticipated to rise. Such conditions may result in the Combined Company not being in compliance with these loan covenants. In such a situation, unless the Combined Company’s lenders were willing to provide waivers of covenant compliance or modifications to these covenants, or would be willing to refinance the Combined Company’s indebtedness, we may have to sell vessels in the Combined Company’s fleet and/or seek to raise additional capital in the equity markets in order to comply with the aforementioned loan covenants.

Furthermore, if the value of the Combined Company’s vessels deteriorates significantly, it may have to record an impairment adjustment in its financial statements, which would adversely affect its financial results and further hinder its ability to raise capital.

If the Combined Company is not in compliance with its covenants and is not able to obtain covenant waivers or modifications, its lenders could require it to post additional collateral, enhance its equity and liquidity, increase its interest payments or pay down its indebtedness to a level where the Combined Company is in compliance with its loan covenants, sell vessels in its fleet, or they could accelerate the indebtedness, which would impair the Combined Company’s ability to continue to conduct its business. In such an event, the Combined Company’s auditors may give either an unqualified opinion with an explanatory paragraph relating to the disclosure in the notes to the Combined Company’s financial statements as to the substantial doubt of its ability to continue as a going concern, which could lead to additional defaults under the Combined Company’s loan agreements. If the Combined Company’s indebtedness is accelerated, it might not be able to refinance its debt or obtain additional financing and could lose its vessels if the lenders foreclose their liens. In addition, if we find it necessary to sell the Combined Company’s vessels at a time when vessel prices are low, we will recognize losses and a reduction in earnings, which could affect the ability to raise additional capital necessary for the Combined Company to comply with its loan agreements.

The Combined Company’s ability to obtain additional debt financing may be dependent on the performance of its then existing charterers and the creditworthiness of its charterers.

The actual or perceived credit quality of the Combined Company’s charterers, and any defaults by them, may materially affect the Combined Company’s ability to obtain the additional capital resources required to fund its commitments, purchase additional vessels or may significantly increase its costs of obtaining such capital. The Combined Company’s inability to obtain additional financing at anticipated costs or at all may materially affect its results of operations and its ability to implement its business strategy.

Fuel or bunker prices may adversely affect the Combined Company’s profits.

For vessels on voyage charters, fuel oil, or bunkers, is a significant, if not the largest, expense. Changes in the price of fuel may adversely affect the Combined Company’s profitability to the extent it has vessels on voyage charters. The price and supply of fuel is unpredictable and fluctuates based on events outside the Combined Company’s control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of the Combined Company’s business versus other forms of transportation, such as truck or rail.

The Combined Company’s results of operations are subject to seasonal fluctuations, which may adversely affect its financial condition.

The Combined Company plans to operate its vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. This seasonality may result in quarter-to-quarter volatility in the Combined Company’s operating results, as most of its vessels currently trade in the spot market and its other vessels may trade in the spot market from time to time.

Because the market value of the Combined Company’s vessels may fluctuate significantly, it may incur losses when it sells vessels, which may adversely affect the Combined Company’s earnings.

The fair market value of vessels may increase and decrease depending on but not limited to the following factors:

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	the availability of other modes of transportations;

•	cost of newbuildings;

•	shipyard capacity;

•	governmental or other regulations;

•	age of vessels;

•	prevailing level of charter rates;

•	the need to upgrade secondhand and previously owned vessels as a result of charterer requirements; and

•	technological advances in vessel design or equipment or otherwise.

During the period a vessel is subject to a charter, the Combined Company may not be permitted to sell it to take advantage of increases in vessel values without the charterer’s consent. If we sell a vessel at a time when ship prices have fallen, the sale may be at less than the vessel’s carrying amount on the Combined Company’s financial statements, with the result that we could incur a loss and a reduction in earnings. In addition, if we determine at any time that a vessel’s future useful life and earnings requires the Combined Company to impair that vessel’s value on its financial statements, this would result in a charge against the Combined Company’s earnings and a reduction of its shareholders’ equity. It is possible that the market value of the Combined Company’s vessels will continue to decline in the future, which could adversely affect its ability to comply with financial covenants contained in its loan agreements or any other financing arrangements the Combined Company may enter into in the future.

Conversely, if vessel values are elevated at a time when the Combined Company wishes to acquire additional vessels, the cost of acquisition may increase and this could adversely affect the Combined Company’s business, results of operations, cash flow and financial condition.

The Combined Company may be unable to successfully compete with other vessel operators for charters, which could adversely affect its results of operations and financial position.

The operation of dry bulk vessels and transportation of dry bulk cargoes is extremely competitive. Through the Combined Company’s operating subsidiaries, we compete with other vessel owners, and, to a lesser extent, owners of other size vessels. The dry bulk market is highly fragmented. It is possible that the Combined Company cannot obtain suitable employment for its vessels, which could adversely affect its results of operations and financial position.

The Combined Company’s fixed time charters may limit its ability to benefit from any improvement in charter rates, and at the same time, its revenues may be adversely affected if it does not successfully employ its vessels on the expiration of its charters.

Six of the Combined Company’s operating vessels are currently on fixed time charter expiring during 2016 and 2017 for two vessels and 2020 and 2021 for four vessels. Although the Combined Company’s fixed time charters generally provide reliable revenues, they also limit the portion of its fleet available for spot market voyages during an upswing in the dry bulk industry cycle, when spot market voyages might be more profitable. By the same token, we cannot assure you that the Combined Company will be able to successfully employ its vessels in the future or renew its existing charters at rates sufficient to allow it to operate its business profitably or meet its obligations. A decline in charter or spot rates or a failure to successfully charter the Combined Company’s vessels could have a material adverse effect on its business, financial condition, results of operations and ability to pay cash distributions.

Operational risks and damage to the Combined Company’s vessels could adversely impact its performance and the operation of dry bulk carriers involves certain unique risks.

The Combined Company’s vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, the payment of ransoms, environmental damage, higher insurance rates, damage to the Combined Company’s customer relationships and market disruptions, delay or rerouting.

The operation of dry bulk carriers has certain unique operational risks. With a dry bulk carrier, the cargo itself and its interaction with the ship can pose risks. By their nature, dry bulk cargoes are often heavy, dense and easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the dry bulk carrier. Dry bulk carriers damaged due to treatment during unloading procedures may be more susceptible to a breach to the sea. Hull breaches in dry bulk carriers may lead to the flooding of their holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the dry bulk carrier’s bulkheads leading to the loss of the dry bulk carrier.

If the Combined Company’s vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that the Combined Company’s insurance does not cover at all or in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect the Combined Company’s business and financial condition. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or the Combined Company’s vessels may be forced to travel to a drydocking facility that is not conveniently located relative to the vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect the Combined Company’s business and financial condition. Further, the total loss of any of the Combined Company’s vessels could harm its reputation as a safe and reliable vessel owner and operator. If we are unable to adequately maintain or safeguard the Combined Company’s vessels, we may be unable to prevent any such damage, costs or loss which could negatively impact the Combined Company’s business, financial condition, results of operations, cash flows and ability to pay cash distributions.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and cause disruption of the Combined Company’s business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Under the U.S. Maritime Transportation Security Act of 2002, or MTSA, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on the Combined Company’s business, revenues and customer relations.

Failure to comply with the U.S. Foreign Corrupt Practices Act and other anti-corruption or anti-bribery laws and regulations and trade sanctions could result in fines, criminal penalties and an adverse effect on the Combined Company’s business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption and anti-bribery laws and regulations and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act of 1977. We are subject, however, to the risk that the Combined Company, its affiliated entities or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act of 2010, applicable Norwegian law and sanctions at EU and U.S. level. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect the Combined Company’s business, results of operations or financial condition. In addition, actual or alleged violations could damage the Combined Company’s reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of the Combined Company’s senior management.

Incurrence of expenses or liabilities may reduce or eliminate distributions.

The Combined Company expects to continue a policy to make distributions to shareholders based on earnings and cash flow. The amount and timing of cash distributions will depend on the Combined Company’s earnings, financial condition, cash position, Bermuda law affecting the payment of distributions and other factors. However, we could incur other expenses or contingent liabilities that would reduce or eliminate the cash available for distribution by the Combined Company as cash distributions. In addition, the declaration and payment of cash distributions is subject at all times to the discretion of the Combined Company’s board of directors. We cannot assure you that the Combined Company will pay cash distributions.

The aging of the Combined Company’s fleet may result in increased operating costs in the future, which could adversely affect the Combined Company’s earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. The age of the Combined Company’s dry bulk carrier fleet is approximately four years for the operational vessels. Upon the delivery of all of the newbuildings, which is scheduled to be completed in 2016, the average age of the fleet is expected to be 3 years. As the Combined Company’s fleet ages, it will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels, may require expenditures for alterations, or the addition of new equipment, to the Combined Company’s vessels and may restrict the type of activities in which these vessels may engage. As the Combined Company’s vessels age, market conditions might not justify those expenditures or enable the Combined Company to operate its vessels profitably during the remainder of their useful lives.

If the Combined Company does not set aside funds and is unable to borrow or raise funds for vessel replacement at the end of a vessel’s useful life, its revenue will decline, which would adversely affect the Combined Company’s business, results of operations, financial condition and ability to pay cash distributions.

If we do not set aside funds and are unable to borrow or raise funds for vessel replacement, the Combined Company will be unable to replace the vessels in its fleet upon the expiration of their remaining useful lives. The Combined Company’s cash flows and income are dependent on the revenues earned by the chartering of its vessels. If we are unable to replace the vessels in the Combined Company’s fleet upon the expiration of their useful lives, the Combined Company’s business, results of operations, financial condition and ability to pay cash distributions would be adversely affected. Any funds set aside for vessel replacement will not be available for cash distributions.

The Combined Company may not have adequate insurance to compensate it if its vessels are damaged or lost.

We procure insurance for the Combined Company’s fleet against those risks that we believe companies in the shipping industry commonly insure. These insurances include hull and machinery insurance, protection and indemnity insurance, which include environmental damage and pollution insurance coverage, and war risk insurance. We can give no assurance that the Combined Company will be adequately insured against all risks and we cannot guarantee that any particular claim will be paid, even if we have previously recorded a receivable or revenue in respect of such claim. The Combined Company’s insurance policies may contain deductibles for which it will be responsible and limitations and exclusions, which may increase the Combined Company’s costs or lower its revenues.

We cannot assure you that the Combined Company will be able to obtain adequate insurance coverage for its vessels in the future or renew its existing policies on the same or commercially reasonable terms, or at all. For example, more stringent environmental protection laws and regulations have in the past led to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions. In addition, the Combined Company’s insurance may be voidable by the insurers as a result of certain of its actions, such as its vessels failing to maintain certification with applicable maritime self-regulatory organizations. Further, we cannot assure you that the Combined Company’s insurance policies will cover all losses that it incurs, or that disputes over insurance claims will not arise with the Combined Company’s insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, the Combined Company’s insurance policies may be subject to limitations and exclusions, which may increase the Combined Company’s costs or lower its revenues, thereby possibly having a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay cash distributions.

The Combined Company may be subject to calls because it obtains some of its insurance through protection and indemnity associations.

We may be subject to increased premium payments, or calls, if the value of the Combined Company’s claim records, the claim records of its fleet managers, and/or the claim records of other members of the protection and indemnity associations through which the Combined Company receives insurance coverage for tort liability (including pollution-related liability) significantly exceeds projected claims. In addition, the Combined Company’s protection and indemnity associations may not have enough resources to cover claims made against them. The Combined Company’s payment of these calls could result in significant expense, which could have a material adverse effect on the Combined Company’s business, results of operations, cash flows, financial condition and ability to pay cash distributions.

The unaudited pro forma financial data for Knightsbridge and Golden Ocean included in this joint proxy statement/prospectus are preliminary, and the Combined Company’s actual financial position and operations after the completion of the Merger Transactions may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data for both Knightsbridge and Golden Ocean in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the Combined Company’s actual financial position or operations would have been had the Merger been completed on the dates indicated. See section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

THE COMBINED COMPANY

In this section, references to “we”, “us” and “our” and to the “Combined Company” are references to the combined company resulting from the Merger. All statistics and other financial information in this section are presented on a pro forma basis, giving effect to the Merger.

Overview

Following the Merger, we expect to be an international shipping company that will own and operate a fleet of drybulk carrier vessels. On a fully delivered basis, we expect to have a fleet of 78 vessels by the end of 2016, including six vessels chartered-in or owned in a joint venture, with an aggregate capacity of 10.7 million dwt, consisting primarily of Capesize vessels, as well as Kamsarmaxes, Panamaxes and Supramaxes. As of December 31, 2014, our combined fleet consisted of 38 operating vessels, including eight vessels equipped with fuel efficient specifications, and had an aggregate carrying capacity of approximately 4.6 million dwt. We also had contracts for the construction of 34 vessels, currently under construction at shipyards, with fuel efficient specifications. These newbuilding contracts include all of the newbuilding contracts purchased in the March Frontline 2012 Transaction. Since December 31, 2014, Knightsbridge has taken delivery of four vessels from its newbuilding program. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our executive management team will be led by Herman Billung, who will serve as our principal executive officer.

We have significant capital requirements for our newbuilding vessels. As of December 31, 2014, the remaining commitments for our 34 newbuilding vessels were approximately $1,127 million. As of December 31, 2014, Knightsbridge had obtained commitments for $420 million of debt financing for 14 vessels.$240 million of this facility had been drawn down at December 31, 2014 in connection with eight vessels, which had been delivered at that time, leaving the balance of $180 million to finance six newbuildings. Golden Ocean has obtained commitment for financing of five Supramax newbuilding vessels as part of the $284 million facility in the fourth quarter of 2014. We intend to finance the remaining 23 newbuilding vessels with a combination of proceeds from debt and equity financings, as market conditions permit and are currently in discussions with financing institutions to obtain financing of 14 newbuilding vessels. There can be no assurance that we will be able to obtain such financings on a timely basis or on terms we deem reasonable or acceptable. See “Risk Factors—The completion of the Merger will expose Knightsbridge to increased risks relating to the construction of its newbuilding vessels because of the increased number of newbuilding vessels.”

Our Combined Fleet

The following table summarizes key information about our fleet of vessels and newbuildings as of December 31, 2014:

Vessel Type	Vessel Name	Year Built	DWT	Flag	Spot/TC	Comment
Capesize	Channel Alliance	1996	171,978	Hong Kong	Spot	Operating
Capesize	Channel Navigator	1997	172,058	Hong Kong	Spot	Operating
Capesize	Battersea	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Belgravia	2009	170,500	Marshall Island	Spot	Operating
Capesize	Golden Feng	2009	169,232	Marshall Island	Index TC	Operating
Capesize	Golden Magnum	2009	179,788	Hong Kong	Spot	Operating
Capesize	Golden Shui	2009	170,500	Marshall Island	Index TC	Operating
Capesize	Golden Beijing	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Future	2010	176,000	Hong Kong	Index TC	Operating

Capesize	Golden Zhejiang	2010	176,000	Hong Kong	Index TC	Operating
Capesize	Golden Zhoushan	2011	175,834	Hong Kong	Index TC	Operating
Capesize	KSL China	2013	176,000	Marshall Island	Spot	Operating
Capesize	KSL Salvador	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL San Francisco	2014	180,000	Hong Kong		Operating
Capesize	KSL Santiago	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Santos	2014	180,000	Hong Kong		Operating
Capesize	KSL Sapporo	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Seattle	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Singapore	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sydney	2014	180,000	Hong Kong	Spot	Operating
Capesize	KSL Sakura	2015	180,000			Newbuilding
Capesize	Golden Kathrine	2015	180,000			Newbuilding
Capesize	KSL Aso	2015	180,000			Newbuilding
Capesize	KSL Atlantic	2015	180,000			Newbuilding
Capesize	KSL Baltic	2015	180,000			Newbuilding
Capesize	KSL Barnet	2015	180,000			Newbuilding
Capesize	KSL Bexley	2015	180,000			Newbuilding
Capesize	KSL Caribbean	2015	180,000			Newbuilding
Capesize	KSL Cirrus	2015	180,000			Newbuilding
Capesize	KSL Finsbury	2015	180,000			Newbuilding
Capesize	KSL Fulham	2015	180,000			Newbuilding
Capesize	KSL Scape	2015	210,000			Newbuilding
Capesize	KSL Seoul	2015	180,000			Newbuilding
Capesize	KSL Seville	2015	180,000			Newbuilding
Capesize	KSL Shanghai	2015	180,000			Newbuilding
Capesize	KSL Stockholm	2015	180,000			Newbuilding
Capesize	KSL Swift	2015	210,000			Newbuilding
Capesize	KSL Arcus	2016	180,000			Newbuilding
Capesize	KSL Calvus	2016	180,000			Newbuilding
Capesize	KSL Cumulus	2016	180,000			Newbuilding
Capesize	KSL Fractus	2016	180,000			Newbuilding
Capesize	KSL Incus	2016	180,000			Newbuilding
Capesize	KSL Mediterranean	2016	180,000			Newbuilding
Capesize	KSL Nimbus	2016	180,000			Newbuilding
Capesize	KSL Radiatus	2016	180,000			Newbuilding
Capesize	KSL Savannah	2016	180,000			Newbuilding
Ice class Panamax	Golden Ice	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Opportunity	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Saguenay	2008	75,500	Hong Kong	Spot	Operating
Ice class Panamax	Golden Strength	2009	75,500	Hong Kong	TC (expires in May 2015)	Operating
Ice class Panamax	Golden Suek	2011	74,500	Hong Kong	TC (expires in November 2016)	Operating
Ice class Panamax	Golden Bull	2012	74,500	Hong Kong	TC (expires in August 2017)	Operating
Ice class Panamax	Golden Brilliant	2013	74,500	Hong Kong	Spot	Operating

Ice class Panamax	Golden Diamond	2013	74,187	Hong Kong	Spot	Operating
Ice class Panamax	Golden Pearl	2013	74,187	Hong Kong	Spot	Operating
Ice class Panamax	Golden Ruby	2014	74,500	Hong Kong	Spot	Operating
Kamsarmax	Golden Eminence	2010	79,447	Hong Kong	Index TC	Operating
Kamsarmax	Golden Empress	2010	79,463	Hong Kong	TC (expires in December 2015)	Operating
Kamsarmax	Golden Endeavour	2010	79,600	Hong Kong	TC (expires in October 2020)	Operating
Kamsarmax	Golden Endurer	2011	79,600	Hong Kong	TC (expires in November 2020)	Operating
Kamsarmax	Golden Enterprise	2011	79,471	Hong Kong	Spot	Operating
Kamsarmax	Golden Daisy	2012	81,507	Marshall Island	Spot	Operating
Kamsarmax	Golden Ginger	2012	81,487	Marshall Island	Spot	Operating
Kamsarmax	Golden Rose	2012	81,585	Marshall Island	Spot	Operating
Supramax	Golden Aries	2015	63,800	Hong Kong	Spot	Newbuilding
Supramax	Golden Cecilie	2015	60,000	Hong Kong	Spot	Newbuilding
Supramax	Golden Cathrine	2015	60,000	Hong Kong	Spot	Newbuilding
Supramax	Golden Gemini	2015	63,800	Hong Kong	Spot	Newbuilding
Supramax	Golden Taurus	2015	63,800	Hong Kong	Spot	Newbuilding
Supramax	Golden Leo	2016	63,800	Hong Kong	Spot	Newbuilding
Supramax	Golden Libra	2016	63,800	Hong Kong	Spot	Newbuilding
Supramax	Golden Virgo	2016	63,800	Hong Kong	Spot	Newbuilding
Kamsarmax	Golden Eclipse	2010	79,600	Hong Kong	TC (expires in February 2020)	*
Panamax	Golden Lyderhorn	1999	74,242	Hong Kong	Spot	*
Panamax	Golden Heiwa	2007	76,596	Panama	Spot / Redelivery in January 2015	**
Panamax	Ocean Minerva	2007	75,698	Panama	Spot/ Redelivery in January 2015	**
Supramax	TBN	2015	58,000	Panama	Spot	**
Capesize	Golden Opus	2010	180,716	Hong Kong	Spot	***

*	These vessels are on bareboat charter.
**	These vessels are on time charter with an option to purchase.
***	This vessel is owned through a joint venture with ST Shipping and Transportation Pte Ltd.

TC—time charter

Management of Our Business

Overall responsibility for the oversight of the management of the Combined Company and its subsidiaries will rest with the Combined Company’s Board. The Combined Company plans to operate management services through a subsidiary incorporated in Bermuda, Golden Ocean Group Management (Bermuda) Ltd., who in turn will subcontract services to Golden Ocean Management AS and Golden Ocean Management Asia Pte Ltd., subsidiaries incorporated in Norway and Singapore, respectively. The Combined Company’s principal executive officer and principal financial officer will be employed by Golden Ocean Management AS. The Combined Company’s Board plans to define the scope and terms of the services to be provided by the subsidiaries authorizing it to run day-to-day operations. The Combined Company’s Board will require that they be consulted on all matters of material importance and/or of an unusual nature and, for such matters, will provide specific authorization to personnel in Golden Ocean Management AS to act on the Combined Company’s behalf. See section entitled “Other Important Information Regarding Knightsbridge.”

The wholly-owned subsidiaries of Golden Ocean will provide certain managerial and administrative services to the Combined Company. Among other things, these subsidiaries will provide chartering, operations, accounting, financing and other daily management services to the Combined Company. In addition the Combined Company will contract services from Frontline Management (Bermuda) Ltd, including, but not limited to, corporate services, accounting, technical services and newbuilding supervision. Knightsbridge currently has management agreements with Golden Ocean Group Management (Bermuda) Ltd for commercial operations of its vessels, including chartering, operations and voyage accounting. Knightsbridge also has management agreements with ICB Shipping (Bermuda) Ltd, who in turn has agreements with Frontline Management (Bermuda) Ltd, for corporate services, sale and purchase, financing, accounting services, technical services and newbuilding supervision.

Recent Developments of Knightsbridge

Knightsbridge has incorporated by reference its recent published results for the third quarter 2014.

In October 2014, Knightsbridge took delivery of KSL San Francisco and KSL Santos. These are two of the newbuilding vessels that were purchased from Frontline 2012 in September 2014.

In October 2014, Knightsbridge received $3.3 million as partial settlement for a claim for damages and unpaid charter hire.

In December 2014, Knightsbridge paid a cash distribution of $0.05 per share or $4.0 million in aggregate.

In January 2015, Knightsbridge entered into an agreement with RWE Supply & Trading GmbH, a wholly owned subsidiary of RWE AG (a major European energy company), for chartering out a total of 15 Capesize vessels on long term, index-linked contracts. The vessels are expected to be delivered over the next five quarters starting in the first quarter 2015.

In January 2015, Knightsbridge took delivery of KSL Sakura, KSL Seville, KSL Seoul and Golden Kathrine. These are four of the newbuilding vessels that were purchased from Frontline 2012 in September 2014.

On February 5, 2015, an agreement was signed between Knightsbridge (as guarantor), various special purpose companies, or SPCs, (as borrowers), a syndicate of banks and ABN AMRO Bank N.V. as agent for a $425.0 million senior secured post-delivery term loan facility, or the Term Loan Facility. The purpose of the Term Loan Facility is to partially finance 14 newbuilding vessels. The Term Loan Facility is divided into 12 tranches of $30.0 million and two tranches of $32.5 million. Each tranche is repayable in consecutive quarterly installments commencing three months after draw down with a twenty year profile and all amounts must be fully repaid by March 31, 2021, at the latest. The loan bears interest at LIBOR plus a margin of 2.00% per annum. The

Term Loan Facility contains financial covenants, including requirements that Knightsbridge maintain: (i) the higher of total free cash of $20.0 million and five per cent of its consolidated total interest bearing debt; (ii) on a consolidated basis and at any time, positive working capital; and (iii) on a consolidated basis and at any time, value adjusted equity representing at least 25% of its value adjusted total assets. Also, the borrowers are required to pay a commitment fee of 40% of the margin on the undrawn amount at any time.

Recent Developments of Golden Ocean

Golden Ocean’s interim financial statements for the nine months ended September 30, 2014, which were released to the Oslo Stock Exchange on November 21, 2014, are included beginning at page F-19.

In the fourth quarter of 2014, Golden Ocean decided not to exercise purchase options on the vessels, Ocean Minerva and Golden Heiwa, and plan to redeliver the vessels during January 2015.

In November 2014, the High Court in London dismissed the leave for appeal made by Jinhaiwan shipyard in China, or Jinhaiwan, for two of the arbitration proceedings relating to the cancellation of newbuilding contracts.

In December 2014, the High Court in London dismissed appeals made by Jinhaiwan in connection with arbitration proceedings relating to the cancellation of four newbuilding contracts and made a final order that the arbitration awards were valid. The High Court in London also agreed to Golden Ocean’s appeal regarding interest on two of the four contracts and Golden Ocean is now entitled to claim interest on all contracts.

In December 2014, Golden Ocean paid a dividend of $0.007 per share or $3.1 million in aggregate.

In December 2014, Golden Ocean signed a loan agreement with six banks for $284 million, for the financing of 19 vessels. As of February 9, 2015, financing has been drawn on 16 of these 19 vessels. Out of these 16 vessels, 10 vessels were refinanced from existing facilities, four vessels were previously without financing and the two last vessels were Suparamax newbuildings. The remaining three vessels are the Supramax newbuildings with deliveries planned during the first half of 2015 and financing will be drawn shortly after delivery. The remaining commitment for these three vessels is $45 million.

During January and February 2015, Golden Ocean took delivery of two Supramax vessels, Golden Cecilie and Golden Cathrine.

In January and February 2015, Golden Ocean received in total $72 million in repayment on four cancelled contracts from Jinhaiwan. Out of the total amount $59.2 million was refund of installments and $12.8 million was refund of interest. The company paid down the remaining debt of $9.6 million. As of February 9, 2015, $40 million is outstanding claim, covering installment and interest on the two remaining contracts.

On February 10, 2015, Bocimar International NV, CTM, Golden Union Shipping Co S.A., Golden Ocean and Star Bulk Carriers Corp announced the formation of a new joint venture company, Capesize Chartering Ltd. The new company will combine and coordinate the chartering services of all the parties. Capesize Chartering Ltd will commence operations in the second half of February 2015 from the existing offices of each of the five parties involved.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Knightsbridge common shares are listed on NASDAQ, under the trading symbol “VLCCF.” Golden Ocean common shares are listed on the Oslo Stock Exchange, or the OSE, under the trading symbol “GOGL,” and also are listed on the Singapore Stock Exchange. After the Merger, the Combined Company’s common shares will continue to be quoted on NASDAQ and Knightsbridge has reserved and intends to change its symbol to “GOGL.” The Combined Company will also be listed on the Oslo Stock Exchange, under the symbol “GOGL.” The following table sets forth, for the respective calendar year and quarters indicated, the high and low closing prices of Knightsbridge common shares and the high and low closing prices per share of Golden Ocean common shares on the OSE. Golden Ocean’s common shares have been thinly traded on the Singapore Stock Exchange and as a result, historical trading information is not provided below. The table below also presents the dividends per share declared for each Company per quarter.

	Knightsbridge (NASDAQ)		Knightsbridge Dividends	Golden Ocean (OSE)		Golden Ocean Dividend
	High	Low		High	Low
Year Ended December 31 Quarterly for 2010
First Quarter	$17.21	$13.61	$0.40	NOK12.94	NOK9.43	$0.025
Second Quarter	$19.81	$15.34	$0.50	NOK12.55	NOK7.93	$0.050
Third Quarter	$21.89	$16.93	$0.50	NOK9.65	NOK7.22	$0.050
Fourth Quarter	$24.08	$18.38	$0.50	NOK8.77	NOK8.03	$0.050

Quarterly for 2011
First Quarter	$25.49	$22.67	$0.50	NOK8.34	NOK6.86	$0.040
Second Quarter	$24.77	$18.99	$0.50	NOK7.19	NOK4.84	$0.020
Third Quarter	$22.38	$16.11	$0.50	NOK5.49	NOK3.58	$0
Fourth Quarter	$18.03	$13.63	$0.50	NOK4.79	NOK3.62	$0

Quarterly for 2012
First Quarter	$15.50	$13.60	$0.35	NOK5.75	NOK3.90	$0
Second Quarter	$14.28	$7.83	$0.175	NOK5.35	NOK3.85	$0
Third Quarter	$8.79	$6.06	$0.175	NOK4.65	NOK3.83	$0
Fourth Quarter	$6.69	$5.04	$0.175	NOK4.49	NOK3.85	$0

Quarterly for 2013
First Quarter	$8.20	$5.94	$0.175	NOK6.25	NOK4.41	$0
Second Quarter	$8.21	$6.24	$0.175	NOK6.72	NOK5.48	$0.010
Third Quarter	$10.45	$6.96	$0.175	NOK9.36	NOK6.27	$0.010
Fourth Quarter	$10.40	$7.27	$0.175	NOK15.40	NOK8.41	$0.025

Quarterly for 2014
First Quarter	$14.50	$8.98	$0.20	NOK13.92	NOK11.30	$0.025
Second Quarter	$16.16	$11.38	$0.20	NOK11.91	NOK9.97	$0.025
Third Quarter	$14.45	$8.79	$0.05	NOK11.30	NOK7.31	$0.007
Fourth Quarter	$9.03	$3.76	$0.05	NOK8.20	NOK4.70

The table below sets forth the high and low closing prices for each of the respective calendar months in 2014, unless otherwise indicated, for Knightsbridge common shares and Golden Ocean common shares.

	Knightsbridge (NASDAQ)		Knightsbridge Dividends	Golden Ocean (OSE)		Golden Ocean Dividend
	High	Low		High	Low
June	$16.16	$14.00	$0.20	NOK11.36	NOK9.97	0.025
July	$14.45	$11.40	—	NOK10.75	NOK9.66	—
August	$12.70	$10.41	—	NOK11.30	NOK9.15	—
September	$13.19	$8.79	$0.20	NOK10.56	NOK7.31	0.025
October	$9.03	$6.33	—	NOK8.20	NOK6.39	—
November	$8.28	$5.71	—	NOK8.15	NOK5.87	—
December	$4.93	$3.76	$0.05	NOK5.53	NOK4.70	0.007
January 2015	$5.49	$4.01		NOK6.55	NOK4.68
February 2015 (through February 19, 2015)	$4.70	$4.15		NOK5.42	NOK4.89

EXCHANGE RATES

As of December 31, 2014, the exchange rate of NOK per one USD was 7.4520. The following table shows for the period from January 1, 2009 through December 31, 2014, the low, high, average and period end exchange rate of NOK per one USD.

Reference Date	Low	High	Average	Period End
Year
2014	NOK 5.8995	NOK 7.4841	NOK 6.3083	NOK 7.4520
2013	NOK 5.4550	NOK 6.2516	NOK 5.8789	NOK 6.1466
2012	NOK 5.5569	NOK 6.1232	NOK 5.8174	NOK 5.5851
2011	NOK 5.2454	NOK 6.0268	NOK 5.6059	NOK 5.9751
2010	NOK 5.6088	NOK 6.7073	NOK 6.0448	NOK 5.8218

Reference Date	Low	High	Average	Period End
Month
December 2014	NOK 6.9381	NOK 7.4841	NOK 7.3017	NOK 7.4520
November 2014	NOK 6.7321	NOK 7.0304	NOK 6.8158	NOK 7.0304
October 2014	NOK 6.4434	NOK 6.7510	NOK 6.5535	NOK 6.7510
September 2014	NOK 6.1874	NOK 6.4580	NOK 6.3524	NOK 6.4261
August 2014	NOK 6.1356	NOK 6.2794	NOK 6.1964	NOK 6.1975
July 2014	NOK 6.1533	NOK 6.2855	NOK 6.2023	NOK 6.2855
June 2014	NOK 5.9455	NOK 6.1649	NOK 6.0465	NOK 6.1331
May 2014	NOK 5.8995	NOK 5.9750	NOK 5.9410	NOK 5.9734
April 2014	NOK 5.9293	NOK 6.0208	NOK 5.9785	NOK 5.9492
March 2014	NOK 5.9503	NOK 6.0679	NOK 5.9986	NOK 5.9883
February 2014	NOK 6.0034	NOK 6.2850	NOK 6.1142	NOK 6.0034
January 2014	NOK 6.0666	NOK 6.2804	NOK 6.1585	NOK 6.2804

Source: Bloomberg Finance L.P.

The rates presented above may differ from the actual rates used in the preparation of Knightsbridge’s or Golden Ocean’s financial statements and other financial information appearing in this document. The inclusion of such rates is not meant to suggest that the NOK amounts actually represent U.S. dollar amounts or that such amounts could have been converted at any particular rate.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KNIGHTSBRIDGE

The following table sets forth certain selected historical consolidated financial data of Knightsbridge prepared in accordance with U.S. generally accepted accounting principles, or US GAAP. The information as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 has been derived from the audited consolidated financial statements of Knightsbridge included in its annual report on Form 20-F for the fiscal year ended 2013 filed with the Securities and Exchange Commission, or the SEC on March 6, 2014 and incorporated herein by reference. The information as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009 is derived from Item 3A. Selected Financial Data included in its annual report on Form 20-F for the fiscal year ended 2013. The unaudited information as at and for the six month period ended June 30, 2014 has been prepared on the same basis as its audited consolidated financial statements and, in the opinion of management, include all material adjustments, consisting only of normal recurring adjustments considered necessary for a fair statement of the Knightsbridge’s financial statements, in accordance with US GAAP. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of Knightsbridge, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

	For the six months ended June 30, 2014	Fiscal year ended December 31,
		2013	2012	2011	2010	2009
(in thousands of $, except common shares and per share data)
Statement of Operations Data:
Total operating revenues	40,698	37,546	37,315	55,497	40,825	8,480
Total operating expenses	22,470	30,722	27,307	24,457	17,267	4,974
Net operating income	18,228	6,824	10,008	31,040	23,558	3,506
Net income from continuing operations	17,228	3,530	5,882	27,058	20,145	2,576
Net (loss) income from discontinued operations	(228)	(7,433)	(59,311)	5,594	18,412	19,104
Net (loss) income	17,000	(3,903)	(53,429)	32,652	38,557	21,680
Earnings per share from continuing operations: basic	0.46	0.14	0.24	1.11	1.05	0.15
Earnings per share from continuing operations: diluted	0.46	0.14	0.24	1.10	1.05	0.15
(Loss) earnings per share from discontinued operations: basic	(0.01)	(0.29)	(2.43)	0.23	0.97	1.12
(Loss) earnings per share from discontinued operations: diluted	(0.01)	(0.29)	(2.41)	0.23	0.97	1.12
(Loss) earnings per share: basic	0.45	(0.15)	(2.19)	1.34	2.02	1.27
(Loss) earnings per share: diluted	0.45	(0.15)	(2.17)	1.33	2.02	1.27
Cash distributions per share declared	0.575	0.70	1.20	2.00	1.70	0.25

Balance Sheet Data (at end of year):
Cash and cash equivalents	18,130	98,250	79,259	46,848	56,771	7,964
Restricted cash	15,000	15,000	15,000	15,000	15,000	10,000
Newbuildings	99,047	26,706	—	—	—	—
Vessels, net	527,898	262,747	273,826	436,273	459,032	344,399
Total assets	680,268	409,858	397,420	521,219	541,953	374,946
Current portion of long-term debt	2,604	—	4,700	3,600	3,600	13,960
Long-term debt	122,396	95,000	106,978	150,140	153,740	106,520
Share capital	491	305	244	244	244	171
Total equity	543,014	307,441	277,694	359,932	375,901	239,710
Common shares outstanding	49,121,550	30,472,061	24,437,000	24,425,699	24,425,699	17,100,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GOLDEN OCEAN

The following table sets forth certain selected historical consolidated financial data of Golden Ocean prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The consolidated financial data for the years ended December 31, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 is derived from Golden Ocean’s audited consolidated financial statements which are included elsewhere in this proxy statement/prospectus. The consolidated financial data for the years ended December 31, 2010 and 2009 and as at December 31, 2011, 2010 and 2009 is derived from Golden Ocean’s audited consolidated financial statements for those years, which are not included or incorporated by reference into this prospectus. The consolidated income statement data for the six months ended June 30, 2014 and 2013 and the consolidated balance sheet data as of June 30, 2014 have been derived from Golden Ocean’s unaudited consolidated interim financial statements. The information presented below is only a summary and should be read in conjunction with the respective audited and unaudited financial statements of Golden Ocean, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

	For the six months ended June 30, 2014	Fiscal year ended December 31,
		2013	2012	2011	2010	2009
(in thousands of $, except common shares and per share data)
Statement of Operations Data:
Total operating revenues	146,995	308,901	229,840	317,116	384,879	355,910
Total operating expenses	129,477	225,079	193,755	263,015	276,776	259,592
Net operating income	29,401	95,262	34,365	46,646	127,437	133,072
Net income	11,078	84,492	11,597	14,194	108,034	218,003
Net income attributable to Golden Ocean	11,494	83,875	11,602	14,319	111,133	216,988
Basic and diluted income per share attributable to Golden Ocean ($)	0.03	0.19	0.03	0.03	0.24	0.53
Cash dividends per share declared ($)	0.050	0.045	—	0.06	0.175	—

	For the six months ended June 30, 2014	Fiscal year ended December 31,
		2013	2012	2011	2010	2009
(in thousands of $, except common shares)
Balance Sheet Data (at end of year):
Cash and cash equivalents incl. restricted deposit	133,335	98,841	112,537	138,284	180,041	92,728
Vessels under construction	26,694	16,144	116,082	216,965	262,337	480,454
Vessels and equipment, net	833,370	667,788	611,517	637,441	533,303	355,279
Vessels and equipment under capital lease, net	126,145	130,795	140,217	147,991	155,187	104,417
Refundable instalments for cancelled newbuilding contracts	149,477	192,976	100,325	—	—	—
Total assets	1,343,993	1,188,471	1,110,379	1,212,071	1,227,218	1,087,602
Current portion of long-term debt	66,144	41,214	38,733	62,962	35,993	57,729
Current portion of obligations under capital leases	7,195	7,370	6,837	6,426	6,112	3,530
Long-term debt	492,094	319,605	324,432	455,385	450,986	414,856
Obligations under capital leases	107,174	110,416	118,055	124,859	129,218	73,557
Share capital	44,731	44,726	44,726	45,699	45,699	56,699
Total equity attributable to Golden Ocean	636,827	620,782	537,805	529,389	573,820	512,213
Ordinary shares outstanding	447,321,293	447,261,796	447,261,796	456,990,107	456,990,107	456,990,107

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts presented in thousands of U.S. dollars unless otherwise stated, except per share amounts)

Introduction

The following unaudited pro forma condensed combined financial information of the Combined Company is presented to illustrate the proposed combination of Knightsbridge and Golden Ocean, which was announced on October 7, 2014, pursuant to which the two companies have agreed to merge, with Knightsbridge as the surviving legal entity. The Combined Company will be renamed Golden Ocean Group Limited upon completion of the merger. The unaudited pro forma condensed combined balance sheet as of June 30, 2014 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 are based upon, derived from, and should be read in conjunction with the historical unaudited and audited financial statements of Knightsbridge, which are available in Knightsbridge’s Form 6-K for the six months ended June 30, 2014 and Form 20-F for the year ended December 31, 2013, respectively, and incorporated by reference in this proxy statement/prospectus and the historical unaudited and audited financial statements of Golden Ocean for the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, included in this proxy statement/prospectus. Knightsbridge’s historical audited and unaudited financial statements were prepared in accordance with U.S. GAAP and presented in thousands of U.S. dollars. Golden Ocean’s historical unaudited and audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. For purposes of preparing the unaudited pro forma condensed combined financial information, Golden Ocean’s historical audited and unaudited financial statements prepared under IFRS as issued by the IASB were reconciled to U.S. GAAP, as applicable, and as further described in Notes 2 and 3 and other accompanying notes to the unaudited pro forma condensed combined financial information based on a preliminary U.S. GAAP analysis. This reconciliation has not been audited.

The accompanying unaudited pro forma condensed combined financial information give effect to adjustments that are (i) directly attributable to the combination, (ii) factually supportable, and (iii) with respect to the unaudited condensed combined statements of income, are expected to have a continuing impact on the consolidated results. The unaudited condensed combined balance sheet gives effect to the combination as if it occurred on June 30, 2014 and the unaudited condensed combined statements of income give effect to the combination as if it happened on January 1, 2013. Other than as described herein, the accompanying unaudited pro forma condensed combined financial information does not give effect to the March Frontline 2012 Transaction, including the expected issuance by Knightsbridge of an additional 31 million shares to Frontline 2012.

The combination of Knightsbridge and Golden Ocean will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Knightsbridge selected as the accounting acquirer under this guidance. Refer to Note 3 for further details surrounding the combination.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under ASC 805, generally all assets acquired and liabilities assumed are recorded at their acquisition date fair value. For pro forma purposes, the fair value of Golden Ocean’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value. Occasionally, an acquirer will make a bargain purchase, which is a business combination in which the consideration amount is less than the aggregate of the assets acquired and the liabilities assumed. Before recognizing a gain on a bargain purchase, the acquirer shall reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review. If that shortfall remains, the acquirer shall recognize the resulting gain in earnings on the acquisition date. The gain shall be attributed to the acquirer. Certain current market based assumptions were used which will be updated in the purchase accounting upon completion of the combination. Management believes the estimated fair values utilized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material, as certain valuations and other studies have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, a preliminary review of IFRS to U.S. GAAP differences and related accounting policies has been completed based on information made available to date. However, following the consummation of the combination, management will conduct a final review. As a result of that review, management may identify further differences that, when finalized, could have a material impact on this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the combination occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Combined Company will experience after the combination. In addition, the accompanying unaudited pro forma condensed combined statements of income do not include any expected cost savings or operating synergies, which may be realized subsequent to the combination or the impact of any non-recurring activity and one-time transaction-related or integration-related items.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the above referenced historical audited and unaudited consolidated financial statements of both Knightsbridge and Golden Ocean and management’s discussion and analysis of financial condition and results of operations of Golden Ocean.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

	Historic Knightsbridge	Historic Golden Ocean, IFRS IASB	US GAAP Selected Adjustments	Notes- 4(A)	Pro Forma Adjustments	Notes- 4(B)		Pro Forma Combined
ASSETS
Current Assets
Cash and equivalents	$18,130	127,228	(40,000)	(1)	—			105,358
Restricted cash	—	6,107	—		—			6,107
Trade receivables, net	6,468	25,932	—		(19,935)	(2)		12,465
Other receivables, net	931	—	—		14,312	(2	)(3)	15,243
Inventories	7,138	11,331	—		—			18,469
Refundable instalments for cancelled newbuilding contracts	—	149,477	(149,477)	(2)	—			—
Voyages in progress	824	—	—		—			824
Prepaid expenses and accrued income	886	—	—		5,596	(2)		6,482

Total Current Assets	34,377	320,075	(189,477)		(27)			164,948
Restricted cash	15,000	—	40,000	(1)	—			55,000
Vessels, net	527,898	833,370	—		(88,920)	(1)		1,272,348
Vessels held under capital lease, net	—	126,145	—		(102,165)	(1)		23,980
Newbuildings	99,047	26,694	—		27,290	(1)		153,031
Refundable instalments for cancelled newbuilding contracts	—	—	149,477	(2)	7,203			156,680
Investments in associated companies	—	9,937	—		8,254	(1)		18,191
Derivative financial assets	—	3,411	—		—			3,411
Available for sale financial assets	—	15,478	—		—			15,478
Other long term receivables	—	8,883	—		—			8,883
Value of long term charter parties	—	—	—		108,469	(1)		108,469
Deferred charges	3,946	—	—		—			3,946

Total Assets	$680,268	1,343,993	—		(39,896)			1,984,365

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt and capital lease obligations	$2,604	73,339	(11,250)	(3)	—			64,693
Accounts payable	1,773	32,059	—		(25,059)	(2)		8,773
Accrued expenses	7,981	—	—		14,030	(2	)(3)	22,011
Due to related parties	—	535	—		—			535
Deferred charter revenue	2,500	—	—		11,002	(2)		13,502
Total Current Liabilities	14,858	105,933	(11,250)		(27)			109,514
Long-term debt and capital lease obligations, net of current portion	122,396	599,268	11,250	(3)	(51,508)	(1)		681,406
Other liabilities	—	1,753	—		(1,753)	(1)		—
Total Liabilities	137,254	706,954	—		(53,288)			790,920
Shareholders’ Equity
Common stock	491	44,731	—		(44,116)	(1)		1,106
Other stockholders’ equity	542,523	592,096	—		57,508	(1)		1,192,127

	543,014	636,827	—		13,392			1,193,233
Non-controlling interest	—	212	—		—			212

Total Shareholders’ Equity	543,014	637,039	—		13,392			1,193,445
Total liabilities and shareholders’ equity	$680,268	1,343,993	—		(39,896)			1,984,365

Unaudited Pro Forma Condensed Combined Statement of Operations For the six months ended June 30, 2014

(in thousands, except per share data)	Historic Knightsbridge	Historic Golden Ocean, IFRS IASB	US GAAP Selected Adjustments	Notes – 5(A)	Pro Forma Adjustments	Notes – 5(B)	Pro Forma Combined
Operating revenue
Time charter revenue	$15,503	68,682	—		(9,039)	(1)	75,146
Voyage charter revenue	11,262	72,313	—		—		83,575
Other income	13,933	6,000	—		(335)	(2)	19,598

Total operating revenue	40,698	146,995	—		(9,374)		178,319

Operating expenses
Voyage expenses and commissions	7,242	44,102	—		(335)	(2)	51,009
Ship operating expenses	6,357	26,345	9,743	(2)	—		42,445
Charter hire expenses	—	30,941	—		—		30,941
Administrative expenses	2,479	5,571	—		—		8,050
Depreciation	6,392	22,518	(2,310)	(2)	(4,580)	(3)	22,020

Total operating expenses	22,470	129,477	7,433		(4,915)		154,465

Other gains (losses), net	—	11,883	(12,298)	(1) and (2)	—		(415)

Net operating income	18,228	29,401	(19,731)		(4,459)		23,439

Interest income	10	595	—		—		605
Interest expense	(755)	(15,409)	2,896	(2)	1,909	(4)	(11,359)
Loss on freight forward agreements	—	—	(6,275)	(1)	—		(6,275)
Loss on interest rate swaps	—	—	(5,108)	(1)	—		(5,108)
Income from associated companies	—	—	7,621	(1)	(95)	(5)	7,526
Profit on sale of securities	—	—	1,342	(1)	—		1,342
Other financial items	(255)	(3,414)	3,766	(1)	(150)	(6)	(53)
Income from continuing operations before income taxes	17,228	11,173	(15,489)		(2,795)		10,117
Income taxes	—	(75)	—		—		(75)
Income from continuing operations after income taxes	17,228	11,098	(15,489)		(2,795)		10,042
Net loss attributable to noncontrolling interest	—	396	—		—		396

Net earnings from continuing operations attributable to common shareholders	$17,228	11,494	(15,489)		(2,795)		10,438

Weighted-average number of common shares outstanding
Basic	37,497	447,262					98,997
Diluted	37,646	452,117					99,814
Net earnings attributable to common shareholders, per common share
Basic	$0.46	0.025					0.11
Diluted	$0.46	0.025					0.10

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2013

(in thousands, except per share data)	Historic Knightsbridge	Historic Golden Ocean, IFRS IASB	US GAAP Selected Adjustments	Notes – 6(A)	Pro Forma Adjustments	Notes – 6(B)	Pro Forma Combined
Operating revenue
Time charter revenue	$27,677	165,036	—		(18,078)	(1)	174,635
Voyage charter revenue	9,869	111,421	—		—		121,290
Other income	—	32,444	—		(469)	(2)	31,975

Total operating revenue	37,546	308,901	—		(18,547)		327,900

Operating expenses
Voyage expenses and commissions	6,809	70,448	—		(469)	(2)	76,788
Ship operating expenses	7,897	46,012	4,486	(2)	—		58,395
Charter hire expenses	—	57,723	—		—		57,723
Administrative expenses	4,937	12,233	—		—		17,170
Depreciation	11,079	38,664	(2,025)	(2)	(7,287)	(3)	40,431

Total operating expenses	30,722	225,080	2,461		(7,756)		250,507

Other gains, net	—	11,440	(11,440)	(1)	—		—

Net operating income	6,824	95,261	(13,901)		(10,791)		77,393

Interest income	41	1,096	—		—		1,137
Interest expense	(2,827)	(19,115)	—		5,799	(4)	(16,143)
Gain on freight forward agreements	—	—	7,291	(1)	—		7,291
Gain on interest rate swaps	—	—	6,187	(1)	—		6,187
Income from associated companies	—	—	4,149	(1)	(192)	(5)	3,957
Profit on sale of securities	—	—	955	(1)	—		955
Other financial items	(508)	7,423	(7,142)	(1)	(300)	(6)	(527)
Income from continuing operations before income taxes	3,530	84,665	(2,461)		(5,484)		80,250
Income taxes	—	(174)	—		—		(174)
Income from continuing operations after income taxes	3,530	84,491	(2,461)		(5,484)		80,076
Net earnings attributable to noncontrolling interest	—	(617)	—		—		(617)

Net earnings from continuing operations attributable to common shareholders	$3,530	83,874	(2,461)		(5,484)		79,459

Weighted-average number of common shares outstanding
Basic	25,620	447,262					87,120
Diluted	25,796	452,207					87,976
Net earnings attributable to common shareholders, per common share
Basic	$0.14	0.19					0.91
Diluted	$0.14	0.19					0.90

1. Description of Transaction

As described more fully elsewhere in this proxy statement/prospectus, on October 7, 2014, Knightsbridge and Golden Ocean entered into the merger agreement (the “Merger Agreement”), pursuant to which the two companies have agreed to merge, with Knightsbridge as the surviving legal entity (the “Combined Company”). The Combined Company will be renamed Golden Ocean Group Limited upon completion of the merger. As a result of the expected merger, the Combined Company is expected to become one of the world’s leading dry bulk companies with a modern fleet of 72 vessels, of which 34 are newbuildings under construction at December 31, 2014, including all of the newbuilding contracts purchased in connection with the March Frontline 2012 Transaction. The merger is subject to approval by the shareholders of Golden Ocean and Knightsbridge in separate special general meetings to be held on March 26, 2015 and the merger is expected to close shortly thereafter. Completion of the merger is also subject to the execution of certain definitive documents, customary closing conditions and regulatory approvals.

Knightsbridge’s ordinary shares are currently listed for trading on the NASDAQ Global Select Market (“NASDAQ”), and Golden Ocean’s ordinary shares are currently listed for trading on the Oslo Stock Exchange (the “OSE”) and the Singapore Stock Exchange. In accordance with the Merger Transactions, the Combined Company will apply for a secondary listing of its ordinary shares on the OSE, and expects that after the merger its ordinary shares will be listed for trading on both NASDAQ and the OSE.

Shareholders in Golden Ocean at the time the merger is completed will receive shares in Knightsbridge as merger consideration. Pursuant to the Merger Transactions, one share in Golden Ocean will give the right to receive 0.13749 shares in Knightsbridge, and it has been assumed for the purpose of these unaudited pro forma condensed combined financial statements that Knightsbridge will issue 61.5 million shares to shareholders in Golden Ocean as merger consideration based on the number of outstanding shares in Golden Ocean on October 7, 2014. While the exchange ratio is fixed, the exact number of shares to be issued cannot be determined at this time as the number of outstanding shares in Golden Ocean at the time of completion is to be determined. Pursuant to the Merger Agreement Golden Ocean may not issue new shares without the agreement of Knightsbridge, except in connection with its Convertible Bond Issue 2014/2019 and its option plan. Upon the effectiveness of the merger, existing shareholders in Knightsbridge and Golden Ocean will own approximately 57% and 43%, respectively, of the Combined Company.

Upon the effectiveness of the merger, the Convertible Bond Issue 2014/2019 that was issued by Golden Ocean in January 2014 will be converted into a convertible bond of the Combined Company pursuant to the terms of the bond agreement.

Hemen Holding Limited (“Hemen”), a company indirectly controlled by trusts established by John Fredriksen for the benefit of his immediate family, and certain of its affiliates, own approximately 41% and 59%, respectively, of the issued and outstanding common shares of Golden Ocean and Frontline 2012 Ltd (“Frontline 2012”). Frontline 2012 and Hemen own approximately 58% and 4%, respectively, of the outstanding common shares of Knightsbridge.

In connection with the special general meetings, Hemen, and certain of its affiliates, (including Frontline 2012) have entered into voting agreements to vote all of their respective shares in favor of the merger. Approval of the merger by the shareholders of each Company requires the affirmative vote of those shareholders, as of the record date, representing 75% of the ordinary shares of that company which are voted at its special general meeting.

After the merger is completed it is expected that Hemen and such affiliates, collectively, will own approximately 53% of the shares and votes in the Combined Company, which includes Hemen’s indirect ownership in the shares owned by Frontline 2012. Knightsbridge has agreed to acquire 12 special purpose companies from Frontline 2012, each owning a fuel efficient 180,000 dwt Capesize dry bulk newbuilding, in March 2015 and issue 31.0 million shares as consideration, at which time Hemen and its affiliates, collectively, will own approximately 43% of the shares and votes in the Combined Company.

The merger values the entire issued share capital of Golden Ocean at approximately $297.0 million at a closing share price of $4.83 on January 16, 2015 (the most practicable date used for preparation of the pro forma condensed combined financial information). The value of the consideration that Golden Ocean’s shareholders will receive when the merger is completed will ultimately be based on the closing date share price of Knightsbridge’s stock on the closing date of the merger, and could materially change.

2. Accounting Policies

During the preparation of this unaudited pro forma condensed combined financial information, management has performed a preliminary review and comparison of Golden Ocean’s IFRS accounting policies with Knightsbridge’s U.S. GAAP accounting policies. For purposes of preparing the unaudited pro forma condensed combined financial information, Golden Ocean’s historical audited and unaudited financial statements prepared under IFRS as issued by the IASB were reconciled to U.S. GAAP based on a preliminary analysis. Following the consummation of the combination, management will conduct a final review of Golden Ocean’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of Golden Ocean’s statement of income or reclassification of assets or liabilities to conform to Knightsbridge’s accounting policies and classifications or are required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

3. Accounting for the Combination

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial information of Knightsbridge and Golden Ocean. The acquisition method of accounting, based on ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the purchase price allocation included herein is preliminary and has been presented solely for the purpose of providing pro forma financial information and will be revised as additional information becomes available and as additional analyses are performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting will occur and could have a material impact on the accompanying pro forma condensed combined financial information and the combined company’s future consolidated financial statements.

The combination of Knightsbridge and Golden Ocean will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), with Knightsbridge selected as the accounting acquirer under this guidance. The factors that were considered in determining that Knightsbridge should be treated as the accounting acquirer in the Merger Transaction were the relative voting rights in the Combined Company, the composition of the board of directors in the Combined Company, the relative sizes of Knightsbridge and Golden Ocean, the composition of senior management of the Combined Company and the name of the Combined Company. Management believes that the relative voting rights in the Combined Company and the composition of the board of directors in the Combined Company were the most significant factors in determining Knightsbridge as the accounting acquirer.

With respect to the relative voting rights in the Combined Company, it is noted that after the completion of the Merger, the current Knightsbridge shareholders and the current Golden Ocean shareholders will own approximately 56.6% and 43.4% of the Combined Company, respectively. Golden Ocean also currently has 4.9 million stock options outstanding, which will be converted into 0.7 million stock options in the Combined Company after the completion of the Merger based on the agreed exchange ratio and Golden Ocean has a $200.0 million convertible bond outstanding, which will be assumed by the Combined Company and will be convertible into 9.6 million shares of the Combined Company. Assuming that all options and bonds are converted into shares of the Combined Company then the shareholdings in the Combined Company would be as follows: (i) current Knightsbridge shareholders 52.8%, (ii) current Golden Ocean shareholders 40.5%, (iii) option holders 0.4% and (iv) bondholders 6.3%. It should be noted that the convertible bond conversion price is significantly “out of money” and conversion of the debt is currently not expected. The Hemen Shareholder is a common shareholder of both Knightsbridge and Golden Ocean and the effect of this common ownership was considered. The analysis of the relative voting rights in a business combination involving entities with common shareholders should consider the former shareholder groups of the combining entities and not the individual owners that are common to the combining entities. The former shareholder group that retains or receives the largest portion of the voting rights in the combined entity would be the accounting acquirer, absent the consideration of any of the other factors provided in ACS 805. In this transaction, the current Knightsbridge shareholders, including the Hemen Shareholder, will own 56.6% of the Combined Company and current Golden Ocean shareholders, including the Hemen Shareholder, will own 43.4% of the Combined Company and so the Knightsbridge shareholder group received the largest voting percentage in the Combined Company. This points to Knightsbridge as the accounting acquirer.

With respect to the composition of the board of directors in the Combined Company, the bye-laws of Knightsbridge as well as the Amended and Restated Bye-Laws, which will become the bye-laws of the Combined Company, require a simple majority of the votes cast at the shareholders meeting for the re-election or election of new directors. The Knightsbridge Board was expanded to eight directors and five of those directors were re-elected at the recent annual general meeting in September 2014. As a result, three directors are still to be appointed to the Knightsbridge Board. Knightsbridge has agreed to appoint John Fredriksen, Kate Blankenship and Gert-Jan van der Akker to fill the vacant director seats. The composition of the Combined Company’s Board will consist of five Knightsbridge appointed directors, two directors who are directors in both Golden Ocean and Frontline 2012, which has a controlling interest in Knightsbridge, and one independent director. It should be noted that one of the directors of Knightsbridge is also the Chief Executive Officer of Golden Ocean Management AS. The composition of the board of directors points to Knightsbridge as the accounting acquirer.

The relative sizes of Knightsbridge and Golden Ocean were also considered to be factors that supported that conclusion that Knightsbridge will be the accounting acquirer. While Golden Ocean currently has higher revenues and assets than Knightsbridge, Knightsbridge is currently in a growth phase (and has agreed to acquire a 12 further newbuildings in March 2015). In addition, the market capitalizations of Knightsbridge and Golden Ocean at September 30, 2014 were approximately $629 million and $441 million, respectively. It should also be noted that the net book value of the Knightsbridge equity is significantly higher than the equity of Golden Ocean.

The composition of the senior management of the Combined Company, the use of Golden Ocean’s name for the Combined Company and the party that initiated the transaction were also considered but were not considered as important factors in the determination of the accounting acquirer.

Knightsbridge has a Chief Executive Officer while the remainder of management is provided under management agreements with ICB Shipping (Bermuda) Limited, a wholly owned subsidiary of Frontline Ltd. (this is not the same company as Frontline 2012 discussed above, which is also managed by Frontline Ltd.) and Golden Ocean Management Bermuda Ltd. Management services provided by Frontline Ltd are mainly related to administrative services and technical operations as well as newbuilding supervision services. It is also noted that the current Chief Executive Officer and Chief Financial Officer of Golden Ocean Management AS will assume those roles in the Combined Company and it is expected that the Combined Company will continue to outsource technical operations, newbuilding supervision and other administrative services (corporate secretarial and accounting) to Frontline Ltd. As such, the management of the Combined Company is changing to some extent in favor of Golden Ocean, but this is not considered to be a determining factor in the consideration of acquirer based on the analysis of the composition of the board of the Combined Company and its ability to determine the composition of management.

Due to the recent transformation of Knightsbridge from an oil tanker business to a dry bulk business and Golden Ocean’s long history in the dry bulk sector, management believes that the Golden Ocean name is more widely known in the dry bulk market and decided to take advantage of this when choosing the name of the Combined Company. Management did not consider this to be an important factor, however, in the determination of the accounting acquirer compared with the various factors discussed above.

The date of the Merger Agreement is October 7, 2014. For pro forma purposes, the valuation of consideration transferred is based on the number of common shares to be issued by Knightsbridge and Knightsbridge’s closing share price of $4.83 on January 16, 2015, the most practicable date used for preparation of the pro forma condensed combined financial information. The value of the consideration that Golden Ocean’s shareholders will receive when the combination is completed will ultimately be based on the closing date share price of Knightsbridge stock on the final date of the combination, which could materially change.

The following represents the preliminary purchase price calculation (in thousands, total amounts may not recalculate due to rounding):

Golden Ocean outstanding shares	447,321
Exchange Ratio	0.13749
Knightsbridge common stock issued to Golden Ocean shareholders (in thousands)	61,500
Closing price per share on January 16, 2015	$4.83
Total estimated purchase price consideration	$297,045

When calculating the total estimated purchase price consideration above, the Company has assumed that no dissenter rights will be exercised. The Golden Ocean stock options and the Knightsbridge restricted stock units held by Golden Ocean are not considered to have a material impact on the purchase price consideration and are not included in the estimated purchase price consideration for purposes of these proforma financial statements.

The following represents the calculation of the bargain purchase gain and the allocation of the total purchase price based on management’s preliminary valuation (in thousands, total amounts may not recalculate due to rounding):

Total estimated purchase price consideration	$297,045
Fair value of non-controlling interest	212

297,257
Fair value of net assets acquired and liabilities assumed	650,431

Bargain purchase gain	$(353,174)

Current assets	130,598
Restricted cash	40,000
Vessels, net	744,450
Vessels held under capital lease	23,980
Newbuildings	53,984
Refundable installments for cancelled newbuilding contracts	156,680
Derivative financial assets	3,411
Investments in associated companies	18,191
Available for sale financial assets	15,478
Value of long term time charters	108,469
Long term receivables	8,883
Current liabilities	(97,938)
Non-current liabilities	(555,755)

Fair value of net assets acquired and liabilities assumed	650,431

For pro forma purposes, the fair value of Golden Ocean’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate of fair value and this is in excess of the consideration amount. Management has reassessed whether it has correctly identified all of the assets acquired and all of the liabilities assumed and this excess remains. Consequently, Knightsbridge shall recognize the resulting gain in earnings on the acquisition date. The calculation of the bargain purchase gain will also be based on the closing date share price of Knightsbridge stock on the final date of the combination, which could materially change.

Knightsbridge’s closing share price on the day prior to the merger announcement was $7.85 and Knightsbridge agreed to issue 61.5 million shares (valuing the announced consideration at $482.8 million). Since Golden Ocean’s closing share price on the day prior to the merger announcement was NOK 6.39 (or $0.986) valuing Golden Ocean at $441.1 million, the merger announcement suggested that Knightsbridge would pay a 9.5% premium. The bargain purchase gain arising on the transaction is, in part, the result of the fall in the Knightsbridge’s share price from the time of the transaction negotiations and the preparation date of the proforma information. For purposes of the proforma information, the closing share price on January 16, 2015 of $4.83 has been used and has been compared with a fair valuation of assets and liabilities as of June 30, 2014. The terms of the transaction, however, were largely based on the net asset valuations of Knightsbridge and Golden Ocean at September 30, 2014 and the share prices of each company at that time.

The following provides sensitivities to changes in the purchase price due to changes in Knightsbridge’s share price (total amounts may not recalculate due to rounding):

(in thousands except per share data)	Price per Knightsbridge Share	Golden Ocean Exchanged Shares	Total Purchase Price Consideration	Bargain Purchase Gain
January 16, 2015	4.83	61,500	297,045	353,174
Decrease of 20%	3.86	61,500	237,390	412,829
Increase of 20%	5.80	61,500	356,700	293,519

4. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of June 30, 2014

(A) Adjustments and reclassifications from IFRS to U.S. GAAP

Golden Ocean’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, Golden Ocean’s historical audited and unaudited financial statements prepared under IFRS as issued by the IASB were reconciled to U.S. GAAP, as applicable, based on a preliminary U.S. GAAP analysis. This is not intended to be a complete reconciliation from IFRS to U.S. GAAP as certain differences are adjusted for as part of the fair value adjustments included in the preliminary pro forma purchase price allocation. The applicable adjustments following from the IFRS to U.S. GAAP reconciliation have been included in the “U.S. GAAP Selected Adjustments” column to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2014 as further explained below.

1.	Golden Ocean’s loan agreements contain a financial covenant, which requires the company to maintain a minimum cash balance of $40.0 million throughout the term of the loan and so this balance has been reclassified from cash in order to conform with Knightsbridge’s accounting policy under U.S. GAAP. The restricted cash is classified as non-current as it relates to long term debt.

2.	Installments related to newbuilding contracts that would originally have been classified as non-current assets under U.S. GAAP would continue to be classified by Knightsbridge as a non-current asset under U.S. GAAP as of June 30, 2014 pending final resolution of the arbitration appeals process and resolution of the associated gain contingency. That process related to each contract was not fully resolved as of June 30, 2014. The balances were classified as a current asset by Golden Ocean management following the initial arbitration findings in the second quarter of 2014 at which time that such balances were reclassified as financial assets measured at fair value under IFRS.

3.	Loan balances in the aggregate amount of $11.3 million relating to cancelled newbuilding contracts have been classified by Golden Ocean under IFRS as short term under the assumption that these loan balances will be repaid in the short term upon the receipt of the claims for re-imbursement of instalments paid and accrued interest. These loan balances have been reclassified as long term debt under U.S. GAAP as the repayment profile in the related loan agreements has not been amended.

(B) Pro Forma Adjustments

The following table and subsequent notes describe the purchase accounting fair value adjustments, other pro forma adjustments and reclassifications made to Golden Ocean’s historical financial statements to conform to Knightsbridge’s classification and presentation. The table also includes the elimination of historical transactions between Knightsbridge and Golden Ocean.

(amounts in thousands US$)	Adjustments(1)		Reclassifications(2)	Pro Forma Eliminations(3)	Total
ASSETS
Current Assets
Trade receivables, net	$—		$(19,935)	$—	$(19,935)
Other receivables, net	—		14,339	(27)	14,312
Prepaid expenses and accrued income	—		5,596	—	5,596

Total Current Assets	—		—	(27)	(27)
Vessels, net	(88,920	)(a)	—	—	(88,920)
Vessels held under capital lease, net	(102,165	)(b)	—	—	(102,165)
Newbuildings	27,290	(c)	—	—	27,290
Refundable instalments for cancelled newbuilding contracts	7,203	(d)	—	—	7,203
Investments in associated companies	8,254	(e)	—	—	8,254
Value of long term time charters	108,469	(f)		—	108,469
Total Assets	$(39,869)		$—	$(27)	$(39,896)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	—		(25,059)	—	(25,059)
Accrued expenses	—		14,057	(27)	14,030
Deferred charter revenue	—		11,002	—	11,002

Total Current Liabilities	—		—	(27)	(27)
Long term debt	19,021	(h)	—	—	19,021
Obligations under finance lease	(70,529	)(g)	—	—	(70,529)
Other long term liabilities	(1,753	)(i)	—	—	(1,753)
Total Liabilities	(53,261)		—	(27)	(53,288)
Shareholders’ Equity
Common stock	(44,116	)(j)	—	—	(44,116)
Other shareholders’ equity	57,508	(j)	—		57,508

Total Shareholders’ Equity	13,392		—	—	13,392

Total Liabilities and Shareholders’ Equity	$(39,869)		$—	$(27)	$(39,896)

(1) Pro Forma Adjustments

a)

Vessels, net—The estimated fair value and the book value of Golden Ocean’s vessels as of June 30, 2014 is $744.5 million and $833.4 million, respectively, giving rise to a preliminary purchase price allocation adjustment of $88.9 million. The estimated fair value is based on management’s estimates after considering market values obtained from independent ship brokers, which are inherently uncertain, and based on charter free vessels. In addition, vessel values are highly volatile; as such, these estimates may not be indicative of the current or future basic market value of the vessels or prices that could be achieved if the vessels were sold.

b)	Vessels held under capital lease, net—The preliminary purchase price allocation has been made on the basis of the fair value attributed to the four vessels held under capital leased, which were valued based on the remaining lease terms and conditions as of June 30, 2014. In estimating the fair value of the capital lease assets, management has assumed it will take ownership of one of the vessels after the termination of the lease term. The estimated fair value of this capital lease asset is based on management’s estimate after considering the market value of a similar vessel obtained from independent ship brokers, which is inherently uncertain, and based on a charter free vessel. For the other three capital lease assets, it is not expected that Golden Ocean will obtain ownership of the capital lease assets. Based on this, the estimated fair value of these capital lease assets has been determined to be equal to the fair value of the leasehold interest.

c)	Newbuildings—This fair value adjustment of $27.3 million and is based on management’s estimate utilizing the estimated market values for equivalent newbuilding vessels received from independent ship brokers less the outstanding instalments.

d)	Refundable instalments for cancelled newbuilding contracts—The fair value adjustment is based on management’s estimate of the fair value of the contingent gain related to the cancelled newbuilding contracts that remained subject to further arbitration or appeal proceedings as of June 30, 2014 and were unpaid as of this date.

e)	Investments in associated companies—This fair value adjustment is based on the estimated excess value of a vessel owned by an associated company. The valuation of this vessel is based on estimated market values received from independent ship brokers.

f)	Value of long term time charters—The fair value of long term time charter contracts of $108.5 million applies to seven vessels on fixed long term charters (per the combined fleet table beginning on page 38) and is calculated as the net present value of the difference between the net charter hires expected to be received from these contracts and management’s estimates for similar contracts had they been entered into on June 30, 2014.

The significant assumptions used to derive the value of the long term time charters are the charter rates currently available for similar contracts, the vessel’s historical performance and the interest rate used for discounting. Management’s estimates of the charter rates currently available for similar contracts are based on the forward curve for freight forward agreements traded on the Baltic Exchange for the relevant vessel type and period and are adjusted for estimated broker commissions. These estimates are then adjusted for the historical performance of the vessel compared to the Baltic Exchange index for that vessel based on management’s best estimates. The difference in cash flows between the net charter hires expected to be received from the fixed long term contracts and management’s estimates for similar contracts had they been entered into on June 30, 2014 are then discounted at 7% in order to calculate the estimated fair value. Management has used this interest rate as it believes that it is a reasonable estimate of the required rate of return in the market based on calculated implied rates in recent finance lease proposals that have been observed in the market. This discount rate is consistent with the rate that the managements of Knightsbridge and Golden Ocean applied in the calculation of NAVs at September 30, 2014. It should be noted that index-linked time charter contracts are considered by management to be market neutral since the index rates are based on spot market performance and that no value has been allocated to these contracts.

g)	Obligations under capital lease, long term portion—The fair value of obligations under capital lease relates to four vessels chartered in by the Company (see b) above), each of which may be purchased by the Company at the end of the lease term, and is calculated as the net present value of the estimated payments that will be made under these lease contracts.

The significant assumptions used to derive the fair value of obligations under capital leases are the probability of the Company purchasing the vessel at the end of the lease and the interest rate used for discounting. In order to calculate the fair value of obligations under capital lease, the Company first considered the probability of it acquiring the vessel at the end of the lease and it concluded that three of the vessels would be redelivered and only one vessel would be acquired. For the three vessels to be redelivered, the Company included all periodic lease payments and excluded the purchase option from its calculations and for the vessel to be acquired, the Company included all periodic lease payments and also included the purchase option in its calculations. The estimated cash outflows were then discounted using a 7% interest rate.

In the fourth quarter of 2014, Golden Ocean decided not to exercise purchase options on two of these four vessels, the Ocean Minerva and the Golden Heiwa, and plan to redeliver the vessels during January 2015. This is consistent with the assumptions used to calculate the fair value of obligations under capital leases. The Company still expects to re-deliver the third vessel referred to above. If this third vessel was not re-delivered, the fair value of obligations under capital leases would increase by $24.4 million using a discount rate of 7%. If the discount rate is increased or decreased by 1%, the fair value of the obligation under capital leases will increase or decrease by approximately $1 million.

h)	Long term debt—The estimated fair value of Golden Ocean’s convertible bond has been assessed to be 92.875% of notional principal balance based on the quoted trading price for the bond as of June 30, 2014. Other long term debt has not been subject to fair value adjustments based on management estimates.

i)	Other long term liabilities—This balance relates to the unamortized gain resulting from a sale-leaseback transaction and was assessed to have a fair value of $0.

i)	Equity—The following adjustments have been made to equity;

	Share Capital	Other Shareholders’ Equity	Shareholders’ Equity
Issuance by Knightsbridge of 61.5 million shares at $4.83 per share being the closing share price on January 16, 2015	615	296,430	297,045
Elimination of Golden Ocean’s historic balances	(44,731)	(592,096)	(636,827)
Bargain purchase gain arising on the combination	—	353,174	353,174
	$(44,116)	$57,508	$13,392

(2) Pro Forma Reclassifications

Certain balances within Golden Ocean’s total trade and other receivables were reclassified to other receivables and prepaid expenses and accrued income to conform to Knightsbridge’s classification and presentation.

Certain balances within Golden Ocean’s total trade payable and other current liabilities were reclassified to accrued expenses and deferred charter revenue to conform to Knightsbridge’s classification and presentation.

(3) Pro Forma Eliminations

Relates to transactions between Knightsbridge and Golden Ocean and will be considered intercompany transactions once the combination is consummated.

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Six Months Ended June 30, 2014

(A) Adjustments from IFRS to U.S. GAAP

Golden Ocean’s historical audited and unaudited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S dollars. For purpose of preparing the unaudited pro forma condensed combined financial information, Golden Ocean’s historical audited and unaudited financial statements prepared under IFRS as issued by the IASB were reconciled to U.S. GAAP, as applicable, based on a preliminary U.S. GAAP analysis. The applicable adjustments following from this reconciliation have been included in the “U.S. GAAP Selected Adjustments” column to the Unaudited Pro Forma Condensed Combined statement of Operations for the six months ended June 30, 2014 and Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended 2013.

(amounts in thousands US$)	Reclassifications(1)	Adjustments(2)	Total
Ship operating costs	—	(9,743)	(9,743)
Depreciation	—	2,310	2,310
Other gains (losses), net	(1,346)	(10,952)	(12,298)
Operating income	(1,346)	(18,385)	(19,731)
Interest expense	—	2,896	2,896
Loss on freight forward agreements	(6,275)	—	(6,275)
Loss on interest rate swaps	(5,108)	—	(5,108)
Income from associated companies	7,621	—	7,621
Profit on sale of securities	1,342	—	1,342
Other financial items	3,766	—	3,766

Net earnings attributable to common shareholders	—	(15,489)	(15,489)

(1) IFRS to U.S. GAAP Reclassifications

In order to conform IFRS income statement classifications to U.S GAAP classifications part of Golden Ocean’s other gains, net of $1.3 million have been reclassified to separate line items (as shown in the table above) in conformity with U.S. GAAP and Knightsbridge’s classifications.

(2) IFRS to U.S. GAAP Adjustments

•	Ship operating costs and depreciation—Golden Ocean capitalizes dry docking costs as a separate component of the carrying value of its vessels and amortizes this cost over its estimated useful life. Such costs are expensed as incurred by Knightsbridge and so dry docking costs, which have been capitalized in the period have been expensed and the amortization relating to dry docking costs has been reversed.

•	Interest expense—Interest expense has been adjusted to reflect the fact that Golden Ocean bifurcated the convertible loan and the conversion option and recorded an equity element under IFRS whereas there would be no bifurcation of this equity element under U.S. GAAP. This resulted in the IFRS interest expense being $2.9 million higher that it would have been under U.S. GAAP. The Company has applied a straight-line amortization method for this element since this approximates the effective interest rate method.

•	Other gains (losses), net—Gains of $11.0 million relating to refundable installments and interest for cancelled newbuilding contracts as of June 30, 2014, have been recognized under IFRS upon reclassification of the newbuilding installment payments as a financial asset measured at fair value upon conclusion of the initial arbitration hearings during the second quarter of 2014. However, this gain has not been recognized under U.S. GAAP since gain contingencies related to the final resolution of the arbitration process and any related appeals have not been fully resolved as of June 30, 2014.

(B) Pro Forma Adjustments

The following notes describe the pro forma adjustments made to Golden Ocean’s historical financial statements and the elimination of historical transactions between Knightsbridge and Golden Ocean.

1.	Time charter revenue—The fair value of time charter contracts recognized as part of the preliminary purchase price allocation will be amortized on a straight line basis over the length of those contracts, for which the remaining contract lengths range from 10 months to 7.5 years, and estimated amortization of $9.0 million has been recorded in the six months ended June 30, 2014.

2.	Other income and voyage expenses and commissions—Golden Ocean is currently the manager of Knightsbridge’s dry bulk vessels and receives a management fee equal to 1.25% of the gross freights earned by these vessels. This management fee has been eliminated from the combined pro forma statement of operations.

3.	Depreciation—This adjustment comprises two elements:

i.	The depreciation expense for owned vessels for the period has been reduced by $2.0 million as a consequence of the fair value adjustment to the carrying balance of vessels, for which the remaining estimated useful lives range from 8.5 years to 25 years, as part of the preliminary purchase price allocation, and

ii.	The depreciation expense related to four vessels held under capital lease has been reduced by $2.6 million as a consequence of the fair value adjustment to the carrying balance of vessels held under capital lease as part of the preliminary purchase price allocation. The estimated useful lives of the capital lease assets were reconsidered in connection with the purchase price allocation adjustment since the lease term has been reassessed as of June 30, 2014. The estimated useful lives of the capital lease assets range from approximately 4 months to 6 years.

4.	Interest expense—This adjustment comprises four elements;

i.	The interest expense related to the convertible bond has been increased by $1.3 million to reflect the effective interest based on an assessment of the fair value of the convertible bond. Management determined that the fair value of the $200.0 million convertible loan was $185.75 million based on the quoted trading price for the bond on June 30, 2014. The Company does not believe that the nominal interest rate on the convertible loan changed in its fair valuation and has calculated the additional interest expense in the six months ended June 30, 2014 to be $1.3 million based on the amortization of the difference in the fair valuation of the principal amount. This was calculated as $14.25 million multiplied by 151(the number of days the loan was outstanding in the period) divided by 1,674(the total number of days the bond is expected to be outstanding for). The Company has applied a straight-line amortization method for this element since this approximates the effective interest rate method.

ii.	Deferred charges relating to the convertible bond were eliminated and reflected in the fair value assessment of the bond. Golden Ocean has recognized $0.3 million as amortization expense in connection with these deferred charges and so this amount is included as a reduction to interest expense.

iii.	The interest expense related to four vessels held under capital lease has been reduced by $2.6 million as a consequence of the fair value adjustment related to the lease obligations as part of the preliminary purchase price allocation. The average implicit rate in these four leases has been reduced from approximately 8.5% to 7% based on management’s best estimate for effective cost of financing that could be obtained in the market as of June 30, 2014.

iv.	Deferred charges relating to Golden Ocean’s long-term debt, excluding the convertible bond, were eliminated and reflected in the fair value assessment of the debt. Golden Ocean has recognized $0.3 million as amortization expense in connection with these deferred charges and so this amount is included as a reduction to interest expense.

5.	Income from associated companies—The share of results from associated companies has been adjusted as a consequence of the purchase price allocation to investment in associated companies.

6.	Other financial items—This adjustment comprises the amortization of a deferred gain arising on the sale-leaseback of a vessel which has been valued as $0.

6. Unaudited Pro Forma Condensed Combined Statement of Income Adjustments for the Year Ended December 31, 2013

(A) Adjustments from IFRS to U.S. GAAP

Golden Ocean’s historical audited financial statements were prepared in accordance with IFRS as issued by the IASB and presented in thousands of U.S. dollars. Therefore, the following reclassifications and selected adjustments were reflected to convert Golden Ocean’s income statement from IFRS to U.S. GAAP.

(amounts in thousands US$)	Reclassifications(1)	Adjustments(2)	Total
Ship operating costs	—	(4,486)	(4,486)
Depreciation	—	2,025	2,025
Other gains, net	(11,440)	—	(11,440)
Operating income	(11,440)	(2,461)	(13,901)
Gain on freight forward agreements	7,291	—	7,291
Gain on interest rate swaps	6,187	—	6,187
Income from associated companies	4,149	—	4,149
Profit on sale of securities	955	—	955
Other financial items	(7,142)	—	(7,142)

Net earnings attributable to common shareholders	—	(2,461)	(2,461)

(1) IFRS to U.S. GAAP Reclassifications

In order to conform IFRS income statement classifications to U.S GAAP classifications, other gains, net which amount to $11.4 million have been reclassified to separate line items (as shown in the table above) in conformity with U.S. GAAP and Knightsbridge’s classifications.

(2) IFRS to U.S. GAAP Adjustments

Ship operating costs and depreciation—Golden Ocean capitalizes dry docking costs as a separate component of the carrying value of its vessels and amortizes this cost over its estimated useful life. Such costs are expensed as incurred by Knightsbridge and so dry docking costs of $4.5 million, which have been capitalized in the period have been expensed and the amortization expense of $2.0 million relating to capitalized dry docking costs has been reversed.

(B) Pro Forma Adjustments

The following notes describe the pro forma adjustments made to Golden Ocean’s historical financial statements and the elimination of historical transactions between Knightsbridge and Golden Ocean.

1.	Time charter revenue—The fair value of time charter contracts recognized as part of the preliminary purchase price allocation will be amortized on a straight line basis over the length of those contracts, for which the remaining contract lengths range from 10 months to 7.5 years, and estimated amortization of $18.1 million has been recorded in the year ended December 31, 2013.

2.	Other income and voyage expenses and commissions—Golden Ocean is currently the manager of Knightsbridge’s dry bulk vessels and receives a management fee equal to 1.25% of the gross freights earned by these vessels. This management fee of $0.5 million has been eliminated from the combined pro forma statement of operations.

3.	Depreciation—This adjustment comprises two elements:

i.	The depreciation expense for owned vessels for the period has been reduced by $3.7 million as a consequence of the fair value adjustment to the carrying balance of vessels, for which the remaining estimated useful lives range from 8.5 years to 25 years, as part of the preliminary purchase price allocation, and

ii.	The depreciation expense related to four vessels held under capital lease has been reduced by $3.6 million as a consequence of the fair value adjustment to the carrying balance of vessels held under capital lease as part of the preliminary purchase price allocation. The estimated useful lives of the capital lease assets were reconsidered in connection with the purchase price allocation adjustment since the lease term has been reassessed as of June 30, 2014. The estimated useful lives of the capital lease assets range from approximately 4 months to 6 years.

4.	Interest expense—This adjustment comprises two elements; the interest expense related to four vessels held under capital lease has been reduced by $5.3 million as a consequence of the fair value adjustment related to the lease obligations as part of the preliminary purchase price allocation. The average implicit rate in these four leases has been reduced from approximately 8.5% to 7% based on management’s best estimate for effective cost of financing that could be obtained in the market as of June 30, 2014. In addition, the amortization of deferred charges related to Golden Ocean’s long-term debt excluding the convertible bond has been reduced by $0.5 million as the value of deferred charges has been valued as $0 in the preliminary purchase price allocation.

5.	Income from associated companies—The share of results from associated companies has been adjusted as a consequence of the purchase price allocation to investment in associated companies.

6.	Other financial items—This adjustment comprises the amortization of a deferred gain arising on the sale-leaseback of a vessel which has been valued at $0.

7. Earnings per Share

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of the Combined Company. The pro forma basic and diluted weighted average shares outstanding are a combination of historic Knightsbridge shares and the shares issued as part of the combination to Golden Ocean shareholders at an exchange ratio of 0.13749 Knightsbridge share per Golden Ocean.

The Combined Company unaudited pro forma condensed combined statement of income results in net income for the six months ended June 30, 2014 and the dilutive effect of 149,000 restricted stock units (“RSUs”) and 668,000 stock options for the six months ended June 30, 2014 have been included in the calculation of the diluted weighted-average number of common shares outstanding.

The Combined Company unaudited pro forma condensed combined statement of income results in net income for the year ended December 31, 2013 and the dilutive effect of 176,000 RSUs and 680,000 stock options for the year ended December 31, 2013 have been included in the calculation of the diluted weighted-average number of common shares outstanding. The effect of the convertible debt issued in January 2014 is considered to be anti-dilutive and, therefore, not included in the calculation below for the periods presented.

The weighted average numbers of common shares outstanding were calculated as follows:

Six months ended June 30, 2014:

(shares in thousands)	Knightsbridge	Golden Ocean	Pro Forma Combined
Weighted-average number of common shares outstanding:
Basic	37,497	61,500	98,997
Dilutive effect of RSUs	149	—	149
Dilutive effect of stock options	—	668	668
Diluted	37,646	62,168	99,814

Year ended December 31, 2013:

(shares in thousands)	Knightsbridge	Golden Ocean	Pro Forma Combined
Weighted-average number of common shares outstanding:
Basic	25,620	61,500	87,120
Dilutive effect of RSUs	176	—	176
Dilutive effect of stock options	—	680	680
Diluted	25,796	62,180	87,976

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF GOLDEN OCEAN

The following discussion and analysis should be read in conjunction with the “Selected Historical Consolidated Financial Data of Golden Ocean” and the accompanying combined financial statements and related notes included elsewhere in this joint proxy statement/prospectus. The following discussion and analysis is being provided as of June 30, 2014. The following discussion contains forward-looking statements that reflect Golden Ocean’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Golden Ocean’s control. Golden Ocean’s actual results could differ materially from those discussed in these forward-looking statements. Please read the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Golden Ocean was established in 2004 and its shares were admitted to trading on the Oslo Stock Exchange, or the OSE, in the same year. Golden Ocean is an international dry bulk shipping company based in Bermuda, mainly operating in the Capesize and Panamax segments of the dry bulk shipping sector. As of June 30, 2014, Golden Ocean owns twenty-five vessels and has newbuilding contracts for the construction of eight Supramax dry bulk vessels with scheduled deliveries during 2015 and 2016. For information regarding leased in vessels, see below.

As of December 31, 2010, Golden Ocean had a fleet of twelve owned vessels, two vessels chartered in on bareboat charter contracts and six vessels chartered in on long term time charter contracts, two of them with purchase options. In addition, Golden Ocean had a significant newbuilding program with sixteen committed contracts and two optional contracts. During the last three and a half years, Golden Ocean has more than doubled its sailing fleet, partly by taking delivery of newbuildings and partly by vessel acquisitions. As of June 30, 2014, the fleet consisted of twenty-five owned vessels, two vessels leased in on bareboat charter contracts, two vessels leased in on long term time charters with purchase options and two vessels chartered in on long term time charter contracts. The two time charter contracts without purchase options are classified as operational leases, while the two bareboat charter contracts and the two time charter contracts with purchase options are classified as financial leases.

The increase of thirteen vessels is split between six newbuildings delivered to Golden Ocean and seven vessels purchased from third parties. Golden Ocean purchased two vessels delivered in the second and the fourth quarters of 2013, respectively, and four vessels delivered in 2014, all during the second quarter of 2014. In addition, in the first quarter of 2014, Golden Ocean purchased the remaining 50% of the shares in the joint venture owning the vessel Golden Magnum and as a result consolidated the joint venture legal entity from that date. The joint venture owns that one vessel, which was purchased in the second quarter of 2013. Four newbuilding vessels were delivered to Golden Ocean during 2011, one newbuilding vessel was delivered in the first quarter of 2012 and one newbuilding vessel was delivered in the first quarter of 2013. Out of the remaining ten newbuilding contracts that Golden Ocean had in 2010, one was sold to a third party in the second quarter of 2012 and nine contracts were cancelled at the Jinhaiwan, see additional information below. Two of the six vessels that were on time charter to Golden Ocean in 2010 were redelivered to the owner during 2011 as the contract expired. One additional vessel on time charter was redelivered in the third quarter of 2014 and one vessel on a time charter contract with a purchase option is expected to be redelivered in the fourth quarter of 2014. The current newbuilding program consists of eight Supramax vessels. These newbuilding orders were contracted in 2013 and not part of the Golden Ocean orderbook in 2010.

The majority of Golden Ocean’s fleet was chartered out on long term time charter contracts in the period from 2010 to 2013. These were typically five year time charter contracts entered into prior to delivery of the vessels at a time when the rates were at levels higher than experienced afterwards and up to today. These vessels commenced operations in 2008 or 2009 when the vessels were delivered. Golden Ocean therefore generated a fixed revenue stream at rates higher than the average spot market in the same period. After completion of the time charter contracts the vessels have been trading in the spot market. Vessels added to the fleet during 2013 and 2014 have also been trading in the spot market. Golden Ocean’s contract coverage other than spot contracts has therefore been significantly reduced over these years and today seven out of the thirty vessels in the Golden Ocean fleet (including bareboat and time charter in) are on fixed long term charters, six vessels are chartered out on index linked time charter contracts and the remaining vessels are traded in the spot market on short time charter contracts or short voyage charter contracts.

Golden Ocean has also had significant activity on short term trading where it has chartered in vessels for shorter periods to perform short term voyage charter contracts or short term time charter contracts. A vast majority of this activity has been in the Panamax segment. This has had a large effect on the revenue and costs but a smaller effect on the net result. The volume of this trading has been varying from year to year, with approximately 3,200 vessel trading days in 2011; 1,750 vessel trading days in 2012; and 4,300 vessel trading days in 2013. In first half of 2014, the activity has been at the same level with 1,950 trading days. Going forward this activity will be reduced due to the higher spot charter activity in the owned fleet.

During 2011 and 2012, the market value of the assets dropped by 45%. In this period, Golden Ocean recognized impairment charges on seven vessels and paid down debt on the vessels in order to comply with the minimum value covenants in loan agreements. In total, Golden Ocean paid down $121.3 million in debt during the two years. After 2012 and as of June 30, 2014, the asset values increased and Golden Ocean has been in compliance with all its debt covenants. In January 2014, Golden Ocean issued a convertible bond of $200 million and the proceeds from this issuance have been used, among others, to finance the purchase of vessels as described above. Golden Ocean did not pay any dividends during the period when the asset values dropped and Golden Ocean had to pay down debt, but commenced payment of dividend in the second quarter of 2013.

Golden Ocean cancelled nine construction contracts at Jinhaiwan during 2012 and 2013. The cancellations were disputed by the yard and all the matters were referred to arbitration proceedings in London. The arbitration proceedings confirmed that Golden Ocean was entitled to cancel the contracts and Golden Ocean was awarded refunds of instalments paid and accrued interest on two vessels during the second quarter of 2014 and one vessel during the third quarter of 2014 For the remaining six contracts Golden Ocean has received awards concluding that Golden Ocean was entitled to cancel the contracts and therefore also entitled to refunds. On two out of these contracts Golden Ocean was not found to be entitled to awarded interest, on the basis of the assumed facts on which the Award was based, but instalments only. Both parties are pursuing appeals in the High Court in London against these awards and the hearing will take place end of November 2014. The yard also applied to the High Court for leave to appeal against the awards made in respect of the four other contracts. For two contracts the court gave leave to appeal due to overlapping issues with the above appeals, with that appeal to be heard at the same hearing as above. For the remaining two contracts the High Court dismissed the yard’s application for leave to appeal and the award is now final. In summary, Golden Ocean has been awarded refunds for five out of the nine construction contracts, of which Golden Ocean has received both refunds of instalments and interest payments for three contracts. The remaining four contracts are subject to appeals at the High Court in London as described above.

In the second quarter of 2013, Golden Ocean entered into an agreement to settle the dispute regarding its claim with respect to a contractual non-performance that took place in 2010. The claim occurred when the counterparty did not accept delivery of the vessel on a 10-year charter contract, where the charter rate was higher than the estimated market rate at the time of the default. Golden Ocean received a $30 million cash payment in settlement of the claim. The settlement amount was recognized as other operating revenue in the second quarter of 2013.

Market Overview and Trend Information

Dry Bulk Market

During 2011, 2012 and 2013, the focus has been on the supply side of the dry bulk industry. Overcapacity has caused great concerns with an official orderbook representing approximately 50% of the total fleet at the beginning of 2011. The orderbook has gradually been reduced due to deliveries and cancellations. At the beginning of 2014 the official order book was around 135 million dwt or 1686 vessels from 10.000 dwt and bigger. This corresponded to 21% of the existing fleet at the end of 2013.

In 2013, approximately 60 million dwt was delivered and approximately 22 million dwt of the dry bulk fleet was removed. Consequently, net fleet growth ended at 7% which was considerably lower than in the previous three years. During the first half of the year about 27 million dwt was delivered and 7 million dwt was scrapped which resulted in a net fleet growth of about 6%.

For many years, except 2009, the dry bulk market has not had a demand problem. In 2013, total demand growth was approximately 6% in volume but taking into account other factors such as sailing distances and congestion, the demand growth measured in ton miles was approximately 8%. The difference between the first part of 2013 and the second half was significant. Toward the end of 2013, for the first time since 2007, utilization of the dry bulk fleet turned in favor of vessel owners.

Spot earnings for Capesize vessels were particularly volatile during 2013. The low point was in April when a Capesize dry bulk vessel earned approximately $4,200 per day, while the same vessel earned $42,200 per day at the end of September 2013. Average earnings in 2013 were $14,700 per day while the average earnings for the fourth quarter of 2013 were $27,500 per day. Contrary to recent years, dry bulk earnings were higher in first quarter than the following quarter in 2014. A Capesize vessel earned on average $16,300 per day during the first quarter of 2014 and $11,900 per day second quarter of 2014. Panamax vessels earned on average $10,425 and $6,300 respectively during the two first quarters of 2014.

The steel industry and energy coal is accounting for about 70% of global dry bulk growth and over the last 10 years the relative importance of China has changed dramatically. Chinese demand for dry bulk commodities was high in 2013 and China accounted for 83% of the global demand growth of 200 million tons. In 2013, China imported a total of 1,500 million tons of dry bulk commodities, compared to 750 million tons in 2008. This represents approximately 35% of global dry bulk trade measured in volume and more than 40% in ton miles.

In 2013, iron ore and coal imports to China exhibited strong growth. Iron ore increased by 10% to reach 820 million tons while coal increased by 17% to 275 million tons. Additionally, bauxite and nickel ore increased by 60% and 22%, respectively, but at smaller volumes.

Chinese steel production growth was slightly lower in 2014 than previous years, but still at a solid 6% growth during the first half of 2014. At the same time, the major iron ore miners in Australia and Brazil were adding new capacity into the market place. As a result iron ore imports to China for the first half of 2014 ended at 460 million tons compared to 388 million tons similar period previous year giving strong support to the Capesize segment.

On the other hand, coal imports to China saw a sharp downward correction during second quarter of 2014. Almost 12 million tons less was imported compared to the previous quarter and for the first half as a whole there was a minor decline in imports to the country which still represents a trend shift compared to the last 5 years.

Less imports of coal in combination with ban on exports of bauxite and nickel ore from policy makers in Indonesia had a negative impact on Panamax vessels and smaller size vessels, in particular during second quarter of 2014.

India’s newly commissioned coal fired power plants and improved port infrastructure are resulting in higher coal imports to the country. In 2013, India imported 164 million tons of coal which is almost 10% growth as compared to 2012.

The ordering activity for new dry bulk vessels was high in the second half of 2013, leading to higher newbuilding prices. From a low in the first quarter of 2013, prices rose by approximately 15% on average. Asset prices for secondhand vessels, in particular Capesize vessels, witnessed even stronger gains. The value of a secondhand Capesize vessel increased by more than 25% during 2013. Ordering of new vessel capacity was slowing down throughout the first half of the 2014. A total of 40 million dwt was ordered, still considered to be on the high side compared to the available capacity already in place.

Critical Accounting Policies and Estimates

The preparation of Golden Ocean’s financial statements in accordance with IFRS requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Golden Ocean’s management believes that the following accounting policies are the most critical in fully understanding and evaluating its reported financial results as they require a higher degree of judgment in their application resulting from the need to make estimates about the effect of matters that are inherently uncertain. See Note 2 to Golden Ocean’s audited Consolidated Financial Statements included herein for details of all of its material accounting policies.

Revenue and Expense Recognition

Revenues are generated from voyage charter and time charter hire and are measured at the fair value of the consideration received or receivable. A voyage charter is defined as starting after unloading at the end of the previous voyage, as long as a contract for the next voyage is in place based upon a discharge to discharge basis. If a new contract is not in place, the voyage is defined as starting when goods are loaded on the vessel. Demurrage revenue consists of additional charges against the customer due to the vessel waiting in harbor or for other reasons regulated in the contract, and is recognized as revenue if it is considered probable that Golden Ocean will receive payment. Time charter revenue contracts are accounted for as operating leases under IAS 17 and time charter revenues are recognized on a straight-line basis over the term of the lease.

Voyage expenses and commission, consisting of port expenses, bunkers expenses, broker commissions and other voyage related expenses such as insurance and cleaning for vessels are expensed in the period incurred. Operating expenses such as salary, lubricating oil, insurance, spare parts, repair and maintenance are classified as vessel operating expenses and are expensed in the period incurred. Charter hire expenses consist of charter hire payments for vessels chartered in on for a short term period.

Vessels and Depreciation

Assets are recorded at cost less accumulated depreciation and accumulated impairment losses. Depreciation is provided on the basis that the book value of the assets, less any estimated residual value, is written off on a straight line basis over the assets remaining useful life (25 years). Golden Ocean annually reviews the useful life and residual value of assets, in accordance with IAS 16 “Property, Plant and Equipment.”

Newbuilding contracts are treated as Property, Plant and Equipment in a separate category (“vessels under construction”), and accounted for at cost, including capitalized borrowing costs. Vessels under construction are carried at cost, less any recognized impairment loss. Costs include professional fees and capitalized borrowing costs in accordance with Golden Ocean’s accounting policy. Depreciation commences once the vessel is available for its intended use and is depreciated over its useful economic life (25 years). Depreciation is calculated using the straight line method based on the cost of the vessels, less any estimated residual value. The vessels residual value and useful life are reviewed at the end of each year. Residual value is based on broker valuations at the balance sheet date.

Dry-docking costs are capitalized and depreciated over the estimated period to the next dry-dock. Unamortized costs are written off on disposal of the vessel.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognized as assets on Golden Ocean’s balance sheet at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized as expenses in the income statement.

Rentals payable under operating leases are charged to the income statement on a straight line basis over the term of the relevant lease.

Fair Value of Refundable Instalments for Cancelled Newbuildings

Golden Ocean has issued cancellation notices on 9 shipbuilding contracts with Jinhaiwan. Golden Ocean had been making stage payments to the shipyard which was being capitalized as intangible assets under IAS 38 together with associated supervision costs and borrowing costs. Once the shipyard fell behind on ship construction by a certain defined period, the contracts permitted Golden Ocean to cancel the contracts and receive back all instalments paid plus 5% per annum interest on each instalment. By the year end, Golden Ocean had issued cancellation notices on all 9 contracts, however, the shipyard is contesting these cancellation notices and all contracts were under arbitration at year end.

As a result of the fact that the court had not upheld Golden Ocean’s right to cancel these contracts by year end, the Golden Ocean has continued to recognize intangible assets. The amounts previously capitalized were frozen at the date that the cancellation notices were issued and have been considered for impairment under IAS 36 where appropriate. Golden Ocean’s policy is to derecognize the intangible assets and recognize financial assets when it becomes virtually certain that the right to a refund (rather than to receive a ship) under each contract is established.

Based on the outcome of the arbitration on the installments for the nine cancelled newbuilding contracts there has been a reclassification of these assets from non–financial to financial during the second quarter of 2014. The receivables are initially measured at fair value upon the change in classification but do not include interest on the two contracts where Golden Ocean was not awarded interest by the court. Golden Ocean continues to believe that its appeal to receive interest on all contracts will succeed, however the right to these amounts is not considered virtually certain based on the initial adverse ruling. Had Golden Ocean judged that it was virtually certain that it had a right to refund of interest for these two contracts where interest was not initially awarded, the value of the financial assets would have been $157.7 million compared to the financial asset of $149.5m that was recorded at June 2014 and resulted in $8.2 million higher pre-tax profits for the second quarter 2014. The denial of interest for these two cancelled contracts will be appealed in front of the High Court in London in November this year.

Impairment of Long Lived Assets

The carrying values of the Company’s vessels may not represent their fair market value at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical. The carrying amounts of vessels held and used by the Company and newbuildings are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. Such indicators may include depressed spot or forward rates, depressed second hand vessel values and the Company’s book equity significantly higher than its market capitalization. If such indicators exist, management performs impairment testing in accordance with Note 2(h) to Golden Ocean’s audited Consolidated Financial Statements included herein. In order to assess if any new impairment exists management performs a value in use calculation, which includes estimating discounted future cash flows, residual values, and remaining lives of the assets. Market factors affecting expected future revenue, operating costs, residual values and obsolescence may affect the discounted future cash flows. Actual outcomes may vary significantly from the estimates of the discounted future cash flows. Where the future cash flows depend on charter contracts the estimates are based on the charterer’s fulfilment of the contract. The carrying value of each vessel and newbuilding is then compared with the higher of the broker assessment and the value in use calculation, being the recoverable amount. An impairment charge would be recognized if the estimate of the recoverable amount is less than the vessel’s carrying amount. The impairment charge is measured as the amount by which the carrying value exceeds the recoverable amount. This assessment is made at the individual vessel level as separately identifiable cash flow information for each vessel is available.

Management tested all vessels for impairment at the end of the first quarter in 2013 due to identified indicators. None of the vessels had recoverable amount below carrying amount. Due to an increase in newbuilding prices, second hand values and spot and forward rates after the first quarter of 2013,no further impairment tests have been carried during 2013 and 2014. For years ended December 31, 2012 and 2011 impairment indicators were identified, impairment testing was performed and net impairment losses of $30.3 million and $38.7 million, respectively, were recorded.

Based on the same model for WACC defined in Note 5 to Golden Ocean’s audited Consolidated Financial Statements included herein and the current values for the different parameters, Golden Ocean calculated a WACC of 6.92% for the end of 2012 (2011: 7.30%). The WACC was reduced from 2011 due to lower levels for interest rates and the lower volatility for dry bulk stocks relative to the overall equity market, reducing the beta for the dry bulk peers. If the estimated cost of capital (WACC) used in the valuation model had been 1% higher, ceteris paribus, than management’s estimate above, Golden Ocean would have recognized a net impairment of $28.3 million in 2012. If the forward market had been 10 % lower, ceteris paribus, Golden Ocean would have recognized an impairment loss of $58.9 million in 2012. If the WACC had been 7.92%, and the forward market rates and the broker values had decreased by 10%, the impairment would have increased by $96.8 million in 2012. Golden Ocean applies a growth rate of 4% in the terminal period between 8-25 years, mainly based on expected growth from the Chinese market. Using a 1% lower growth rate of 3%, an impairment loss of $2.7 million would have been recognized in 2012, all other parameters held constant (2011:$0).

The table set forth below indicates (i) the carrying value of each of Golden Ocean’s vessels as of June 30, 2014, (ii) which of those vessels has a basic market value, based on ship broker reports, below its carrying value, and (iii) the aggregate difference between carrying value and market value represented by such vessels.

Vessel Name	Year Built	Year Acquired	Carrying Value ($ millions)
Channel Alliance	1996	2004	18.3	*
Channel Navigator	1997	2004	19.3	*
Golden Feng	2009	2009	46.7
Golden Shui	2009	2009	48.9	*
Golden Magnum	2009	2013/2014	44.9
Golden Beijing	2010	2010	48.7	*
Golden Zhejiang	2011	2011	48.8

Sum of all Capesize vessels			275.5

Golden Saguenay	2008	2008	26.4	*
Golden Opportunity	2008	2008	28.6	*
Golden Ice	2008	2008	29.9	*
Golden Strength	2009	2009	31.0	*
Golden Suek	2011	2011	34.4	*
Golden Bull	2012	2012	32.9	*
Golden Brilliant	2013	2013	29.0	*
Golden Pearl	2013	2013	25.3
Golden Diamond	2013	2013	25.7
Golden Ruby	2014	2014	27.9

Sum of all Ice class Panamax vessels			291.2

Vessel Name	Year Built	Year Acquired	Carrying Value ($ millions)
Golden Eminence	2010	2010	29.3	*
Golden Empress	2010	2010	35.6	*
Golden Endeavour	2010	2010	35.7	*
Golden Endurer	2011	2011	36.5	*
Golden Enterprise	2011	2011	30.3	*
Golden Rose	2012	2014	33.1	*
Golden Daisy	2012	2014	33.2	*
Golden Ginger	2012	2014	33.0	*

Sum of all Kamsarmax vessels			266.7

Total			833.4

*	As of June 30, 2014, the estimated market value for this vessel is lower than the vessel’s carrying value. The carrying amount of these vessels exceeds their estimated market values by approximately $99.5 million in aggregate.

Factors Affecting Golden Ocean’s Results

The principal factors which affect Golden Ocean’s results of operations and financial position include:

•	operating revenues;

•	voyage expenses and commissions;

•	vessel operating expenses;

•	charter hire expenses;

•	impairment losses on vessels;

•	provisions for uncollectible receivables;

•	administrative expenses;

•	depreciation;

•	other gains and losses including impairment of available-for-sale financial assets, share of income from associates and joint ventures and settlement of claims receivables;

•	interest expense; and

•	other financial items.

Operating revenues are split into time charter revenues, which is a fixed $/day amount for renting out the vessel over a period, voyage charter revenue, which is a fixed $/ton amount for the transportation of tons of goods, as well as income for waiting periods called demurrage, and other revenues are related to management fee revenues, settlement of claims and other income not related to specific voyages.

Other gain (losses) is related to bunker hedging, freight derivatives trading and other gain (losses) that are not related to specific voyages. Other gain (losses) also includes the results from the joint ventures. We use bunker derivatives to hedge the level of the bunker price when we have committed to transport cargo at a fixed price per ton forward in time. We use freight derivatives both to hedge our physical position and to take trading positions in the derivatives market.

Voyage expenses and commissions include port expenses, bunkers (fuel), voyage related insurance premiums, other voyage related costs and broker commissions.

Operating costs are the direct costs associated with running a vessel and include crew costs, vessel supplies, repairs and maintenance, lubricating oils and insurance. We bear the operating costs for our vessels which operate under time charter.

Charter hire expenses equals the cost when chartering in vessels either long term or short term, to perform voyage charter contracts or time charter contracts. An impairment loss on a vessel, equal to the difference between the vessel’s value in use and fair value, is recognized when the estimated future net discounted cash flows, being the value in use, are less than the carrying value of the vessel. At the end of each reporting period, Golden Ocean assesses whether there is any indication that a previously recorded impairment may no longer exist or may have decreased. If such an indication exists, Golden Ocean estimates the recoverable amount of that asset. If the recoverable amount exceeds the carrying amount, a reversal of the impairment, up to and not exceeding recoverable amount, is recorded.

Losses from uncollectible receivables are accrued when information is available before the financial statements are issued that indicates that it is probable that a receivable will not be collected and the amount of the loss can be reasonably estimated.

Administrative expenses are composed of general corporate overhead expenses, including audit fees, directors’ fees and expenses, registrar fees, investor relations and publication expenses, legal and professional fees, salary, pension and other employee related costs, including expense for the issuance of stock options and other general administrative expenses.

Depreciation, or the periodic cost charged to our income for the reduction in usefulness and long-term value of our vessels, is also related to the number of vessels we own. We depreciate the cost of our vessels, less their estimated residual value, over their estimated useful life on a straight-line basis. We also depreciate the dry-docking cost for the vessel on a straight line basis until the time for the next estimated dry-docking.

Other gains and losses includes impairment of available-for-sale financial assets, share of income from associates and joint ventures, settlement of claims received and mark to market changes on bunker contracts and freight forward agreements. For share of income from associates and joint ventures Golden Ocean includes the part of the result in each of the associated companies and joint ventures that is attributable to Golden Ocean.

Interest expense depends on our overall borrowing levels and will change with prevailing interest rates, although the effect of these changes may be reduced by interest rate swaps or other derivative instruments.

Other financial items include elements of dividends received, mark to market changes on interest rate swaps, amortized equity, exchange rate fluctuations, sale of financial assets and other financial items.

Lack of Historical Operating Data for Vessels before their Acquisition

Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial due diligence process when Golden Ocean acquires vessels. Accordingly, Golden Ocean does not obtain the historical operating data for the vessels from the sellers because that information is not material to its decision to make acquisitions, nor does it believe it would be helpful to potential investors in its common shares in assessing its business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel’s classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller’s technical manager and the seller is automatically terminated and the vessel’s trading certificates are revoked by its flag state following a change in ownership.

Consistent with shipping industry practice, Golden Ocean treats the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, Golden Ocean has agreed to acquire (and may in the future acquire) some vessels with time charters. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter. It is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer’s consent and the buyer’s entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer. When Golden Ocean purchases a vessel and assume a related time charter, Golden Ocean must take the following steps before the vessel will be ready to commence operations:

•	obtain the charterer’s consent to Golden Ocean as the new owner;

•	obtain the charterer’s consent to a new technical manager;

•	in some cases, obtain the charterer’s consent to a new flag for the vessel;

•	arrange for a new crew for the vessel;

•	replace all hired equipment on board, such as gas cylinders and communication equipment;

•	negotiate and enter into new insurance contracts for the vessel through Golden Ocean’s own insurance brokers;

•	register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

•	implement a new planned maintenance program for the vessel; and

•	ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

Inflation

Although inflation has had a moderate impact on Golden Ocean’s vessel operating expenses and corporate overheads, management does not consider inflation to be a significant risk to direct costs in the current and foreseeable economic environment. It is anticipated that insurance costs, which have risen over the last three years, may well continue to rise moderately over the next few years. Dry bulk cargo transportation is a specialized area and the number of vessels is increasing. There will therefore be an increased demand for qualified crew and this has and will continue to put inflationary pressure on crew costs. However, in a shipping downturn, costs subject to inflation can usually be controlled because shipping companies typically monitor costs to preserve liquidity and encourage suppliers and service providers to lower rates and prices in the event of a downturn.

Six months period ended June 30, 2014 compared with the six months period ended June 30, 2013

Total operating revenues and voyage expenses and commission

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Voyage charter revenues	72,314	52,810	19,504	36.9
Time charter revenues	68,681	75,821	(7,140)	(9.4)
Other operating revenue	6,000	30,508	(24,508)	(80.3)

Total operating revenues	146,995	159,139	(12,144)	(7.6)

Voyage expenses and commissions	44,101	34,576	9,525	27.5

The spot market for Capesize vessels in the first half of 2014 was on average higher than the spot market in first half of 2013. The average Capesize index for first half of 2013 was $6,137 per day, while the average for the first half of 2014 was $14,176 per day. For Panamax vessels the trend was in the opposite direction. The average Panamax index for first half of 2013 was $8,373 per day, while the average for the first half 2014 was $4,442 per day.

Voyage charter revenues increased in the first half 2014 as compared to first half 2013 primarily due to the following reasons:

•	six vessels were re-delivered from time charters from September 2013 through to January 2014 and commenced trading on voyage charter, resulting in an increase in voyage charter revenues of $20.2 million from more vessels and higher market rates in the Capesize market; and

•	two vessels, Golden Pearl and Golden Diamond, were purchased and delivered to Golden Ocean in the second quarter of 2013 and the third quarter of 2013 respectively, and one vessel, Golden Magnum, that was previously owned in a joint venture, of which Golden Ocean had 50% ownership, became wholly owned by Golden Ocean from the first quarter of 2014 when Golden Ocean purchased the remaining 50% of the JV owning the vessel, resulting in an increase in voyage charter revenues of $7.2 million.

These factors were partially offset by:

•	although the number of vessels trading in the short term market was more or less the same both in the first half of 2013 and 2014, three of the vessels were chartered out in the first half of 2014 in the time charter market, resulting in a decrease in voyage charter revenues of $7.9 million due to approximately 550 trading days less in the voyage charter market.

Time charter revenues decreased in first half 2014 as compared to first half 2013 primarily due to the following reasons:

•	from September 2013 to January 2014, seven vessels had favorable time charter contracts that expired and were re-delivered; of these six vessels commenced trading on voyage charter contracts, and one vessel commenced trading on time charter contract at lower rates compared to the expired contract, resulting in a decrease in time charter revenues of $26.5 million; and

•	one time charter contract was amended in the first quarter of 2014, resulting in a decrease in time charter revenues of $1.0 million.

These factors were partially offset by:

•	seven vessels were delivered to Golden Ocean between June 2013 and May 2014, and mainly traded in the time charter market, resulting in a $6.7 million increase in time charter revenues;

•	four vessels were trading on index based time charter contracts or in the time charter spot market, with higher time charter rates in the first half of 2014 compared with the first half of 2013, resulting in a $4.1 million increase;

•	eight vessels trading under time charter contracts in the first quarter of 2014 with slightly higher rates than in the first half of 2013, resulting in an increase in time charter revenues of $1.9 million in total; and

•	the activity on vessels chartered in on short term contracts that traded short term on cargo contracts or spot voyages was approximately 1,822 vessel trading days in the first half of 2013, compared with 1,949 vessel trading days in the first half of 2014. However, three of the vessels chartered in on short term contracts were charted out in the first half of 2014 in the time charter market, resulting in an increase in time charter revenues of $7.7 million.

Other income decreased in the first half of 2014 as compared to the first half of 2013 primarily due to the receipt and recognition in the second quarter of 2013 of $30.0 million in an out-of-court settlement. In the second quarter of 2013, Golden Ocean entered into an agreement to settle the dispute regarding its claim with respect to a contractual non-performance that took place in 2010. The claim occurred when the counterparty did not accept delivery of the vessel on a 10-year charter contract, where the charter rate was higher than the estimated market rate for the same contract at the time of the default. Golden Ocean received a $30 million cash payment in settlement of the claim, also in the second quarter of 2013. In the second quarter of 2014 a profit of $5.3 million was booked due to a settlement in relation to another non-performance. That claim was raised in relation to a counterparty that redelivered a vessel in the third quarter of 2012, in the middle of a five-year time charter contract. The counterparty went into a court restructuring and the settlement received was related to that restructuring. Golden Ocean received the $5.3 million in cash during the second quarter of 2014. The amount was recognized as other income in the second quarter of 2014. Other revenues consist in addition of management fees, which increased by $0.2 million in the first half 2014 compared to the first half 2013.

Voyage expenses and commissions increased in the first half 2014 as compared to the first half 2013 primarily due to the following reasons:

•	in the first half of 2013, three of the owned or leased vessels were partly trading in the voyage charter market, while in first half 2014, twelve of the owned or leased vessels traded in that voyage charter market, resulting in an increase in voyage costs of $16.2 million.

This was partly offset by:

•	voyage costs related to vessels chartered in on short term contracts that traded short term on cargo contracts or spot voyages was reduced by $6.7 million mainly due to reduced fuel consumption cost in first half 2014 relative to first half 2013.

Vessel operating expenses

			Change
(in thousands of $)	2014	2013	$	%
Vessel operating expenses	26,345	21,870	4,475	20.5

Operating costs increased in the first half of 2014 as compared to the first half of 2013 primarily due to the following reasons:

•	an increase of $2.6 million due to the delivery of one newbuilding that commenced operations in the fourth quarter of 2013 and five vessels purchased and delivered during the first quarter and the second quarter of 2014,

•	an increase of $0.9 million due to the delivery of one newbuilding in first quarter of 2013 and one vessel purchased and delivered during the second quarter of 2013, and

•	an increase in operating costs of $1.0 million in the first half of 2014 as compared to the first half of 2013 for the twenty-one vessels sailing both years.

Charter hire expenses

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Charter hire expense	30,941	26,354	4,587	17.4

Charter hire expenses increased in the first half of 2014 as compared to the first half of 2013 partly as a result of higher time charter rates for the vessels chartered in on the short term trading activity and partly due to higher volumes, with approximately 1,800 vessel trading days in first half of 2013 increasing to 1,950 vessel trading days in the first half of 2014.

Administrative expenses

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Administrative expenses	5,571	6,617	(1,046)	(15.8)

Administrative expenses have decreased in the first half of 2014 as compared to the first half of 2013 primarily due to a decrease in legal fees, costs mainly related to disputes on various charter party contracts.

Impairment loss and depreciation

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Depreciation	17,846	14,147	3,699	26.1
Depreciation on financial lease	4,672	4,672	—	—

Depreciation increased in the first half of 2014 as compared to the first half of 2013 due to the increased number of vessels in the fleet. Golden Ocean took delivery of three vessels during the first half and the fourth quarter of 2013 respectively, and five vessel during the first half of 2014.

Other gains (losses)

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Gain (loss) on freight future contracts	(6,235)	281	(6,516)	(2)
Gain (loss) from bunker derivatives	(40)	(496)	456	91.9
Gain (loss) from refundable instalments for cancelled newbuildings	10,537	—	10,537	—
Share of income from associates and joint ventures	7,621	583	7,038	1,207.2

	11,883	368	11,515	3,129.1

Golden Ocean uses freight future contracts both to hedge exposure for obligations incurred in the ordinary course of business and for speculative purposes. The change in mark to market value of the contracts is booked as gain/ (loss) each period. Golden Ocean’s forward long position was larger in the first half of 2014 than in the first half of 2013. The freight forward market rates dropped during the first half of 2014 resulting in a loss on these contracts. For further information, see the section entitled “Quantitative and qualitative disclosures about market risk.”

Golden Ocean uses bunker swaps to hedge exposure for obligations incurred when entering into cargo contracts, where the freight rate offered is based on a fixed forward bunker price at the time of concluding the contract. The volume of bunker swaps was lower in the first half 2014 as compared with the first half of 2013 and the movement in the swap rates was also limited, leading to a reduced loss for the hedges.

The refundable instalments on cancelled newbuildings have been reclassified from a non – financial asset to a financial asset based on the outcome of the arbitration in the second quarter of 2014. The asset has been measured at fair value resulting in a recognized net gain of $7.5 million. Furthermore, Golden Ocean has received final settlement of two contracts resulting in a gain of $3.0 million.

Income from associates (companies where Golden Ocean has significant influence, but not a controlling stake, and with ownership between 20% and 50%) and joint ventures increased in the first half of 2014 as compared to the first half of 2013. Golden Ocean entered into new joint ventures investments in the second quarter of 2013 and the third quarter of 2013. These new joint venture companies purchased three vessels and one of these vessels has subsequently been sold. Income from joint ventures increased by $6.8 million in first half 2014 compared to the first half of 2013. Golden Ocean purchased the remaining 50% of the joint venture owning Golden Magnum in the first quarter of 2014. There was a gain on the acquisition related to the companies 50% interest of $6.2 million which explains most of the increase in income. The result from the joint venture United Freight Carriers, increased with $0.2 million from first half 2013 to first half 2014.

Interest income

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Interest income	595	516	79	15.3

Interest income in the first half of 2014 and the first half of 2013 relates solely to interest received on bank deposits.

Interest expense

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Interest expense	(15,408)	(9,354)	(6,054)	64.7

Interest expense increased in the first half of 2014 as compared with the first half of 2013 primarily due to the following reasons:

•	a $5.9 million increase in interest expenses mainly related to effective interest expensed under Golden Ocean’s $200 million convertible bond, that was issued in January 2014. The interest rate is 6.57%; and

•	a $0.4 million increase in amortization of deferred charges, related to increased financing costs mainly due to the January 2014 convertible bond issuance.

This was partially offset by a $0.3 million decrease in the capital lease interest expense as a result of a reduction in the finance lease obligations.

Other financial items

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Dividend received	325	—	325	—
Interest swap	(5,108)	7,955	(13,063)	(164.2)
Other financial items	1,369	(127)	1,496	(1,1779.5)

The dividend received in the first half of 2014 relates to Golden Ocean’s shares in Greenship Bulk Trust. Golden Ocean did not own these shares in the first half of 2013.

Golden Ocean entered into interest swap contracts in 2010 and 2011, in order to reduce its exposure to higher interest rates on the Golden Ocean’s debt. In addition, Golden Ocean increased the volume of interest rate swaps during 2012 and 2013 and had a notional amount of $400 million of interest rate swaps outstanding, with a remaining duration between 2 years for around $200 million and 5 years for $200 million. Golden Ocean recognizes both the realized part and the mark to market movement on the swaps together. The interest rate swap rates decreased during the first half of 2014 leading to a mark to market loss, while the long position combined with an increase in the interest rate swap rates during the first half of 2013 contributed positively.

During the second quarter of 2014, Golden Ocean sold 55,000 shares of Korea Line. The fair value gain for this investment have been previously booked as “Other Comprehensive Income” and Golden Ocean recognized realized profit of $1.3 million in the income statement.

Non-controlling interest

	Six months ended June 30		Change
(in thousands of $)	2014	2013	$	%
Non-controlling interest	(396)	(221)	(175)	79.2

Golden Ocean has a 12% non-controlling interest in Golden Ocean Trading Limited. The decrease is attributable to increased losses in Golden Ocean Trading Limited in first half 2014 relative to first half of 2013.

Year ended December 31, 2013 compared with the year ended December 31, 2012

Total operating revenues and voyage expenses and commission

			Change
(in thousands of $)	2013	2012	$	%
Voyage charter revenues	111,421	57,499	53,922	93.8
Time charter revenues	165,036	169,638	(4,602)	(2.7)
Other operating revenue	32,444	2,703	29,741	1,100.3

Total operating revenues	308,901	229,840	79,061	34.4

Voyage expenses and commissions	70,448	37,054	33,394	90.12

The sport market during 2013 was on average higher than the spot market during 2012. The average Capesize index for 2013 was $14,812 per day, while the average for 2012 was $7,657 per day. The average Panamax index for 2013 was $9,547 per day, while the average for 2012 was $7,676 per day.

Voyage charter revenues increased in 2013, as compared to 2012, primarily due to the following reasons:

•	three vessels were re-delivered from time charters in the third quarter of 2012, third quarter of 2013 and fourth quarter of 2013, respectively, and commenced trading on voyage charters, resulting in an increase in voyage charter revenues of $9.8 million from more vessels and higher market rates;

•	one newbuilding, Golden Brilliant, was delivered to Golden Ocean in the first quarter of 2013, resulting in an increase in voyage charter revenues of $6.8 million;

•	two vessels, Golden Pearl and Golden Diamond, were purchased and delivered to Golden Ocean in the second quarter of 2013 and the third quarter of 2013, respectively, resulting in an increase in voyage charter revenues of $2.7 million from increased volumes and higher rates obtained in the market; and

•	increased activity on Panamax vessels chartered in on short term contracts that traded short term on cargo contracts or spot voyages. This increased the activity from 1,750 to 4,300 vessel trading days from 2012 to 2013, resulting in an increase in revenues of $37.5 million, mainly explained by increase in volume, as the average rate obtained on the vessels chartered in and out was similar between the years.

These factors were partially offset by

•	one vessel, which changed from voyage charter to time charter in the second quarter of 2012, resulting in a decrease in voyage charter revenues of $1.4 million; and

•	one newbuilding, Golden Bull, was delivered to Golden Ocean in the first quarter of 2012 and traded on voyage charter most of 2012 prior to entering onto a five-year time charter contract, resulting in a decrease in voyage charter revenues of $1.5 million.

Time charter revenues decreased in 2013, as compared to 2012, primarily due to the following reasons:

•	three vessels were re-delivered from time charter contracts in the third quarter of 2012, third quarter of 2013, and the fourth quarter of 2013, respectively, and commenced trading on voyage charters, resulting in a decrease in time charter revenues of $14.6 million;

•	time charter contracts with charter rates higher than the current market expired for five vessels during the period, for four vessels in late 2012, and one vessel in early 2013, and the vessels continued to trade on short term time charter contracts at the market rate at the time, resulting in a decrease in time charter revenues of $8.4 million; and

•	contracts for four vessels on time charters were amended in December 2012 whereby the customer paid most of the hire up front against a discount on the rate and this came into effect starting January 2013, and resulted in a decrease in time charter revenues of $2.7 million reflecting the discount obtained.

These factors were partially offset by:

•	six vessels chartered in on short term contracts during the first quarter of 2013 and the second quarter of 2013, and chartered out on time charter contracts, increasing revenue by $13.2 million;

•	two of the newbuildings added to the fleet during the period, Golden Bull in the first quarter of 2012 and Golden Brilliant in the first quarter of 2013, partly traded in the time charter market, resulting in a increase of $5.5 million;

•	one vessel, Golden Pearl, was purchased and delivered to Golden Ocean in the second quarter of 2013, resulting in a increase of $1.5 million for the period it traded in the time charter market;

•	one vessel that changed from voyage charter to time charter in June 2012 resulted in an increase in time charter revenues of $0.1 million; and

•	an increase of $0.8 million on a floating rate time charter contract as a result of an increase in market rates.

Other income increased in 2013 as compared to 2012 primarily due to the receipt of $30.0 million in an out-of-court settlement as a result of a 2010 claim by Golden Ocean for non-performance by a long term charter party. The claim related to the delivery a Golden Ocean vessel on a then 10-year charter agreement. As described above for the six month period ended 30 June 2014, Golden Ocean entered into the settlement agreement during the second quarter of 2013 and received a $30 million cash payment as a result thereof.

Voyage expenses and commissions increased in 2013 as compared to 2012 primarily due to the following reasons:

•	in 2012, three of the owned and leased vessels were partly trading in the voyage charter market, while in 2013 seven of the owned and leased vessels traded in that market, resulting in an increase in voyage costs of $10.2 million; and

•

an increase of $23.2 million due to higher activity on short term chartering activity, which includes vessels chartered in the short term are chartered out whether on a voyage charter or time charter, thereby increasing the activity from 1,750 to 4,300 vessel trading days from 2012 to 2013. Of the total change of $23.2 million only $1.0 million was due to change in rates, as the rates paid was more similar than the index between the two years. The remaining increase of $22.2 million was related to higher activity.

Vessel operating expenses

			Change
(in thousands of $)	2013	2012	$	%
Vessel operating expenses	46,012	41,468	4,544	10.9

Operating costs increased in 2013 as compared to 2012 primarily due to the following reasons:

•	an increase of $3.3 million due to addition of one newbuilding, Golden Brilliant, in the first quarter of 2013 and two vessels, Golden Pearl and Golden Diamond, purchased during the second and third quarters of 2013;

•	an increase of $0.3 million due to one newbuilding, Golden Bull, delivered early 2012; and

•	a total increase of $0.9 million for vessels sailing during 2013 and 2012.

Charter hire expenses

			Change
(in thousands of $)	2013	2012	$	%
Charter hire expense	57,723	29,747	27,976	94.0

Charter hire expense increased in 2013 as compared to 2012 due to the increased activity on short term trading, with approximately 1,750 vessel days in 2012 and 4,300 vessel trading days in 2013. The average charter rate for the vessels, being in the Panamax segment, was more or less at the same level for both years.

Administrative expenses

			Change
(in thousands of $)	2013	2012	$	%
Administrative expenses	12,233	13,207	(974)	(7.4)

Administrative expenses have decreased in 2013 as compared with 2012 primarily due to a decrease in legal fees. The legal fees were particularly high in 2012 mainly related to work on dispute on various charter party contracts.

Impairment loss and depreciation

			Change
(in thousands of $)	2013	2012	$	%
Depreciation	29,242	26,413	2,829	10.7
Depreciation on financial lease	9,422	9,379	43	0.5
Impairment loss	—	30,288	(30,288)	—

Depreciation increased in 2013 as compared to 2012 primarily due to the increased number of vessels in the fleet. Golden Ocean took delivery of three vessels during 2013 and one vessel during 2012.

Due to decreased asset values and forward rates during 2012, Golden Ocean performed impairment testing of its fleet. The impairment loss of $30.3 million in 2012 is a combination of the impairment of seven vessels of $40.8 million in aggregate value and an impairment reversal of $10.5 million in relation to a newbuilding contract, where Golden Ocean renegotiation the contract price down. The renegotiated contract reduced the cost of the newbuilding to a level below the estimated fair value of the contract and therefore the full impairment in relation to that newbuilding contract could be reversed.

Other gains (losses)

			Change
(in thousands of $)	2013	2012	$	%
Gain (loss) from bunker derivatives	(77)	(634)	557	(87.9)
Share of income from associates and joint ventures	4,149	1,422	2,727	191.8
Gain (loss) on freight future contracts	7,368	(2,509)	9,877	393.7

	11,440	(1,721)	13,161	764.28

Golden Ocean uses bunker swaps to hedge exposure for obligations incurred when entering into cargo contracts, where the freight rate offered is based on a fixed forward bunker price at the time of concluding the contract. The volume of bunker swaps was lower in 2013 versus 2012 and the movement in the swap rates was also limited, leading to a reduced loss for the hedges.

Income from associates and joint ventures increased in 2013 as compared to 2012. Golden Ocean entered into new joint ventures investments in 2013. These new joint venture companies purchased three vessels for which one of these vessels were subsequently sold. For these three investments, Golden Ocean’s share of net income increased by $3.4 million comparing 2013 with 2012. The result from the joint venture with United Freight Carriers decreased $0.7 million when comparing 2013 with 2012.

Golden Ocean uses freight future contracts both for economical hedges and for speculation purposes. The change in mark to market value of the contracts is booked as gain/ (loss) for each quarter. Golden Ocean’s increases in its forward long position during 2013, combined with an increases in the freight forward market rates during the same period, led to a corresponding gain. During 2012, lower market rates resulted in loss for the period.

Interest income

			Change
(in thousands of $)	2013	2012	$	%
Interest income	1,096	1,372	(276)	(20.1)

Interest income in 2013 and 2012 relates solely to interest received on bank deposits. Average cash and cash equivalents were lower in 2013 than in 2012.

Interest expense

			Change
(in thousands of $)	2013	2012	$	%
Interest expense	(19,115)	(21,356)	2,241	(10.5)

Golden Ocean’s interest expense decreased in 2013 as compared with 2012 primarily due to the following reasons:

•	a $1.6 million decrease as a result of lower debt;

•	a $0.5 million decrease in the capital lease interest expense as a result of reduction in finance lease obligations; and

•	a $0.1 million decrease in amortization of deferred charges.

Other financial items

			Change
(in thousands of $)	2013	2012	$	%
Foreign currency exchange gain (losses)	—	138	(138)	—
Dividend received	—	1,219	1,140	—
Interest swap	6,187	(4,913)	11,100	225.9
Other financial items	1,236	840	396	47.1

The dividend received by Golden Ocean shareholders in 2012 related to Golden Ocean’s ownership of shares of Knightsbridge. Golden Ocean sold its shares in Knightsbridge in March 2012, and consequently, only received a dividend in the first quarter of 2012.

Golden Ocean entered into interest swap contracts in 2010 and early 2011 in order to reduce the exposure towards higher interest rates on its debt. In addition, Golden Ocean increased the volume of interest rate swaps in late 2012 and early 2013. Golden Ocean recognized both the realized part and the mark to market movement on the swaps. The gain on interest rate swaps was related to these interest swap contracts caused by a general increase in the forward interest rates during 2013.

Other financial items for 2013 relate to the following:

•	a sale of Korea Line Corporation shares;

•	a sale of other small investments of $0.9 million;

•	foreign exchange profits of $0.5 million in relation to the financial leases on Golden Heiwa and Ocean Minerva; and

•	amortization of a gain from a sale leaseback transaction of $0.3 million offset by bank charges of $0.5 million.

Other financial items for 2012 related to gains on sale of shares in Knightsbridge Tankers Limited of $0.5 million and amortization of a gain from a sale leaseback transaction of $0.3 million.

Non-controlling interest

			Change
(in thousands of $)	2013	2012	$	%
Non-controlling interest	617	(5)	622	12,440.0

The non-controlling interest relates to Golden Ocean Trading Limited. The increase is attributable to increased net profit of Golden Ocean Trading Limited.

Year ended December 31, 2012 compared with the year ended December 31, 2011

Total operating revenues and voyage expenses and commission

			Change
(in thousands of $)	2012	2011	$	%
Voyage charter revenues	57,499	129,148	(71,649)	(55.5)
Time charter revenues	169,638	187,146	(17,508)	(9.4)
Other operating revenue	2,703	822	1,881	228.8

Total operating revenues	229,840	317,116	(87,276)	(27.5)

Voyage expenses and commissions	37,054	70,798	(33,744)	(47.7)

The sport market during 2012 was significantly weaker compared to the spot market during 2011. The average Capesize index for 2011 was $15,813 per day, while the average for 2012 was $7,657 per day. The average Panamax index for 2011 was $13,976 per day, while the average for 2012 was $7,676 per day.

Voyage charter revenues decreased in 2012 as compared to 2011 primarily due to the following reasons:

•	significantly reduced revenues from vessels chartered on short term performing cargo contracts or spot voyages for short term trading activity, due to reduced number of trading days from 3,200 vessel days in 2011 to 1,750 vessel days in 2012, result in a decrease in revenues of $54.5 million and reduced rates earned on these voyages due to a lower market, resulting in a decrease in revenues of $20.0 million, in total $74.5 million;

•	one vessel leased in on a time charter contract trading on cargo voyages was redelivered to the owner in fourth quarter of 2011, resulting in a decrease in voyage charter revenues of $1.7 million; and

•	one vessel that traded with voyage cargo entered into a time charter contract in the fourth quarter of 2011, resulting in a decrease in voyage charter revenues of $1.0 million.

These factors were partially offset by:

•	one newbuilding, Golden Bull, was delivered to Golden Ocean in the first quarter of 2012 and was trading on cargo voyages, resulting in an increase in revenues of $1.5 million;

•	one vessel was redelivered from a time charter contract in the third quarter of 2012 due to a counterparty default and even though the new market rates obtained was lower than the previous time charter contract the vessel started trading on cargo voyages, resulting in an increase in voyage charter revenues of $3.6 million; and

•	one vessel traded on spot voyages and on time charter contracts for 2012 and 2011. The number of days traded on spot voyages in 2012 were higher compared to 2011 and this resulted in an increase of voyage revenues of $0.6 million

Time charter revenues decreased in 2012 as compared to 2011 primarily due to the following reasons:

•	time charter contracts expired for four vessels from September to December 2011 and one vessel in the fourth quarter 2012, thereby causing these vessels to trade in the time charter market at lower rates, resulting in a decrease in time charter revenues of $9.7 million;

•	one vessel was redelivered from a time charter contract in the third quarter of 2012 due to a counterparty default and started trading on cargo voyages, resulting in a decrease in time charter revenues of $5.8 million;

•	charter parties for two vessels on time charter contracts were amended during the second and fourth quarters of 2011, resulting in a decrease in time charter revenues of $10.9 million;

•	two vessels that were chartered in since 2007 on time charter contracts were redelivered to the owners in the fourth quarter of 2011, resulting in a decrease in time charter revenues of $9.2 million; and

•	the spot market rates were lower in 2012 than in 2011, and one newbuilding vessel that was delivered in January 2011 was trading on an index linked time charter contract where the charter rate was based on a market index for both years, resulting in a decrease in time charter revenues of $2.0 million.

These factors were partially offset by:

•	three newbuilding vessels were delivered to the fleet during first, third, and fourth quarters of 2011 and began trading in the time charter market thereafter, contributing with an increase of $8.5 million in time charter revenue due to a full year of trading although at lower market rates;

•	one newbuilding, Golden Bull, was delivered to Golden Ocean in the first quarter of 2012 and changed from cargo contracts to a time charter contract in the fourth quarter of 2012, resulting in an increase in revenues of $2.3 million;

•	one vessel that traded with voyage cargo entered onto a time charter contract in the fourth quarter of 2011, resulting in an increase in time charter revenues of $0.8 million;

•	two vessels entered into time charter contracts, with increased rates compared to previous time charter contracts, in the fourth quarter of 2011 and the first quarter of 2012, respectively, increasing revenues $6.3 million in 2012 as compared to 2011; and

•	five vessels chartered in for short term trading activity were partly chartered out on time charters during 2012, as compared to one vessel in 2011, resulting in an increase of revenues of $2.0 million.

Other income increased in 2012 as compared to 2011 due to $0.5 million increase in management fees for commercial management of vessels, $0.7 million repayment from Korea Line as part of a settlement agreement in relation to defaults on two time charter contracts, and $0.7 million settlement for the non-performance of a cargo contract.

Voyage expenses and commissions decreased in 2012 as compared to 2011 primarily due to the following reasons:

•	a reduction of vessels from 3,200 vessel days in 2011 to 1,750 vessel days in 2012 that were chartered in short term performing cargo contracts or spot voyages for short term trading activity, resulting in a decrease in voyage expenses and commissions of $41.2 million, explained by lower volume and thereby lower voyage related costs.

This was partially offset by:

•	higher voyage expenses and commissions for the owned vessels trading in the voyage charter market, resulting in an increase of $7.4 million.

Vessel operating expenses

			Change
(in thousands of $)	2012	2011	$	%
Vessel operating expenses	41,468	36,333	5,135	14.1

Operating costs increased in 2012 as compared to 2011 primarily due to the following reasons:

•	an increase of $1.6 million due to the addition of one newbuilding, Golden Bull, in the first quarter of 2012;

•	an increase of $2.9 million as a result of four newbuildings deliveries during 2011, two in the first quarter, one in the third quarter and one in the fourth quarter;

•	an increase of $0.6 million for vessels sailing for both years which is equivalent to 1.5% increase on the operating cost

Charter hire expenses

			Change
(in thousands of $)	2012	2011	$	%
Charter hire expense	29,747	72,627	(42,880)	(59.0)

Charter hire expenses decreased in 2012 as compared to 2011 due to redelivery of two vessels that were on long-term charters term in the fourth quarter of 2011, and reduced activity on short term trading, with approximately 3,200 vessel days in 2011 and 1,750 vessel days in 2012. The reduction is explained by $22.6 million reduction due to lower volumes and $20.3 million due to lower rates.

Administrative expenses

			Change
(in thousands of $)	2012	2011	$	%
Administrative expenses	13,207	10,732	2,475	23.1

Administrative expenses increased in 2012 as compared with 2011 primarily due to an increase in legal fees of $2.0 million mainly related to work on dispute on various charter party contracts and an increase in employment related costs of $0.5 million, cause by increased cost for new options and pension obligations to employees and directors of Golden Ocean.

Impairment loss and depreciation

			Change
(in thousands of $)	2012	2011	$	%
Depreciation	26,413	22,648	3,765	16.6
Depreciation on financial lease	9,379	11,185	(1,806)	(16.1)
Impairment loss	30,288	38,700	(8,412)	(21.7)

Depreciation increased in 2012 as compared to 2011 primarily due to the increased number of vessels in the fleet, with two vessels being delivered in the first quarter of 2011, one in the third quarter of 2011, one in the fourth quarter of 2011 and one in the first quarter of 2012. Depreciation on financial leases was reduced due to the expiration of leases for Mulberry Paris and Mulberry Wilton.

Due to falling asset values and forward rates during 2011 and 2012, Golden Ocean performed impairment testing of its fleet in both years. The impairment loss of $30.3 million in 2012 is a combination of impairment of seven vessels of in total—$40.8 million in aggregate value and an impairment reversal of $10.5 million in relation to a renegotiation on a newbuilding contract leading to a reduced contract price (see above). The impairment loss of $38.7 million in 2011 relates to four sailing vessels and one newbuilding, which subsequently was reversed in 2012 as described above.

Other gains (losses)

			Change
(in thousands of $)	2012	2011	$	%
Gain (loss) from bunker derivatives	(634)	3,269	(3,903)	(119.4)
Share of income from associates and joint ventures	1,422	818	604	73.8
Gain (loss) on freight future contracts	(2,509)	2,557	(5,066)	(198.1)

	(1,721)	6,644	(8,365)	(125.9)

Golden Ocean uses bunker swaps to hedge exposure for obligations incurred when entering into cargo contracts, where the freight rate offered is based on a fixed forward bunker price at the time of concluding the contract. The volume of bunker swaps was lower in 2012 versus 2011. In addition, the swap rates increased during first half of 2011 due to increase in the Brent oil price, which increased from approximately $85 per barrel at the start of 2011 to approximately $115 per barrel during first half of 2011. From mid 2011 and until end 2012, oil prices were relatively stable and the movement in the swap rates was also limited, leading to a loss for the hedges in 2012. Income from associates and joint ventures increased in 2012 as compared to 2011 due to increased net income related to United Freight Carriers.

Golden Ocean uses freight future contracts both for economical hedges and for speculation purposes. The change in mark to market value of the contracts is recognized as gain/ (loss) each period. Golden Ocean had a forward long position both during 2011 and 2012, which combined with an increase in the freight forward market rates during 2011 and falling rates through 2012, led to a profit for 2011 and a loss for 2012.

Interest income

			Change
(in thousands of $)	2012	2011	$	%
Interest income	1,372	1,195	177	14.8

Interest income in 2012 and 2011 relates solely to interest received on bank deposits. Average cash and cash equivalents were higher in 2012 than in 2011.

Interest expense

			Change
(in thousands of $)	2012	2011	$	%
Interest expenses	(21,356)	(23,087)	1,731	(7.5)

Interest expenses decreased in 2012 as compared with 2011 primarily due to the following reasons;

•	a $1.3 million decrease as a result of lower debt;

•	a $0.5 million decrease in capital lease interest expenses as a result of reduction in finance lease obligations; and

•	a $0.1 million increase in amortization of deferred charges.

Other financial items

			Change
(in thousands of $)	2012	2011	$	%
Foreign currency exchange gain (losses)	138	(1,856)	1,994	(107.4)
Dividend received	1,219	4,876	(3,657)	(75.0)
Interest swap	(4,913)	(13,408)	8,495	63.4
Other financial items	840	(86)	926	1076.7

The foreign currency exchange gain / (loss) is related to the exchange rate fluctuations between USD and the Japanese Yen, or JPY, in relation to the financial leases of Golden Heiwa and Ocean Minerva. During 2011, the exchange rate fell, leading to a loss that was reversed during 2012. The accounting of these leases was revalued in the third quarter of 2012 and exchange rate fluctuations between USD and JPY will therefore not impact the accounting for these leases for future periods.

The dividend received in 2011 and 2012 related to the Golden Ocean’s investment in the shares of Knightsbridge. Golden Ocean held the Knightsbridge shares through 2012 and sold them in March 2012, thereby only receiving a dividend in the first quarter of 2012.

Golden Ocean entered in 2010 and early 2011 into interest swap contracts in order to reduce the exposure to higher interest rates on its debt. Golden Ocean recognized both the realized part and the mark to market movement on the swaps. The loss in 2012 was lower than the loss in 2011. The loss on interest rate swaps was related to these interest swap contracts and a general decrease in the forward interest rates during 2011 and 2012.

Other financial items for 2012 relate to a $0.5 million gain on sale of the shares of Knightsbridge and an amortization gain of $0.3 million from the sale leaseback transaction.

Non-controlling interest

			Change
(in thousands of $)	2012	2011	$	%
Non-controlling interest	(5)	(125)	120	(96.0)

The non-controlling interest relates to other parties 12% interest in Golden Ocean Trading Limited.

Recent Accounting Pronouncements

The following standards and interpretations have not yet been adopted:

IFRS 9 Financial Instruments addresses the classification, measurement, and recognition of financial assets, financial liabilities and hedge accounting. The final IFRS 9 standard was issued in July 2014. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into three measurement categories: those measured at fair value through profit and loss, those measured at fair value through other comprehensive income and those measured at amortized cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for a financial liability, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. IFRS 9 also includes a number of changes and simplifications that increase the possibilities for employing hedge accounting and a single, forward-looking “expected loss” impairment model. Golden Ocean is yet to assess IFRS 9’s full impact. IFRS 9 is effective on January 1, 2018 with early application permitted.

IFRS 15, ‘Revenue from contracts with customers’ establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Golden Ocean is yet to assess IFRS 15’s impact. IFRS 15 is effective for annual periods beginning on or after January 1, 2017.

Liquidity and Capital Resources

Golden Ocean operates in a capital intensive industry and has historically financed its purchase of vessels through a combination of equity capital and borrowings from commercial banks. Our ability to generate adequate cash flows on a short and medium term basis depends substantially on the trading performance of our vessels in the market. Periodic adjustments to the supply of and demand for dry bulk carriers cause the industry to be cyclical in nature.

Golden Ocean’s funding and treasury activities are conducted within corporate policies to maximize investment returns while maintaining appropriate liquidity for its requirements. Cash and cash equivalents are held primarily in United States dollars.

Short-term liquidity requirements of Golden Ocean relate to servicing our debt, payment of operating costs, funding working capital requirements and maintaining cash reserves against fluctuations in operating cash flows and payment of cash distributions. Sources of short-term liquidity include cash balances, restricted cash balances, short-term investments and receipts from our customers. Revenues from time charters are generally received monthly or bi-weekly in advance while revenues from voyage charters are received based on negotiated terms for each voyage, normally 90/95 percent after completed loading and the remaining after completed discharge.

The liquidity requirements of Golden Ocean include funding the replacement of vessels through the acquisition of second-hand vessels or newbuilding vessels and the repayment of long-term debt balances. Golden Ocean’s sources of capital have been the proceeds of its initial public offering, subsequent equity offerings, bank loans, convertible bond debt financing, proceeds from the sale of vessels and charter hire income. Golden Ocean also has a significant expected refund due to the cancellation of the contracts at Jinhaiwan. Golden Ocean expects that charter hire paid from time charters and voyage charters will be sufficient sources of income for it to continue to pay ordinary recurring expenses, including ordinary debt repayments due on outstanding borrowings, but excluding the balloon payments when they are due. For the newbuilding program, Golden Ocean plans to finance around 55% of the market value of the vessels, in total around $130 million for the eight vessels. Golden Ocean has sufficient cash to fund the gap between the remaining newbuilding instalments of $185 million. For loans that expire with a balloon payment at the end of the period, Golden Ocean assumes that it can refinance the balloon amount; however there are no guarantees that it may be able to do so. The aggregate balloon amount due per year is $90.5 million in 2015, $35.8 million in 2016, $34.4 million in 2017, $74.8 million in 2018 and $9.5 million in 2019. In addition the convertible bond matures in January 2019 with a repayment of $200 million.

Net cash provided by operating activities in first half of 2014 was $23.2 million, compared with $48.4 million in first half of 2013. Net cash provided by operating activities in 2013 was $100.7 million, compared with $127.5 million in 2012 and $134.6 million in 2011, respectively. During the period from 2011 to 2014 most of the vessels have changed from long term time charter contracts to trading in the spot market, and where the previous contracts had higher charter rates than the rates obtained in the spot market. During the same period the fleet of vessels owned and on long term time charter contracts increased from twelve owned vessels and in total eight vessels chartered in on long term time charters at the start of 2011 to twenty-five owned vessels and six vessels chartered in on long term time charter contracts as of June 30, 2014. Going forward, Golden Ocean’s reliance on the spot market contributes to fluctuations in cash flow from operating activities as a result of its exposure to the volatile dry bulk market. In July 2014, Golden Ocean estimated it has an average cash breakeven rate for its total sailing fleet of $12,650 per vessel per day for the remainder of 2014. This represents the daily rate our vessels must earn to cover budgeted operating costs, estimated interest expenses and scheduled loan principal repayments, bareboat hire and corporate overhead costs for the remainder of the year. The average cash breakeven rate does not take into account payments on Golden Ocean’s newbuilding program.

Net cash used by investing activities for the six months period ended June 30, 2014 was $104.1 million, compared with $58.5 million for the six months period ended June 30, 2013. Net cash used by investing activities in 2013 was $81.5 million, net cash provided by investing activities in 2012 was $10.4 million and net cash used by investing activities in 2011 was $129.1 million. Payments on vessels, payments for newbuilding instalments, payments for dockings and joint ventures investments are the most significant investing activities of Golden Ocean. Payments related to purchase of vessels amounted to $153.7 million and $40.4 million for the six month periods ended June 30, 2014 and 2013, respectively. Payments related to purchase of vessels amounted to $62.7 million, $41.4 million and $40.4 million for the periods ended December 31, 2013, 2012 and 2011, respectively. In addition Golden Ocean sold shares in Knightsbridge Tankers Limited in 2012 with net proceeds of $33.8 million and purchased shares in Greenship Bulk Trust in 2013 with a total investment of $10 million. Also, Golden Ocean has received a cash settlement amount related to two of the cancelled newbuilding contracts with Jinhaiwan of $56.2 million in the second quarter of 2014.

Net cash provided by financing activities in first half of 2014 was $114.3 million, and net cash used in financing activities was $13.2 million in first half of 2013. Net cash used by financing activities in 2013 was $29.7 million, compared to $160.3 million in 2012 and $58.3 million in 2011. Of this, we paid total cash distributions of $4.5 million in 2013 (2012: $0 and 2011: $50.3 million). During the first six months of 2014 we paid total cash distributions of $27.3 million (first six months of 2013: $0 million). Except for ordinary interest and debt repayments as well as cash distributions the main changes is related to payment of long term debt in 2011 and 2012. The payment of long term debt amounted to $39.2 million and $26.6 million for the six months period ended June 30, 2014 and 2013 respectively. The payment of long term debt amounted to $36.8 million, $127.9 million and $60.8 million for the periods ended December 31, 2013, 2012 and 2011 respectively. The Convertible Bond Issue 2014/2019 contributed positively with $200 million in the first half of 2014.

As of June 30, 2014 and 2013, Golden Ocean had cash and cash equivalents of $127.2 million and $81.1 million, respectively, and restricted deposits amounted to $6.1 million and $8.5 million respectively. As of December 31, 2013, 2012 and 2011, Golden Ocean had cash and cash equivalents of $98.8 million, $112.5 million and $138.3 million, respectively. As of December 31, 2013, 2012 and 2011, Golden Ocean had restricted cash of $5.5 million, 8.2 million and 11.6 million respectively, which was related to various requirements in the course of its regular business. In addition, Golden Ocean needs to have to hold a minimum of $40 million in cash to comply with Financial Covenants under its loan facilities. Golden Ocean has been in compliance with its debt covenants for all periods presented.

As of June 30, 2014 we had a balance of $ 149.5 million due against Jinhaiwan for the cancelled contracts, following receipt of refund for two contracts during the second quarter of 2014. In July 2014 Golden Ocean received $47.3 million from Jinhaiwan as refund for the third contract. We expect to receive the balance due against Jinhaiwan within the next six months. However, the timing for receipt of these refund claims is inherently uncertain.

In May 2013, Golden Ocean concluded newbuilding contracts for two 60,000 dwt Supramax bulk carriers with JMU. In June 2013, Golden Ocean concluded newbuilding contracts for three 64,000 dwt Supramax bulk carriers with Chengxi in China and in December 2013, Golden Ocean concluded newbuilding contracts at the same yard for three additional 64,000 dwt Supramax vessels. The five first vessels are expected to be delivered to Golden Ocean during first half of 2015 and the last three during first half of 2016. As of June 30, 2014 we have paid $26.8 million in instalments and have aggregate purchase commitments of $184.7 million relating to our eight Supramax newbuilding contracts with expected payments of $12.9 million, 114.9 million and $56.9 million in 2014, 2015 and 2016 respectively. In order to meet the Golden Ocean’s requirements over the next 12 months, we believe that additional financing will be needed to fund part of the remaining newbuilding instalments. We expect to finance these payments with cash on hand, operating cash flow and bank debt that we intend to arrange. Should such financing not be available, this could severely impact our ability to meet our obligations and finance future obligations. We do not require receiving the refunds from Jinhaiwan in order to cover our commitments for the next 12 months, as long as we obtain the financing as described above.

Borrowing activities

Each of the Golden Ocean’s loan agreements contains a loan-to-value clause, which could require it to post collateral or prepay a portion of the outstanding borrowings should the value of the vessels securing borrowings decrease below a required level. In addition, the loan agreements contain certain financial covenants including the requirement to maintain $40 million of free cash, a certain level of minimum equity and a minimum equity ratio as well as a minimum level of the ratio between EBITDA to Interest. Failure to comply with any of the covenants in each loan agreement could result in a default, which would permit the lender to accelerate the maturity of the debt and to foreclose upon any collateral securing the debt. Under those circumstances, Golden Ocean might not have sufficient funds or other resources to satisfy its obligations. Golden Ocean was in compliance with all of the financial and other covenants contained in the various loan agreements as of June 30, 2014.

In June 2007, Golden Ocean entered into a $139.6 million credit facility to cover pre- and post-delivery financing of four vessels under construction at Daehan shipyard in Korea. The facility was later amended and restated in July 2011 to cover post-delivery of two of the vessels, Golden Feng and Golden Shui, with 57.8 million each. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $1.86 million and with a balloon payment at the final maturity date February 28, 2019 of $9.5 million, and has an interest rate of LIBOR plus a margin. During 2011 and 2012, $17.6 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values. As of June 30, 2014, we had $43.0 million of outstanding borrowings under this facility with no available undrawn amount.

In July 2007, Golden Ocean entered into a $168 million credit facility consisting of six tranches of $28.0million each relating to the Panamax vessels to be delivered from Pipavav shipyard in India. Prior to delivery three out of these six vessels was either sold or cancelled and the facility currently covers three Panamax vessels from the same yard, Golden Bull, Golden Suek and Golden Brilliant. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $0.92 million and with a balloon payment at the final maturity date December 31, 2015 of 45.9 million and has an interest rate of LIBOR plus a margin. During 2011 and 2012, $4.5 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values As of June 30, 2014, we had $51.4 million of outstanding borrowings under this facility with no available undrawn amount.

In June 2008, Golden Ocean entered into a $201.4 million credit facility to cover pre- and post-delivery financing of four vessels under construction at Jinhaiwan. Two of the vessels, Golden Zheijang and Golden Future were later sold and the facility today covers the two vessels Golden Zhoushan and Golden Beijing. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $1.0 million with a balloon payment at the final maturity date December 31, 2017 of $34.4 million and has an interest rate of LIBOR plus a margin. During 2011 and 2012, $27.5 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values. As of June 30, 2014, we had $48.4 million of outstanding borrowings under this facility with no available undrawn amount.

In September 2009, Golden Ocean entered into a $65 million credit facility to cover pre- and post-delivery financing of two vessels under construction at Jinhaiwan, Golden Eminence and Golden Endeavour. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $0.29 million with a balloon payment at the final maturity date August 19, 2015 of $33.4 million and has an interest rate of LIBOR plus a margin. During 2011 and 2012, $25.8 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values. As of June 30, 2014, we had $34.6 million of outstanding borrowings under this facility with no available undrawn amount.

In April 2010, Golden Ocean entered into a $84 million credit facility to cover pre- and post-delivery financing of three vessels under construction at Jinhaiwan, Golden Empress, Golden Endurer and Golden Enterprise. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $1.7 million with a balloon payment at the final maturity date January 15, 2016 of $35.8 million and has an interest rate of LIBOR plus a margin. During 2011 and 2012, $13.6 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values. As of June 30, 2014, we had $46.1 million of outstanding borrowings under this facility with no available undrawn amount.

In January 2011, Golden Ocean entered into a $90.4 million credit facility to cover pre- and post-delivery financing of three vessels under construction at Jinhaiwan, Golden Nantong, Golden Explorer and Golden Excellence. The loan was secured by, among other things, a first priority mortgage on the applicable construction contract. This loan was originally repayable on a quarterly basis with a balloon payment at the final maturity date August 30, 2017 and had an interest rate of LIBOR plus a margin. During 2011 and 2012, $9.4 million of this loan was repaid under the Minimum Value Clause as a result of decreasing vessel values prior to delivery. All three construction contracts were cancelled during 2012 and 2013 and Golden Ocean has received refund of the paid instalments plus interest in for two of these contracts in May 2014 and for the third contract in July 2014. The loan related to each contract was repaid when refund was received. As of June 30, 2014, we had $11.6 million of outstanding borrowings under this facility with no available undrawn amount.

In March 2012, Golden Ocean entered into a $91 million credit facility to cover pre- and post-delivery financing of four vessels under construction at Jinhaiwan, Golden Excalibur, Golden Express, Golden Exquisite and Golden Eye. The loan is secured by, among other things, a first priority mortgage on the applicable construction contract. This loan was originally repayable on a quarterly basis with a balloon payment at the final maturity date March 7, 2018 and had an interest rate of LIBOR plus a margin. All four construction contracts were cancelled during 2012 and 2013. The loan will be repaid when Final Arbitration awards are received. As of June 30, 2014, we had $11.2 million of outstanding borrowings under this facility with no available undrawn amount.

In May 2013, Golden Ocean entered into a $33.93 million credit facility to cover post-delivery financing of two vessels bought from third parties but delivered directly after construction at Pipavav shipyard in India, Golden Pearl and Golden Diamond. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis with $0.6 million with a balloon payment at the final maturity date May 27, 2018 of $22.6 million and has an interest rate of LIBOR plus a margin. As of June 30, 2014, we had $32.2 million of outstanding borrowings under this facility with no available undrawn amount.

In October 2013, Golden Ocean refinanced its previous $224 million loan facility and entered into a $82.5 million credit facility consisting of six tranches relating to two Capesize vessels, Channel Alliance and Channel Navigator, and four Panamax vessels, Golden Strength, Golden Ice, Golden Saguenay and Golden Opportunity. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. The loan is repayable on a quarterly basis of $2.9 million until February 2016 and $1.4 million thereafter with a balloon payment on October 31, 2018 of $37.3 million and has an interest rate of LIBOR plus a margin. As of June 30, 2014, we had $76.6 million of outstanding borrowings under this facility with no available undrawn amount.

In September 2013, Golden Ocean entered into a $23.8 million credit facility to cover financing of the Capesize vessel Golden Magnum purchased together with a partner in May 2013, but in 2014 bought entirely by Golden Ocean. The loan is secured by, among other things, a first priority mortgage on the applicable vessel. This loan is repayable on a quarterly basis of $0.2 million until September 2015 and with $0.6 million thereafter with a balloon payment at the final maturity date September 13, 2018 of $14.9 million and has an interest rate of LIBOR plus a margin. As of June 30, 2014, we had $23.1 million of outstanding borrowings under this facility with no available undrawn amount.

In January 2014, Golden Ocean issued a $200 million Convertible Bond with a 5 year tenor and coupon of 3.07% per year. The conversion price is currently at 2.78 $/share. The conversion price will be adjusted for dividend payments from Golden Ocean. There is both an asset and a liability part in the convertible bond, and $28.1 million of the bond value has been allocated as Equity in the financial statement. The Convertible Bond has no regular repayment and Mature in total on January 27, 2019. There are no financial covenants in the convertible bond agreement.

Equity offering

Golden Ocean has not issued any shares since 2009.

Research and Development, Patents and Licenses, etc.

We do not undertake any significant expenditure on research and development, and have no interests in patents and licenses.

Off-Balance Sheet Arrangements

Golden Ocean guarantees debt and other obligations of certain of its equity method investees. The debt and other obligations are primarily due to banks in connection with financing the purchase of vessels and equipment used in the joint venture operations. As of June 30, 2014, the joint venture owning Golden Opus had total bank debt outstanding of $21,083,333. Golden Ocean has guaranteed for 50% of the outstanding debt in the joint venture. Therefore the maximum potential amount of future principle payments (undiscounted) that Golden Ocean could be required to make relating to equity method investees secured bank debt was $10,541,667 and the carrying amount of the liability related to this guarantee was $0.

Tabular Disclosure of Contractual Obligations

As of June 30, 2014, Golden Ocean had the following contractual obligations:

			Payment due by period
(In thousands of $)	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Bank debt(1)	378,248	60,868	172,572	144,806	—
Convertible bond(2)	200,000	—	—	200,000	—
Sellers Credit	10,022	5,275	4,747	—	—
Newbuilding instalment	184,701	114,839	69,862	—	—
Capital leases	151,492	14,544	97,315	2,923	36,710
Operational leases	7,151	6,571	581	—	—

Total contractual cash obligations	931,614	202,097	345,077	347,729	36,710

(1)	All of Golden Ocean’s loan facilities are at floating interest rates based on LIBOR plus a margin and Golden Ocean has entered into various interest rate swaps but these are not linked to the loan facilities. The amounts included above do not include interest payments.
(2)	The amount due under the convertible bond is the par value of the bond. The amounts included above do not include interest payments.

Quantitative and Qualitative Disclosures About Market Risk

Through its activities Golden Ocean is exposed to a variety of financial risks: market risk (including risk for changes in market rates for interest rate, exchange rates, freight rates, bunker rates and equity prices), credit risk and liquidity risk. Golden Ocean’s overall risk management program focuses on identifying the various risks and deciding on which risks to mitigate and which risks to actively keep, but at the same time to monitor their development. As an example, Golden Ocean may want to keep its exposure to the freight market, or alter the physical exposure by using financial instruments, but do not want to mitigate all the exposure to the freight market. However, Golden Ocean mitigates the exposure to the bunker market rates to the extent possible. Golden Ocean report the risk exposure to the board of directors at various frequency. Golden Ocean makes use of derivative financial instruments such as freight forward agreements, bunker swap contracts, foreign exchange forward contracts and interest rate swaps to moderate certain risk exposures.

Golden Ocean is exposed to market risk from changes in interest rates, which could impact its results of operations and financial condition. Golden Ocean manages this exposure to market risk through its regular operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Golden Ocean manages its ratio of fixed-to-floating rate debt with the objective of achieving a mix that reflects management’s interest rate outlook at various times. To manage this mix in a cost-effective manner, Golden Ocean, from time-to-time, enters into interest rate swap agreements, in which it agrees to exchange various combinations of fixed and variable interest rates based on agreed upon notional amounts. Golden Ocean uses such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, derivative financial instruments are entered into with a diversified group of major financial institutions in order to manage exposure to nonperformance on such instruments by the counterparties.

Golden Ocean’s bank borrowings as of June 30, 2014 of $378.3 million bear interest at LIBOR plus a margin (as of December 31, 2013, 2012 and 2011 the bank borrowing was $358.0 million, $393.17 million and $510.8 million, respectively). A 1% change in interest rates would increase or decrease interest expense by $3.8 million per year as of June 30, 2014. The fair value of the loan facility at June 30, 2014 was equal to the carrying amount of the facility at the same date.

Golden Ocean’s convertible bond debt issued in January 2014 as of June 30, 2014 of $200 million bears interest rate at a fixed rate of 3.07% per year. The convertible bond debt is therefore not affected by changes to interest rates. The fair value of the convertible bond debt as of June 30, 2014 was $185.75 million. Golden

Ocean’s convertible bond issued in 2007 at a fixed interest rate of 3.625% per year had a total outstanding amount of $7.54 million as of December 31, 2011 and was repaid in 2012, thus the outstanding convertible debt was 0 at December 31, 2012 and 2013, respectively.

Golden Ocean is exposed to credit risk, inherent in the risk that a counterparty will be unable to perform under the time and voyage charter contracts and unable to pay amounts in full when due. Allowances are made for credit losses that have been incurred by the balance sheet date, if any.

The maximum exposure to credit risk on cash and cash equivalents and trade and other receivables (ignoring collateral and credit quality) was of June 30, 2014 $168.1 million and as of December 31, 2013 was $132.9 million (31 December, 2012:$135.3 million and 31 December, 2011: $168.6 million). Concentration of credit risk exists to the extent that at December 31, 2013 approximately 64% of cash and cash equivalents were held with two financial institutions (85% at December 31, 2012 and 63% at December 31, 2011) with credit ratings according to Standard & Poor’s of A+ or better.

Golden Ocean is exposed to commodity price risk through derivative contracts on freight and bunkers. Golden Ocean takes positions from time to time in the freight forward market, either as a hedge to a physical contract or as a speculative position. The value of the freight forward agreements is booked mark to market through the income statement. The forward freight agreements are cleared instruments and therefore the mark to market value of the contracts is settled daily. Golden Ocean had per June 30, 2014 a net position on freight derivatives of 690 days, and with an increase or decrease in the forward curve of 25% this would have implied a mark to market gain or loss of $2.2 million, respectively. Golden Ocean enters into cargo contracts from time to time. Golden Ocean is then exposed to fluctuations in bunker prices, as the cargo contract price is based on an assumed bunker price for the trade. Golden Ocean has a policy to hedge all bunker exposure and uses bunker derivatives to hedge this risk. There is no guarantee that the hedge removes all the risk from the bunker exposure, due to possible differences in location and timing of the bunkering between the physical and financial position. The value of the bunker contracts is booked mark to market over the income statement. Golden Ocean had per June 30, 2014 a net position on bunker contracts of 5,160 metric tons, and with an increase or decrease in the forward curve of 25% this would have implied a mark to market gain or loss of $0.8 million, respectively.

Although Golden Ocean’s activities are conducted worldwide, the international shipping industry’s functional currency is the United States Dollar and virtually all of its operating revenues and most of its anticipated cash expenses are expected to be denominated in United States Dollars. Accordingly, Golden Ocean’s operating revenues are not expected to be adversely affected by movements in currency exchange rates or the imposition of currency controls in the jurisdictions in which the vessels operate. At June 30, 2014 (and at December 31, 2013, 2012 and 2011), the only material assets and liabilities denominated in foreign currencies are financial lease obligations that have purchase options in JPY for M/V Golden Heiwa and M/V Ocean Minerva.

All marketable securities present a risk of loss of capital. Golden Ocean moderates this risk through a careful selection of securities. The maximum risk resulting from financial instruments is determined by the fair value of the financial instruments. Golden Ocean’s overall market positions are monitored on a quarterly basis. Golden Ocean’s maximum exposure to equity price risk at June 30, 2014, is $15.5 million. As of December 31, 2013 the maximum exposure to equity price risk was $16.9 million, as of December 31, 2012 it was $0 million and as of December 31, 2011 it was 33.3 million respectively. Had the stock exchange decreased or increased with 20% with all other variables held constant, the decrease or increase in net assets would have been $3.1 million, respectively.

The market exposure may change over time depending on development in the underlying market and Golden Ocean’s view of that risk going forward. Golden Ocean does not expect any changes in the way it monitors and manages these risks going forward.

For further information, see Note 20 to Golden Ocean’s audited Consolidated Financial Statements included herein.

RELATED PARTY TRANSACTIONS

Set forth below are related party transactions of Golden Ocean and Knightsbridge. The following should be read in conjunction with the other information in this joint proxy statement/prospectus and the information incorporated by reference into this joint proxy statement/prospectus.

The Relationship with the Hemen Related Companies

Either or both Knightsbridge and Golden Ocean have or had contractual relationships with the following related parties: Frontline, Frontline 2012, Ship Finance, and Karpasia Shipping Inc., or Karpasia, a company controlled by a trust established by John Fredriksen for the benefit of his immediate family. The Hemen Shareholder is a principal shareholder for all of the companies listed above. We can provide no assurance that we will realize any benefits from our relationship with the Hemen Related Companies. Also, members of the Knightsbridge Board may face conflicts of interest due to their relationship with other Hemen Related Companies and this may result in conflicts that could be resolved in a manner that is adverse to Knightsbridge. See the risk factor entitled “Some of the directors of the Knightsbridge Board and the Golden Ocean Board are affiliated with other Hemen Related Companies, which could result in conflicts of interest that may not be resolved in our favor.”

Transactions between Golden Ocean and Knightsbridge

From July 2010 to March 2012, Golden Ocean was a shareholder in Knightsbridge. Golden Ocean sold the Golden Future to Knightsbridge in July 2010 for a sale price of $72.0 million, which consisted of cash in the amount of $47.0 million and 1,464,515 restricted Common Shares of Knightsbridge. In October 2010, Golden Ocean agreed to sell the Golden Zhejiang to Knightsbridge for a sale price of $65 million, which consisted of cash in the amount of $47.0 million and 973,684 restricted common shares of Knightsbridge. Golden Ocean held 2,438,199 shares of the 24,425,699 outstanding shares in Knightsbridge (equivalent to 10.0% of the total shareholding) from October 2010 to March 2012, when the Company sold all the shares in an underwritten public offering.

Golden Ocean became a related party of Knightsbridge following a transaction by and among Knightsbridge and Frontline 2012 once again completed in 2014 whereby the Hemen Shareholder became an indirect shareholder of Knightsbridge. Golden Ocean is the commercial manager of Knightsbridge’s dry bulk fleet. Pursuant to the terms of a management agreement, Golden Ocean Group Management (Bermuda) Limited, a wholly owned subsidiary of Golden Ocean, is entitled to a management fee equivalent to 1.25% of the gross freight revenues of Knightsbridge. Golden Ocean Group Management (Bermuda) Limited has invoiced Knightsbridge with a management fee of $0.5 million for 2013 and $1.2 million for 2014.

Related Party Transactions with Knightsbridge

In April 2014, Knightsbridge acquired five SPCs from Frontline 2012, each owning a fuel efficient 180,000 dwt Capesize dry bulk newbuilding and one 2013-built Capesize dry bulk carrier from Karpasia. The consideration consisted of the issuance of 15.5 million and 3.1 million shares, which were recorded at a price of $12.54 per share, to Frontline 2012 and the Hemen Shareholder, respectively, $150.0 million was assumed in remaining newbuilding instalments in connection with the SPCs acquired from Frontline 2012 and $24.0 million was paid in cash to Karpsasia. As part of the transaction, Frontline 2012 paid Knightsbridge $43.4 million to cover the remaining balance of the newbuilding installment payments above the $150 million assumed by Knightsbridge. Two of the five Capesize newbuildings were delivered to Knightsbridge in May 2014 and the remaining three were delivered in June, July and September 2014. The 2013-built Capesize dry bulk carrier was delivered to Knightsbridge in April 2014. Frontline 2012 agreed to procure the construction supervision of these five newbuildings and Knightsbridge paid newbuilding supervision fees of $0.7 million following their acquisition up to June 30, 2014. Frontline is also considered a related party following this transaction as it is an affiliate of the Hemen Shareholder. Knightsbridge paid management fees of $0.4 million to a subsidiary of Frontline for management services following the acquisition of these SPCs up to June 30, 2014.

In April 2014, Knightsbridge agreed to acquire 25 SPCs from Frontline 2012, each owning a fuel efficient Capesize dry bulk newbuilding. In September 2014, Knightsbridge acquired 13 of these SPCs and one of these Capesize newbuildings, KSL Santiago, was delivered from the yard on September 30, 2014. The consideration for these SPCs consisted of the issuance of 31.0 million shares. The issuance of the 31 million shares was recorded at an aggregate value of $356.8 million based on the closing price of $11.51 per share on September 15, the closing date of the transaction. Knightsbridge expects to acquire the remaining 12 SPCs in March 2015 and issue 31.0 million shares as consideration.

Pursuant to the terms of a management agreement, ICB Shipping (Bermuda) Limited (a wholly owned subsidiary of Frontline Ltd.) is entitled to a management fee of $2.3 million per annum from January 1, 2010, which is subject to annual adjustments, plus a commission of 1.25% on gross freight revenues from our tanker vessels, 1% of proceeds on the sale of any of our vessels, and 1% of the cost of the purchase of vessels. In 2014, ICB Shipping (Bermuda) Limited has invoiced a management fee of $2.3 million for 2014. No other amounts were due pursuant to the agreement.

Related Party Transactions with Golden Ocean

Frontline provides Golden Ocean with certain administrative services under the terms of an administrative management contract relating to the Bermuda office and the London office. Golden Ocean has $143,000 of related administrative expenses (2012:$149 000 and 2011:$196 000).

Pursuant to a management agreement, Golden Ocean reimburses Frontline using a fixed fee of $150 per day per owned vessel for technical management. In 2012, Golden Ocean paid a fee of $2,000 per month per vessel. In the year ended December 31, 2013, Golden Ocean was charged $1,177,000 under this arrangement (in 2012, $473,000; and in 2011, $388,000). In addition, Golden Ocean pays a fee to Frontline for supervision of vessels under construction amounting to $0.1 million in 2013 (in 2012, $3.0 million; and in 2011, $3.3 million). Supervision fees in 2013 only relate to the Supramax newbuildings, since the earlier contracts were terminated in the beginning of the 2013 due to cancellations with Jinhaiwan.

On January 1, 2005 Golden Ocean entered into an agency agreement with Frontline, whereby it provides chartering services in relation to Frontline’s fleet of oil, bulk and ore carriers. Frontline pays Golden Ocean a fixed amount per vessel for charters arranged under this agreement. During 2013, $2,000 was charged in respect of the agency agreement (in 2012, $62,000; and in 2011, $81,000). Remaining vessels under this contract were sold in the first quarter of 2013.

In September 2010, Golden Ocean entered into a commercial agreement with Ship Finance regarding the commercial operation and accounting of Ship Finance’s dry-bulk vessels. During the year Golden Ocean has received $714 000 in respect of this agreement (in 2012, $866,000; and in 2011, $81,000).

In 2013, United Freight Carriers, the joint venture owned 50% by Golden Ocean, entered into charter contracts with Ship Finance for four of their drybulk carriers. The charter contracts include profit sharing and the joint venture paid $0.8 million to Ship Finance related to these vessels in 2013.

Golden Ocean has the following year end balances with the related parties:

(in thousands of $)	2013	2012
Frontline Ltd and subsidiaries	1,216	1,328

Total Liability	1,216	1,328

The amounts outstanding are unsecured, bear no interest, and will be settled in cash. No guarantees have been given or received.

No expense has been recognized in the period for any allowances for credit losses in respect of the amounts owed by related parties.

THE MERGER

Background and Reasons for the Merger

In March 2014, Knightsbridge agreed to acquire five SPCs from Frontline 2012, each owning a fuel efficient 180,000 dwt Capesize dry bulk newbuilding and one 2013-built Capesize dry bulk carrier from Karpasia. The consideration consisted of the issuance of 18.6 million shares, $150.0 million was assumed in remaining newbuilding installments and $24.0 million was paid in cash. The issuance of the 18.6 million shares was recorded at an aggregate value of $233.2 million based on the closing price of $12.54 per share on April 23, 2014, the closing date of the transaction. As part of the transaction, Frontline 2012 paid Knightsbridge $43.4 million to cover the remaining balance of the newbuilding installment payments above the $150 million assumed by Knightsbridge. Two of the five Capesize newbuildings were delivered to Knightsbridge in May 2014 and the remaining three were delivered in June, July and September 2014. The 2013-built Capesize dry bulk carrier was delivered to Knightsbridge in April 2014.

In April 2014, Knightsbridge also agreed to acquire 25 SPCs from Frontline 2012, each owning a fuel efficient Capesize dry bulk newbuilding. In September 2014, Knightsbridge acquired 13 of these SPCs and one of these Capesize newbuildings, KSL Santiago, was delivered from the yard on September 30, 2014. The consideration for these SPCs consisted of the issuance of 31.0 million shares. Knightsbridge expects to acquire the remaining 12 SPCs in March 2015 and issue 31.0 million shares as consideration.

After the completion of these transactions, Frontline 2012 and the Hemen Shareholder would become a majority shareholder by Knightsbridge in September 2014. At the same time, the Hemen Shareholder also owns or controls approximately 41% of the outstanding shares of Golden Ocean.

Each of Knightsbridge and Golden Ocean periodically monitor the shipping and financial markets for opportunities that may be available to achieve their long-term operational and financial goals and to enhance shareholder value through potential strategic transactions, including business combinations, divestitures, acquisitions and similar transactions. Since the Hemen Shareholder and companies affiliated with the Hemen Shareholder were becoming major shareholders in both Knightsbridge and Golden Ocean following the transactions between Knightsbridge and Frontline 2012, Mr. Fredriksen, being on the boards of Frontline 2012 and Golden Ocean, requested in early August 2014 from the management of Golden Ocean, Mr. Billung and Mrs. Vartdal, and the management and Chairman of Knightsbridge, Mrs. Klemp and Mr. Lorentzon, respectively, to consider whether it would be in the shareholders best interest to consider a merger between Golden Ocean and Knightsbridge.

The rationale for considering the merger was that both Companies operate in the dry bulk market and although Knightsbridge operates exclusively in the Capesize segment while Golden Ocean operates in the Capesize and Panamax segments, and have newbuildings in the Supramax segment, the Companies are exposed to the same market dynamics. The Companies also have similar balance sheets when comparing the ratio of the debt to the market adjusted asset values and the same contract coverage for their fleets. In addition, Golden Ocean was the commercial manager for the Knightsbridge fleet and it would be free of administrative burden to merge the two entities. It was also seen to be favorable to only have one Hemen Related Company within the dry bulk market. The Companies believe that the consolidation of two companies in the same industry with the same main shareholder and management structures will create a more efficient investment vehicle for shareholders and lenders as well as remove any concerns regarding conflict of interest for management.

At a meeting of the Knightsbridge Board held on August 12, 2014 in connection with the Knightsbridge’s earnings release for the second quarter, Mr. Lorentzon presented to the Knightsbridge Board the idea of a possible merger with Golden Ocean and briefly commented on what he thought would be the main components and terms of such a merger. The Board encouraged Mr. Lorentzon to further discuss the merger with Golden Ocean.

Following the initial request to consider a merger, the Companies’ management teams, mainly consisting of Mr. Billung, Mrs. Vartdal and Mr. Heiberg from Golden Ocean, and Mr. Lorentzon, Mrs. Klemp and Mr. Østern from Knightsbridge, discussed how the structure for a merger could look like and the valuation of the two Companies. The management teams based the initial discussions on the valuation of each company as per June 30, 2014. Golden Ocean engaged Advokatfirmaet BAHR DA to act as legal advisor in connection with the merger. Knightsbridge engaged Seward & Kissel LLP to act as legal advisor in connection with the merger. MJM Limited, or MJM, was engaged to act as Bermuda counsel.

The Companies management teams considered various structures for merging the Companies in accordance with Bermuda law. The Companies priorities was to find a structure that (i) was fair to all shareholders and properly valued the Companies; (ii) could maintain the NASDAQ listing, (iii) maintain all contracts, loans and bonds within the Combined Company, (iv) was simple to execute from a transactional point. Each of the Companies did not at the time consider any merger structure involving entities other than Golden Ocean and Knightsbridge and no contacts from other entities been made to either Knightsbridge or Golden Ocean.

At a meeting of the Golden Ocean Board held on August 25, 2014 in connection with the earnings release for the second quarter, the management of Golden Ocean briefly gave a status of the initial discussions of a possible merger with Knightsbridge. At that time no calculations or structure were in place.

During the rest of August and the beginning of September the management teams worked together to make a combined cash flow model for the Combined Company, estimate an exchange ratio based on valuations of each of the Companies and to establish a proposed structure and timeline for preparation and conclusion of a possible merger.

The management teams prepared a presentation to the respective Knightsbridge Board and Golden Ocean Board at meetings held in Bermuda on September 18, 2014. This presentation contained a proposed structure of the merger, cash flow analysis for the combined company and valuation of each company based on June 30, 2014 values, and the possible exchange ratio. The presentation also described the process going forward and an aim to enter into a merger agreement following the determination of valuations as of September 30, 2014.

At these meetings, the two Boards authorized the management teams to continue the discussions and to prepare documentation for a possible merger transaction based on the structure proposed by the management teams.

Following the meetings the management teams continued to prepare for a possible merger, including preparing a merger agreement for the proposed merger. The main discussion point during the negotiations was the exchange ratio between the companies.

Each company obtained valuation of its fleet as per September 30, 2014. The Companies exchanged valuations and prepared a calculation of the exchange ratio between the Companies based on a Net Asset Valuation, or NAV, on October 1, 2014. Mr. Thorstein and Mr. Lorentzon spoke on October 1, 2014, on whether the Net Asset Value was the methodology to consider for deciding the exchange ratio. While this is a frequently used methodology in shipping transactions, Mr. Lorentzon pointed out that during recent weeks, Knightsbridge had traded at a higher premium to its NAV than Golden Ocean, and therefore wanted to also consider this fact when determining the exchange ratio.

Golden Ocean engaged Fearnley and Knightsbridge engaged Pareto to prepare fairness opinions for a proposed transaction. The Companies distributed the NAV calculations and the ship valuations to each of the advisors.

On October 2, 2014, after both management teams agreed upon the valuations, the valuations were distributed to the respective Boards. Mrs. Klemp and Mrs. Vartdal also prepared calculations of how the share price of the two Companies had performed over the past twelve months, which was distributed to Mr. Thorstein and Mr. Lorentzon. Following these presentations, Mr. Thorstein and Mr. Lorentzon spoke on October 3, 2014 to discuss an exchange ratio and an agreement in principle was established on which basis Mr. Thorstein would revert with a proposal.

On October 5, 2014, Mr. Thorstein proposed that Knightsbridge issue 61.5 million shares in consideration to the Golden Ocean shareholders. Based on the NAV calculations for both Companies as of September 30, 2014, the number of shares issued would be approximately 64.2 million shares. Based on the calculation of historic trading ratios for the last six months for both Companies, the number of shares issued would be approximately 59 million shares. Mr. Thorstein reasoned that the proposed transaction was a balanced consideration between the NAV valuation and the historic trading ratio. Mr. Thorstein also pointed out that the NAV of Golden Ocean not only included vessel values but also values from charter contracts and refundable installments, which are assets with less definitively ascertainable value, and therefore the valuation of Golden Ocean should be slightly lower than the NAV valuation. On October 5, 2014, the proposed transaction of 61.5 million shares was communicated to the financial advisors.

On October 6, 2014, the Knightsbridge management received the fairness opinion from Pareto, which was distributed to the Knightsbridge Board. On the same day, the Golden Ocean management received the fairness opinion from Fearnley, which was distributed to the Golden Ocean Board. The Companies called for board meetings to be held on October 7, 2014.

Golden Ocean held a board meeting on October 7, 2014, where Fearnley presented their fairness opinion to the Golden Ocean Board. In addition Mrs. Vartdal presented the main terms in the merger agreement and Peter Martin from MJM presented the legal requirements for board of directors to consider under Bermuda law.

Knightsbridge held a board meeting on October 7, 2014, where Pareto presented their fairness opinion to the Knightsbridge Board. Peter Martin from MJM presented the main terms in the merger agreement and the legal requirements for board of directors to consider under Bermuda law.

The Disinterested Directors of both Boards determined at their respective board meetings to enter into the Merger Agreement, whereby Golden Ocean would merge into Knightsbridge, with Knightsbridge continuing as the surviving company and where Knightsbridge would issue 61.5 million shares to the Golden Ocean shareholders as consideration.

After considering the factors described above, it was deemed to be in the shareholders’ best interest to combine the Companies, which would result in a Combined Company with a unique fleet, a strong balance sheet and the possibility to build one of the world’s leading dry bulk shipping companies.

The Combined Company’s ambition is to be a clear market leader both from financial and operational perspectives. Upon a possible recovery of the dry bulk market and as newbuildings are brought into the fleet, the Companies believe the Combined Company will generate significant cash flow. The intention is to pay out excess cash as dividends at the discretion of the board of directors of the Combined Company.

Recommendations of the Golden Ocean Board and the Knightsbridge Board

On October 7, 2014, the Disinterested Directors of the Golden Ocean Board and the Knightsbridge Board, respectively, after carefully considering the factors described above, including the fairness opinion of their respective financial advisors, unanimously determined that the Merger Transactions were fair to and in the best interests of Golden Ocean and Knightsbridge, respectively, and each of its shareholders, including its Unaffiliated Shareholders, and approved the Merger Transactions, including the submission of the Merger Transactions to their shareholders for adoption.

Opinion of Golden Ocean’s Financial Advisor, Fearnley Securities AS

On October 7, 2014, at a meeting of the Golden Ocean Board held to evaluate the proposed transaction, Fearnley Securities AS, or Fearnley, delivered to the Golden Ocean Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 7, 2014, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the Merger Consideration to be received by the holders of Golden Ocean common shares was fair from a financial point of view to such holders.

The Golden Ocean Board engaged Fearnley to provide its opinion based on its qualifications, experience, and reputation. Fearnley is an internationally recognized investment banking firm headquartered in Oslo, Norway, focusing primarily on the maritime and energy related industries, and regularly preparing research reports and analysis on the maritime markets and companies involved in maritime business. Fearnley draws on the resources on its affiliates including shipbroker Fearnleys AS. Fearnley is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, private and public placements, and valuations for corporate and other purposes.

The full text of Fearnley’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Fearnley. This opinion is attached as Appendix F to this proxy statement / prospectus and is incorporated herein by reference. Fearnley’s opinion was provided for the benefit of the Golden Ocean Board in connection with, and for the purpose of, its evaluation of the Merger, and addresses only the fairness of the Merger Consideration to be received by the holders of Golden Ocean common shares from a financial point of view. The opinion does not address any other aspect of the proposed transaction, and does not constitute a recommendation as to how any holder of Golden Ocean common shares should vote with respect to the Merger or any matter related thereto. The summary of Fearnley’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Golden Ocean common shares are urged to read Fearnley’s opinion carefully and in its entirety.

In arriving at its opinion, Fearnley, among other things:

•	reviewed the Merger Agreement and Bermuda Merger Agreement;

•	reviewed certain publicly available financial and other information about Golden Ocean and Knightsbridge, and held discussions with members of senior management of Golden Ocean concerning such matters;

•	reviewed updated balance sheets for both Golden Ocean and Knightsbridge as of June 30, 2014, as well as condensed figures for September 30, 2014;

•	reviewed certain information furnished to Fearnley by the management of Golden Ocean, including financial forecasts and analyses, relating to the business, operations and prospects of Golden Ocean, and held discussions with members of senior management of Golden Ocean concerning such matters;

•	reviewed the share trading price history and valuation multiples for Golden Ocean common shares and Knightsbridge common shares;

•	reviewed appraisals dated September 30, 2014 prepared by four shipbrokers appointed by Golden Ocean and four shipbrokers appointed by Knightsbridge in respect of the vessels owned by each of them, referred to as the Appraisals; and

•	conducted such other financial studies, analyses and investigations as Fearnley deemed appropriate.

In connection with its review and analysis and in rendering its opinion, Fearnley assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Golden Ocean and Knightsbridge or that was publicly available (including, without limitation, the Appraisals and the other information described above), or that was otherwise reviewed by Fearnley. Fearnley relied upon the assurances of the management of Golden Ocean that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. In connection with its review, Fearnley did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did it conduct a physical inspection of any of the properties or facilities of, Golden Ocean or Knightsbridge, nor was Fearnley furnished with any such evaluations or appraisals, other than the above-referenced Appraisals, nor did Fearnley assume any responsibility to obtain any such evaluations or appraisals.

Projecting future results of any company is inherently subject to uncertainty. With respect to the financial forecasts provided to and examined by Fearnley, Golden Ocean informed Fearnley, and Fearnley assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Golden Ocean as to the future financial performance of Golden Ocean. Fearnley expressed no opinion as to the financial forecasts provided to it by Golden Ocean or the assumptions on which they were made.

The scope of Fearnley’s engagement was to review the Merger from a financial point of view and Golden Ocean did not provide instructions to Fearnley regarding its opinion, nor did Golden Ocean impose any limitations on the scope of Fearnley’s investigation.

Fearnley’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of the opinion. Fearnley expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it became aware after the date of the opinion.

Fearnley made no independent investigation of any legal or accounting matters affecting Golden Ocean or Knightsbridge, and Fearnley assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Golden Ocean and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to Golden Ocean and its stockholders. In addition, in preparing its opinion, Fearnley did not take into account any tax consequences of the transaction to any holder of Golden Ocean common shares. Fearnley also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Golden Ocean, Knightsbridge or the contemplated benefits of the Merger.

Fearnley’s opinion does not address the relative merits of the transactions contemplated by the agreement and plan of Merger as compared to any alternative transaction or opportunity that might be available to Golden Ocean, nor does it address the underlying business decision by Golden Ocean to engage in the Merger or the terms of the agreement and plan of Merger or the documents referred to therein. In addition, Fearnley was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Golden Ocean, other than the holders of Golden Ocean common shares. Fearnley expressed no opinion as to the price at which Golden Ocean common shares or Knightsbridge common shares would trade at any time. Furthermore, Fearnley did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of Golden Ocean’s officers, directors or employees, or any class of such persons, in connection with the Merger.

The following is a brief summary of the material financial analyses presented to the Golden Ocean Board in connection with Fearnley’s opinion on October 7, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Fearnley’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Fearnley’s financial analyses. Quantitative information set forth below, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 7, 2014, and is not necessarily indicative of current or future market conditions. Financial data of Golden Ocean and Knightsbridge set forth below were based on Golden Ocean public filings and certain financial forecasts and estimates prepared by or for Golden Ocean’s management that the Golden Ocean Board directed Fearnley to utilize for purposes of its analyses.

Analysis

Calculation of offer value

Fearnley assumed that the offer value to the holders of Golden Ocean common shares corresponded to approximately $1.17 per share of Golden Ocean. This offer value would consist of the assumed market value of the Knightsbridge settlement shares, calculated on the basis of a closing price of the Knightsbridge common shares of $8.49 on October 6, 2014, the last trading day prior to the release of Fearnley’s opinion, and an exchange rate of 0.13749. The offer value corresponded to approximately NOK 7.61, calculated on the basis of the then prevailing exchange rate of $1 = NOK 6.52.

Comparison of offer value to share price

Fearnley noted that the closing price of Golden Ocean common shares on October 6, 2014, the last trading day prior to the release of Fearnley’s opinion, was NOK 6.685. Based on this closing price and the offer value as set out above, the offer value represented a premium of approximately 14%.

Fearnley also noted that the relative trading price of the Golden Ocean common shares to the Knightsbridge common shares had been lower than the exchange rate of 0.13749, calculated on average, for the preceding one month, three months, and six months periods. For periods exceeding six months, the relative trading price of the Golden Ocean common shares to the Knightsbridge common shares had been higher than the exchange rate of 0.13749; however, Fearnley noted that such earlier periods could be deemed to be of less relevance due to historic differences in the business portfolios of the two companies.

Net asset value analysis

Fearnley performed a net asset value analysis for Golden Ocean and Knightsbridge using information from Golden Ocean management and the Appraisals, under which fair market value estimates were provided for each vessel in Golden Ocean’s and Knightsbridge’s fleets as well as for each of Golden Ocean’s and Knightsbridge’s contracted vessels under construction (referred to as “newbuild vessels”), as if each such newbuild vessel was a readily delivered vessel.

The fair market value estimates in the Appraisals are, as is customary in ship valuation, based on an assessment of the values that could be achieved in transactions involving a willing buyer and a willing seller. There can be no assurance that these values can be realized in actual transactions.

As the fair market value estimates in the Appraisals assume that each vessel can be chartered at prevailing market rates, to the extent applicable, Fearnley adjusted values to reflect the anticipated cash flows over the life of the vessel’s existing charter. Fearnley added these values to the fair market values to arrive at an implied asset value for Golden Ocean’s and Knightsbridge’s owned fleet. In the calculation of such charter values, Fearnley discounted the difference between actual rates under the respective charters and the assumed market rates for similar charters, with a discount rate of 8% per annum. The assumed market rates were based on available market sources, in-house assessments and discussions with Golden Ocean management, resulting in a “low value” and a “high value” to reflect differences in base rate projections.

Fearnley subtracted Golden Ocean’s and Knightsbridge’s net debt and remaining new-build commitments, as estimated by or for Golden Ocean’s management as per September 30, 2014, from the total fair market value of Golden Ocean’s and Knightsbridge’s fleets, to arrive at a “Net asset value”.

As part of its net asset value analysis of Golden Ocean, Fearnley noted that an asset component was subject to uncertainty, namely the amount of refundable instalments for cancelled newbuild vessels. Fearnley calculated a “low value” by assessing an 80% recovery rate and a “high value” by assessing full recovery. Further, a debt component was also subject to uncertainty, namely the amount of debt represented by the Convertible Bond Issue 2014/2019. Fearnley calculated a “low value” by assessing full nominal value of the Convertible Bond Issue 2014/2019 and a “high value” by assessing the Convertible Bond Issue 2014/2019 at 84% of nominal value, representing the prevailing market value of the bonds.

The results of these analyses were as follows (values in $ millions except per share data):

	Golden Ocean		Knightsbridge
	Low value	High value
Fair market value of sailing vessels	705	705	578
Fair market value of new-build vessels	236	236	1,634
Net value of charter-in / charter-out	61	82	—
J/V investments, financial assets, cash	182	182	228
Refundable instalments	82	103	—
Less: Net debt, excl convertible bond	366	366	305
Less: Convertible bond	200	168	—
Less: Remaining new-build commitments	182	182	1,156
Net asset value	516	590	979
Number of shares outstanding	447.3	447.3	111.1
Net asset value per share	$1.15	$1.32	$8.80

Based on these analyses, Fearnley noted that the offer value represented a premium of 2% of the “low value” net asset value per share, and a discount of 13% to the “high value” net asset value per share.

Earnings-based valuation methods

Fearnley compiled consensus earnings estimates for each of Golden Ocean and Knightsbridge for the years 2014, 2015 and 2016. Fearnley noted that no consensus earnings estimates were found for 2017, which would be the most relevant year due to both companies having all new-build vessels then in operation. Accordingly, Fearnley did not believe that consensus earnings estimates provided strong guidance to the absolute and relative value of the respective companies’ shares.

Fearnley also performed model calculations for the future earnings of Golden Ocean and Knightsbridge based on various shipping rate projections and other key assumptions, including forward freight agreements, as traded on the Baltic Exchange, or FFA rates, and projected period rates as published by ship brokers. Fearnley noted that such earnings based valuation methods resulted in wide potential valuation ranges, reflecting high uncertainty in the assumptions going into the model calculations. In particular, the projection of market rates in any given future year is highly uncertain owing to the volatile nature of the maritime business. Accordingly, Fearnley did not believe that such model calculations provide strong guidance to the absolute and relative value of the respective companies’ shares.

Fearnley’s opinion was provided for the information of the Golden Ocean Board in its evaluation of the Merger and did not constitute a recommendation of the Merger to Golden Ocean or a recommendation to any holder of Golden Ocean common shares as to how that holder should vote on any matters relating to the Merger.

The preceding discussion is a summary of the material financial analyses furnished by Fearnley to the Golden Ocean Board, but it does not purport to be a complete description of the analyses performed by Fearnley or of its presentation to the Golden Ocean Board. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Fearnley made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Fearnley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Fearnley, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Fearnley and its opinion.

In its analyses, Fearnley made numerous assumptions with respect to Golden Ocean, Knightsbridge, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Golden Ocean and Knightsbridge. Any estimates contained in Fearnley’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Golden Ocean, Knightsbridge, the Golden Ocean Board, the Knightsbridge Board or any other person assumes responsibility if future results or actual values differ materially from the estimates.

Fearnley’s analyses were prepared solely as part of Fearnley’s analysis of the fairness of the Merger Consideration and were provided to the Golden Ocean Board in that connection. The opinion of Fearnley was only one of the factors taken into consideration by the Golden Ocean Board in making its determination to approve the agreement and plan of Merger and the Merger.

Miscellaneous

Under the terms of Fearnley’s engagement, Golden Ocean has agreed to pay Fearnley for its financial advisory services in connection with the proposed transaction an aggregate fee of $500,000. In addition, Golden Ocean has agreed to reimburse Fearnley for its reasonable and documented out-of-pocket expenses, and to indemnify Fearnley and related parties against liabilities relating to or arising out of its engagement.

During the two year period prior to the date of its fairness opinion, and other than the engagement to provide its opinion to the Golden Ocean Board, no material relationship existed between Fearnley and either Golden Ocean or Knightsbridge. Fearnley is affiliated with Fearnleys AS, an internationally recognized shipbroker, which has regularly provided shipbrokering services to both Golden Ocean and Knightsbridge. During 2013 and 2014 Golden Ocean paid Fearnleys AS, an affiliate of Fearnley, $2.0 million in total and Knightsbridge paid Fearnleys AS, an affiliate of Fearnley, $0.1 million. Fearnley may provide financial or other services to Golden Ocean, Knightsbridge, and other companies affiliated with Mr. Fredriksen in the future, and in connection with any such services Fearnley may receive compensation.

In the ordinary course of its business, Fearnley and its affiliates may trade or hold securities of Golden Ocean, Knightsbridge and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Fearnley may seek to, in the future, provide financial advisory and financing services to Golden Ocean, Knightsbridge or entities that are affiliated with Golden Ocean or Knightsbridge, for which Fearnley would expect to receive compensation.

Opinion of Knightsbridge’s Financial Advisor, Pareto Securities Inc.

On October 7, 2014, at a meeting of the Knightsbridge Board held to evaluate the Merger, Pareto Securities Inc., or Pareto, delivered to the Knightsbridge Board an oral opinion, which opinion was subsequently confirmed by a written opinion dated October 7, 2014, to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the Merger Consideration to be paid by Knightsbridge in connection with the Merger was fair from a financial point of view to Knightsbridge and its Unaffiliated Shareholders. Holders of Knightsbridge common shares are urged to read Pareto’s opinion carefully and in its entirety.

The Knightsbridge Board engaged Pareto to provide its opinion based on Pareto’s qualifications, experience, and reputation in shipping and financial services. The Pareto group is a large and internationally recognized investment banking firm headquartered in Oslo, Norway, with a long track record in providing financial services and research for maritime and energy related industries. The Pareto group regularly prepares financial research and market analysis on the shipping markets, and has a long track-record in capital raisings and mergers and acquisitions in the shipping industry.

The scope of Pareto’s engagement was to review the Merger from a financial point of view and Knightsbridge did not provide instructions to Pareto regarding its opinion, nor did Knightsbridge impose any limitations on the scope of Pareto’s investigation.

The full text of Pareto’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Pareto. This opinion is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference. Pareto’s opinion was provided for the benefit of the Knightsbridge Board in connection with, and for the purpose of, its evaluation of the Merger, and only addresses whether, as of the date of such opinion, the fairness of the Merger Consideration to be paid by Knightsbridge from a financial point of view to Knightsbridge and its Unaffiliated Shareholders. The opinion does not address any other term or aspect of the Merger, and does not constitute a recommendation as to how any holder of Knightsbridge common shares should vote with respect to the merger or any matter related thereto. Pareto’s opinion was necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to Pareto as of, the date of its opinion. Pareto’s opinion did not predict or take into account any changes or events which may occur, or information which may become available, after October 7, 2014. Subsequent developments may affect the conclusion expressed in Pareto’s opinion and Pareto has not undertaken to update or revise its opinion based on circumstances or events occurring after the date of its opinion.

In arriving at its opinion, Pareto, among other things:

•	reviewed the Merger Agreement and Bermuda Merger Agreement;

•	reviewed the Appraisals provided by Knightsbridge, which Appraisals were on charter on a charter-free basis, free of liens and encrumbances, ready for prompt delivery and based on a willing buyer/willing seller basis;

•	reviewed updated balance sheets for both Knightsbridge and Golden Ocean as of June 30, 2014, as well as condensed figures for September 30, 2014;

•	reviewed and adjusted the value of existing contracts in excess and below current forward market rates for both Knightsbridge and Golden Ocean;

•	familiarized itself with the business, operations, properties, financial condition, capitalization and prospects of Knightsbridge and Golden Ocean;

•	reviewed and analysed documents provided by Knightsbridge, to assist with its analysis; and

•	conferred with the management team of Knightsbridge with respect to the Merger.

In arriving at its opinion, no due diligence review or other verification exercises were performed by Pareto in connection with the Merger and the Merger Transactions, nor did Pareto conduct any analysis concerning the solvency of Knightsbridge and Golden Ocean or obtain any evaluations or appraisals, other than the Appraisals, of any of the assets and liabilities of Knightsbridge or Golden Ocean. In rendering its opinion, Pareto relied on and assumed, with Knightsbridge’s consent, the accuracy and completeness of all of the financial, accounting, tax and other information that was available to Pareto from public sources, that was provided to Pareto by Knightsbridge or its representatives, or that was otherwise reviewed by Pareto, and did not independently verify such information. With respect to financial projections provided to Pareto by Knightsbridge, Pareto assumed, with Knightsbridge’s consent, that they were reasonably prepared in good faith and reflected the best available estimates and judgments of the management of Knightsbridge as to the future operating and financial performance of Knightsbridge, as applicable, as of the date they were prepared. Pareto expressed no view or opinion as to such forecasts or the assumptions on which they were based.

In arriving at its opinion, Pareto assumed that:

•	the Merger will be consummated in accordance with the terms of the Merger Agreement and the Bermuda Merger Agreement;

•	any representations and warranties made in the Merger Agreement and the Bermuda Merger Agreement were accurate and complete;

•	there was no change in the assets, liabilities, financial condition, results of operations, business, or prospects of Knightsbridge or Golden Ocean since the date of the most recent information made available to Pareto that would be material to the analyses conducted by Pareto, and that there was no information or facts that would make the information reviewed by Pareto incomplete or misleading; and

•	all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Knightsbridge or Golden Ocean or the contemplated benefits expected to be derived from the Merger Transactions.

The following is a brief summary of the material financial analyses presented to the Knightsbridge Board in connection with Pareto’s opinion on October 7, 2014. The financial analyses summarized below include information presented in tabular format. In order to fully understand Pareto’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Pareto’s financial analyses. Quantitative information set forth below, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to October 7, 2014, and is not necessarily indicative of current or future market conditions. Financial data of Knightsbridge and Golden Ocean set forth below were based on Knightsbridge’s public filings and certain financial forecasts and estimates prepared by or for Knightsbridge’s management that the Knightsbridge Board directed Pareto to utilize for purposes of its analyses.

Analysis

Methodologies

In arriving at Pareto’s opinion as to the fairness to Knightsbridge and its Unaffiliated Shareholders, from a financial point of view, of the consideration to be paid by Knightsbridge in the Transaction, Pareto conducted a relative contribution analysis of the number of Knightsbridge shares to be issued to Golden Ocean, under which Pareto calculated the fair consideration to be paid by Knightsbridge resulting from various calculation metrics, expressed as the number of new Knightsbridge shares issued as consideration for the 447.3 million Golden Ocean shares. This analysis was chosen to enable comparison of the results of the analysis with the contemplated aggregate Merger Consideration of 61.5 million new Knightsbridge shares to be issued to Golden Ocean. Pareto focuseded on the following valuation methodologies: (i) Net Asset Value, or NAV, for each of Knightsbridge and Golden Ocean based on the Appraisals, and (ii) relative earnings-based multiples for Knightsbridge and Golden Ocean. As both Knightsbridge and Golden Ocean are ship owning companies with similar assets, the NAV methodology was chosen as this compares the value of the underlying assets of the two companies. Relative earnings-based multiples were chosen as these reflect the earnings attributable to shares of Knightsbridge and Golden Ocean respectively. These methodologies were supplemented by sensitivities and relative historical share prices.

The analysis of the number of Knightsbridge shares to be issued to Golden Ocean was compared to the proposed aggregate Merger Consideration of 61.5 million new Knightsbridge common shares to be issued to Golden Ocean’s shareholders in exchange for all outstanding shares of Golden Ocean.

Net asset value analysis

In arriving at an estimate of NAV for each of the two companies, Pareto reviewed the Appraisals, which were prepared by independent ship brokers on a charter-free basis, free of liens and encumbrances and ready for prompt delivery. The fair market value estimates contained in such Appraisals were, as is customary in ship valuation, based on an assessment of the values that could be achieved in transactions involving a willing buyer and a willing seller.

As the fair market value estimates in the Appraisals assume that each vessel can be chartered at prevailing market rates, to the extent applicable, Pareto adjusted values to reflect the anticipated cash flows from existing charters. Pareto added these values to the fair market values to arrive at an implied asset value for Golden Ocean’s and Knightsbridge’s fleets. The existing charter contracts for Golden Ocean and Knightsbridge were valued based on a comparison with rates reflected in forward freight agreements, or FFAs. The following FFAs were used for the calculations ($ per day);

Period	Capesize USD/day	Panamax USD/day
4th Quarter 2014	$15,250	$8,475
1st Quarter 2015	$11,475	$7,700
2nd Quarter 2015	$12,850	$9,125
3rd Quarter 2015	$15,875	$8,700
2015	$14,875	$8,625
2016	$15,350	$9,575

Source: Pareto Securities research

The difference between existing Golden Ocean and Knightsbridge charter contracts and the relevant FFA rates were discounted using a 10.00% discount rate. A 10.00% discount rate was assumed by Pareto to reflect a normal business risk, including risk of changes to terms and/or early termination. The value of the existing charter contracts were estimated to be $66 million and $6 million respectively for Golden Ocean and Knightsbridge as of September 30, 2014.

In conducting the NAV analysis, Pareto included the value of net working capital, including the cash balance, of Golden Ocean and Knightsbridge as of September 30, 2014. Further, Pareto subtracted Golden Ocean’s and Knightsbridge’s debt and remaining newbuild commitments, as estimated by or for Knightsbridge’s management as per September 30, 2014, from the total fair market value of Golden Ocean’s and Knightsbridge’s fleets, to arrive at a NAV for each of Golden Ocean and Knightsbridge.

Golden Ocean has a convertible bond issue outstanding, and the full $ 200 million nominal value was included when estimating Golden Ocean’s debt.

Golden Ocean has had arbitration proceedings on-going relating to nine construction contracts cancelled by Zhoushan Jinhaiwan Shipyard Co. Ltd., or Jinhaiwan, and obtained final awards on three of such construction contracts during the second quarter of 2014. As of September 30, 2014, the book value of all outstanding refund claims was $103 million. Pareto noted that the amount recoverable in connection with these refundable installments for cancelled newbuild vessels was uncertain. Therefore, Pareto calculated a “low value” NAV assuming an 80% recovery rate and a “high value” NAV assuming full recovery for these refund claims.

A summary of the analyses is provided below (values in $ millions except per share data):

Items		Knightsbridge	Golden Ocean
Total vessel appraisals	USDm	2,213	941
Cash and cash equivalents	”	214	138
Other working capital items (including value of charters)	”	14	99

Total gross asset values	”	2,441	1,178
Gross interest bearing debt	”	305	556
Remaining capital expenditures	”	1,156	182

Total gross debt and remaining capes	”	1,461	738

NAV with high value of refundable instalments to Jinhaiwan
Refunds	”	—	103
NAV	”	980	543
NAV per share	USD/share	8.82	1.21

New Knightsbridge shares to Golden Ocean	Millions	61.5

NAV with low value of refundable instalments to Jinhaiwan
Refunds	USDm	—	82
NAV	”	980	522
NAV per share	USD/share	8.82	1.17

New Knightsbridge shares to Golden Ocean	Millions	59.2

Assuming full recovery of the refundable installments made to Jinhaiwan, Pareto’s NAV analysis arrived at 61.5 million Knightsbridge common shares to be issued to Golden Ocean’s shareholders in exchange for all outstanding shares of Golden Ocean. Assuming recovery of 80% of the refundable installments to Jinhaiwan, Pareto’s analysis arrived at 59.2 million Knightsbridge shares to be issued to Golden Ocean’s shareholders in exchange for all outstanding shares of Golden Ocean.

The 61.5 million new Knightsbridge common shares to be issued to Golden Ocean’s shareholders in connection with the Merger accords with the results of Pareto’s NAV analysis assuming full recovery of the refundable installments to Jinhaiwan.

Earnings-based valuation methods

Earnings-based multiples benefit from taking into consideration differences in operational costs, fleet utilization and charter contracts and were therefore chosen as a value benchmark.

Pareto utilized analysts’ consensus estimates from a third party market data subscription service, for estimated future earnings for Golden Ocean and Knightsbridge for the full years of 2014, 2015 and 2016 and calculated the following earnings multiples: (i) Enterprise Value to Earnings Before Interest, Taxation, Depreciation and Amortization (EV/EBITDA), (ii) Price to Cash Flow (P/CF), and (iii) Price to Earnings (P/E).

The financial forecasts of Golden Ocean and Knightsbridge were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation, presentation of prospective financial information. The financial forecasts of Golden Ocean and Knightsbridge included in this joint proxy statement/prospectus have been derived from consensus estimates from a third party market data subscription service. PricewaterhouseCoopers AS has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers AS does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers AS reports included in this joint proxy statement/prospectus relate to historical financial information of Knightsbridge and Golden Ocean. They do not extend to the prospective financial information and should not be read to do so.

The calculations in the table below reflect the earnings multiples calculated based on consensus estimates obtained from the third party market data subscription service.

P/E (consensus estimates)		2014E		2015E		2016E		2016E annualized
Knightsbridge earnings per share	USD/share	0.21		1.05		1.45		1.61
Golden Ocean earnings per share	”	0.03		0.11		0.11		0.12

1x Knightsbridge share = X Golden Ocean shares:	x	6.5		9.6		12.8		13.5
Number of Golden Ocean shares	Millions	447		447		447		447

New Knightsbridge shares to Golden Ocean	”	69.2		46.4		35.0		33.0

P/CF (consensus estimates)		2014E		2015E		2016E		2016E annualized
Knightsbridge cash flow per share	USD/share	0.35		1.47		2.11		2.33
Golden Ocean cash flow per share	”	0.14		0.24		0.26		0.27

1x Knightsbridge share = X Golden Ocean shares:	x	2.5		6.1		8.2		8.7
Number of Golden Ocean shares	Millions	447		447		447		447

New Knightsbridge shares to Golden Ocean	”	178.9		72.9		54.3		51.2

EV/EBITDA (Consensus estimates)		2014E		2015E		2016E		2016E annualized
Knightsbridge EBITDA	USDm	45.5		185.1		286.0		310.9
Peer group multiple	x	22.0	x	8.4	x	6.0	x	6.0	x
Enterprise value	USDm	1,002		1,547		1,719		1,868
Net debt	”	256		935		1,035		1,035
Equity value	”	746		612		684		833
Shares	Millions	111.1		111.1		111.1		111.1
Per share	USD/share	6.7		5.5		6.2		7.5

Golden Ocean EBITDA	USDm	82.6		127.1		138.6		143.3
Peer group multiple	x	22.0	x	8.4	x	6.0	x	6.0	x
Enterprise value	USDm	1,817		1,062		833		861
Net debt	”	392		414		415		415
Equity value	”	1,426		648		418		447
Shares	Millions	447.3		447.3		447.3		447.3
Per share	USD/share	3.2		1.4		0.9		1.0

1x Knightsbridge share = X Golden Ocean shares:	x	2.1		3.8		6.6		7.5
New Knightsbridge shares to Golden Ocean	Millions	212.4		117.6		68.0		59.6

Source: Third Party Market Data Subscription Service, Pareto Calculations

Depreciation estimates differ between Knightsbridge and Golden Ocean and as a result, Pareto believed that the P/CF and EV/EBITDA multiples provided better guidance on valuation than the P/E multiple. In order to adjust for differences in the newbuild fleet between Knightsbridge and Golden Ocean, earnings multiples for 2016 were considered significant. Pareto estimated annualized estimates for 2016 and included such figures as an illustration of earnings capacity, assuming all newbuilds would be available for charter contracts throughout the entirety of 2016.

The estimated annualized P/CF and EV/EBITDA multiples for 2016 respectively indicate that 51.2 million and 59.6 million Knightsbridge common shares would be issued to shareholders of Golden Ocean in exchange for all outstanding shares of Golden Ocean.

Other considerations

Relative historical share price performance

Relative share price performance between Knightsbridge and Golden Ocean was reviewed by Pareto for reference. The proposed aggregate Merger Consideration of 61.5 million Knightsbridge common shares implies an exchange ratio of 1 Knightsbridge share to 7.27 Golden Ocean shares. Pareto reviewed the relative share price performance between Knightsbridge and Golden Ocean at six months prior to the date of its opinion and two years prior to the date of its opinion and noted that the historical exchange ratio at each date approximated the exchange ratio implied by the Merger Consideration.

Consensus target prices

Pareto noted that according to Bloomberg, the average analyst target common share price was $15.57 per Knightsbridge share and NOK 11.24 ($1.78) per Golden Ocean share, equivalent to an exchange ratio of 8.74 Golden Ocean shares per Knightsbridge share, or approximately 51.2 million new Knightsbridge common shares.

Transfer of shares

Pareto noted that no adjustments to the exchange ratio had been made in order to take into account that some Golden Ocean shareholders may have issues receiving shares in Knightsbridge because such shares are listed in the United States.

Miscellaneous

The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Pareto believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Pareto, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Pareto and its opinion. Pareto did not attempt to assign specific weights to particular analyses. Any estimates contained in Pareto’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold.

Pareto’s opinion was addressed to the Knightsbridge Board in connection with and for the purpose of its evaluation of the Merger. Pareto’s opinion does not constitute a recommendation as to what course of action Knightsbridge or the Knightsbridge Board should pursue in connection with the Merger or Merger Transactions, or otherwise address the merits of the underlying decision by Knightsbridge to engage in the Merger or Merger Transactions. Pareto did not express any opinion as to the price at which any securities of Knightsbridge or Golden Ocean will trade either before or after the consummation of the Merger and the Merger Transactions. Pareto did not express any opinion about the fairness of any compensation payable to any of Knightsbridge’s insiders in connection with the Merger Transactions. Pareto’s opinion did not constitute a recommendation to any shareholder of Knightsbridge as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger and the Merger Transactions. In addition, Pareto was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Knightsbridge, other than the unaffiliated holders of Knightsbridge common shares. Pareto’s analyses were prepared solely as part of Pareto’s analysis of the fairness of the Merger Consideration, from a financial point of view, to Knightsbridge and its Unaffiliated Shareholders and were provided to the Knightsbridge Board in that capacity. The opinion of Pareto was only one of the factors taken into consideration by the Knightsbridge Board in making its determination to approve the Merger and the Merger Transactions.

Pursuant to an engagement letter with Knightsbridge dated October 7, 2014, the Pareto Engagement Letter, Knightsbridge paid Pareto a fee of $600,000 upon delivery of Pareto’s written opinion to the Knightsbridge Board. No portion of such fee was contingent upon either the conclusion expressed in the opinion or whether the Merger Transactions are successfully completed. Knightsbridge also agreed to reimburse Pareto’s expenses and indemnify Pareto against certain liabilities arising out of such engagement.

During the last two years, Pareto has not had any material relationship with Knightsbridge or Golden Ocean or any affiliate thereof in which compensation was received or is intended to be received by Pareto as a result of such relationship, except that certain affiliates of Pareto have provided certain financial services, including advising with respect equity and debt transactions, advising with respect to mergers and acquisitions and shipbrokering and chartering services to certain companies affiliated with Mr. Fredriksen. During 2013 and 2014 Golden Ocean paid Pareto Shipping AS, an affiliate of Pareto, $50,000 in total and Knightsbridge has not paid any fees to affiliates of Pareto. Such affiliates of Pareto have received customary compensation for such services. Pareto may provide financial or other services to Golden Ocean, Knightsbridge, their affiliates and other companies affiliated with Mr. Fredriksen in the future, and in connection with any such services Pareto may receive compensation. As of the date hereof, Pareto does not have any ownership of equity securities in Knightsbridge.

As part of its investment banking business, Pareto is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. The Pareto group has from time to time provided investment banking and related services to various entities, including Knightsbridge and Golden Ocean, which might enter into a transaction with Knightsbridge and for which Pareto has received customary fees, and it is contemplated that Pareto may provide investment banking and related services to such entities in the future. In addition, in the ordinary course of its business, affiliates of Pareto may have long or short positions, either on a discretionary or nondiscretionary basis, for their own account or for those of its clients, in the debt and equity securities (or related derivative securities) of Knightsbridge.

Vessel Valuations of the Appraisers

The Appraisers provided valuations of the vessels contained in the fleets of both Knightsbridge and Golden Ocean. These valuations were used as basis for the NAV calculations by the management team of each company and to assist the independent financial advisors in drafting their fairness opinions.

The Appraisers are engaged every quarter end to provide the valuations based on their qualifications, experience, and reputations and because they are approved appraisers from the lenders, and the companies report the valuations to their lenders.

The valuations were based on comparable reference sales. Shipbrokers are able to refer to actually concluded sales of comparable tonnage for most types, sizes and ages of standard ship types, typically standard bulk carriers, crude or product tankers. The Appraisers then make adjustments based on differences between the ships sold and the one to be valued. These adjustments are made based on quantitative or qualitative differences. Quantitative differences include size, age, capacities, cargo handling equipment, and class survey positions of the vessels. Qualitative differences, which are more difficult to assess, include reputation of building yard, the main engine manufacturers and ship designs of the vessels. These characteristics are hard to quantify, and there will be different opinions on such issues between Appraisers. Furthermore, these factors may vary in importance depending on the market situation, and the value each Appraiser puts on such issues. However, one or several reference sales will give a fairly good indication of the value the market puts on similar vessels with similar tonnage.

Miscellaneous

The Companies obtained the appraisals in the ordinary course of business in relation to the fleet valuation and did not pay any fees for the appraisals.

Certain Effects of the Merger

Conversion of Issued and Outstanding Golden Ocean Common Shares

Upon the Merger Agreement being adopted by the Golden Ocean shareholders and the Knightsbridge shareholders in accordance with the Merger Transactions and the other conditions to the closing of the Merger being satisfied or waived, Golden Ocean will be merged with and into Knightsbridge, with Knightsbridge continuing as the surviving company. Each issued and outstanding Golden Ocean common share, other than shares cancelled pursuant to the Merger Transactions and any Dissenting Shares, will be cancelled and will be converted automatically into the right to receive a number of Knightsbridge common shares equal to the exchange ratio. See “The Merger Agreement” for a complete description of the Merger Agreement.

Effect on Ownership Structure of Knightsbridge

At the time of the delivery of Knightsbridge common shares as Merger Consideration, the shareholders of Golden Ocean will have ownership interests in Knightsbridge and rights as Knightsbridge shareholders. Therefore, Golden Ocean’s shareholders will participate alongside Knightsbridge’s shareholders in any earnings or growth of Knightsbridge following the Merger and will benefit from any increase in the value of Knightsbridge following the Merger.

Upon the consummation of the Merger, each Knightsbridge common share issued and outstanding immediately prior to the Merger, other than any Dissenting Shares and any Knightsbridge common shares owned by Golden Ocean or any direct or indirect wholly-owned subsidiary of Golden Ocean, will remain issued and issued and outstanding after the Merger without change or adjustment, and each Knightsbridge common share owned by Golden Ocean or any direct or indirect wholly-owned subsidiary of Golden Ocean will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

Effect on Listing, Registration and Status of Golden Ocean and Golden Ocean Common Shares

Upon the completion of the Merger, Golden Ocean will be struck off the Register of Companies in Bermuda. All rights to Golden Ocean common shares registered with the VPS and the CDP will be deleted and Golden Ocean will be delisted from the Oslo Stock Exchange and the Singapore Stock Exchange, respectively. The Combined Company intends to apply for a secondary listing on the Oslo Stock Exchange.

Effect on Organization and Management of Knightsbridge

Upon the completion of the Merger, the corporate management team and employees of Golden Ocean, which currently is the commercial manager of the Knightsbridge dry bulk fleet, will manage the Combined Company. Herman Billung, who currently serves as the principal executive officer of Golden Ocean, will serve as the principal executive officer of the Combined Company, and Birgitte Ringstad Vartdal, who currently serves as the principal financial officer of Golden Ocean, will serve as the principal financial officer of the Combined Company.

Plans for the Companies if the Merger is Not Completed

If the Merger is not completed, Golden Ocean and Knightsbridge will continue their respective businesses as separate companies. Golden Ocean and Knightsbridge may in such event continue to explore and pursue merger and growth opportunities together or with other companies.

Interests of Certain Persons in the Merger

In considering the recommendation of the Disinterested Directors of each of the Boards, you should be aware that certain of Golden Ocean’s and Knightsbridge’s executive officers and directors may have interests in the transaction that are different from, or are in addition to, the interests of Golden Ocean’s and Knightsbridge’s shareholders. The Knightsbridge Board and Golden Ocean Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the Merger. See “The Merger—Background and Reasons for the Merger.”

Golden Ocean Directors

Certain members of the Golden Ocean Board of Directors are affiliated with Knightsbridge and have conflicts of interest in evaluating the Merger. Each of Mr. Fredriksen, Mr. Harald Thorstein and Mrs. Georgina Sousa therefore recused themselves from the Golden Ocean Board vote due to their financial interest in the Merger, their relationship and/or employment, with Knightsbridge or other Hemen Related Companies. For additional information on these members of the Golden Ocean Board, see “Other Important Information Regarding Knightsbridge.”

Knightsbridge Directors

A member of the Knightsbridge Board of Directors is affiliated with Golden Ocean and has conflicts of interest in evaluating the Merger. Mr. Herman Billung therefore recused himself from the Knightsbridge Board vote due to his relationship and employment with Golden Ocean. For additional information on these members of the Knightsbridge Board, see “Other Important Information Regarding Knightsbridge.”

Golden Ocean Executive Officers

One of the executive officers of Golden Ocean is affiliated with Knightsbridge. Herman Billung, who serves as the principal executive officer of Golden Ocean, also serves as a director on the Knightsbridge Board. For additional information on Herman Billung, see “Other Important Information Regarding Knightsbridge.”

Knightsbridge Executive Officers

Certain executive officers of Knightsbridge are affiliated with Golden Ocean. Georgina Sousa is the Company Secretary of both Knightsbridge and Golden Ocean. For additional information on these executive officers, see “Other Important Information Regarding Knightsbridge.”

Treatment of Grants Under Golden Ocean and Knightsbridge Equity Plans

Golden Ocean Options. All issued and outstanding share options of Golden Ocean will be assumed by Knightsbridge without any further action on the part of Golden Ocean or the option holders and the assumed options will become options to acquire Knightsbridge common shares. The number of shares of Knightsbridge common shares underlying each converted share option will be equal to (i) the number of shares of Golden Ocean common shares underlying each Golden Ocean share option immediately prior to the effective time of the Merger multiplied by (ii) 0.13749. The exercise price per share of Knightsbridge common shares with respect to each converted share option will equal (rounded up to the nearest cent) to the quotient of (x) the exercise price per Golden Ocean common share subject to such Golden Ocean share option immediately before effective time of the Merger divided by (y) 0.13749.

Knightsbridge Restricted Stock Units. The Merger Transactions will have no effect on the restricted stock units issued under the Knightsbridge equity incentive plan.

Directors of the Combined Company Post-Merger

The Board of Directors of the Combined Company, until their successors are duly elected and qualified will be: Ola Lorentzon (Chairman), John Fredriksen, Hans Petter Aas, Herman Billung, Kate Blankenship, Gert-Jan van der Akker, Robert D. Somerville and David M. White.

Security Ownership by Golden Ocean Management

Herman Billung currently owns 100,000 common shares in Golden Ocean, and will accordingly have the right to receive approximately 13,749 common shares in the Combined Company at the time of the completion of the Merger. In addition, Mr. Billung currently holds 550,000 options in Golden Ocean which will be converted into 75,620 options in the Combined Company at the time of the completion of the Merger.

Birgitte Ringstad Vartdal currently owns 60,000 shares in Golden Ocean, and will accordingly have the right to receive approximately 8,249 shares in the Combined Company at the time of the completion of the Merger. In addition, Ms. Vartdal currently holds 400,000 options in GOGL which will be converted into 54,996 options in the Combined Company at the time of the completion of the Merger.

Security Ownership by Knightsbridge Management

Ola Lorentzon currently owns 46,446 restricted stock units of Knightsbridge common shares, of which 23,502 have vested. Payment upon vesting of these restricted stock units may be in cash, in Knightsbridge common shares or a combination of cash and common shares as determined by the Knightsbridge Board.

Inger M. Klemp owns 48,000 Golden Ocean common shares, and will accordingly have the right to receive approximately 6,599 shares in the Combined Company at the time of the completion of the Merger.

Indemnification and Insurance

Knightsbridge has agreed to cause the Combined Company to, out of the assets of the Combined Company, indemnify and hold harmless each individual who at the effective time of the Merger is, or at any time prior to the effective time of the Merger was, a director or officer of Golden Ocean or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any action whenever asserted based on, arising out of, in whole or in part, (i) the fact that an indemnitee was a director or officer of Golden Ocean or any of its subsidiaries and (ii) acts or omissions by an indemnitee in the indemnitee’s capacity as a director, officer, employee or agent of Golden Ocean or any of its subsidiaries or taken at the request of Golden Ocean or one of its subsidiaries, at, or at any time prior to, the effective time of the Merger, to the fullest extent that Golden Ocean or its subsidiaries would be required to indemnify the indemnitees under the Golden Ocean charter documents or those of any of its subsidiaries. For the six (6) year period commencing immediately after the effective time of the Merger, the Combined Company will maintain in effect Golden Ocean’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Merger with respect to those individuals who are currently covered by Golden Ocean’s directors’

and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the Merger Transactions provided, however, that, if the aggregate premium for such “tail” policy will exceed 200% of the annual premium paid by Golden Ocean in its last completed fiscal year, then Knightsbridge will provide or cause to be provided a policy for the applicable individuals with the greatest coverage as will then be available for a cost not exceeding 200% of the annual premium paid by Golden Ocean in its last completed fiscal year.

In the event that Knightsbridge, the Combined Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Combined Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Knightsbridge or the Combined Company will assume all of the indemnification and insurance obligations set forth herein.

Nothing in the Merger Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Golden Ocean, or any of its subsidiaries, for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided in the Merger Agreement is not prior to or in substitution for any such claims under such policies.

Listing of Knightsbridge Common Shares

Knightsbridge has agreed to use its reasonable best efforts to cause the Knightsbridge common shares issuable in the Merger to be approved for listing on NASDAQ as promptly as practicable after the date of the Merger Transactions and in any event prior to the consummation of the Merger, and Golden Ocean will cooperate with Knightsbridge with respect to such approval. Knightsbridge also has agreed to use its reasonable best efforts to file all necessary documents and taken all necessary actions to cause the Knightsbridge common shares issued as Merger Consideration to be listed on the Oslo Stock Exchange on or prior to the closing of the Merger.

Exchange Agent

Prior to the effective time of the Merger, and in any case not later than the date on which Golden Ocean will mail the joint proxy statement/prospectus to the holders of Golden Ocean common shares, Knightsbridge plans to enter into an agreement with an exchange agent reasonably acceptable to Golden Ocean for the payment of the Merger Consideration described in the Merger Agreement.

Dissenters’ Rights

The appraisal remedy available to shareholders who are dissenters is contained in Section 106(6A) of the Companies Act 1981 of Bermuda, which provides, among others things:

•	The appraisal right is a right to be cashed out of the company at ‘fair value’, as determined by the Supreme Court of Bermuda (the “Court”);

•	Only a person who is a registered shareholder may invoke the appraisal remedy;

•	Only a person who did not vote in favor of the merger may make an application to the Court ;

•	The boards of Knightsbridge and Golden Ocean are required to state the “the fair value” each board has determined for the shares in the notice of the respective special general meetings.

•	The right to apply to the Court MUST be exercised within ONE (1) MONTH after the date of the notice convening the special general meeting to consider the resolution to approve the merger is deemed to have been received;

•	In the event that a dissenter is successful in his appraisal proceedings, only a person who is a party to that appraisal application may benefit from the Court’s judgment that the fair value is greater than the price offered by the issuer. Each dissenter has to make its own application under Section 106(6A).

Fair Value of the Golden Ocean shares and Knightsbridge shares under the terms of the Merger Transactions

Under Bermuda law, in the event of a merger of a Bermuda company with another company or corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. Golden Ocean’s board of directors considers the fair value for each Golden Ocean common share to be the Merger Consideration (0.13749 common shares of Knightsbridge) providing Golden Ocean shareholders with a value of approximately $1.17 for each Golden Ocean common share, based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger. The Knightsbridge Board considers the Merger Consideration (0.13749 common shares of Knightsbridge for one (1) share of Golden Ocean) to reflect the fair value for each Knightsbridge share, which based on the closing price of the Knightsbridge common shares on October 6, 2014, the day before the public announcement of the proposed merger, is equivalent to $8.49 per Knightsbridge common share.

The Golden Ocean Convertible Bond

Upon the closing of the Merger, the Convertible Bond Issue 2014/2019 will become a convertible bond of the Combined Company. The Combined Company will enter into an amendment agreement or supplemental agreement, whereby the Combined Company will become the issuer of the convertible bonds and the bondholders accordingly will have the right to convert their bonds into shares in the Combined Company on equivalent terms and conditions as set out in the existing bond agreement, with necessary adjustments as a result of shares in the Combined Company being the subject for conversion instead of shares in Golden Ocean. The Combined Company plans to maintain a secondary listing of its common shares on the Oslo Stock Exchange and the common shares issued upon conversion of the bonds after the completion of the Merger will be freely tradable through the facilities of the Oslo Stock Exchange.

THE KNIGHTSBRIDGE SPECIAL GENERAL MEETING

This section contains information for Knightsbridge’s shareholders about the Special General Meeting that Knightsbridge has called to allow its shareholders to consider and authorize and approve the Merger Transactions and the name change. Together with this joint proxy statement/prospectus, Knightsbridge is sending a notice of the Special General Meeting and a form of proxy that Knightsbridge’s Board is soliciting for use at the Special General Meeting.

Date, Time and Place

The Special General Meeting of Knightsbridge’s shareholders will be held on March 26, 2015, at 9:30 a.m., local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date.

Matters to be Considered

At the Special General Meeting, Knightsbridge shareholders will be asked to:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions by and among Golden Ocean and Knightsbridge, pursuant to which Golden Ocean will merge into Knightsbridge;

2.	To approve the adoption of the Amended and Restated Bye-Laws; and

3.	Subject to the authorization and adoption of the Merger Transactions, to approve changing the name of Knightsbridge Shipping Limited to “Golden Ocean Group Limited.”

Proxies

If you are a shareholder of record (that is, you hold share certificates registered in your own name) on February 16, 2015, you may attend the Special General Meeting and vote in person, or you may vote by proxy. You may vote by proxy by completing and returning the proxy card accompanying this joint proxy statement/prospectus or by telephone or through the Internet by following the instructions described on your proxy card. If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. Although most banks, brokers, trustees and other nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. You can revoke a proxy at any time before the vote is taken at the Special General Meeting by submitting a properly executed proxy of a later date by mail, telephone or Internet, or by attending the Special General Meeting and voting in person. Communications about revoking Knightsbridge proxies should be addressed to:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

(212) 297-0720

(877) 259-6290

If your shares are held beneficially in street name, you should follow the instructions of your bank, broker, trustee or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that Knightsbridge receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change. The Knightsbridge Board is currently unaware of any other matters that may be presented for action at the Special General Meeting. If other matters properly come before the Special General Meeting, or at any adjournment or postponement of the Special General Meeting, Knightsbridge intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the best judgment of the persons named as proxies on the proxy card.

Record Date

The Knightsbridge Board has fixed the close of business on February 16, 2015 as the Record Date for determining the Knightsbridge shareholders entitled to receive notice of and to vote at the Special General Meeting.

Vote Required

Authorization and approval of the Merger Transactions requires the affirmative vote of 75% or more of the votes cast by the holders of the common shares of Knightsbridge on the Record Date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Knightsbridge on the Record Date are in attendance in person or by proxy at such Special General Meeting. The adoption of the Amended and Restated Bye-Laws requires the approval of 66-2/3% of Knightsbridge’s issued and outstanding common shares. The adoption of the name change requires the approval of a majority of the votes cast at the Knightsbridge Special General Meeting. Only Knightsbridge shareholders of record on the Record Date will be entitled to vote at the Special General Meeting. You are entitled to one vote for each full share of Knightsbridge common shares you held as of the Record Date.

The Knightsbridge Board urges Knightsbridge shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or through the Internet.

A non-vote generally occurs when a bank, broker, trustee or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker, trustee or other nominee has not received your voting instructions and lacks discretionary power to vote the shares.

Voting of Shares Owned by Directors and Officers

As of the date of this proxy statement/prospectus, directors and executive officers of Knightsbridge and their affiliates owned (directly or indirectly) and had the right to vote approximately 0.01% of the issued and outstanding common shares of Knightsbridge entitled to be voted at the Special General Meeting. Knightsbridge currently expects that its directors and executive officers will vote such shares “FOR” the authorization and approval of the Merger Transactions.

The Hemen Shareholder and certain of its affiliates, and the directors and officers of Golden Ocean, own approximately 41% of the issued and outstanding common shares of Golden Ocean. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, own approximately 62% of the issued and outstanding common shares of Knightsbridge. The Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have entered into the Voting Agreement with the Companies for the shares they own in Golden Ocean and Knightsbridge, respectively, pursuant to which, among other things and subject to certain conditions, the Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have agreed to vote their shares in favor of approval of the Merger.

Voting by Telephone or Through the Internet

Many shareholders of Knightsbridge have the option to submit their proxies or voting instructions by telephone or electronically through the Internet instead of submitting proxies by mail on the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your share certificates are registered in your name or in the name of a brokerage firm or bank. You should check your proxy card or the voting instruction form forwarded by your broker, bank, trustee or other nominee of record to see which options are available.

Knightsbridge shareholders of record may submit proxies:

•	By telephone: Use any touch tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•	Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Knightsbridge does not cover these costs; they are solely your responsibility.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to Knightsbridge shareholders, Knightsbridge is relying upon SEC rules that permit us to deliver only one joint proxy statement/prospectus to multiple shareholders who share an address unless it receives contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one joint proxy statement/prospectus, you may contact our information agent as specified below to request a separate copy of this document and it will promptly send it to you at no cost to you:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

(212) 297-0720

(877) 259-6290

Recommendations of the Knightsbridge Board

The Knightsbridge Board’s Disinterested Directors have determined that the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change are in the best interests of Knightsbridge’s shareholders. The Knightsbridge Board’s Disinterested Directors unanimously recommend that Knightsbridge shareholders vote “FOR” the authorization and approval of the Merger Transactions, the adoption of the Amended and Restated Bye-Laws and the name change.

THE GOLDEN OCEAN SPECIAL GENERAL MEETING

This section contains information for Golden Ocean’s shareholders about the Special General Meeting that Golden Ocean has called to allow its shareholders to consider and authorize and approve the Merger Transactions. Together with this joint proxy statement/prospectus, Golden Ocean is sending a notice of the Special General Meeting and a form of proxy that Golden Ocean’s Board is soliciting for use at the Special General Meeting.

Date, Time and Place

The Special General Meeting of Golden Ocean’s shareholders will be held on March 26, 2015, at 10:00 a.m., local time, at Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road Hamilton, HM 08 Bermuda, unless adjourned or postponed to a later date.

Matters to be Considered

At the Special General Meeting, Golden Ocean shareholders will be asked to:

1.	To consider and vote upon a proposal to authorize and approve the Merger Transactions, pursuant to which Golden Ocean will merge into Knightsbridge.

Proxies

If you are a shareholder of record on February 16, 2015, you may attend the Special General Meeting and vote in person, or you may vote by proxy. No shareholder shall be entitled to attend unless written notice of the intention to attend and vote in person or by proxy, together with the power of attorney or other authority (if any) under which it is signed, or a notarized certified copy of that power of attorney, is sent to Nordea Bank Norge ASA or Golden Ocean’s Company Secretary, to reach the Nordea Bank Norge ASA or Golden Ocean’s Company’s Secretary by no later than 48 hours before the time for holding the meeting.

Holders of common shares in Golden Ocean listed on the Oslo Stock Exchange should return their proxy form to:

Nordea Bank Norge ASA

Issuer Services

P.O. Box 1166 Sentrum

0107 Oslo, Norway

E-mail: issuerservices.no@nordea.com

Fax: 011 47 22 48 49 90/011 47 22 48 63 49

Holders of common shares in Golden Ocean listed on the Singapore Exchange Securities Trading Limited should return their proxy form to:

Tricor Barbinder Share Registration Services

8 Cross Street

#11-00 PWC Building

Singapore 048424

Fax: 011 65 6236 3405

You may vote by proxy by completing and returning the proxy card accompanying this joint proxy statement/prospectus by following the instructions described on your proxy card. If your shares are held through a bank, broker, trustee or other nominee (that is, if your shares are held beneficially in “street name”), you will receive separate voting instructions from your bank, broker, trustee or other nominee with your proxy materials. You can revoke a proxy at any time before the vote is taken at the Special General Meeting by submitting a properly executed proxy of a later date by e-mail, telefax or postal mail.

If your shares are held beneficially in street name, you should follow the instructions of your bank, broker, trustee or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that Golden Ocean receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the approval of the Merger Transactions. The Golden Ocean Board is currently unaware of any other matters that may be presented for action at the Special General Meeting. If other matters properly come before the Special General Meeting, or at any adjournment or postponement of the Special General Meeting, Golden Ocean intends that shares represented by properly submitted proxies will be voted, or not voted, by and in accordance with the best judgment of the persons named as proxies on the proxy card.

Record Date

The Golden Ocean Board has fixed the close of business on February 16, 2015 as the Record Date for determining the Golden Ocean shareholders entitled to receive notice of and to vote at the Special General Meeting.

Vote Required

Authorization and approval of the Merger Transactions requires the affirmative vote of 75% or more of the votes cast by the holders of the common shares of Golden Ocean as of the Record Date present and voting at the Special General Meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of Golden Ocean as of the Record Date are in attendance in person or by proxy at such Special General Meeting. Only Golden Ocean shareholders of record as of the Record Date will be entitled to vote at the Special General Meeting. You are entitled to one vote for each full share of Golden Ocean common shares you held as of the Record Date.

The Golden Ocean Board urges Golden Ocean shareholders to complete, date and sign the accompanying proxy card and return it promptly in accordance with the instructions set out in the proxy card.

A non-vote generally occurs when a bank, broker, trustee or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker, trustee or other nominee has not received your voting instructions and lacks discretionary power to vote the shares.

Voting of Shares Owned by Directors and Officers

As of the date of this proxy statement/prospectus, directors and executive officers of Golden Ocean and their affiliates owned (directly or indirectly) and had the right to vote approximately 0.1% of the issued and outstanding common shares of Golden Ocean entitled to be voted at the Special General Meeting. Golden Ocean currently expects that its directors and executive officers will vote such shares “FOR” the authorization and approval of the Merger Transactions and “FOR” the proposal to adjourn or postpone the Special General Meeting, if necessary or appropriate, including to solicit additional proxies.

The Hemen Shareholder and certain of its affiliates, and the directors and officers of Golden Ocean, own approximately 41% of the issued and outstanding common shares of Golden Ocean. The Hemen Shareholder and certain of its affiliates, including Frontline 2012, and the directors and officers of Knightsbridge, own approximately 62% of the issued and outstanding common shares of Knightsbridge. The Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have entered into the Voting Agreement with the Companies for the shares they own in Golden Ocean and Knightsbridge, respectively, pursuant to which, among other things and subject to certain conditions, the Hemen Shareholder, Frontline 2012 and the directors and officers of the Golden Ocean and Knightsbridge have agreed to vote their shares in favor of approval of the Merger.

Recommendations of the Golden Ocean Board

The Golden Ocean Board’s Disinterested Directors have determined that the Merger Transactions is in the best interests of Golden Ocean’s shareholders and has unanimously approved the Merger. The Golden Ocean Board’s Disinterested Directors unanimously recommend that Golden Ocean shareholders vote “FOR” the authorization and approval of the Merger Transactions.

INFORMATION ABOUT THE COMPANIES

Knightsbridge Shipping Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

1 (441) - 295 6935

Knightsbridge is a Bermuda exempted company founded in 1996, with its principal executive offices located in Hamilton, Bermuda. Knightsbridge is engaged in the transportation of dry bulk cargoes. Knightsbridge owns and operates, through its subsidiaries, a fleet of 27 Capesize dry bulk carriers, of which 13 are sailing and 14 are newbuildings under construction as of December 31, 2014. Knightsbridge entered into an agreement with Frontline 2012 Ltd. (“Frontline 2012”) in April 2014, to purchase 25 newbuilding contracts with expected deliveries between September 2014 and September 2016. The first stage of the acquisition involving 13 newbuilding contracts closed on September 2014 and the second stage of the acquisition is expected to close in March 2015. Each of Knightsbridge’s vessels is owned by a subsidiary and has been flagged in the Marshall Islands or Hong Kong. The total carrying capacity of Knightsbridge’s fleet is approximately 4.9 million dwt.

Golden Ocean Group Limited

Par-la-Ville Place, 14 Par-la-Ville Road

Hamilton, HM 08 Bermuda

1 (441) - 295 6935

Golden Ocean was established in 2004, and its shares were admitted to trading on the Oslo Stock Exchange in the same year. Golden Ocean is an international dry bulk shipping company based in Bermuda, mainly operating in the Capesize and Panamax market segments. Golden Ocean owns or controls 25 vessels and has newbuilding contracts for the construction of eight Supramax dry bulk vessels with scheduled delivers during 2015 and 2016. In addition, Golden Ocean has one vessel owned through a joint venture, two vessels operating under a bareboat charter and four chartered-in vessels.

OTHER IMPORTANT INFORMATION REGARDING KNIGHTSBRIDGE

Directors and Officers of the Company

On September 19, 2014, at the 2014 Annual General Meeting of Knightsbridge, the shareholders affirmatively voted to increase the maximum number of Board members from five to eight. The Knightsbridge Board is authorized to appoint the members to fill the vacancies. After the completion of the Merger, Knightsbridge has agreed to appoint the following members to the Knightsbridge Board: John Fredriksen, Kate Blankenship and Gert-Jan van der Akker.

Knightsbridge’s directors and officers after the completion of the Merger are expected to be as follows:

Name	Age	Position
John Fredriksen	70	Director
Ola Lorentzon	65	Chairman
Kate Blankenship	49	Director and Audit Committee member*
Gert-Jan van der Akker	55	Director
Robert D. Somerville	71	Director
David M. White	73	Director and Audit Committee member
Hans Petter Aas	68	Director and Audit Committee member
Herman Billung	56	Director and Principal Executive Officer of the Combined Company**
Birgitte Ringstad Vartdal	37	Principal Financial Officer of the Combined Company**

*	The new board will designate the Audit Committee but it will likely consist of members of the current Audit Committees in each of Golden Ocean and Knightsbridge.
**	Mr. Billung and Mr. Vartdal are the Chief Executive Officer and Chief Financial Officer of Golden Ocean Management AS, respectively, and are serving the function of executive officers of Golden Ocean and the Combined Company under an arrangement with Golden Ocean Management AS.

Knightsbridge’s directors and executive officers are currently as follows:

Name	Age	Position
Ola Lorentzon	65	Chief Executive Officer and Director
Robert D. Somerville	71	Director
David M. White	73	Director and Audit Committee Chairperson
Hans Petter Aas	68	Director and Audit Committee member
Herman Billung	56	Director
Inger M. Klemp	51	Chief Financial Officer

Golden Ocean’s directors and executive officers are currently as follows:

Name	Age	Position
John Fredriksen	70	Director
Kate Blankenship	49	Director and Audit Committee member
Hans Christian Borresen	63	Director
Georgina Sousa	63	Director
Harald Thorstein	35	Director
Herman Billung	56	Principal Executive Officer*
Birgitte Ringstad Vartdal	37	Principal Financial Officer*

*	Mr. Billung and Mr. Vartdal are the Chief Executive Officer and Chief Financial Officer of Golden Ocean Management AS, respectively, and are serving the function of executive officers of Golden Ocean under an arrangement with Golden Ocean Management AS.

Biographies of New Directors and Officers of the Combined Company

John Fredriksen has served as Chairman of the Board, Chief Executive Officer, President and a director of Golden Ocean since November 2004. Mr. Fredriksen is Chairman, President, Chief Executive Officer and a director of Frontline. He is also a director of Frontline 2012 and a director and the Chairman of Seadrill, a Bermuda company listed on the OSE and on the New York Stock Exchange, or the NYSE, and NADL, a Bermuda company listed on the Norwegian OTC and the NYSE.

Kate Blankenship has been a director of Golden Ocean since November 2004. Mrs. Blankenship served as Chief Accounting Officer and Secretary of Golden Ocean from November 2004 until October 2005. Mrs. Blankenship is also a director of Frontline, Frontline 2012 Ltd., Golar, Golar LNG Partners LP, Ship Finance, Archer, Seadrill, Seadrill Partners LLC and NADL. Mrs. Blankenship is a member of the Institute of Chartered Accountants of England and Wales.

Gert-Jan van der Akker is Senior Head of Region at Louis Dreyfus Commodities. Prior to joining Louis Dreyfus Commodities earlier this year, Mr. Gert-Jan van der Akker had 27 years of experience at Cargill where his last position was a platform leader for the global energy, transportation and metals platform. Mr. van der Akker holds a Master of Law degree from the University of Amsterdam, Netherlands.

Herman Billung has been a director of Knightsbridge since September 2010. Mr. Billung has served as Chief Executive Officer of Golden Ocean Management AS since April 1, 2005. Mr. Billung’s previous position was as Managing Director of Maritime Services in The Torvald Klaveness Group, responsible for the commercial management of the group’s dry bulk pools, Bulkhandling and Baumarine. Mr. Billung was Managing Director of the dry bulk operating company, Frapaco Shipping Ltd. between 1994 and 1998. Mr. Billung graduated from the Royal Norwegian Naval Academy in 1984.

Birgitte Ringstad Vartdal has served as the Chief Financial Officer of Golden Ocean Management AS since June 21, 2010. Her previous position was Vice President, Investments, in Torvald Klaveness Group, or TKG. She has held several positions within TKG, as a Vice President Head of Commercial Controlling, Risk Manager and Financial Analyst. Before this she was a Structuring Analyst in Hydro Energy. Birgitte Ringstad Vartdal holds the degree of Siv.Ing. (MSc) in Physics and Mathematics from the Norwegian University of Science and Technology (NTNU) and an MSc in Financial Mathematics from Heriot-Watt University, Scotland. Mrs. Vartdal is a director of Sevan Drilling ASA, a company that is controlled by Seadrill.

Security Ownership of Certain Beneficial Owners and Management of Knightsbridge

The following table presents certain information as of the date of this joint proxy statement/prospectus and certain information after giving effect to the Merger regarding the ownership of our shares with respect to each shareholder, who we know to beneficially own more than five percent of our issued and outstanding shares, and our directors and officers.

Beneficial Owner	Amount		Percentage(4)	Amount After Closing of the Merger(5)		Percentage After Closing of the Merger(5)(7)
Hemen Holdings Limited(1)	49,600,000	(2)	61.9%	74,851,355	(6)	52.9%
Frontline 2012 Ltd.	46,500,000	(3)	58%	46,500,000		32.8%
Ola Lorentzon			*			*
Kate Blankenship			*			*
Gert-Jan van der Akker			*			*
Robert D. Somerville			*			*
David M. White			*			*
Hans Petter Aas			*			*
Herman Billung			*			*
Birgitte Ringstad Vartdal			*			*

(1)	Hemen Holding Limited, a Cyprus holding company, and other related companies which are collectively referred to herein as the Hemen Shareholder, the shares of which are held in trusts established by Mr. John Fredriksen for the benefit of his immediate family. Mr. Fredriksen disclaims beneficial ownership of the Knightsbridge common shares held by the Hemen Shareholder, except to the extent of his voting and dispositive interest in such common shares. Mr. Fredriksen has no pecuniary interest in the shares held by the Hemen Shareholder. The principal place of business of the Hemen Shareholder is P.O. Box 53562, CY3399, Limassol, Cyprus.
(2)	Based on the information obtained in a Schedule 13D/A filed with the Commission on October 9, 2014 by the Hemen Shareholder and Frontline 2012. This amount includes all of the 46,500,000 shares held by Frontline 2012.
(3)	Based on the information obtained in a Schedule 13D/A filed with the Commission on October 9, 2014 by the Hemen Shareholder and Frontline 2012. The principal place of business of Frontline 2012 is Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.
(4)	Based upon 80,121,550 shares outstanding as of the date of this joint proxy statement/prospectus.
(5)	Does not include an additional 31 million shares to be issued to Frontline 2012 in connection with the expected March Frontline 2012 Transaction.
(6)	Includes shares loaned to Farahead Investments Ltd, an affiliated company of the Hemen Shareholder, amounting to 70,000,000 shares of Golden Ocean, to be converted to 9,624,300 shares of Knightsbridge. This amount also includes all of the 46,500,000 shares held by Frontline 2012.
(7)	Based upon 141,621,550 shares outstanding immediately after the closing of the Merger. Assumes that Knightsbridge issues 61,500,000 common shares in connection with the Merger and none of the beneficial owners transfer their common shares prior to the closing of the Merger.
*	Less than 1%.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Unless the context otherwise indicates or requires, in this section, references to “we”, “us” and “our” and to the “Combined Company” are references to this combined company resulting from the Merger.

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Golden Ocean or Knightsbridge common shares. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. Holders and Non-U.S. Holders, each as defined below, of Golden Ocean or Knightsbridge common shares that hold their shares of Golden Ocean or Knightsbridge and will hold their shares of Knightsbridge as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company or a mutual fund;

•	a “controlled foreign corporation” or a “passive foreign investment company”;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of common shares subject to the alternative minimum tax provisions of the Code;

•	a holder of common shares that received Golden Ocean or Knightsbridge common shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of common shares that has a functional currency other than the U.S. dollar;

•	a holder of common shares that holds Golden Ocean or Knightsbridge common shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

In addition, this discussion does not address tax consequence to any U.S Holder of Golden Ocean common shares that owned, directly or indirectly, or constructively, at least ten (10) percent of the voting stock of Golden Ocean or was otherwise a “U.S. shareholder” within the meaning of Section 951(b) of the Code at any time during the five year period ending on the date of the merger. Such U.S. Holders are encouraged to consult their own tax advisors with respect to the tax consequences of the merger to them.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Golden Ocean or Knightsbridge common shares, the U.S. federal income tax consequences of the transactions of a partner in such partnership (or owner of such entity) generally will depend on the status of the partner and the activities of the partnership (or entity). Any entity treated as a partnership for U.S. federal income tax purposes that holds Golden Ocean or Knightsbridge common shares, and any partners in such partnership, are encouraged to consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.

The tax consequences of the transactions will depend on your specific situation. You are encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Characterization of the Merger

The parties intend for the Merger to be treated as a tax-free “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. This determination will not be binding on the Internal Revenue Service or any court. Knightsbridge and Golden Ocean have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the transactions, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Tax Consequences to Golden Ocean and Knightsbridge

Assuming that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, we do not expect Golden Ocean or Knightsbridge to realize any taxable gain or loss for U.S. federal income tax purposes as a result of the Merger.

Taxation of the Company Following the Merger

After the Merger, we will derive substantially all of our gross income from the use and operation of vessels in international commerce which we refer to collectively as “shipping income.” Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States and may be subject to U.S. federal income tax unless an exemption applies under Section 883 of the Code. Shipping income attributable to transportation exclusively between non-U.S. ports is not be subject to U.S. federal income tax.

Knightsbridge and Golden Ocean currently qualify for exemption from U.S. federal income tax on our U.S. source shipping income under Section 883 of the Code. In order to qualify for this exemption following the Merger, we must satisfy (among other requirements) a stock ownership requirement. Under this requirement, our shares must be “primarily traded” and “regularly traded” on an “established securities market” in the United States or certain foreign countries.

The Treasury Regulations provide that stock of a foreign corporation will be considered to be “primarily traded” on an “established securities market” if the number of shares of each class of stock that are traded during any taxable year on all “established securities markets” in that country exceeds the number of shares in each such class that are traded during that year on “established securities markets” in any other single country. Knightsbridge’s common shares are currently “primarily traded” on the NASDAQ Global Select Market, and following the Merger, our common shares will be “primarily traded” on the NASDAQ.

Under the Treasury Regulations, our common shares will be considered to be “regularly traded” on an “established securities market” if one or more classes of our common shares representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market, which we refer to as the “listing requirement.” Since our common shares will be listed on the NASDAQ Global Select Market, we will satisfy the listing requirement.

The Treasury Regulations further require that with respect to each class of common shares relied upon to meet the listing requirement: (i) such class is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year, which we refer to as the “trading frequency test;” and (ii) the aggregate number of common shares traded on such market is at least 10% of the average number of shares of such class outstanding during such year, or as appropriately adjusted in the case of a short taxable year, which we refer to as the “trading volume test.” We believe that our common shares will satisfy the trading frequency and volume tests. Even if this were not the case, the Treasury Regulations provide that the trading frequency and volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common shares, such class of stock is traded on an “established securities market” in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, our common shares would not be considered to be “regularly traded” on an “established securities market” if 50% or more of the outstanding common shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares (a “5% Stockholder”), which we refer to as the “5% Override Rule.”

In the event the 5% Override Rule is triggered, the Treasury Regulations provide that the 5% Override Rule will nevertheless not apply if we can establish, in accordance with specified ownership certification procedures, that within the group of 5% Stockholders there are sufficient “qualified shareholders” for purposes of Section 883 of the Code to preclude “non-qualified shareholders” in such group from owning actually or constructively 50% or more of our common shares for more than half the number of days during the taxable year.

Prior to the Merger, each of Knightsbridge and Golden Ocean were not subject to the 5% Override Rule and, therefore, each believed that it satisfied the Publicly-Traded Test. After the Merger, while it is not certain, our common shares may be owned by one or more 5% Shareholders (each of whom are non-qualified shareholders) for more than half the number of days during our taxable year. If this were to be the case, then we may not be able to qualify for exemption from U.S. federal income tax on our U.S.-source shipping income under Section 883.

To the extent the benefits of Section 883 of the Code are unavailable with respect to any item of U.S. source shipping income, our U.S. source shipping income, to the extent not considered to be “effectively connected” with a U.S. trade or business, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, or the “4% gross basis tax regime.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime. Based on Golden Ocean’s activities for its 2013 taxable year, if it had been subject to U.S. federal income tax, it would have had an aggregate tax liability of approximately $258,512.

Tax Consequences to U.S. Holders of Golden Ocean Common Shares

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Golden Ocean or Knightsbridge common shares that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Assuming that Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of Golden Ocean common shares for Knightsbridge common shares or cash in lieu of a fractional share thereof, a U.S. Holder of Golden Ocean common shares will not recognize gain or loss upon exchanging its Golden Ocean common shares for Knightsbridge common shares, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Knightsbridge common shares, as described below. The aggregate tax basis of Knightsbridge common shares that received pursuant to the Merger (including any fractional share deemed received and sold as described below) will equal the U.S. Holder’s aggregate adjusted tax basis in the Golden Ocean common shares surrendered in the Merger. Such aggregate adjusted tax basis will be allocated between the Knightsbridge common shares received in the Merger and any fractional share based on their relative fair market values. A U.S. Holder’s holding period for Knightsbridge common shares that received pursuant to the Merger (including any fractional share deemed received and sold as described below) will include the U.S. Holder’s holding period for Golden Ocean common shares surrendered in the Merger.

A U.S. Holder who receives cash in lieu of a fractional share of Knightsbridge common shares will be treated as having received the fractional share of Knightsbridge common shares pursuant to the exchange and then as having sold that fractional share of Knightsbridge common shares for cash. As a result, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. Holder’s fractional share of Knightsbridge common shares as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the closing date, the holding period for such fractional share (as described above) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder that acquired different blocks of Golden Ocean common shares at different times or different prices is encouraged to consult his or her tax advisor regarding the manner in which gain or loss should be determined in his or her specific circumstances.

Tax Consequences to Knightsbridge U.S. Holders of Knightsbridge Common shares

We do not expect holders of Knightsbridge common shares to recognize any taxable gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax Consequences to Non-U.S. Holders

As used herein “Non-U.S. Holders” means any person (other than a partnership) who is not a U.S. Holder, as defined above.

We do not expect Non-U.S. Holders of Golden Ocean or Knightsbridge common shares to recognize any taxable gain or loss for U.S. federal income tax purposes as a result of the Merger.

Holders of Golden Ocean or Knightsbridge common shares are urged to consult their tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Backup Withholding

If you are a U.S. non-corporate holder of Golden Ocean common shares you may be subject, under certain circumstances, to backup withholding at a rate of 28% on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to Knightsbridge and the exchange agent that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

You may be subject to various U.S. information reporting obligations with respect to the merger. Each holder is encouraged to consult his or her tax advisors regarding the application of any information reporting obligations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by either Golden Ocean or Knightsbridge, contain statements that, in our opinion, may constitute forward-looking statements. Statements containing words such as “expect,” “anticipate,” “believe,” “estimate,” “likely” or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Companies, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Companies. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the shareholders of Knightsbridge or Golden Ocean may not adopt the Merger Transactions;

•	litigation in respect of the Merger could delay or prevent the closing of the Merger;

•	the Companies may be unable to obtain third party, governmental or regulatory approvals required for the Merger, or required third party, governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived;

•	developments beyond the parties’ control, including but not limited to, changes in political, economic, and competitive conditions;

•	we may not be able to incur additional debt;

•	the possibility that alternative acquisition proposals will or will not be made; or

•	the risk factors and other factors referred to in Knightsbridge’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements the Companies make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and that is otherwise disclosed in the annual report of Knightsbridge on Form 20-F for the fiscal year ended 2013, filed with the SEC on March 6, 2014.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by the Companies or persons acting on their behalfs. Except as required by law, the Companies undertake no obligation to update any of these forward-looking statements.

THE MERGER AGREEMENT

The following is a summary of material terms of the Merger Agreement. While Knightsbridge and Golden Ocean believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is included as Appendix A to, and is incorporated by reference in, this joint proxy statement/prospectus. We urge you to read the Merger Agreement carefully.

The Merger

The Merger Agreement provides for the Merger of Golden Ocean with and into Knightsbridge. As a result of the Merger, the separate corporate existence of Golden Ocean will cease and Knightsbridge has agreed to continue as the surviving company.

Closing

The closing will occur no later than three (3) Business Days following the satisfaction or waiver of the conditions set forth in the Merger Agreement, or on such other date as Golden Ocean and Knightsbridge may mutually agree.

Effective Time

Golden Ocean and Knightsbridge have agreed to (i) on or prior to the closing of the Merger, execute and deliver the Bermuda Merger Agreement; (ii) on or prior to the closing of the Merger, cause an application for registration of the surviving company to be executed and delivered to the Registrar of the Companies in Bermuda; and (iii) cause to be included in the merger application a request that the Registrar of the Companies in Bermuda issue the certificate of merger with respect to the Merger on the closing of the Merger.

Effects of the Merger

Upon completion of the Merger, all the undertaking and property of Golden Ocean and Knightsbridge shall vest in the Combined Company and all liabilities and obligations of Golden Ocean and Knightsbridge will become the liabilities and obligations of the Combined Company.

Memorandum of Association and Bye-Laws of the Combined Company

At the effective time, the memorandum of association of Knightsbridge, as in effect immediately prior to the effective time other than to change Knightsbridge’s name to Golden Ocean Group Limited, will become the memorandum of association of the Combined Company and the bye-laws of Knightsbridge, as in effect immediately prior to the effective time, will become the bye-laws of the Combined Company. As part of the Knightsbridge special general meeting, Knightsbridge is proposing to adopt the Amended and Restated Bye-Laws, which are attached to this joint proxy statement/prospectus as Appendix D.

Board of Directors of the Combined Company

The board of directors of the Combined Company will be the following, until their respective successors are duly elected and qualified, as the case may be: Ola Lorentzon, (Chairman), John Fredriksen, Hans Petter Aas, Herman Billung, Kate Blankenship, Gert-Jan van der Akker, Robert D. Somerville and David M. White.

Effect on Share Capital; Merger Consideration; Exchange of Certificates

Effect on Share Capital

Upon completion of the Merger:

Effect on Knightsbridge Common Shares. Each share of Knightsbridge common shares not owned by Golden Ocean or any direct or indirectly wholly-owned subsidiary of Golden Ocean issued and outstanding immediately prior to the Merger will remain issued and outstanding after the Merger, and each share of Knightsbridge common shares owned by Golden Ocean or any direct or indirectly wholly-owned subsidiary of Golden Ocean will be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Conversion of Golden Ocean Common Shares. Each share of Golden Ocean common shares (other than any shares to be cancelled as described below) will be cancelled and converted automatically into 0.13749 shares of Knightsbridge common shares.

Cancellation of Treasury Shares and Knightsbridge-Owned Shares. Each Golden Ocean common share held in the treasury of Golden Ocean, and each Golden Ocean common share owned by Knightsbridge or any direct or indirect wholly-owned subsidiary of Knightsbridge or of Golden Ocean immediately prior to the Merger, will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto.

Exchange of Certificates or Non-Certificated Shares

Exchange Agent. Prior to the Merger, and in any case not later than the date on which Golden Ocean has agreed to mail the joint proxy statement/prospectus to the holders of Golden Ocean common shares, Knightsbridge has agreed to enter into an agreement or arrangement with an exchange agent in connection with the conversion of Golden Ocean common shares. At or immediately after the Merger, Knightsbridge has agreed to authorize the exchange agent to issue an aggregate number of Knightsbridge common shares equal to the Merger Consideration, as well as certificates or non-certificated Knightsbridge common shares in book-entry form evidencing such shares. Knightsbridge has agreed to also make available from time to time as needed to the exchange agent cash sufficient to pay cash in lieu of fractional shares.

Exchange Procedures for holders of Golden Ocean Common Shares listed on the Oslo Stock Exchange. The holders of Golden Ocean common shares listed on the Oslo Stock Exchange as of the date of the closing of the Merger, which will be registered as holders of shares in Golden Ocean in Golden Ocean’s register of shareholders with the VPS, on the second trading day after the date of the closing of the Merger, the VPS Record Date, will automatically receive common shares in Knightsbridge as Merger Consideration without any further action on the part of the shareholder. For each share recorded as held in Golden Ocean as of expiry of the VPS Record Date, each holder of such Golden Ocean share will receive 0.13749 common shares in Knightsbridge, rounded down to the nearest whole common share. Knightsbridge will not issue any fractional common shares and each holder of a fractional share interest will be paid an amount in cash (without interest). Holders of Golden Ocean shares cancelled pursuant to the Merger Agreement and any Dissenting Shares will not receive Merger Consideration.

For the purposes of determining the right to Merger Consideration, Golden Ocean will look solely to its register of shareholders with the VPS as of the expiry of the VPS Record Date, which will show Golden Ocean shareholders as of expiry of the date of the closing of the Merger.

Exchange Procedures for holders with Golden Ocean Common Shares listed on the Singapore Stock Exchange. The holders of common shares in Golden Ocean that are listed on the Singapore Stock Exchange and registered through the CDP, and hold shares with the CDP as at the date of the delisting of the shares from the Singapore Stock Exchange, will have their shares withdrawn from CDP. Such shares will be cancelled upon completion of the Merger and receive physical share certificates of Knightsbridge common shares. The names of the CDP shareholders will be entered into Knightsbridge’s share register as the respective holders of the relevant common shares in Knightsbridge. Each common share recorded as held in Golden Ocean in CDP as of the date of the delisting of the shares from the Singapore Stock Exchange will receive 0.13749 common shares of Knightsbridge, rounded down to the nearest whole common share. Knightsbridge will not issue any fractional common shares and each holder of a fractional share interest will be paid an amount in cash (without interest). Holders of Golden Ocean common shares cancelled pursuant to the Merger Agreement and any Dissenting Shares will not receive Merger Consideration. On February 10, 2015, the Singapore Stock Exchange approved the delisting of the shares of Golden Ocean with an anticipated date for delisting of March 20, 2015.

No Fractional Shares. Knightsbridge has agreed not to issue any fractional shares of Knightsbridge common shares upon the completion of the Merger, and fractional share interests will not entitle the owner to any rights of a shareholder of Knightsbridge. Instead, each holder of a fractional share interest will be paid an amount in cash (without interest) equal to the fractional share interest multiplied by the closing price of a share of Knightsbridge common shares on the NASDAQ on the last trading day immediately preceding the effective time of the Merger.

No Further Ownership Rights. The Merger Consideration issued and paid upon conversion of any Golden Ocean common shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Golden Ocean common shares subject, however, to Knightsbridge’s obligation to pay any dividends or other distributions with a record date prior to the Merger that have been declared or made by Golden Ocean on such Golden Ocean common shares in accordance with the Merger Agreement and which remain unpaid at the effective time of the Merger.

Adjustments to Exchange Ratio. The exchange ratio has been agreed to be adjusted to reflect the effect of any stock split, reverse stock split, stock subdivision, stock bonus issue, stock dividend (including any dividend or distribution of securities convertible into Knightsbridge common shares or Golden Ocean common shares), reorganization, recapitalization, reclassification, share consolidation, combination, exchange of share or other like change with respect to Knightsbridge common shares or Golden Ocean common shares after execution of the Merger Agreement and before the Merger.

Termination of Exchange Fund. Any portion of the exchange fund made available to the exchange agent in respect of any Dissenting Shares has been agreed to be returned to Knightsbridge, upon demand. In addition, any portion of the exchange fund remaining undistributed to the Golden Ocean shareholders for six months after the Merger has been agreed to be delivered to Knightsbridge, upon demand, and any Golden Ocean shareholders may look only to Knightsbridge for the Merger Consideration and any dividends or distributions with respect to Knightsbridge common shares to which they are entitled. Any portion of the exchange fund that remains unclaimed by Golden Ocean shareholders immediately prior to the time such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by law, become Knightsbridge’s property free and clear of any claims or interest of any person previously entitled thereto.

No Liability. Knightsbridge has agreed to not be liable to any Golden Ocean shareholders for any Knightsbridge common shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

Withholding Rights. Knightsbridge is entitled to deduct and withhold from the Merger Consideration otherwise payable to any Golden Ocean shareholder the amounts it is required to deduct and withhold under any provision of tax law, or any provision of state, local or foreign tax law, if any. If withheld, those amounts will be treated for purposes of the Merger Agreement as having been paid to the Golden Ocean shareholder.

Dissenting Shares. Any Dissenting Shares will be cancelled, but will not entitle their holders to receive or retain any Knightsbridge common shares, and will be converted into the right to receive the fair value (provided that if a dissenting shareholder fails to perfect effectively, withdraws or waives or loses such dissenters’ rights action, such dissenting shareholder will be entitled to receive or retain Knightsbridge common shares).

Transfer Books

At the effective time of the Merger, the register of members of Golden Ocean has agreed to be closed and there will be no further registration of transfers of Golden Ocean common shares thereafter on the records of Golden Ocean. From and after the effective time of the Merger, the holders of Golden Ocean common shares issued and outstanding immediately prior to the effective time of the Merger will cease to have any rights with respect to such Golden Ocean common shares, except as otherwise provided by law.

Golden Ocean Share Options

Golden Ocean Options. All issued and outstanding share options of Golden Ocean will be assumed by Knightsbridge without any further action on the part of Golden Ocean or the option holders; these assumed options will become options to acquire Knightsbridge common shares. The new exercise price and number of common shares subject to the assumed options will be determined based on the exchange ratio. For a more detailed description, see “The Merger—Treatment of Grants Under Golden Ocean and Knightsbridge Equity Plans.”

Golden Ocean Convertible Bond

Golden Ocean Convertible Bond. Upon the closing of the Merger, the Convertible Bond Issue 2014/2019 will become a convertible bond of the Combined Company. The Combined Company will enter into an amendment agreement or supplemental agreement, whereby the Combined Company will become the issuer of the convertible bonds and the bondholders accordingly will have the right to convert their bonds into shares in the Combined Company on equivalent terms and conditions as set out in the existing bond agreement, with necessary adjustments as a result of shares in the Combined Company being the subject for conversion instead of shares in Golden Ocean. The Combined Company plans to maintain a secondary listing of its common shares on the Oslo Stock Exchange and the common shares issued upon conversion of the bonds after the completion of the Merger will be freely tradable through the facilities of the Oslo Stock Exchange.

Representations and Warranties of Golden Ocean

Under the Merger Agreement, Golden Ocean has made various representations and warranties to Knightsbridge, which are qualified by reference to a confidential disclosure schedule and other disclosures Golden Ocean has filed with the Oslo Stock Exchange on or after January 1, 2013, and, in many instances, by “Material Adverse Effect,” materiality or similar qualifications. The representations and warranties relate to the following:

•	Organization, Qualification and Corporate Power

•	Authorization

•	Noncontravention

•	Capitalization

•	Golden Ocean Subsidiaries

•	Financial Statements

•	Disclosure Documents

•	Taxes

•	Compliance with Laws, Governmental Authorizations

•	Absence of Certain Changes; No Undisclosed Liabilities

•	Tangible Personal Assets

•	Vessels; Maritime Matters

•	Contracts

•	Litigation

•	Employee Benefits

•	Labor and Employment Matters

•	Environmental

•	Insurance

•	Fees

•	Takeover Statutes

•	Interested Party Transactions

•	Certain Business Practices

For purposes of conditions to closing the Merger, the representations and warranties of Golden Ocean must be true and correct in all respects (without giving effect to materiality or “Material Adverse Effect” (as described below) qualifications) except when the failure to be true and correct would not have a Material Adverse Effect.

Representations and Warranties of Knightsbridge

Under the Merger Agreement, Knightsbridge has made various representations and warranties to Golden Ocean, which are qualified by reference to a confidential disclosure schedule and publicly available documents Knightsbridge has filed with the SEC prior to the date of the Merger Agreement, and, in many instances, by “Material Adverse Effect,” materiality or similar qualifications. The representations and warranties relate to the following:

•	Organization, Qualification and Corporate Power

•	Authorization

•	Noncontravention

•	Capitalization

•	Knightsbridge Subsidiaries

•	Knightsbridge SEC Filings

•	Financial Statements

•	Taxes

•	Compliance with Laws, Governmental Authorizations

•	Absence of Certain Changes; No Undisclosed Liabilities

•	Tangible Personal Assets

•	Vessels; Maritime Matters

•	Contracts

•	Litigation

•	Employee Benefits

•	Labor and Employment Matters

•	Environmental

•	Insurance

•	Fees

•	Takeover Statutes

•	Interested Party Transactions

•	Certain Business Practices

For purposes of conditions to closing the Merger, the representations and warranties of Knightsbridge must be true and correct in all respects (without giving effect to materiality or “Material Adverse Effect” (as described below) qualifications) except when the failure to be true and correct would not have a Material Adverse Effect.

Golden Ocean Material Adverse Effect

With respect to Golden Ocean, “Material Adverse Effect” means a material adverse effect on the financial condition, business, assets (including Golden Ocean’s owned or leased vessels, save for ordinary wear and tear), liabilities or results of operations of Golden Ocean and its subsidiaries, taken as a whole, or any event, circumstance or effect that materially impairs the ability of the parties to perform their respective obligations under the Merger Agreement or materially delays the consummation of the Merger.

However, any change arising from the following events will not be considered a Material Adverse Effect:

•	changes in applicable law or GAAP;

•	changes in the global financial or securities markets or general global economic or political conditions;

•	changes or conditions generally affecting the industry in which Golden Ocean and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters; or

•	the announcement or consummation of the Merger; provided that the effect of any of the above exceptions does not disproportionately affect Golden Ocean and its subsidiaries, taken as a whole, relative to other entities operating in the industry in which Golden Ocean and its subsidiaries operate.

Knightsbridge Material Adverse Effect

With respect to Knightsbridge, “Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, liabilities or results of operations of Knightsbridge and its subsidiaries or any event, circumstance or effect that materially impairs the ability of the parties to perform their respective obligations under this Merger Agreement or materially delays the consummation of the Merger.

However, any change arising from the following events will not be considered a Material Adverse Effect:

•	changes in applicable law or GAAP;

•	changes in the global financial or securities markets or general global economic or political conditions;

•	changes or conditions generally affecting the industry in which Knightsbridge and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters; or

•	the announcement or consummation of the Merger; provided that the effect of any matter referenced above will only be excluded to the extent that such matter does not disproportionately affect Knightsbridge and its subsidiaries, taken as a whole, relative to other entities operating in the industry in which Knightsbridge and its subsidiaries operate.

Conduct Pending the Merger

Operation of the Businesses of the Parties

The Merger Agreement requires Golden Ocean and Knightsbridge to conduct their respective businesses (and the businesses of their respective subsidiaries) in the ordinary course and in a manner consistent with past practice and to use its reasonable best efforts to (i) preserve their business organization, goodwill and material assets, (ii) maintain in effect all governmental authorizations required to carry on its business as now conducted; (iii) keep available the services of current officers and other employees and maintain its present relationships with customers, suppliers and other persons with which it has a business relationship.

Limitations on Conduct

The Merger Agreement also places limitations (subject to exceptions or the consent of the Knightsbridge or Golden Ocean, as the case may be) on Golden Ocean and Knightsbridge (and their respective subsidiaries) taking the following actions:

•	amending its certificate of formation, limited liability company agreement, memorandum or articles of association or incorporation, bye-laws or other charter or organizational documents;

•	declaring, setting aside or paying any dividends;

•	splitting, subdividing, combining, consolidating or reclassifying any of its share or convertible securities;

•	issuing or authorizing the issuance of any other securities;

•	purchasing, redeeming or otherwise acquiring any of its shares or convertible securities;

•	taking any action that would result in any amendment, modification or change of any term of, or material default under, any indebtedness;

•	issuing, delivering, selling, granting, pledging, charging, transferring, subjecting to any lien or otherwise encumbering or disposing of any of its share or convertible securities, or amending any term of any of its share or convertible securities;

•	accelerating or delaying the payment of any accounts payable or other liability or the collection of notes or accounts receivable, other than in the ordinary course of business;

•	incurring more than $5,000,000 of capital expenditures, in the aggregate, other than in connection with the currently scheduled dry docking of vessels and currently scheduled payments under newbuilding contracts;

•	acquiring or committing to acquire all or any substantial portion of a business or person or division thereof or any assets or properties involving a price in excess of $1,000,000 individually or $5,000,000 in the aggregate;

•	entering into or materially amending, modifying, extending or terminating any material contract or any interested party transaction;

•	selling, leasing, licensing, pledging, transferring, subjecting to any lien or otherwise disposing of, any of its assets or properties except sales of used equipment in the ordinary course of business and permitted liens incurred in the ordinary course of business;

•	adopting a plan of complete or partial liquidation, dissolution, winding up, merger, consolidation, restructuring, recapitalization or other reorganization or entering into an agreement with respect to the voting of its shares or other securities;

•	granting to any current or former director, officer, employee or consultant of Golden Ocean or Knightsbridge, or any of their respective subsidiaries, as the case may be, any increase or enhancement in compensation;

•	granting to any current or former director or executive officer or employee of Golden Ocean or Knightsbridge, or any of their respective subsidiaries, as the case may be, any severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such person to the extent required under applicable law or existing benefit plans or existing policy;

•	adopting, entering into or amending or committing to adopt, enter into or amend any benefit plan except for amendments as required under applicable law or pursuant to the terms of such plan;

•	except as required by GAAP, rules or regulations of the SEC or SEC interpretations and pronouncements, making any change in any method of accounting principles, method or practices;

•	incurring or issuing any indebtedness, making any loans, advances or capital contributions to, or investments in, any other person, or repaying or satisfying any indebtedness;

•	changing any method of tax accounting, making or changing any material tax election, filing any material amended return, settling or compromising any material tax liability, failing to complete and file, consistent with past practice, all tax returns required to be filed, failing to pay all amounts shown due on such tax returns, agreeing to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, entering into any closing agreement with respect to any material tax, surrendering any right to claim a material tax refund, offsetting or otherwise reducing tax liability or taking into account on any tax return required to be filed prior to the Merger any adjustment or benefit arising from the Merger;

•	instituting, settling, or agreeing to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other governmental authority;

•	disclosing, or consenting to the disclosure of, any of its trade secrets or other proprietary information, other than in the ordinary course of business consistent with past practice and pursuant to an appropriate non-disclosure agreement;

•	waiving, releasing or assigning any claims or rights having a value of $200,000 individually or $1,000,000 in the aggregate;

•	failing to use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect;

•	knowingly or intentionally taking, or agreeing to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the parties contained herein inaccurate in any material respect at or prior the Merger, or that would materially impair the ability of the parties to consummate the Merger or delay such consummation;

•	directly or indirectly (i) purchasing or constructing any vessel or entering into any contract for the purchase or construction of any vessel, (ii) selling or otherwise disposing of any vessel or entering into any contract for the sale or disposal of any vessel, (iii) entering into any contract for the bareboat charter-out of any vessel or for a time charter-out longer than two years of any vessel, (iv) deferring scheduled maintenance of any vessel, (v) departing from any normal drydock and maintenance practices or discontinuing replacement of spares in operating the vessels; or

•	authorizing or entering into a contract or arrangement to take any of the actions described above.

Access to Information

Each of Golden Ocean and Knightsbridge has agreed to (i) give each other and their respective counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of Golden Ocean and Knightsbridge, and their respective subsidiaries, as applicable and (ii) furnish to each other and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request.

Notice of Developments

Each of Golden Ocean and Knightsbridge has agreed to give prompt written notice to the other of any event that has had or would reasonably be expected to, individually or in the aggregate, give rise to a Material Adverse Effect.

No Solicitation by Knightsbridge

Knightsbridge has agreed to (and Knightsbridge has agreed to cause its subsidiaries or any of its subsidiaries’ representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations with any third party and its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below) or efforts to obtain an Acquisition Proposal. During the period between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or the effective time of the Merger, Knightsbridge has agreed not to (and Knightsbridge has agreed to cause it or its subsidiaries’ representatives not to), directly or indirectly:

•	solicit, initiate, or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to the submission of any Acquisition Proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Knightsbridge or any of its subsidiaries or afford access to the business, properties, assets, books or records of Knightsbridge or any of its subsidiaries to any third party with respect to inquiries regarding, or the making of, an Acquisition Proposal;

•	fail to make, withdraw, or modify and amend in a manner adverse to Golden Ocean the recommendation of the Knightsbridge Board or recommend any other Acquisition Proposal; or

•	approve, endorse, recommend, enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, with the exception of a confidentiality agreement with a third party to whom Knightsbridge is permitted to provide information in accordance with the Merger Agreement.

Notwithstanding these restrictions:

•	Prior to (but not at any time after) obtaining the approval of the Merger Transactions from Knightsbridge’s shareholders, if Knightsbridge receives a bona fide, written Acquisition Proposal from a third party after the date of the Merger Agreement (that has not been withdrawn) that did not result from a breach or violation of the provisions of the Merger Agreement and, prior to taking any action described below, (x) the Knightsbridge Board reasonably believes in good faith, after consultation with outside legal counsel that (i) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and (ii) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable law and (y) Knightsbridge shall have complied with certain requirements in the Merger Agreement, then Knightsbridge may, in response to such Acquisition Proposal, directly or indirectly through its representative thereafter furnish to such third party or its representatives or financing sources non-public information relating to Knightsbridge or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Golden Ocean) provided that all such information provided or made available to such third party (to the extent that such information has not been previously provided or made available to Golden Ocean) is provided or made available to Golden Ocean, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party); and

•

Prior to obtaining the approval of the Merger Transactions from Knightsbridge’s shareholders, if a material fact, event, change, development, or set of circumstances (other than an Acquisition Proposal) affecting the business, assets or operations of Knightsbridge and occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable by the Knightsbridge Board as of or prior to the date of the Merger Agreement (such material fact, event, change development or set of circumstances affecting the business, assets or operations of the Company, an “Intervening Event”), becomes known to the Knightsbridge Board and Knightsbridge Board determines in good faith, after consultation with its financial advisors, that in light of such Intervening Event, the failure of the Knightsbridge Board, as applicable, to fail to make, withdraw, or modify or amend its recommendation (an “Adverse Recommendation Change”) is reasonably likely to result in a breach of its fiduciary duties under applicable law, the Knightsbridge Board may effect an Adverse Recommendation Change; however, Knightsbridge must give Golden Ocean at least three (3) calendar days prior written notice advising Golden Ocean that the Knightsbridge Board intends to take such action and specifying the facts underlying the Knightsbridge Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and during such three (3) day calendar period, if requested by Golden Ocean, Knightsbridge will engage in good faith negotiations with Golden Ocean to amend the Merger Agreement in such a manner that obviates the need for an Adverse Recommendation Change, and following such three (3) calendar day period the Knightsbridge Board will have considered in good faith any proposed amendments to the Merger Agreement and any related agreements and determined in good faith, after consultation with its financial advisors, taking into account any changes to the Merger Agreement or any related agreements made or proposed in writing by Golden Ocean, that such amendments would not obviate the need for an Adverse Recommendation Change in response to such Intervening Event.

In addition, prior to (but not at any time from or after) obtaining approval of the Merger Transactions from Knightsbridge’s shareholders, the Knightsbridge Board may, following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of the Merger Agreement and the Knightsbridge Board determines in good faith, after consultation with its financial advisors, that in light of such Superior Proposal, the failure of the Knightsbridge Board to take such action is reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable law, provided that:

•	the Knightsbridge Board promptly notifies Golden Ocean, in writing within three (3) calendar days before making an Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that Knightsbridge has received an Acquisition Proposal that the Knightsbridge Board has determined to be a Superior Proposal and that the Knightsbridge Board intends to make an Adverse Recommendation Change;

•	the Knightsbridge Board attaches to such notice a copy of the most current version of the proposed transaction agreements relating to the Superior Proposal and discloses the identity of the third party making such superior proposal;

•	during such three (3) calendar day period, if requested by Golden Ocean, the Knightsbridge Board has, and directed its representatives to, engaged in negotiations with Golden Ocean in good faith to amend the Merger Agreement or any related agreement in such a manner that the Superior Proposal ceases to constitute a Superior Proposal; and

•	following such three (3) calendar day period, the Knightsbridge Board shall have considered in good faith any proposed amendments to the Merger Agreement and any related agreements and determines in good faith, after consultation with its financial advisors, taking into account any changes to the Merger Agreement or any related agreement proposed by Golden Ocean, that such Superior Proposal continues to be a Superior Proposal; (provided, that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal would require the Knightsbridge Board to provide a new written notice to Golden Ocean and a new period of three (3) calendar days and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any such three (3) calendar day period).

No Solicitation by Golden Ocean

Golden Ocean has agreed to (and Golden Ocean has agreed to cause its subsidiaries or any of its subsidiaries’ representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations with any third party and its representatives and its financing sources conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal (as defined below) or efforts to obtain an Acquisition Proposal. During the period between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or the effective time of the Merger, Golden Ocean has agreed not to (and Golden Ocean has agreed not to (and Golden Ocean has agreed to cause it or its subsidiaries’ representatives not to), directly or indirectly:

•	solicit, initiate, or knowingly take any action to facilitate or encourage or assist any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to the submission of any Acquisition Proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Golden Ocean or any of its subsidiaries or afford access to the business, properties, assets, books or records of Golden Ocean or any of its subsidiaries to any third party with respect to inquiries regarding, or the making of, an Acquisition Proposal;

•	fail to make, withdraw, or modify and amend in a manner adverse to Knightsbridge the recommendation of the Golden Ocean Board or recommend any other Acquisition Proposal; or

•	approve, endorse, recommend, enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, with the exception of a confidentiality agreement with a third party to whom Golden Ocean is permitted to provide information in accordance with the Merger Agreement.

Notwithstanding these restrictions:

•	Prior to (but not at any time after) obtaining the approval of the Merger Transactions from Golden Ocean’s shareholders, if Golden Ocean receives a bona fide, written Acquisition Proposal from a third party after the date of the Merger Agreement (that has not been withdrawn) that did not result from a breach or violation of the provisions of the Merger Agreement and, prior to taking any action described in clauses (A) and (B) below, (x) the Golden Ocean Board reasonably believes in good faith, after consultation with outside legal counsel that (i) such Acquisition Proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below) and (ii) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to its stockholders under applicable law and (y) Golden Ocean shall have complied with certain requirements in the Merger Agreement, then the Company may, in response to such Acquisition Proposal, directly or indirectly through its representative thereafter furnish to such third party or its representatives or financing sources non-public information relating to Golden Ocean or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Knightsbridge) provided that all such information provided or made available to such third party (to the extent that such information has not been previously provided or made available to Knightsbridge) is provided or made available to Knightsbridge, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party); and

•

Prior to obtaining the approval of the Merger Transactions from Golden Ocean’s shareholders, if a material fact, event, change, development, or set of circumstances (other than an Acquisition Proposal) affecting the business, assets or operations of Golden Ocean and occurring or arising after the date of the Merger Agreement that was not known or reasonably foreseeable by the Golden Ocean Board as of or prior to the date of the Merger Agreement (such material fact, event, change development or set of circumstances affecting the business, assets or operations of the Company, an “Intervening Event”), becomes known to the Golden Ocean Board and Golden Ocean Board determines in good faith, after consultation with its financial advisors, that in light of such Intervening Event, the failure of the Golden Ocean Board, as applicable, to fail to make, withdraw, or modify or amend its recommendation (an “Adverse Recommendation Change”) is reasonably likely to result in a breach of its fiduciary duties under applicable law, the Golden Ocean Board may effect an Adverse Recommendation Change;

however, Golden Ocean must give Knightsbridge at least three (3) calendar days prior written notice advising Knightsbridge that the Golden Ocean Board intends to take such action and specifying the facts underlying the Golden Ocean Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and during such three (3) day calendar period, if requested by Knightsbridge, Golden Ocean will engage in good faith negotiations with Knightsbridge to amend the Merger Agreement in such a manner that obviates the need for an Adverse Recommendation Change, and following such three (3) calendar day period the Golden Ocean Board will have considered in good faith any proposed amendments to the Merger Agreement and any related agreements and determined in good faith, after consultation with its financial advisors of nationally recognized reputation, taking into account any changes to the Merger Agreement or any related agreements made or proposed in writing by Knightsbridge, that such amendments would not obviate the need for an Adverse Recommendation Change in response to such Intervening Event.

In addition, prior to (but not at any time from or after) obtaining approval of the Merger Transactions from Golden Ocean’s shareholders, the Golden Ocean Board may, following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of the Merger Agreement and the Golden Ocean Board determines in good faith, after consultation with its financial advisors, that in light of such Superior Proposal, the failure of the Golden Ocean Board to take such action is reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable law, provided that:

•	the Golden Ocean Board promptly notifies Knightsbridge, in writing within three (3) calendar days before making an Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that Golden Ocean has received an Acquisition Proposal that the Golden Ocean Board has determined to be a Superior Proposal and that the Golden Ocean Board intends to make an Adverse Recommendation Change;

•	the Golden Ocean Board attaches to such notice a copy of the most current version of the proposed transaction agreements relating to the Superior Proposal and discloses the identity of the third party making such superior proposal;

•	during such three (3) calendar day period, if requested by Knightsbridge Ocean, the Golden Ocean Board has, and directed its representatives to, engaged in negotiations with Knightsbridge in good faith to amend the Merger Agreement or any related agreement in such a manner that the Superior Proposal ceases to constitute a Superior Proposal; and

•	following such three (3) calendar day period, the Golden Ocean Board shall have considered in good faith any proposed amendments to the Merger Agreement and any related agreements and determines in good faith, after consultation with its financial advisors, taking into account any changes to the Merger Agreement or any related agreement proposed by Knightsbridge, that such Superior Proposal continues to be a Superior Proposal; (provided, that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal would require the Golden Ocean Board to provide a new written notice to Knightsbridge and a new period of three (3) calendar days and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any such three (3) calendar day period).

Litigation

Knightsbridge has agreed to promptly advise Golden Ocean of any pending or threatened action against it or any of its subsidiaries or any of their respective officers or directors relating to the Merger Transactions and has agreed to keep Golden Ocean informed and consult with Golden Ocean regarding the status of the action on an ongoing basis. Knightsbridge has also agreed to cooperate with and give Golden Ocean the opportunity to consult with respect to the defense or settlement of any such action.

Golden Ocean has agreed to promptly advise Knightsbridge of any pending or threatened action against it or any of its subsidiaries or any of their respective officers or directors relating to the Merger Transactions and has agreed to keep Knightsbridge informed and consult with Knightsbridge regarding the status of the action on an ongoing basis. Golden Ocean has also agreed to cooperate with and give Knightsbridge the opportunity to consult with respect to the defense or settlement of any such action.

Shareholders’ Meetings

Each of Golden Ocean and Knightsbridge have agreed under the Merger Agreement to duly call, give notice of and hold a meeting of their respective shareholders as promptly as practical for the purpose of voting upon the approval of the Merger Transactions. Each of Golden Ocean and Knightsbridge are required to use reasonable best efforts to hold these shareholders’ meetings on the same day as soon as practical after the date on which the Registration Statement becomes effective. Each of Golden Ocean and Knightsbridge must use reasonable best efforts to solicit from its shareholders proxies in favor of the Merger Transactions and must take all other action necessary or advisable to secure the required vote or consent of its shareholders.

Further Assurances

After the Merger, the officers and directors of the Combined Company have agreed to be authorized to execute and deliver, in the name and on behalf of Golden Ocean or Knightsbridge, any deeds, bills of sale, assignments or assurances, and to take and do any other actions and things to vest, perfect or confirm of record or otherwise in the Combined Company any right, title and interest in the properties or assets of Golden Ocean and Knightsbridge acquired or to be acquired by the Combined Company in connection with the Merger.

Notices of Certain Events

Each of Golden Ocean and Knightsbridge has agreed to promptly notify the other of:

•	any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

•	any notice or other communication from any governmental authority in connection with the Merger;

•	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Golden Ocean, Knightsbridge or any of their respective subsidiaries, as the case may be, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement;

•	any inaccuracy of any representation or warranty contained in the Merger Agreement at any time that could reasonably be expected to cause any of the conditions to the Merger not to be satisfied; and

•	any failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

Indemnification and Insurance

Knightsbridge has agreed to cause the Combined Company to, out of the assets of the Combined Company, indemnify and hold harmless each individual who at the effective time of the Merger is, or at any time prior to the effective time of the Merger was, a director or officer of Golden Ocean or any of its subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any action whenever asserted based on, arising out of, in whole or in part, (i) the fact that an indemnitee was a director or officer of Golden Ocean or any of its subsidiaries and (ii) acts or omissions by an indemnitee in the indemnitee’s capacity as a director, officer, employee or agent of Golden Ocean or any of its subsidiaries or taken at the request of Golden Ocean or one of its subsidiaries, at, or at any time prior to, the effective time of the Merger, to the fullest extent that Golden Ocean or its subsidiaries would be required to indemnify the indemnitees under the Golden Ocean charter documents or those of any of its subsidiaries. For the six (6) year period commencing immediately after the effective time of the Merger, the Combined Company will maintain in effect Golden Ocean’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Merger with respect to those individuals who are currently covered by Golden Ocean’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the Merger Agreement provided, however, that, if the aggregate premium for such “tail” policy will exceed 200% of the annual premium paid by Golden Ocean in its last completed fiscal year, then Knightsbridge will provide or cause to be provided a policy for the applicable individuals with the greatest coverage as will then be available for a cost not exceeding 200% of the annual premium paid by Golden Ocean in its last completed fiscal year.

In the event that Knightsbridge, the Combined Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Combined Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Knightsbridge or the Combined Company will assume all of the indemnification and insurance obligations set forth herein.

Nothing in the Merger Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Golden Ocean, or any of its subsidiaries, for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided in the Merger Agreement is not prior to or in substitution for any such claims under such policies.

Exchange Listings

Knightsbridge has agreed to use its reasonable best efforts to cause the common shares issuable in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance to NASDAQ, as promptly as practicable after the date of the Merger Agreement and prior to the consummation of the Merger, and Golden Ocean has agreed to cooperate with Knightsbridge with respect to such approval. Knightsbridge has also agreed to use its reasonable best efforts to file all necessary documents and take all necessary actions to cause the common shares to be listed on the Oslo Stock Exchange on or prior to the consummation of the Merger.

Conditions to the Merger

Conditions to the Obligations of Each Party

The respective obligations of each Party to effect the Merger are subject to the satisfaction of the following conditions:

•	approval of the Merger Transactions by the shareholders of Golden Ocean and Knightsbridge;

•	absence of any applicable law preventing or prohibiting the consummation of the Merger;

•	the Registration Statement having been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement having been issued by the SEC and no proceedings for that purpose having been initiated by the SEC;

•	listing of the Knightsbridge common shares for trading and approval of listing of any Knightsbridge common shares to be issued in connection of the Merger on NASDAQ and the Oslo Stock Exchange; and

•	not more than 5% of the aggregate number of Knightsbridge common shares having taken all actions necessary to become dissenting shareholders.

Conditions to the Obligations of Golden Ocean

The obligations of Golden Ocean to effect the Merger are further subject to the satisfaction by Knightsbridge of the following conditions:

•	accuracy of the representations and warranties of Knightsbridge;

•	receipt or completion of all consents, authorizations, waivers, orders, approvals, notices, expirations, filings and registrations;

•	performance by Golden Ocean of all its covenants and obligations; and

•	absence of Material Adverse Effect on Golden Ocean.

Conditions to the Obligations of Knightsbridge

The obligations of Knightsbridge to effect the Merger are further subject to the satisfaction by Golden Ocean of the following conditions:

•	the accuracy of the representations and warranties of Golden Ocean;

•	receipt or completion of all consents, authorizations, waivers, orders, approvals, notices, expirations, filings and registrations;

•	performance by Knightsbridge of all its covenants and obligations;

•	absence of Material Adverse Effect on Knightsbridge; and

•	completion of all actions and all agreements in order to convert the option and convertible bonds of Golden Ocean into instruments exercisable or convertible in common shares of Knightsbridge.

Termination

The Merger Agreement may be terminated at any time prior to the completion of the Merger, notwithstanding the requisite approval of the Merger Transactions by the shareholders of Golden Ocean and Knightsbridge, as follows:

•	by mutual written agreement of Golden Ocean and Knightsbridge duly authorized by the Golden Ocean Board and the Knightsbridge Board; or

•	by either Golden Ocean or Knightsbridge if the Merger has not occurred on or before March 31, 2015; or

•	by either Golden Ocean or Knightsbridge if there is any applicable law that prohibits or prevents Knightsbridge or Golden Ocean from consummating the Merger and such prohibition will have become final and nonappealable; or

•	by Golden Ocean, upon Knightsbridge’s breach or failure to perform any of its covenants or obligations required, any representation or warranty of Knightsbridge becoming untrue or any other event, change, circumstance, occurrence, effect or state of facts occurs, in each case which breach or failure to perform or to be true or any events, changes, circumstances, occurrences, effects or states of facts, individually or in the aggregate results or would reasonably be expected to result in a material breach and such material breach cannot be or, to the extent curable by Knightsbridge, has not been cured by the earlier of (i) March 31, 2015 and (ii) twenty (20) days after the giving of written notice to Knightsbridge of such breach or failure; or

•

by Knightsbridge upon Golden Ocean’s breach or failure to perform any of its covenants or obligations, any representation or warranty of Golden Ocean becoming untrue or any other event, change, circumstance, occurrence, effect or state of facts occurs, in each case which breach or failure to perform or to be true or any events, changes, circumstances, occurrences, effects or states of facts, individually or in the aggregate results or would reasonably be expected to result in a Material Golden

Ocean Breach and such Material Golden Ocean Breach cannot be or, to the extent curable by Golden Ocean, has not been cured by the earlier of (i) March 31, 2015 or (ii) twenty (20) days after the giving of written notice to Golden Ocean of such breach or failure; or

•	by either Knightsbridge or Golden Ocean if either (i) the Knightsbridge shareholders fail to approve the Merger Transactions, or (ii) the Golden Ocean shareholders fail to approve the Merger Transactions; or

•	by Knightsbridge if the Knightsbridge Board recommends to the shareholders an Acquisition Proposal other than the Merger or resolves to do so or has entered into any letter of intent or similar document or any agreement, contract or commitment accepting an Acquisition Proposal other than the Merger; (ii) a tender offer or exchange offer for 15% or more of the issued and issued and outstanding shares of Knightsbridge is commenced and the Knightsbridge Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders; or (iii) the Knightsbridge Board withdraws, modifies or changes its recommendation of the Merger Transactions in a manner adverse to Golden Ocean; or

•	by Golden Ocean if the Golden Ocean Board recommends to the shareholders another than the Merger or resolves to do so or has entered into any letter of intent or similar document or any agreement, contract or commitment accepting an Acquisition Proposal other than the Merger; (ii) a tender offer or exchange offer for 15% or more of the issued and issued and outstanding shares of Golden Ocean is commenced and the Golden Ocean Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders; or (iii) the Golden Ocean Board withdraws, modifies or changes its recommendation of the Merger Transactions in a manner adverse to Knightsbridge; or

•	by Knightsbridge, upon approval of the Knightsbridge Board, if the Knightsbridge Board determines, in its good faith judgment after consultation with legal counsel, that it is required by its fiduciary duties under applicable law to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; or

•	by Golden Ocean, upon the approval of the Golden Ocean Board, if the Golden Ocean Board determines, in its good faith judgment after consultation with legal counsel, that it is required by its fiduciary duties under applicable law to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal.

For the purposes of the discussion above, “Acquisition Proposal” means any offer, proposal or indication of interest by a third party relating to any transaction or series of transactions involving (i) any acquisition or purchase, direct or indirect, of 50% or more of the consolidated assets of a party and its subsidiaries, assets of a party and/or any of its subsidiaries that represented, individually or in the aggregate, 50% or more of the consolidated net income or revenues of such party for the then most recently completed four quarter period, or 50% or more of any class of equity or voting securities of a party or any one or more of its subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 50% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 50% or more of any class of equity or voting securities of a party or any one or more of its subsidiaries whose assets (or net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 50% or more of the consolidated assets (or of the consolidated net income or revenues for the most recently completed four quarter period) of such party, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving a party or any of its subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 50% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of such party.

For purposes of the discussion above, a “Superior Proposal” means, with respect to each of Golden Ocean and Knightsbridge, a bona fide, unsolicited written Acquisition Proposal that (i) is not subject to any financing condition and for which financing has been fully committed or is on hand or the Golden Ocean Board or Knightsbridge Board, as the case may be, determines in good faith after considering the advice of its financial advisor is reasonably capable of being fully financed, (ii) the Golden Ocean Board or Knightsbridge Board, as the case may be, determines in good faith, after considering the advice of its outside counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the person making the Acquisition Proposal, and (iii) the Knightsbridge Board or Golden Ocean Board, as the case may be, determines in good faith, after considering the advice of its financial advisor, would result in a transaction more favorable, from a financial point of view to the shareholders than the Merger as provided under the Merger Agreement.

General Provisions

Governing Law

The Merger Agreement will be made in and in all respects interpreted, construed and governed by and in accordance with New York law without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York, except to the extent that the law of Bermuda applies to the Merger.

Jurisdiction

Each of Golden Ocean and Knightsbridge has consented to the jurisdiction of any state or federal court sitting in Manhattan in New York City or in the federal Southern District in the state of New York and any appellate court therefrom located in New York, New York.

THE VOTING AGREEMENT

The following is a summary of material terms of the Voting Agreement, including the effects of those provisions. While Knightsbridge and Golden Ocean believe this description covers the material terms of the Voting Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Voting Agreement, which is included as Appendix B to, and are incorporated by reference in, this joint proxy statement/prospectus. We urge you to read the Voting Agreement carefully and in its entirety.

Concurrently with the execution of the Merger Agreement, Knightsbridge and Golden Ocean entered into a voting agreement with Frontline 2012 Ltd., Farahead Investments Inc., Hemen Holding Ltd., Golden Ocean Group Management (Bermuda) Limited, ICB Shipping (Bermuda) Limited, Herman Billung, Birgitte Ringstad Vartdal, Kate Blankenship, Hans Christian Børresen, Hans Petter Aas, Inger M. Klemp (each, a “Shareholder” and collectively, the “Shareholders”) to facilitate the Merger of Golden Ocean with and into Knightsbridge (the “Voting Agreement”).

Agreement to Vote. Pursuant to the Voting Agreement, each of the Shareholders agreed, among other things, to vote the common shares beneficially owned by such Shareholder in favor of the approval of the Merger Transactions; provided that, if in response to a Superior Proposal received by the Knightsbridge Board or the Golden Ocean Board, an Adverse Recommendation Change is made after the date of the Voting Agreement and prior to the Knightsbridge Shareholders’ Meeting or the Golden Ocean Shareholders’ Meeting, as applicable, in accordance with the terms of the Merger Agreement, such Shareholder’s covered shares will not be required to vote in favor of the approval of the Merger Transactions; provided further that such Shareholder will not be required to vote or consent in favor of the Merger Transactions to the extent that the Merger Agreement has been amended in a manner that is materially adverse to the Shareholders.

Prohibition on Transfers. The Shareholders agreed that during the term of the Voting Agreement the Shareholders will not transfer any of the covered shares, beneficial ownership thereof or any other interest therein, unless such transfer is a permitted transfer under the Voting Agreement. Each Shareholder also agreed to comply with certain restrictions on the disposition of such shares, including requiring any transferee of a Shareholder’s shares to assume all of the transferring Shareholder’s obligations in respect of the securities and to be bound by the terms of the Voting Agreement.

Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transactions, or if any share dividend or share distribution is declared, in each case affecting the covered shares and in each case occurring prior to the termination of the Voting Agreement, the terms “existing shares” and “covered shares” will be deemed to refer to and include such share as well as all such share dividends and distributions and any securities of Knightsbridge or Golden Ocean into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Shareholder agreed to promptly notify Knightsbridge and/or Golden Ocean of the number of any new Knightsbridge common shares or Golden Ocean common shares with respect to which beneficial ownership is acquired by such Shareholder, if any, after the date of the Voting Agreement and before the effective time of the Merger. Any such shares will automatically become subject to the terms of the Voting Agreement as covered shares as though owned by the Shareholder as of the date of the Voting Agreement.

No Solicitation. Pursuant to the Voting Agreement, each Shareholder agreed that during the voting period, it will not and will use its reasonable best efforts to cause its covered affiliates and its and their respective representatives not to, take any action that Knightsbridge and Golden Ocean are otherwise prohibited from taking under the Merger Agreement, including (i) soliciting, initiating or knowingly taking any action to facilitate or encourage the submission of any Acquisition Proposal; (ii) entering into or participating in any discussions or negotiations with, furnishing any information relating to Knightsbridge or Golden Ocean or any of their respective subsidiaries, as the case may be, or affording access to the business, properties, assets, books or records of Knightsbridge or Golden Ocean or their respective subsidiaries, as the case may be, to any third party with respect to inquiries regarding an Acquisition Proposal; (iii) failing to make, withdrawing, or modifying or amending, the Knightsbridge or Golden Ocean Board Recommendation, as the case may be; or (iv) approving, endorsing, recommending or entering into (or publicly proposing to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, other than a confidentiality agreement with a third party to whom Knightsbridge or Golden Ocean or their respective subsidiaries, as the case may be, are permitted to provide information.

Termination. The Voting Agreement will terminate upon and have no further force or effect on the earliest to occur of (i) the effective time of the Merger; (ii) the date on which the Merger Agreement has been terminated in accordance with its terms and (iii) the date of any modification, waiver, change or amendment of the Merger Agreement that is materially adverse to the Shareholders. Termination of the Voting Agreement shall not relieve any party from liability for any breach of the Voting Agreement prior to such termination.

Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the Voting Agreement will be paid by the party incurring such costs and expenses.

Governing Law. The Voting Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the applications of the laws of any jurisdiction other than the State of New York, except to the extent that the law of Bermuda is mandatorily applicable to the Merger.

DESCRIPTION OF KNIGHTSBRIDGE SHARE CAPITAL

Purpose

The purposes and powers of Knightsbridge are set forth in Items 6 and 7 of Knightsbridge’s Memorandum of Association and in the Second Schedule of the Companies Act of 1981 of Bermuda, or the Companies Act. These purposes include exploring, drilling, moving, transporting and refining petroleum and hydro-carbon products, including oil and oil products; acquiring, owning, chartering, selling, managing and operating ships and aircraft; the entering into of any guarantee, contract, indemnity or suretyship to assure, support, secure, with or without the consideration or benefit, the performance of any obligations of any person or persons; and the borrowing and raising of money in any currency or currencies to secure or discharge any debt or obligation in any manner.

Knightsbridge’s Bye-Laws

Bermuda law permits the Bye-Laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under Bye-Law 91, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power generally to indemnify directors, alternate directors and officers of the company and any members authorized under Bye-Law 91, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under Bye-Law 91, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Knightsbridge shareholders have no pre-emptive, subscription, redemption, conversion or sinking fund rights. Knightsbridge shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Knightsbridge shareholders have no cumulative voting rights. Knightsbridge shareholders are entitled to dividends if and when they are declared by the Knightsbridge Board, subject to any preferred dividend right of holders of any preferred shares. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-Laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon a liquidation, dissolution or winding up, Knightsbridge shareholders will be entitled under Bermuda law to receive, pro rata, the net assets available after the payment of all of Knightsbridge’s debts and liabilities and any preference amount owed to any preference shareholders. The rights of shareholders, including the right to elect directors, are subject to the rights of any series of preference shares Knightsbridge may issue in the future.

Under the Bye-Laws of Knightsbridge, annual general meetings of shareholders will be held at a time and place selected by the Knightsbridge Board each calendar year. Special general meetings of shareholders may be called by our Board of Directors at any time and, pursuant to Bermuda law, special general meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-Laws, five days’ notice of an annual general meeting or any special general meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law and our Bye-Law 47, accidental failure to give notice will not invalidate proceedings at a meeting. Our Board of Directors may set a Record Date at any time before or after any date on which such notice is dispatched.

Special rights attaching to any class of Knightsbridge shares may be altered or abrogated with the consent in writing of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

The Knightsbridge Bye-Laws do not prohibit a director from being a party to, or otherwise having an interest in, any transaction or arrangement with Knightsbridge or in which Knightsbridge is otherwise interested. The Knightsbridge Bye-Laws provide the Knightsbridge Board the authority to exercise all of the powers of Knightsbridge to borrow money and to mortgage or charge all or any part of our property and assets as collateral security for any debt, liability or obligation. The Knightsbridge directors are not required to retire because of their age, and the Knightsbridge directors are not required to be holders of Knightsbridge common shares. Directors serve for one-year terms, and shall serve until re-elected or until their successors are appointed at the next annual general meeting.

The Knightsbridge Bye-Laws provide that every director, officer and member of a committee constituted under Bye-Law 91, which Knightsbridge refers to collectively as an indemnitee, shall be indemnified out of Knightsbridge funds against all liabilities, loss, damage or expense (including, but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director, officer or committee member, and that such indemnity shall extend to any person acting as a director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always, that the indemnity contained in Bye-Law 124 shall not extend to any matter which would render it void pursuant to the Companies Act. Each indemnitee shall be indemnified out of Knightsbridge funds against all liabilities incurred by such indemnitee in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he is acquitted, or in connection with any application under the Companies Act in which relief from liability is granted to him by the court. In addition, to the extent that any indemnitee is entitled to claim an indemnitee pursuant to our Bye-Laws in respect of amounts paid or discharged by such indemnitee, the relative indemnity shall take effect as our obligation to reimburse the person making such payment or effecting such discharge.

The Knightsbridge Board is proposing to adopt the Amended and Restated Bye-Laws and a comparison of the material differences between the current bye-laws of Knightsbridge and the Amended and Restated Bye-Laws can be found under the section entitled “Comparison of Shareholder Rights.”

Authorized Capitalization

On June 25, 2014, Knightsbridge held a Special General Meeting of its shareholders. At the meeting, the shareholders of Knightsbridge approved a resolution to increase its authorized share capital to $2,000,000.00 divided into 200,000,000 common shares of $0.01 par value. As of the date of this joint proxy statement/prospectus, Knightsbridge has 80,121,550 common shares issued and issued and outstanding.

Share History

Knightsbridge was formed on September 18, 1996 with an authorized share capital of 1,200,000 shares, par value $0.01 per share. In February 1997, upon the exercise by the underwriters of their overallotment option, Knightsbridge offered and sold to the public 16,100,000 common shares at the initial public offering price of $20 per share. Simultaneously with that offering, Knightsbridge sold 1,000,000 common shares in a private placement for the price of $20 per share.

At Knightsbridge’s annual general meeting of shareholders held on September 25, 2009, Knightsbridge shareholders voted to approve an increase in authorized share capital of Knightsbridge from 20,000,000 shares, par value $0.01 per share, to 35,000,000 shares, par value $0.01 per share.

In October 2010, Knightsbridge issued 4,887,500 shares in an underwritten public offering.

In July and October 2010, Knightsbridge purchased two 2010-built Capesize dry bulk carriers, Golden Future and Golden Zhejiang, from Golden Ocean. In connection with these transactions 2,438,199 shares were issued to Golden Ocean. Immediately following these transactions, Knightsbridge had issued and issued and outstanding 24,425,699 shares.

On September 23, 2011, Knightsbridge’s shareholders approved an increase of Knightsbridge’s authorized common shares, par value $0.01, from 35,000,000 to 50,000,000.

In October 2013, Knightsbridge issued 9,000,000 shares in a underwritten public offering.

In April 2014, Knightsbridge purchased five special purpose companies from Frontline 2012, each owning a fuel efficient 180,000 dwt Capesize drybulk carrier newbuilding contracts and one Capesize drybulk carrier built in 2013 from Karpasia Shipping Inc., a company controlled by a trust established by John Fredriksen for the benefit of his immediate family. In connection with this transaction, Knightsbridge issued 18,600,000 common shares and had 49,121,550 common shares issued and outstanding immediately after the closing.

On June 25, 2014, Knightsbridge held a Special General Meeting of the Shareholders. At the meeting, the shareholders of Knightsbridge approved a resolution to increase its authorized share capital to $2,000,000.00 divided into 200,000,000 common shares of $0.01 par value.

In September 2014, in connection with an agreement by and among Knightsbridge and Frontline 2012, Knightsbridge purchased 13 of 25 special purpose companies from Frontline 2012, each owning a drybulk newbuilding contract, and issued 31,000,000 common shares and had 80,121,500 common shares issued and outstanding immediately after the closing. The agreement contemplates a second closing for the remaining 12 special purpose companies and the issuance of another 31,000,000 common shares of Knightsbridge during March 2015.

Common Shares

Each issued and outstanding common share of Knightsbridge entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any issued and outstanding preference shares, holders of common shares are entitled to receive ratably cash dividends, if any, declared by the Knightsbridge Board out of funds legally available for dividends. Upon a Knightsbridge dissolution or liquidation or the sale of all or substantially all of Knightsbridge assets, after payment in full of all amounts required to be paid to creditors and to the holders of preference shares having liquidation preferences, if any, the holders of Knightsbridge common shares will be entitled to receive pro rata the remaining Knightsbridge assets available for distribution. Holders of Knightsbridge common shares do not have conversion, redemption or preemptive rights to subscribe to any Knightsbridge securities. The rights, preferences and privileges of holders of Knightsbridge common shares are subject to the rights of the holders of any preference shares, which we may issue in the future.

COMPARISON OF SHAREHOLDER RIGHTS

General

As a result of the Merger, Golden Ocean shareholders will receive Knightsbridge common shares in exchange for their common shares of Golden Ocean. Knightsbridge and Golden Ocean are incorporated under the laws of the Islands of Bermuda and are subject to the laws of Bermuda, including the Companies Act. The rights of Knightsbridge and Golden Ocean shareholders are governed by Bermuda law and the memoranda of association and bye-laws of Knightsbridge and Golden Ocean, respectively. Following the Merger, the rights of Golden Ocean shareholders who become Knightsbridge shareholders in the Merger will continue to be governed by Bermuda law, in addition to Knightsbridge’s memorandum of association, as currently in effect and as will be in effect at the completion of the Merger, Knightsbridge’s bye-laws, as currently in effect, and the proposed Amended and Restated Bye-Laws that require shareholder approval to be adopted.

The following is a summary comparison of material differences between the rights of a Golden Ocean shareholder, the rights of a Knightsbridge shareholder and the rights of a shareholder of the Combined Company under the Amended and Restated Bye-Laws. This summary is qualified in its entirety by reference to the full text of Knightsbridge’s memorandum of association and bye-laws, both as currently in effect and as will be in effect at the completion of the Merger, Golden Ocean’s memorandum of association and bye-laws, and the full text of the Companies Act and the Amended and Restated Bye-Laws. The form of the Amended and Restated Bye-Laws are included herein as Appendix D and are incorporated by reference in this joint proxy statement/prospectus. We urge to read the Amended and Restated Bye-Laws carefully and in their entirety.

Authorized Share Capital

Golden Ocean

Golden Ocean’s memorandum of association authorizes the issuance of up to 5,000,000,000 common shares, $0.10 par value per share.

Golden Ocean’s bye-laws also authorize the company, as determined by resolution of a majority of votes cast at a general meeting, to attach to Golden Ocean’s undesignated shares such preferred, deferred, qualified or other special rights, privileges, conditions and restrictions. The board of directors, with the approval of a resolution passed by a majority of votes cast at a general meeting, may allot Golden Ocean’s undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the company may not attach any rights or restrictions to Golden Ocean’s undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alteration or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. Additionally, subject to the Companies Act, all or any of the special rights attached to any class of shares may only be altered or abrogated with the consent in writing of the holders of not less than 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of 75% of the votes cast at a separate general meeting of the holders of such shares voting in person or by proxy.

Knightsbridge

Knightsbridge’s memorandum of association authorizes the issuance of up to 200,000,000 common shares, $0.01 par value per share.

Knightsbridge’s bye-laws authorize its board of directors, if the shareholders by a majority vote at a general meeting have not made such determination, to attach to Knightsbridge’s undesignated shares such preferred, deferred, qualified or other special rights, privileges, conditions and restrictions as the board of directors may determine. In such circumstances, the board of directors may allot Knightsbridge’s undesignated shares in more than one series and attach particular rights and restrictions to any such shares by resolution; provided, however, that the board of directors may not attach any rights or restrictions to Knightsbridge’s undesignated shares that would alter or abrogate any of the special rights attached to any other class or series of shares without such sanction as is required for any such alteration or abrogation unless expressly authorized to do so by the rights attaching to or by the terms of the issue of such shares. Additionally, subject to the Companies Act, all or any of the special rights attached to any class of shares may only be altered or abrogated with the consent in writing of the holders of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that the Combined Company’s board of directors may exercise all the powers of the Company to:

(i)	divide the Combined Company’s shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(ii)	consolidate and divide all or any of the Combined Company’s share capital into shares of larger amount than its existing shares;

(iii)	subdivide the Company’s shares, or any of them, into shares of smaller amount than is fixed by the memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

(iv)	make provision for the issue and allotment of shares which do not carry any voting rights.

Subject to the Companies Act, all or any of the special rights attached by the Combined Company’s board of directors to any class of shares may only be altered or abrogated with the consent in writing of the holders of not less than 75% of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. Additionally, the special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares.

The Amended and Restated Bye-Laws also permit the Combined Company to have the option, but not the obligation, to repurchase from any shareholder all fractions of shares, and all holdings of fewer than 100 shares. Such repurchase shall be on such terms and conditions as the Combined Company’s board of directors may determine, provided that in any event, the repurchase price shall be not less than the closing market price per share quoted on the Oslo Stock Exchange or NASDAQ on the effective date of the repurchase.

Voting Rights

Golden Ocean

Each share of Golden Ocean’s common shares is entitled to one vote per share on all matters submitted to a vote of the shareholders. At any annual or special general meeting of shareholders where there is a quorum, a simple majority vote will generally decide any matter, unless a different vote is required by express provision of Golden Ocean’s memorandum of association, bye-laws, or Bermuda law.

Knightsbridge

The holders of Knightsbridge common shares are entitled to one vote per share on each matter requiring the approval of the holders of the common shares. At any annual or special general meeting of shareholders where there is a quorum, a simple majority vote will generally decide any matter, unless a different vote is required by express provision of Knightsbridge’s memorandum of association, bye-laws, or Bermuda law.

Amended and Restated Bye-Laws

The holders of the Combined Company’s common shares will be entitled to one vote per share on each matter requiring the approval of the holders of the common shares. At any annual or special general meeting of shareholders where there is a quorum, a simple majority vote will generally decide any matter, unless a different vote is required by express provision of Knightsbridge’s Amended and Restated Bye-Laws, or Bermuda law.

Board of Directors

Golden Ocean

Golden Ocean’s bye-laws provide that the board of directors must not be less than two members as the company by vote of majority shareholders may from time to time determine at an annual general meeting or a special general meeting called for such purpose. Each director is elected by a majority of votes at the annual meeting of shareholders for a term of one year until the next annual general meeting of shareholders and until a successor is duly elected and qualified or until such director’s resignation or removal. Golden Ocean’s bye-laws do not permit cumulative voting for directors.

Knightsbridge

Knightsbridge’s bye-laws provide that the board of directors shall consist of not less than three members. Knightsbridge shareholders may change the number of directors by the vote of shareholders representing a majority of the total number of votes which may be cast at any annual or special general meeting. Each director is elected at an annual general meeting of shareholders for a term commencing upon election and expiring on the date of the next scheduled annual general meeting of shareholders. Knightsbridge’s bye-laws do not permit cumulative voting for directors.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws will provide that the Combined Company’s board of directors shall consist of not less than two members and shall at all times comprise a majority of directors who are not residents in the United Kingdom or Norway. The Combined Company shareholders may change the number of directors by the vote of shareholders representing a simple majority of the total number of votes which may be cast at any annual or special general meeting, or by written resolution. Each director is elected at an annual general meeting of shareholders for a term commencing upon election and each director shall serve until re-elected or their successors are appointed on the date of the next scheduled annual general meeting of shareholders. The Amended and Restated Bye-Laws do not permit cumulative voting for directors.

Removal of Directors and Vacancies on the Board

Under the Companies Act, any director may be removed, with or without cause, by a vote of the majority of shareholders if the bye-laws so provide. A company may remove a director by specifically convening a special general meeting of the shareholders. The notice of any such special general meeting must be served on the director concerned no less than fourteen (14) days before the special general meeting. The affected director is entitled to be heard at that special general meeting.

Golden Ocean

Golden Ocean’s bye-laws provide that any director may be removed from office with or without cause by the vote of the shareholders representing a majority of the issued and outstanding shares of the corporation entitled to vote at any special general meeting called for such purpose. The notice of any such special general meeting must be served on the director concerned no less than fourteen (14) days before the special general meeting and he or she shall be entitled to be heard at that special general meeting.

Any director vacancy created by the removal of a director from the Golden Ocean Board shall be filled by a majority vote of the shareholders entitled to vote at the special general meeting called for the purpose of removal of that director, or in the absence of such election, by the Golden Ocean Board. The Golden Ocean Board may fill casual vacancies so long as quorum of directors remains in office. Each director elected to the board to fill a vacancy shall serve until the next annual meeting of shareholders and until a successor is duly elected and qualified or until such director’s resignation or removal.

Knightsbridge

Knightsbridge’s bye-laws provide that directors may be removed, with or without cause, by a vote of the shareholders representing a majority of the votes present and entitled to vote at a special general meeting called for that purpose. The notice of any such special general meeting must be served on the director concerned no less than fourteen (14) days before the special general meeting and he or she shall be entitled to be heard at that special general meeting.

Any director vacancy created by the removal of a director from the Knightsbridge Board shall be filled by a majority vote of the shareholders entitled to vote at the special general meeting called for the purpose of removal of that director, or in the absence of such election, by the Knightsbridge Board. The Knightsbridge Board may fill casual vacancies so long as quorum of directors remains in office. Each director elected to the board to fill a vacancy shall serve until the next annual general meeting of shareholders and until a successor is duly elected and qualified or until such director’s resignation or removal.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that directors may be removed, with or without cause, by a vote of the shareholders representing a majority of the votes present and entitled to vote at a special general meeting called for that purpose. The notice of any such special general meeting must be served on the director concerned no less than 14 days before the special general meeting and he or she shall be entitled to be heard at that special general meeting.

Any director vacancy created by the removal of a director from the Combined Company’s board shall be filled by a majority vote of the shareholders entitled to vote at the special general meeting called for the purpose of removal of that director, and any vacancy in the number of directors voted by such removal may be filled at such meeting by the election of another director in the removed director’s place, or in the absence of such election, by the Combined Company’s board of directors. The Combined Company’s board of directors may fill casual vacancies so long as quorum of directors remains in office. Each director elected to the board to fill a vacancy shall serve until the next annual general meeting of shareholders and until a successor is duly elected and qualified or until such director’s resignation or removal.

Quorum and Action by the Board of Directors

Golden Ocean

Golden Ocean’s bye-laws provide that a majority of directors in office constitutes a quorum for the transaction of business and that when a quorum is present, the acts of a majority of the directors present at any board meeting are considered the valid acts of the board of directors, unless otherwise specified by Bermuda law or Golden Ocean’s memorandum of association or bye-laws. Any meeting of the Golden Ocean Board must be held outside Norway and the United Kingdom.

A resolution in writing signed by all directors for the time being entitled to receive notice of a meeting of the board of directors shall be as valid and effectual as a resolution passed at a meeting of the board.

Knightsbridge

Knightsbridge’s bye-laws provide that at any meeting of the board (which must be held outside of the United States), the presence of two directors of the entire board, unless otherwise fixed, constitutes a quorum for the transaction of business and that when a quorum is present, the acts of a majority of the directors present at any meeting shall be the acts of the board of directors, except as may be otherwise specified by Bermuda law or Knightsbridge’s bye-laws.

A resolution in writing signed by all directors for the time being entitled to receive notice of a meeting of the board of directors shall be as valid and effectual as a resolution passed at a meeting of the board.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that at any meeting of the board (which must be held outside of the United Kingdom or Norway), the presence of the majority of the Combined Company’s board, unless otherwise fixed, constitutes a quorum for the transaction of business and that when a quorum is present, the acts of a majority of the directors present at any meeting shall be the acts of the board of directors , except as may be otherwise specified by Bermuda law or the Amended and Restated Bye-Laws. A quorum shall not be present unless a majority of directors present are neither resident in Norway nor physically located or resident in the United Kingdom.

A resolution in writing signed by all directors for the time being entitled to receive notice of a meeting of the board of directors shall be as valid and effectual as a resolution passed at a meeting of the Board.

A meeting of the board or committee appointed by the board shall be deemed to take place at the place where the largest group of participating directors or committee members has assembled or, if no such group exists, at the place where the chairman of the meeting participates. In no event shall the place where the largest group of participating directors or committee members has assembled or, if no such group exists, the place where the chairman of the meeting participates, be located in the United Kingdom. The Board or relevant committee shall use its best endeavors to ensure that any such meeting is not deemed to have been held in Norway, and the fact that one or more directors may be present at such teleconference by virtue of his being physically in Norway shall not deem such meeting to have taken place in Norway.

Duties of Directors and Officers; Limitation of Liability

Under Bermuda law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which reasonably prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors and officers may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.

The Companies Act provides that a company’s bye-laws may include a provision for the elimination or limitation of liability of a director to the corporation or its shareholders for any loss arising or liability attaching to him by virtue of any rule of law in respect to any negligence, default, breach of any duty or breach of trust of which the director may be guilty of; provided that such provision shall not eliminate or limit the liability of a director for any fraud or dishonesty he may be guilty of.

Golden Ocean

Golden Ocean’s bye-laws limit the liability of directors and officers to the fullest extent permitted by the Companies Act.

Knightsbridge

Knightsbridge’s bye-laws limit the liability of directors and officers to the fullest extent permitted by the Companies Act.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws limit the liability of directors and officers to the fullest extent permitted by the Companies Act.

Director and Officer Indemnification

Bermuda law permits the bye-laws of a Bermuda company to contain a provision indemnifying the company’s directors and officers for any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty, save with respect to fraud or dishonesty. Bermuda law also grants companies the power generally to indemnify directors and officers of a company, except in instances of fraud and dishonesty, if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of such company or was serving in a similar capacity for another entity at such company’s request.

Golden Ocean

Golden Ocean’s bye-laws provide that each director, alternate director, officer, member of a committee, if any, resident representative, and his or her heirs, executors or administrators, collectively, indemnitees, will be indemnified and held harmless out of Golden Ocean’s assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or her or by reason of any act done, conceived in or omitted in the conduct of Golden Ocean’s business or in the discharge of his or her duties except in respect of fraud or dishonesty. In addition, each indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such indemnitee’s favor, or in which he or she is acquitted.

Under Golden Ocean’s bye-laws, shareholders have further agreed to waive any claim or right of action they may have at any time against any indemnitee on account of any action taken by such indemnitee or the failure of such indemnitee to take any action in the performance of his or her duties with or for Golden Ocean with the exception of any claims or rights of action arising out of fraud or dishonesty.

Knightsbridge

Knightsbridge’s bye-laws provide for indemnification of its directors and officers out of the funds of Knightsbridge against all liabilities incurred by an officer, director, or committee member in defending any proceeding, whether civil or criminal, in which judgment is given in her or her favor, or in which he or she is acquitted, except in respect of fraud or dishonesty.

Knightsbridge’s bye-laws also provide that the company shall advance the expenses actually and reasonably incurred upon the receipt of an undertaking by or on behalf of the director or officer to repay such advance unless it is ultimately decided such director or officer is entitled to be indemnified.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that each director, alternate director, officer, person or member of a board committee, if any, resident representative, and his or her heirs, executors or administrators, collectively, Indemnitees, will be indemnified and held harmless out of the Combined Company’s assets to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him or her as such director, alternate director, officer, person or committee member or resident representative. The restrictions on liability, indemnities and waivers provided for in the Amended and Restated Bye-Laws do not extend to any matter that would render the same void under the Companies Act. In addition, each Indemnitee shall be indemnified out of the assets of the Company against all liabilities incurred in defending any proceedings, whether civil or criminal, in which judgment is given in such Indemnitee’s favor, or in which he or she is acquitted.

Under the Amended and Restated Bye-Laws, shareholders have further agreed to waive any claim or right of action they may have at any time against any Indemnitee on account of any action taken by such Indemnitee or the failure of such Indemnitee to take any action in the performance of his or her duties with or for the Combined Company with the exception of any claims or rights of action arising out of fraud or dishonesty.

Shareholder Meetings

Under the Companies Act, an annual general meeting of the shareholders shall be held for the election of directors on any date or time as designated by or in the manner provided for in the bye-laws and held at such place within or outside Bermuda as may be designated in the bye-laws. Any other proper business may be transacted at the annual general meeting.

Under the Companies Act, any meeting that is not the annual general meeting is called a special general meeting, and may be called by the board of directors or by such persons as authorized by the corporation’s memorandum of association or bye-laws. Under the Companies Act, holders of one-tenth of a company’s issued common shares may also call special general meetings. At such special general meeting, only business that is related to the purpose set forth in the required notice may be transacted. Additionally, under Bermuda law, a company may, by resolution at a special general meeting, elect to dispense with the holding of an annual general meeting for (a) the year in which it is made and any subsequent year or years; (b) for a specified number of years; or (c) indefinitely.

Under the Companies Act, notice of any general meeting must be given not less than five (5) days before the meeting and shall state the place, date and hour of the meeting and, in the case of a special general meeting, shall also state the purpose of such meeting and the that it is being called at the direction of whoever is calling the meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a general meeting.

Golden Ocean

Annual General Meetings. Golden Ocean’s bye-laws provide that an annual general meeting of its shareholders for the election of the board of directors, and any other business that may properly come before the meeting, shall be at such place, date and time as fixed by the board of directors (except in no event shall any annual general meeting be held in Norway or the United Kingdom) and stated in the notice of such meeting.

Special General Meetings. Golden Ocean’s bye-laws provide that special general meetings of shareholders may be called for any purpose by the board of directors, or by the Board at the written request of not less than ten (10) percent of the voting power of the shareholders entitled to vote at the meeting.

Notice Requirements. Golden Ocean’s bye-laws provide that the Company must give not less than seven (7) days notice before any annual or special general meeting.

Knightsbridge

Annual General Meetings. Knightsbridge’s bye-laws provide that the board of directors may fix the date, time and place of the annual general meeting within or without Bermuda for the election of directors and to transact any other business properly brought before the meeting.

Special General Meetings. Knightsbridge’s bye-laws provide that special general meetings may be called by Knightsbridge’s board of directors and when required by the Companies Act (i.e., by holders of one-tenth of a company’s issued common shares through a written request to the board).

Notice Requirements. Knightsbridge’s bye-laws provide that the Company must give not less than five (5) days notice before any annual or special general meeting.

Amended and Restated Bye-Laws

Annual General Meetings. The Amended and Restated Bye-Laws provide that the board of directors may fix the date, time and place of the annual general meeting within or without Bermuda (but never in the United Kingdom or Norway) for the election of directors and to transact any other business properly brought before the meeting.

Special General Meetings. The Amended and Restated Bye-Laws provide that special general meetings may be called by the board of directors and when required by the Companies Act (i.e., by holders of one-tenth of a company’s issued common shares through a written request to the board).

Notice Requirements. The Amended and Restated Bye-Laws provide that the Combined Company must give not less than five (5) days notice before any annual or special general meeting.

Quorum of Shareholders

Under the Companies Act, where the bye-laws so provide, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied and, where a company has only one shareholder or only one holder of any class of shares, the shareholder present in person or by proxy constitutes a general meeting.

Golden Ocean

Under Golden Ocean’s bye-laws, quorum at annual or special general meetings shall be constituted by one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33-1/3% of the voting rights entitled to be exercised at such annual or special general meeting.

Knightsbridge

Under Knightsbridge’s bye-laws, quorum at annual or special general meetings shall be constituted by one or more shareholders, either present in person or represented by proxy, holding in the aggregate shares carrying 33-1/3% of the total voting rights of Knightsbridge.

Amended and Restated Bye-Laws

Under the Amended and Restated Bye-Laws, quorum at annual or special general meetings shall be constituted by two or more shareholders either present in person or represented by proxy. If the Combined Company only has one shareholder, then one shareholder present in person or proxy shall constitute the necessary quorum.

Shareholder Action Without a Meeting

Under the Companies Act, unless the company’s bye-laws provide otherwise, any action required to or that may be taken at an annual or general meeting can be taken without a meeting if a written consent to such action is signed by the necessary majority of the shareholders entitled to vote with respect thereto.

Golden Ocean

Under Golden Ocean’s bye-laws, except in the case of the removal of auditors and directors, anything which may be done by resolution of the company may, without an annual or special general meeting and without any previous notice being required, be done by resolution in writing, signed by a simple majority of all the shareholders or their proxies.

Knightsbridge

Under Knightsbridge’s bye-laws, except in the case of the removal of auditors and directors, anything which may be done by resolution of the company may, without an annual or special general meeting and without any previous notice being required, be done by resolution in writing, signed by all the shareholders or their proxies.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that, except in the case of the removal of auditors and directors, anything which may be done by resolution of the Combined Company may, without an annual or special general meeting and without any previous notice being required, be done by resolution in writing, signed by a simple majority of all the shareholders or their proxies (or such greater majority required by the Companies Act).

Shareholders’ Rights to Examine Books and Records

Under the Companies Act, any shareholder, during the usual hours of business, may inspect, for a purpose reasonably related to his or her interest as a shareholder, and make copies of extracts from the share register, and minutes of all general meetings.

Amendments to Memorandum of Association

Under Bermuda law, a company may, by resolution passed at an annual or special general meeting of shareholders, alter the provisions of the memorandum of association. An application for alteration can only be made by (i) holders of not less in the aggregate than 20% in par value of a company’s issued share capital, (ii) by holders of not less in the aggregate that 20% of the company’s debentures entitled to object to alterations to the memorandum, or (iii) in the case a company that is limited by guarantee, by not less than 20% of the shareholders.

Variation of Shareholder Rights

Under Bermuda law, if at any time a company has more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, the rights attached to any class of share may be varied with (i) the consent in writing of the holders of 75% in nominal value of the issued shares of that class, or (ii) the sanction of a resolution passed at a separate general meeting of holders of the shares of the class at which a quorum consisting of at least two persons holding or representing of one-third of the issued shares of the relevant class is present.

Golden Ocean

Golden Ocean’s bye-laws may be amended, repealed and adopted by the holders of a majority of all the issued and outstanding shares entitled to vote at any annual or special general meeting at which a quorum is present or represented.

Knightsbridge

A resolution presented at any annual or special general meeting to amend any provision of Knightsbridge’s bye-laws or the memorandum of association must be approved by not less than 66 2/3% of Knightsbridge’s issued and outstanding common shares.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws may be amended from time to time in the manner provided for in the Companies Act.

Vote on Amalgamations, Mergers, Consolidations and Sales of Assets

Under the Companies Act, any plan of merger or amalgamation must be authorized by the resolution of a company’s shareholders and must be approved by a majority vote of three-fourths of those shareholders voting at such special general meeting. Also, it is required that a quorum of two or more persons holding or representing more than one-third (1/3) of the issued and outstanding common shares of the company on the Record Date are in attendance in person or by proxy at such special general meeting.

Golden Ocean

There are no provisions in Golden Ocean’s memorandum of association or bye-laws addressing mergers, consolidations and sales of assets. However, an amalgamation must be approved by a simple majority of the outstanding Golden Ocean common shares.

Knightsbridge

There are no provisions in Knightsbridge’s memorandum of association or bye-laws addressing such matters.

Amended and Restated Bye-Laws

There are no provisions in Knightsbridge’s Amended and Restated Bye-Laws addressing such matters.

Preemptive Rights

Bermuda law does not provide a shareholder with a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Golden Ocean

Holders of Golden Ocean’s common shares currently have no preemptive rights pursuant to Golden Ocean’s memorandum of association and bye-laws.

Knightsbridge

Holders of Knightsbridge’s common shares currently have no preemptive rights pursuant to Knightsbridge’s bye-laws.

Amended and Restated Bye-Laws

Holders of the Combined Company’s common shares will have no preemptive rights pursuant to Knightsbridge’s Amended and Restated Bye-Laws.

Dividends and Other Distributions

Under the Companies Act, a company may, subject to its bye-laws and by resolution of the directors, declare and pay a dividend, or make a distribution out of contributed surplus, provided there are reasonable grounds for believing that after any such payment (a) the company will be solvent and (b) the realizable value of its assets will be greater than its liabilities.

Golden Ocean

Golden Ocean’s bye-laws provide that the board of directors may from time to time declare cash dividends or distributions out of contributed surplus to be paid to shareholders according to their rights and interests.

Knightsbridge

Knightsbridge’s bye-laws provide that the board of directors may declare cash dividend or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests, including such interim dividends as appear to Knightsbridge’s board to be justified by the position of the company.

Amended and Restated Bye-Laws

The Amended and Restated Bye-Laws provide that the Combined Company’s board of directors from time to time may declare cash dividends or distributions out of contributed surplus to be paid to the shareholders according to their rights and interests including such interim dividends as appear to the Combined Company’s board to be justified by the position of the Combined Company.

Appraisal and Dissenters Rights

Under Bermuda law, in the event of an amalgamation or a merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the special general meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. See the section entitled “The Merger—Dissenters’ Rights.”

Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company, or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.

A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the Bermuda company itself. In addition, subject to any limitations that may be contained in the company’s bye-laws, a shareholder may bring a derivative action on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

Golden Ocean

Golden Ocean’s bye-laws contain provisions whereby each shareholder (i) agrees that the liability of Golden Ocean’s officers and directors shall be limited, (ii) agrees to waive any claim such shareholder may have, whether individually or derivatively, against Golden Ocean’s officers and directors in respect to the officer’s and director’s performance of his or her duties, and (iii) agrees to allow Golden Ocean to indemnify and hold harmless the company’s officers and directors in respect of any liability attaching to such officer and director incurred by him or her as an officer or director of the Company. The restrictions on liability, indemnity and waiver do not extend to any liability of an officer or director for fraud or dishonesty.

Knightsbridge

Knightsbridge’s bye-laws contain provisions whereby each shareholder agrees that the liability of Knightsbridge’s officers and directors shall be limited, and further agrees to that Knightsbridge will indemnify and hold harmless its officers and directors in respect to any liability attaching to such officer or director incurred by him or her as an officer or director of Knightsbridge. The restrictions on liability and indemnity do not extend to any liability of an officer or director for fraud or dishonesty.

Amended and Restated Bye-Laws

The Amended and Restated Bye Laws contain provisions whereby each shareholder (i) agrees that the liability of the Combined Company’s officers shall be limited, (ii) agrees to waive any claim or right of action such shareholder might have, whether individually or in the right of the Combined Company, against any director, alternate director, officer, person or member of a committee, resident representative or any of their respective heirs, executors or administrators for any action taken by any such person, or the failure of any such person to take any action, in the performance of his or her duties, or supposed duties, to the Combined Company or otherwise, and (iii) agrees to allow the Combined Company to indemnify and hold harmless the Combined Company’s officers and directors in respect of any liability attaching to such officer and director incurred by him or her as an officer or director of the Combined Company. The restrictions on liability, indemnity and waiver do not extend to any liability of an officer or director for fraud or dishonesty.

Anti-Takeover Provisions

Golden Ocean

Certain provision of Golden Ocean’s memorandum of association and bye-laws may have anti-takeover effects. For example, Golden Ocean’s memorandum of association authorize the issuance of up to 5,000,000,000 common shares, with such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as Golden Ocean by a resolution passed by a simple majority of votes cast at a general meeting of Golden Ocean may determine. In addition, Golden Ocean’s bye-laws do not provide for cumulative voting in the election of directors, which may impede a change of change of the company or the removal of management. Golden Ocean’s bye-laws also provide that the request of at least ten (10) percent of the voting power of the shareholders is required in order for a special general meeting of shareholder to be called at the request of shareholders, which may prevent a shareholder from forcing a special general meeting of shareholders and impede a change of control of the company or the removal of management.

Knightsbridge

Knightsbridge’s memorandum of association and bye-laws contain similar provisions that may have anti-takeover effects, including (1) the authorization of up to 200,000,000 common shares with potential voting powers, designations, preferences and other rights as may be provided for by the board of directors and (2) no provision allowing for cumulative voting in the election of directors. Additionally, as required by the Companies Act, at least ten (10) percent of the issued and outstanding shares entitled to vote are allowed to call for a special general meeting to effectuate change at the company, which may prevent a shareholder from forcing a special general meeting of shareholders and impede a change of control of the company or the removal of management.

Amended and Restated Bye-Laws

The Combined Company will be subject to Knightsbridge’s memorandum of association and the Amended and Restated Bye-Laws, which contain provisions that may have anti-takeover effects, including (1) the authorization of up to 200,000,000 common shares with potential voting powers, designations, preferences and other rights as may be provided for by the Combined Company’s board of directors and (2) no provision allowing for cumulative voting in the election of directors. Additionally, as required by the Companies Act, at least ten (10) percent of the issued and outstanding shares entitled to vote are allowed to call for a special general meeting to effectuate change at the Combined Company, which may prevent a shareholder from forcing a special general meeting of shareholders and impede a change of control of the company or the removal of management.

Shareholder Rights Plans

Knightsbridge, Golden Ocean and the Combined Company do not have, or currently anticipate adopting, a shareholder rights plan.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 20-F of Knightsbridge Shipping Limited for the fiscal year ended 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

The consolidated financial statements of Golden Ocean Group Limited as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers AS is a member of Den norske Revisorforening.

Each of the Appraisers, Nordic Shipping AS, Fearnleys AS, RS Platou ASA, and Arrow Valuations (UK) Ltd., have provided vessel appraisal reports that are described in, and appear in Appendix G to this joint proxy statement/prospectus.

LEGAL MATTERS

Matters relating to United States law will be passed upon for Knightsbridge by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The validity of the common shares and certain other matters relating to Bermuda law will be passed upon for Knightsbridge by MJM Limited, Thistle House 4 Burnaby Street, Hamilton HM 11, Bermuda.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, the Knightsbridge Board and the Golden Ocean Board know of no matters that will be presented for consideration at the Special General Meetings other than as described in this joint proxy statement/prospectus. If any other matters properly come before the Knightsbridge shareholders or the Golden Ocean shareholders at the Special General Meetings, or any adjournment or postponement of the meetings, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Knightsbridge Board and the Golden Ocean Board.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, Knightsbridge filed a registration statement relating to the securities offered by this joint proxy statement/prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

Knightsbridge files annual and special reports with the Commission. You may read and copy any document that Knightsbridge files and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about Knightsbridge is available on our website at http://www.knightsbridgeshipping.com. The information on the Knightsbridge website does not constitute a part of this prospectus.

Information Incorporated by Reference

The Commission allows Knightsbridge to “incorporate by reference” information that Knightsbridge files with the Commission. This means that Knightsbridge can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that Knightsbridge files later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

Knightsbridge incorporates by reference the documents listed below made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•	Exhibit 99.2 of our Report on Form 6-K, which was furnished to the Commission on November 28, 2014, which contains our unaudited condensed more recent published results for the third quarter and nine months ended September 30, 2014;

•	Our Report on Form 6-K, which was furnished to the Commission on November 14, 2014, which contains our unaudited condensed interim financial statements for the three and six months ended June 30, 2014; and

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on March 6, 2014, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

You may request a free copy of the above mentioned filing or any subsequent filing Knightsbridge incorporated by reference to this prospectus by writing or telephoning us at the following address:

Knightsbridge Shipping Limited

Attn: Georgina Sousa

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

1 (441) 295-6935

If you would like to request documents, please do so by March 12, 2015 to receive them before the Special General Meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Neither Knightsbridge nor Golden Ocean has authorized anyone to give any information or make any representation about the Merger that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated by reference in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Condensed Interim financial information of Golden Ocean Group Limited

Second Quarter 2014

Golden Ocean Group Limited

Consolidated Comprehensive Income Statement

(in thousands of $, except per share data which are in $)

Operating revenue	Notes	2014 Apr-Jun Unaudited	2013 Apr-Jun Unaudited	2014 Jan-Jun Unaudited	2013 Jan-Jun Unaudited
Time charter and voyage charter revenues		67,190	74,458	140,995	128,632
Other operating revenue	3	5,610	30,249	6,000	30,508

Total operating revenue		72,800	104,707	146,995	159,139

Operating expenses
Voyage expenses and commission		21,842	21,758	44,101	34,576
Vessel operating expenses		14,308	10,734	26,345	21,870
Charter hire expenses		13,206	17,755	30,941	26,354
Administrative expenses		2,788	3,561	5,571	6,617
Depreciation	7,8	12,186	9,643	22,518	18,819

Total operating expenses		64,329	63,452	129,477	108,236

Other gain (losses) net
Share of income from associates and Joint Ventures	12	1,020	180	1,423	583
Other gains (losses) net	4	1,503	(1,622)	10,460	(215)

Total other gains (losses) net		2,523	(1,442)	11,883	368

Operating profit (toss)		10,994	39,813	29,401	51,271

Interest income		412	231	595	516
Interest expense	5	(8,283)	(4,691)	(15,408)	(9,354)
Other financial items	6	(2,097)	8,141	(3,414)	7,828

Total net financial items		(9,968)	3,681	(18,228)	(1,010)

Profit before income tax		1,026	43,494	11,173	50,261

Income tax		(40)	(50)	(75)	(85)

Profit for the period		986	43,444	11,098	50,176

Other comprehensive income:
Items that may be subsequently reclassified to profit or loss
Changes in fair value of available-for-sale financial assets	15	296	1,191	(300)	1,191
Recycling of changes in fair value of sold available-for-sale financial assets	15	(1,138)		(1,138)
Currency translation differences		(5)	—	(5)	—

Total comprehensive income for the period		139	44,635	9,655	51,367

Profit/(loss) attributable to:
- Owners of the parent		1,267	43,613	11,494	50,397
- Non-controlling interests		(281)	(169)	(396)	(221)

Profit/(loss) for the period		986	43,444	11,098	50,176
Comprehensive income (loss) attributable to:
Owners of the parent		420	44,804	10,051	51,588
Non-controlling interests		(281)	(169)	(396)	(221)

Total comprehensive income (loss) for the period		139	44,635	9,655	51,367

Basic and diluted earnings per share		$0.0	$0.10	$0.03	$0.11

See accompanying notes that are an integral part of these financial statements

Golden Ocean Group Limited

Consolidated Balance Sheet

(in thousands of $)	Notes	2014 June 30 Unaudited	2013 Dec 31
ASSETS
Non current assets
Vessels and equipment	7	833,370	667,788
Vessels held under finance leases	8	126,145	130,795
Vessels under construction	9	26,694	16,144
Other long term receivables	11	8,883	8,588
Available-for-sale financial assets	15	15,478	16,916
Derivative financial instruments	14	3,411	2,735
Installments on cancelled newbuildings	24	—	192,976
Investment in associated companies and Joint Ventures	12	9,937	17,419

Total non-current assets		1,023,918	1,053,361
Current assets
Inventories		11,331	10,775
Trade and other receivables	11	25,931	25,495
Refundable installments on cancelled newbuildings	24	149,477	—
Restricted deposit	10	6,107	4,960
Cash and cash equivalents	10	127,228	93,881

Total current assets		320,075	135,110

Total assets		1,343,993	1,188,471

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital		44,731	44,726
Additional paid in capital		99,187	99,156
Other reserves		50,137	23,466
Retained earnings		442,772	453,434

		636,827	620,782
Non-controlling interests		212	1,108

Total Equity		637,039	621,890

Non-Current Liabilities
Long term debt	16,17	492,094	362,805
Obligations under finance leases	18	107,174	110,416
Other long term liabilities		1,753	1,903

Total non-current liabilities		601,021	475,124

Current Liabilities
Long-term debt—current portion	16	66,144	41,214
Obligations under finance leases—current portion	18	7,195	7,370
Amount due to related parties		534	1,216
Trade payables and other current liabilities	19	32,059	41,656

Total current liabilities		105,933	91,456

Total liabilities and shareholders’ equity		1,343,993	1,188,471

See accompanying notes that are an integral part of these financial statements

Golden Ocean Group Limited

Consolidated Cash Flow Statement

(in thousands of $)		2014	2013
	Notes	Jan-Jun	Jan-Jun
		Unaudited	Unaudited
OPERATING ACTIVITIES
Profit for the period		11,098	50,176
Adjustments for:
Share based payment		260	684
Stock options paid in cash		(54)	—
Gain on sale and Impairment of available-for-sale financial assets		(1,364)	—
Share of (profit) loss from associates and Joint Ventures	12	(7,621)	(583)
Gain from refundable installments on cancelled newbuildings		(10,537)	—
Interest expensed		10,870	4,917
Interest income		(595)	(516)
Depreciation	7,8	22,518	18,821
Amortisation of deferred charges		678	300
Foreign currency gain (losses)	7,9	104	85
Imputed interest on other long term receivables		(295)	(275)
Net change in:
Amount due to related parties		(682)	(702)
Derivative financial instrument	14	5,205	(7,786)
Trade and other receivables	11	(436)	(14,470)
Inventories		(556)	(8,684)
Trade payables and other current liabilities	19	(5,379)	6,467

Net cash provided by operating activities		23,214	48,434
INVESTING ACTIVITIES
Changes in restricted cash		(1,146)	(346)
Interest received		595	516
Payments on vessels	7,9	(151,425)	(40,435)
Capitalised docking and periodic maintenance		(9,766)	—
Investment in Joint Venture	12	—	(18,250)
Proceeds from cancelled newbuildings		56,233	—
Sale of available-for-sale financial assets		1,364	—

Net cash provided by (used in) investing activities		(104,145)	(58,515)
FINANCING ACTIVITIES
Payment of financing charges		(3,647)	(601)
Payment of interest		(6,267)	(4,852)
Payment of interest swaps		(5,881)	(1,931)
Repayment of obligations under finance leases		(3,417)	(3,204)
Repayment of long term debt		(39,188)	(26,612)
Proceeds from long term debt		—	24,017
Proceeds from issue of new shares		36	—
Payment of dividends		(27,357)	—
Proceeds from Convertible bonds		200,000	—

Net cash (used in) provided by financing activities		114,279	(13,183)
Net change in cash and cash equivalents		33,347	(23,264)
Cash and cash equivalents at beginning of period		93,881	104,359

Cash and cash equivalents at end of period	10	127,228	81,095

Golden Ocean Group Limited

Consolidated Statement of Changes in Equity

Total Attributable to equity holders of the parent

(in thousands of $)	Share Capital	Additional Paid in Capital	Other Reserves	Retained Earnings	Total	Non- Controlling Interests	Total Equity
Balance of January 1, 2013	44,726	99,156	16,550	377,372	537,805	491	538,296
Comprehensive income for the period	—	—	1,191	50,397	51,588	(221)	51,367
Value of services under stock options scheme	—	—		684	684		684

Balance at June 30, 2013	44,726	99,156	17,741	428,453	590,076	270	590,346

Balance at January 1, 2014	44,726	99,156	23,466	453,434	620,782	1,108	621,890

Comprehensive income for the period	—	—	(1,443)	11,494	10,050	(396)	9,655
Equity portion Convertible Bond	—	—	28,115	—	28,115	—	28,115
Issue of new share capital	5	31	—	—	36	21	57
Dividends and related tax	—	—	—	(22,363)	(22,363)	(521)	(22,884)
Value of services under stock options scheme	—	—	—	260	260	—	260
Stock option paid in cash	—	—	—	(54)	(54)	—	(54)

Balance at June 30, 2014	44,731	99,187	50,137	442,772	636,827	212	637,039

1. ACCOUNTING PRINCIPLES

The condensed interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. A full description of the accounting principles used in preparing the consolidated financial statements for Golden Ocean Group Ltd. is included in note 2 in the annual report for 2013. The annual consolidated financial statements are prepared in accordance with IFRS as approved by IASB. There have been no changes in the accounting principles in 2014 compared to 2013.

2. ESTIMATES, JUDGEMENTS AND ASSUMPTIONS

Preparation of the interim financial statements in accordance with IFRS implies use of estimates, which are based on judgments and assumptions that affect the application of accounting principles and the reported amounts of assets, liabilities, revenues and expenses. Actual amounts might differ from such estimates. Other than in the case of the item described below, there were no significant changes to the estimates and judgments made in these interim financial statements compared to the previous annual financial statements.

Refundable installments on cancelled newbuildings

Based on the outcome of the arbitration on the installments for the nine cancelled newbuilding contracts there has been a reclassification of these assets from nonfinancial to financial. The receivables are initially measured at fair value upon the change in classification but do not include interest on the two contracts where the Company was not awarded interest by the court. The Company continues to believe that its appeal to receive interest on all contracts will succeed, however the right to these amounts is not considered virtually certain based on the initial adverse ruling. Had the group judged that it was virtually certain that it had a right to refund of interest for these two contracts where interest was not initially awarded, the value of the financial assets would have been $157.7 million compared to the financial asset of $149.5m that was recorded at June 2014 and resulted in $8.2 million higher pre-tax profits for the second quarter 2014. The denial of interest for these two cancelled contracts be appealed in front of the High Court in London in November this year.

3. OTHER REVENUE

(in thousands of $)	2014 Apr-Jun	2013 Apr-Jun	2014 Jan-Jun	2013 Jan-Jun
Management fee revenues	280	249	671	508
Other revenues	5,329	30,000	5,329	30,000

Total other revenue	5,609	30,249	6,000	30,508

Other revenue of $5.3 million is related to compensation for a default on a charter contract received in the second quarter of 2014. Other revenues of $ 30.0 million in second quarter 2013 relates to a settlement from a 2010 claim from a Company for non-performance of a long term charter party.

4. OTHER GAINS (LOSSES) NET

(in thousands of $)	2014 Apr-Jun	2013 Apr-Jun	2014 Jan-Jun	2013 Jan-Jun
Gain (loss) on Forward freight agreements	(8,461)	(850)	(6,235)	281
Gain (loss) on bunkers derivatives	44	(772)	(40)	(496)
Gain from refundable installments on cancelled newbuildings	10,537	—	10,537	—
Gain from purchase of Shares in Joint Venture	—	—	6,198	—

Total other gains (losses) net	2,120	(1,622)	10,460	(215)

The refundable installments on cancelled newbuildings have been reclassified from a non – financial asset to a financial asset based on the outcome of the arbitration in the second quarter. The asset has been measured at fair value when initially recognised in the second quarter and thereafter measured at amortised cost. The fair value was determined based upon the estimated cash to be received as a result of the outcome of the arbitration. There has been recognised a total net gain of $7.5 million for the period January 2014 to June 2014 on the remaining refundable installments. Furthermore the company has received final settlement of two contracts resulting in a gain of $3.0 million.

5. INTEREST EXPENSE

(in thousands of $)	2014 Apr-Jun	2013 Apr-Jun	2014 Jan-Jun	2013 Jan-Jun
Interest on bank overdrafts and loans	7,686	3,273	13,158	6,371
Interest on obligations under finance leases	1,914	2,068	3,860	4,137
Total interest expense	9,600	5,341	17,018	10,508
Less amounts included in the cost of qualifying assets	(1,318)	(649)	(1,610)	(1,154)

Net interest expense	8,282	4,692	15,408	9,354

6. OTHER FINANCIAL ITEMS

(in thousands of $)	2014 Apr-Jun	2013 Apr-Jun	2014 Jan-Jun	2013 Jan-Jun
Interest swap	(3,396)	8,193	(5,108)	7,955
Dividend received	—		325	—
Foreign currency gain! (losses)	(43)	(19)	(104)	(85)
Other financial items	1,342	(33)	1,473	(42)

Total other financial items	(2,097)	8,141	(3,414)	7,828

Total interest rate swap loss in the second quarter was $3.4 million compare to a gain of $8.2 million same quarter previous year. Total interest rate swap loss for the period from January to June 2014 was $5.1 million compare to a gain of 8.0 million for the same period previous year. The Company received dividend from Greenship Bulk Trust in the first quarter of 2014. The Company sold 55,000 shares in Korea Line Corporation in the second quarter. A related gain of $1.3 million is reported as other financial items.

7. VESSELS AND EQUIPMENT

Vessel	Built	DWT	Flag
Channel Alliance	1996	171,978	Hong Kong
Channel Navigator	1997	172,058	Hong Kong
Golden Saguenay	2008	75,500	Hong Kong
Golden Opportunity	2008	75,500	Hong Kong
Golden Ice	2008	75,845	Hong Kong
Golden Feng	2009	170,500	Marshall Islands
Golden Strength	2009	75,745	Hong Kong
Golden Shui	2009	170,500	Marshall Islands
Golden Beijing	2010	176,000	Hong Kong
Golden Eminence	2010	79,447	Hong Kong
Golden Empress	2010	79,600	Hong Kong
Golden Endeavour	2010	79,600	Hong Kong
Golden Endurer	2011	79,600	Hong Kong
Golden Enterprise	2011	79,471	Hong Kong
Golden Zhoushan	2011	175,834	Hong Kong
Golden Suek	2011	74,500	Hong Kong
Golden Bull	2012	74,500	Hong Kong
Golden Brilliant	2013	74,500	Hong Kong
Golden Pearl	2013	74,187	Hong Kong
Golden Diamond	2013	74,187	Hong Kong
Golden Magnum	2009	179,788	Hong Kong
Golden Daisy	2012	81,507	Marshall Islands
Golden Ginger	2012	81,487	Marshall Islands
Golden Rose	2012	81,585	Marshall Islands
Golden Ruby	2013	74,500	Hong Kong

(in thousands of $)	Vessels	Docking and periodic maintenance	Fixtures and Equipment	Total
Cost:
At January 1, 2013	768,452	7,482	486	776,420
Additions	51,803	3,486	10	55,299
Transferred from vessels under construction (note 9)	29,214	1,000		30,214

At December 31, 2013	849,469	11,968	496	861,932

At January 1, 2014	849,469	11,968	496	861,932
Additions	173,660	9,743	25	183,428

At June 30, 2014	1,023,129	21,711	521	1,045,360

Accumulated depreciation and impairment:
At January 1, 2013	161,414	3,081	408	164,903
Depreciation	27,192	2,025	25	29,241

At December 31, 2013	188,606	5,106	433	194,144

At January 1, 2014	188,606	5,106	433	194,144
Depreciation	15,519	2,310	17	17,846

At June 30, 2014	204,125	7,416	450	211,990

Carrying amount:
At June 30, 2014	819,004	14,295	71	833,370

At December 31, 2013	660,863	6,862	63	667,788

8. VESSELS HELD UNDER FINANCE LEASES

The Group has the following vessels on financial lease at June 30, 2014.

Vessel	Built	DWT	Flag
Golden Lyderhorn	1999	74,242	Hong Kong
Ocean Minerva	2007	75,698	Panama
Golden Heiwa	2007	76,662	Panama
Golden Eclipse	2010	79,600	Hong Kong

(in thousands of $)
Cost:
At January 1, 2013	176,159

At December 31, 2013	176,159

At January 1, 2014	176,159
Additions	22

At June 30, 2014	176,181

Accumulated depreciation:
At January 1, 2013	35,942
Depreciation	9,422

At December 31, 2013	45,364

At January 1, 2014	45,364
Depreciation	4,672

At June 30, 2014	50,037

Carrying amount:
At June 30, 2014	126,145

At December 31, 2013	130,795

Vessels held under finance lease are depreciated on the same basis as owned vessels.

9. VESSELS UNDER CONSTRUCTION

(in thousands of $)
At January 1, 2013	116,082
Additions	22,288
Transferred to installments on cancelled newbuildings	(92,012)
Transferred to vessels and equipment (note 7)	(30,214)

At December 31, 2013	16,144

At January 1, 2014	16,144

Additions	10,550

At June 30, 2014	26,694
Additions include instalments, interest and supervision on newbuildings.

10. CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSIT

(in thousands of $)	2014 JUNE	2013 DECEMBER
Cash at bank and in hand	64,728	81,381
Short-term deposits	62,500	12,500

Cash and cash equivalents	127,228	93,881
Restricted deposit	6,107	4,960

Cash and cash equivalents and restricted deposit	133,335	98,841

11. TRADE AND OTHER RECEIVABLES

(in thousands of $)	2014 JUNE	2013 DECEMBER
Trade receivables, net	5,996	7,343
Other receivables	23,222	15,867
Prepayments	5,596	10,873

	34,814	34,083

Less non-current portion: other receivables	(8,883)	(8,588)

Current portion	25,931	25,495

12. INVESTMENT IN ASSOCIATED COMPANIES AND JOINT VENTURES

(in thousands of $) Ownership	UFC Golden 50%	Magnum Inc. 50%	Golden Opus Inc. 50%	Golden Azalea Inc. 50%	Seateam Management 25%	Totals
At 1 January, 2013	1,248	—	—	—	—	1,248
Additions	—	6,350	6,924	6,400	—	19,674
Disposals/Dividends	—	—	—	(7,653)	—	(7,653)
Share of income	673	834	1,276	1,253	114	4,150

At 31 December, 2013	1,921	7,184	8,200	—	114	17,419

At 1 January, 2014	1,921	7,184	8,200	—	114	17,419

Disposals/Dividends	(1,500)	(1,055)	—		—	(2,555)
Transfer to investment in subsidiaries		(6,350)	—		—	(6,350)
Share of income	739	221	463	—	—	1,423

At 30 June, 2014	1,160	—	8,663	—	114	9,937

The figures reflect the Group’s investment in the above companies.

(in thousands of $) Ownership	UFC 50%	Golden Magnum Inc. 50%	Golden Opus Inc. 50%	Seateam Management 25%	Totals
At June 30, 2014
Current assets
Cash and cash equivalents	3,070	—	3,422	—	6,492
Other current assets	1,580	—	2,246	456	4,282

Total current assets	4,650	—	5,668	456	10,774
Current liabilities				—
Financial liabilities	—	—	458	—	458
Other current liabilities	2,330	—	622	—	2,952

Total current liabilities	2,330	—	1,080	—	3,410
Non-current assets
Assets	—	—	33,025	—	33,025

Total non-current assets	—	—	33,025	—	33,025
Non-current liabilities
Financial liabilities	—	—	20,287	—	20,287

Total non-current liabilities	—	—	20,287	—	20,287

Net total assets	2,320	—	17,326	456	20,102

(in thousands of $) Ownership	UFC 50%	Golden Magnum Inc. 50%	Golden Opus Inc. 50%	Seateam Management 25%	Totals
At December 31, 2013
Current assets
Cash and cash equivalents	3,606	804	—	—	4,410
Other current assets	1,848	4,586	4,845	456	11,735

Total current assets	5,454	5,390	4,845	456	16,145
Current liabilities
Financial liabilities	—	952	458	—	1,410
Other current liabilities	1,612	1,077	295		2,984

Total current liabilities	1,612	2,029	753	—	4,394
Non-current assets
Assets	—	33,310	33,630	—	66,940

Total non-current assets	—	33,310	33,630	—
Non-current liabilities
Financial liabilities	—	22,303	21,322	—	43,625

Total non-current liabilities	—	22,303	21,322	—	43,625

Net total assets	3,842	14,368	16,400	456	35,066

The tables above reflect the total assets and liability for the Group’s JV/associated companies.

The Group bought the remaining 50% of Golden Magnum Inc. in the first quarter of 2014 and it is now considered as a fully owned subsidiary where all assets and liability are consolidated into the Group’s financial statement.

13. ACQUISITIONS

During March 2014, the Company acquired the 50% outstanding shares in Golden Magnum Inc. for $ 13.6 million from the other joint venture partner. The acquisition resulted in a holding gain on the existing 50% share of 6.2 million, which has been included in other gains in profit and loss in the first quarter of 2014.

The shares were acquired by $13.6 million in cash which is also considered to be the fair value of the consideration.

The fair value of the assets and liabilities in Golden Magnum Inc. were as follows at the acquisition date.

(in thousands of $)	2014 MARCH 12
Non current assets
Vessel and equipment	45,500
Total non-current assets	45,500

Current assets
Cash and cash equivalents	1,512
Other current assets	4,014
Total current assets	5,526
Total assets	51,026

Non current liabilities	22,326
Long term debt	22,326
Total non-current liabilities
Current liabilities
Long term debt—current portion	952
Other current liabilities	548
Total current liabilities	1,500
Total liabilities	23,826

Total identifiable net assets	27,200

The investment was transferred from investment in joint ventures to investments in subsidiaries as a wholly owned subsidiary and consolidated from the same date.

Since the acquisition date the Group has included $ 2.9 million in revenues and $ 0.7 million in profit and loss for the period ended June 30, 2014. Had the acquisition occurred as of the beginning of the year, the revenue reported for the combined entity would have been $4.5 million and profit and loss $ 1.1 million.

14. DERIVATIVE FINANCIAL INSTRUMENTS

(in thousands of $)	2014 JUNE	2013 DECEMBER
Interest derivatives	3,339	2,566
Bunkers derivatives	72	169

Derivative financial instruments	3,411	2,735

15. AVAILABLE-FOR-SALE FINANCIAL ASSETS

(in thousands of $)	2014 JUNE	2013 DECEMBER
At 1 January, 2014	16,916	—
Additions	—	10,000
Changes in fair value of available-for-sale financial assets	(300)	7,255
Recycling of changes in fair value of sold available-for-sale financial assets	(1,138)	(339)

At 30 June, 2014	15,478	16,916

(in thousands of $)	2014 JUNE	2013 DECEMBER
Listed Equity securities:
Korea Line Corporation—Asia	2,667	4,166
Knightsbridge Tankers Limited—US	167	107
Unlisted Equity securities:
Greenship Bulk Trust—Europe	12,644	12,644

Total available for sale-financial assets	15,478	16,916

(in thousands of $)	2014 JUNE	2013 DECEMBER
Currencies:
NOK (Norwegian kroner)	12,644	12,644
KRW (Korean Won)	2,667	4,166
US dollar	167	107

Total available for sale-financial assets	15,478	16,916

16. LONG-TERM DEBT

(in thousands of $)	2014 JUNE	2013 DECEMBER
Within one year	66,144	41,214
Between one and two years	151,013	120,651
Between two and five years	347,925	180,172
After five years	—	67,373

Total debt	565,082	409,410

Current portion	(66,144)	(41,214)

Long-term debt, nominal value	498,938	368,196

Value of sellers credit	(774)	(1,029)
Deferred transaction costs	(6,070)	(4,362)

Long-term debt, net	492,094	362,805

All debt is secured by mortgages over sailing vessels and vessels under construction.

All debt related to the cancelled newbuildings has been classified as short term debt as it falls due following the final arbitration award.

(in thousands of $)	2014 JUNE	2013 DECEMBER
Non-current
Bank borrowings and sellers credit	315,281	362,805
Convertible Bond	176,813	—
Finance lease liabilities	107,174	110,416

	599,268	473,221

Current
Bank borrowings and sellers credit	66,144	41,214
Finance lease liabilities	7,195	7,370

	73,339	48,584

Total borrowings	672,607	521,805

All debt is denominated in US Dollars and the bank debt has an interest rate at LIBOR plus a fixed margin of an average of 2.70 percent. The interest rate is mainly repriced on a monthly basis, while some facilities are repriced on a quarterly basis. The Convertible bond debt ($ 200 million) has a fixed coupon of 3.07% p.a.

17. CONVERTIBLE BOND

During January 2014 the company issued a $ 200 million 3.07% senior unsecured convertible bonds due 2019, with a conversion price of $ 2.86. The bond was separated into a liability and equity component upon initial recognition of the instrument. $ 171.4 million is estimated to be the fair value of the liability component and is recorded as the initial carrying amount of the liability. The residual value of $ 28.1 million is recognised as an equity component.

(in thousands of $)	Carrying value JUNE	Fair Value JUNE
Convertible bond	178,813	185,750

The fair value of the convertible bonds is based on market prices on OTC market in Oslo at June 30, 2014.

The fair values are within level 2 of the fair value hierarchy.

18. OBLIGATIONS UNDER FINANCE LEASE

	Within one year		2-5 years		6-10 years		Total
(in thousands of $)	6/30/2014	12/31/2013	6/30/2014	12/31/2013	6/30/2014	12/31/2013	6/30/2014	12/31/2013
Minimum Lease Payments
Interest	7,349	7,501	27,894	28,652	1,880	4,609	37,123	40,762
Purchase option	—		55,017	55,017	33,550	33,550	88,567	88,567
Instalments	7,195	7,370	17,327	18,852	1,280	2,996	25,802	29,218

Total Minimum Lease	14,544	14,871	100,238	102,521	36,710	41,155	151,492	158,547
Less interest							(37,123)	(40,762)
Present Value of Lease Obligations							114,369	117,785
Current portion							7,195	7,370
Non-current portion							107,174	110,416

The Group has recorded finance leases on four vessels at June 30, 2014 (and 2013).The Group has purchase options and the exercise price of the option changes based upon the date the option is exercised.

The table below lays out the approximate latest exercisable dates and purchase option amounts based on the date the purchase options are calculated to be exercisable, and the first lease renewal date.

(in thousands of $)	Purchase option exercisable date	Purchase option amount	Lease renewal date
Golden Lyderhorn	September 2016	11,500	September 2016
Ocean Minerva	January 2018	21,052	January 2015
Golden Heiwa	March 2017	22,465	March 2015
Golden Eclipse	April 2020	33,550	April 2020

The purchase option exercise prices at the final exercise date for Ocean Minerva and Golden Heiwa are denominated in JPY, and are JPY1.64 billion and JPY1.75 billion respectively.

All lease payments are denominated in US Dollars. The Group’s finance lease obligations are secured by the lessor’s title to the leased assets.

19. TRADE PAYABLES AND OTHER CURRENT LIABILITIES

(in thousands of $)	2014 JUNE	2013 DECEMBER
Trade payables	5,305	1,512
Accruals	11,002	6,273
Deferred revenue	14,057	27,540
Other current liabilities	1,695	6,331

Total	32,059	41,656

Deferred revenue relates to time charter revenue received in advance for future periods.

The Company received $14.1 million dollars as income in advance during the fourth quarter of 2013. The amount relates to prepaid hire for 1 year for three vessels.

20. CAPITAL COMMITMENTS

(in thousands of $)	Within one year		2-5 years		Total
	6/30/2014	12/31/2013	6/30/2014	12/31/2013	6/30/2014	12/31/2013
Vessels under construction	114,839	23,511	69,862	171,764	184,701	195,275

Total	114,839	23,511	69,862	171,764	184,701	195,275

Five of the Supramax vessels are expected to be delivered during first half of 2015 while the remaining three are expected to be delivered during first half of 2016.

21. OPERATING LEASES

Rental expense

The future minimum rental payments under the Group’s non-cancellable operating leases as of June 30, 2014 are as follows:

(in thousands of $) .	2014 JUNE	2013 DECEMBER
Within one year	6,571	25,099
In the second to fifth years	581	17,351

Total minimum lease payments	7,151	42,450

Total rental expense for the second quarter of 2014 for operating leases was $13.2 million (Second quarter 2013:$17.8 million). Total rental expense for the period from January to June 2014 was $30.9 million (same period 2013: $26.4 million)

Rental income

The minimum future revenue payments (including owned vessels) to be received under the Group’s non-cancellable operating leases as of June 30, 2014 are as follows:

(in thousands of $)	2014 JUNE	2013 DECEMBER
Within one year	74,274	67,251
In the second to fifth years	165,165	164,207
Later than five years	38,997	55,918

Total minimum lease revenue	278,436	287,376

Total rental income from operating leases was $67.2 million in the second quarter of 2014 (Second quarter 2013:$74.5 million). Total rental income for the period from January to June 2014 was $141.0 million (same period 2013: $128.7 million)

22. FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Financial Risk

Through its activities the Group is exposed to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group makes use of derivative financial instruments such as foreign exchange forward contracts and interest rate swaps to moderate certain risk exposures.

Fair value estimation

The following table presents the Group’s assets and liabilities that are measured at fair value at June 30, 2014:

(in thousands of $)	Level 1	Level 2	Total
At June 30, 2014
Assets
Available-for-sale financial assets	2,834	12,644	15,478
Derivative financial instruments (interest swap)	—	3,411	3,411

Total assets	2,834	16,055	18,889

(in thousands of $)	Level 1	Level 2	Total
At December 31, 2013
Assets
Available-for-sale financial assets	4,272	12,644	16,916
Derivative financial instruments (interest swap)	—	2,735	2,735

Total assets	4,272	15,379	19,651

Level 1 is the fair value of financial instruments traded in active markets based on quoted market prices at the balance sheet date. Level 2 is defined as inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). The fair value of financial instruments that are not traded in an active (for example, over the counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Valuation techniques used to derive Level 2 fair values.

Level 2 trading and hedging derivatives comprise forward foreign exchange contracts and interest rate swaps. Fair value of interest rates are set by the bank by using the discounted value of each contract where they use the forward curve for the relevant remaining period as benchmark towards the fixed rates. The values of the units in available-for-sale financial assets are set to market value at the end of the relevant period when the company is listed on the OTC market in Oslo (less liquid than in level 1 requirement).

All open positions on Fuel Derivatives are benchmarked by the banks (our counterpart) against the relevant forward curve for the relevant products and periods that are open.

Fair value of financial assets and liabilities measured at amortised cost.

The fair value of borrowings, trade and other receivables, other current financial assets, cash and cash equivalents (excluding bank overdrafts), and trade and other payables approximate their carrying amount.

23. SHARE BASED PAYMENTS

Details of the share options outstanding during the quarter are as follows:

	2014 JUNE		2013 DECEMBER
	Number of share options	Weighted average exercise price USD	Number of share options	Weighted average exercise price USD
At the beginning of the year	4,945,000	0,81	5,000,000	0,91
Exercised year to date	(90,000)		(55,000)

Outstanding	4,855,000	0,76	4,945,000	0,81

Exercisable	1,480,000	0,93	1,570,000	0,97

Total outstanding share options relates to the program issued in 2012 (4,355,000) and the 500,000 options issued in year 2009 that will expire in October 2017 and November 2014 respectively.

24. REFUNDABLE INSTALLMENTS

The Company has cancelled nine newbuilding contracts from Zhoushan Jinhaiwan Shipyard Co. Ltd. Five newbuilding contracts were cancelled in 2013 and four in 2012.

In Q2 2014 The Company received awards for all cancelled newbuildings. The newbuilding contracts were from that point considered to be a receivable. The receivables due not include interest on the two contracts that the Company was not found to be entitled to awarded interest, but installments only.

(in thousands of $)
At January 1, 2014	—
Transferred from installments on cancelled newbuildings	192,976
Amount received from refundable installments on cancelled newbuildings	(54,036)
Gain from refundable installments on cancelled newbuildings	10,537

At June 30, 2014	149,477

25. SUBSEQUENT EVENTS

With respect to the cancelled newbuildings at the Jinhaiwan shipyard, 2 of the 9 contracts were fully settled and cash refunded to the Company before the end of Q2 2014. In July 2014, The Company received $47.3 million, covering installments of $38.6 million and $8.7 million in interest for the third contract that was cancelled at the yard.

For the remaining six contracts the Company has received awards concluding that the Company was entitled to cancel the contracts and therefore also entitled to refunds. On two out of these contracts the Company was not found to be entitled to interest, on the basis of the assumed facts on which the Award was based, but installments only. Both parties are pursuing appeals in the High Court in London against these awards and the hearing will take place end of November 2014.

The Company’s claim against the yard is secured by refund guarantees from two of the top four Chinese banks, and covers the installments plus contractual 5% interest. The Company has in aggregate paid $90.8 million on the last six vessels and has drawn $11.3 million under the related loan facilities.

In October the Company announced that it has entered into a merger agreement with Knightsbridge Shipping Limited (“Knightsbridge”), where the shareholders in the Company will receive 0.13749 shares in Knightsbridge for each share in Golden Ocean, and Knightsbridge will issue a total of 61.5 million shares to shareholders in Golden Ocean as merger consideration. The merger is subject to approval in special general meetings to be held for each of the companies, where 75% of the shareholders voting at the meeting will have to approve the transaction.

Condensed Interim financial information of Golden Ocean Group Limited

Third Quarter 2014

*	Please note that the Condensed Interim financial information of Golden Ocean Group Limited for the third quarter 2014 has been provided as recent financial information consistent with the interim financial statements released to the Oslo Stock Exchange.

Golden Ocean Group Limited

Consolidated Comprehensive Income Statement

(in thousands of $, except per share data which are in $)

	Notes	2014 Jul-Sep Unaudited	2013 Jul-Sep Unaudited	2014 Jan-Sep Unaudited	2013 Jan-Sep Unaudited
Operating revenue
Time charter and voyage charter revenues		52,678	78,335	193,673	206,966
Other operating revenue	3	764	429	6,764	30,937

Total operating revenue		53,442	78,764	200,437	237,903

Operating expenses
Voyage expenses and commission		17,679	21,063	61,781	55,638
Vessel operating expenses		15,359	12,260	41,704	34,130
Charter hire expenses		4,949	16,063	35,890	42,417
Administrative expenses		2,882	3,013	8,453	9,630
Depreciation	7, 8	12,528	9,814	35,046	28,633

Total operating expenses		53,397	62,213	182,874	170,448

Other gain (losses) net
Share of income from associates and Joint Ventures	12	500	497	1,923	1,080
Other gains (losses) net	4	(5,899)	4,998	4,561	4,782

Total other gains (losses) net		(5,399)	5,495	6,484	5,862

Operating profit (loss)		(5,354)	22,046	24,047	73,317

Interest income		224	374	819	889
Interest expense	5	(8,263)	(4,807)	(23,671)	(14,160)
Other financial items	6	1,795	(1,491)	(1,619)	6,338

Total net financial items		(6,244)	(5,924)	(24,471)	(6,933)

Profit (loss) before income tax		(11,598)	16,122	(424)	66,384

Income tax		(40)	(50)	(115)	(85)

Profit (loss) for the period		(11,638)	16,072	(539)	66,299

Other comprehensive income:
Items that may be subsequently reclassified to profit or loss
Changes in fair value of available-for-sale financial assets		(1,232)	(206)	(1,532)	985
Recycling of changes in fair value of sold available-for-sale financial assets		(1,105)	(339)	(2,243)	(339)

Total comprehensive income (loss) for the period		(13,975)	15,527	(4,314)	66,945

Profit (loss) attributable to:
- Owners of the parent		(11,441)	15,357	54	65,805
- Non-controlling interests		(197)	715	(593)	494

Profit (loss) for the period		(11,638)	16,072	(539)	66,299

Comprehensive income (loss) attributable to:
Owners of the parent		(13,778)	14,812	(3,721)	66,451
Non-controlling interests		(197)	715	(593)	494

Total comprehensive income (loss) for the period		(13,975)	15,527	(4,314)	66,945

Basic and diluted earnings per share		$(0.03)	$0.04	$0.00	$0.15

See accompanying notes that are an integral part of these financial statements

Golden Ocean Group Limited

Consolidated Balance Sheet

(in thousands of $)	Notes	2014 Sep 30	2013 Dec 31
		Unaudited
ASSETS
Non current assets
Vessels and equipment	7	824,903	667,788
Vessels held under finance leases	8	123,890	130,795
Vessels under construction	9	30,578	16,144
Other long term receivables	11	9,035	8,588
Available-for-sale financial assets	15	13,141	16,916
Derivative financial instruments	14	4,188	2,735
Instalments on cancelled newbuildings		—	192,976
Investment in associates and Joint Ventures	12	10,388	17,419

Total non-current assets		1,016,123	1,053,361

Current assets
Inventories		11,590	10,775
Trade and other receivables	11	30,682	25,495
Refundable installments on cancelled newbuildings	24	102,595	—
Restricted deposit	10	3,996	4,960
Cash and cash equivalents	10	129,189	93,881

Total current assets		278,052	135,110

Total assets		1,294,175	1,188,471

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital		44,731	44,726
Additional paid in capital		99,187	99,156
Other reserves		47,805	23,466
Retained earnings		420,267	453,434

		611,990	620,782
Non-controlling interests		15	1,108

Total Equity		612,005	621,890

Non-Current Liabilities
Long term debt	16, 17	450,278	362,805
Obligations under finance leases	18	105,786	110,416
Other long term liabilities		1,677	1,903

Total non-current liabilities		557,741	475,124

Current Liabilities
Long-term debt—current portion	16	86,106	41,214
Obligations under finance leases—current portion	18	6,798	7,370
Amount due to related parties		2,038	1,216
Trade payables and other current liabilities	19	29,487	41,656

Total current liabilities		124,429	91,456

Total liabilities and shareholders’ equity		1,294,175	1,188,471

See accompanying notes that are an integral part of these financial statements

Golden Ocean Group Limited

Consolidated Cash Flow Statement

(in thousands of $)

	Notes	2014 Jan-Sep	2013 Jan-Sep
		Unaudited	Unaudited
OPERATING ACTIVITIES
Profit (loss) for the period		(539)	66,384
Adjustments for:
Share based payment		382	1,017
Stock options paid in cash		(54)	—
Gain on sale and Impairment of available-for-sale financial assets		(2,495)	(339)
Share of (profit) loss from associates and Joint Ventures	12	(8,121)	(1,080)
Gain from refundable instalments for cancelled newbuildings		(10,658)	—
Interest expensed		16,890	7,516
Interest income		(819)	(889)
Depreciation	7, 8	35,046	28,633
Amortisation of deferred charges		1,024	459
Foreign currency gain (losses)		179	107
Imputed interest on other long term receivables		(447)	(417)
Net change in:
Amount due to related parties		822	(629)
Derivative financial instrument	14	6,132	(5,775)
Trade and other receivables	11	(5,634)	(8,788)
Inventories		(816)	(9,261)
Trade payables and other current liabilities	19	(7,657)	(9,985)

Net cash provided by operating activities		23,235	66,954
INVESTING ACTIVITIES
Changes in restricted deposit		965	1,902
Interest received		819	889
Payments on vessels	7, 9	(143,294)	(49,497)
Payment of business combination	7, 13	(13,600)	—
Capitalised docking and periodic maintenance		(11,510)	(783)
Investment in Joint Venture	12	—	(30,825)
Proceeds from cancelled newbuildings		103,569	—
Sale of short term investment		—	339
Sale of available-for-sale financial assets		2,495	—

Net cash provided by (used in) investing activities		(60,556)	(77,975)
FINANCING ACTIVITIES
Payment of financing charges		(3,659)	(714)
Payment of interest		(12,065)	(7,498)
Payment of interest swaps		(6,132)	(2,941)
Repayment of obligations under finance leases		(5,117)	(4,881)
Repayment of long term debt		(61,895)	(32,706)
Proceeds from long term debt		—	24,017
Proceeds from related party		—	10,000
Proceeds from issue of new shares		36	—
Payment of dividends		(38,539)	(4,473)
Proceeds from Convertible bonds		200,000	—

Net cash (used in) provided by financing activities		72,629	(19,196)
Net change in cash and cash equivalents		35,308	(30,217)
Cash and cash equivalents at beginning of period		93,881	104,359

Cash and cash equivalents at end of period	10	129,189	74,142

Golden Ocean Group Limited

Consolidated Statement of

Changes in Equity

Total Attributable to equity holders of the parent

(in thousands of $)

	Share Capital	Additional paid in capital	Other Reserves	Retained Earnings	Total	Non-Controlling interests	Total Equity
Balance at January 1, 2013	44,726	99,156	16,550	377,372	537,805	491	538,296

Comprehensive income for the period	—	—	646	65,890	66,536	494	67,030
Dividends and related tax	—	—	—	(4,473)	(4,473)	—	(4,473)
Value of services under stock options scheme	—	—	—	1,017	1,017	—	1,017

Balance at September 30, 2013	44,726	99,156	17,196	439,807	600,885	985	601,870

Balance at January 1, 2014	44,726	99,156	23,466	453,434	620,782	1,108	621,890

Comprehensive income (loss) for the period	—	—	(3,775)	54	(3,721)	(593)	(4,314)
Equity portion Convertible Bond	—	—	28,114	—	28,114	—	28,114
Issue of new share capital	5	31	—	—	36	21	57
Dividends and related tax	—	—	—	(33,549)	(33,549)	(521)	(34,070)
Value of services under stock options scheme	—	—	—	382	382	—	382
Stock option paid in cash	—	—	—	(54)	(54)	—	(54)

Balance at September 30, 2014	44,731	99,187	47,805	420,267	611,990	15	612,005

1. ACCOUNTING PRINCIPLES

The condensed interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting. A full description of the accounting principles used in preparing the consolidated financial statements for Golden Ocean Group Ltd. is included in note 2 in the annual report for 2013. The annual consolidated financial statements are prepared in accordance with IFRS as approved by IASB. There have been no changes in the accounting principles in 2014 compared to 2013.

2. ESTIMATES, JUDGEMENTS AND ASSUMPTIONS

Preparation of the interim financial statements in accordance with IFRS implies use of estimates, which are based on judgments and assumptions that affect the application of accounting principles and the reported amounts of assets, liabilities, revenues and expenses. Actual amounts might differ from such estimates. Other than in the case of the item described below, there were no significant changes to the estimates and judgments made in these interim financial statements compared to the previous annual financial statements.

Refundable installments on cancelled newbuildings

Based on the outcome of the arbitration on the installments for the nine cancelled newbuilding contracts there has been a reclassification of these assets from non - financial to financial during second quarter of 2014. The receivables are initially measured at fair value upon the change in classification but do not include interest on the two contracts where the Company was not awarded interest by the court. The Company continues to believe that its appeal to receive interest on all contracts will succeed, however the right to these amounts is not considered virtually certain based on the initial adverse ruling. Had the group judged that it was virtually certain that it had a right to refund of interest for these two contracts where interest was not initially awarded, the value of the financial assets would have been $111.0 million compared to the financial asset of $102.6 million that was recorded at September 2014 and resulted in $8.4 million higher pre-tax profits for the third quarter 2014. The denial of interest for these two cancelled contracts will be appealed in front of the High Court in London in November this year.

3. OTHER REVENUE

(in thousands of $)	2014 Jul-Sep	2013 Jul-Sep	2014 Jan-Sep	2013 Jan-Sep

Management fee revenues	695	429	1,365	937
Other revenues	69	—	5,399	30,000

Total other revenue	764	429	6,764	30,937

Other revenue of $5.3 million in the second quarter of 2014 is related to compensation for a default on a charter contract. Other revenues of $ 30.0 million in second quarter 2013 relates to a settlement from a 2010 claim from a Company for non-performance of a long term charter party.

4. OTHER GAINS (LOSSES) NET

(in thousands of $)	2014 Jul-Sep	2013 Jul-Sep	2014 Jan-Sep	2013 Jan-Sep

Gain (loss) on Forward freight agreements	(5,801)	4,668	(12,036)	4,948
Gain (loss) on bunkers derivatives	(219)	330	(259)	(166)
Gain (loss) from refundable installments for cancelled newbuildings	121	—	10,658	—
Gain from purchase of Shares in Joint Venture	—	—	6,198	—

Total other gains (losses) net	(5,899)	4,998	4,561	4,782

The refundable installments on cancelled newbuildings have been reclassified from a non - financial asset to a financial asset based on the outcome of the arbitration in the second quarter. The asset has been measured at fair value when initially recognised in the second quarter and thereafter measured at amortised cost. There has been recognised a total net gain of $4.7 million for the period January 2014 to September 2014 on the remaining refundable installments. Furthermore the company has received final settlement of three contracts resulting in a gain of $5.9 million.

5. INTEREST EXPENSE

(in thousands of $)	2014 Jul-Sep	2013 Jul-Sep	2014 Jan-Sep	2013 Jan-Sep

Interest on bank overdrafts and loans	6,549	3,095	19,707	9,466
Interest on obligations under finance leases	1,897	2,048	5,757	6,185
Total interest expense	8,446	5,143	25,464	15,651
Less amounts included in the cost of qualifying assets	(183)	(337)	(1,793)	(1,491)

Net interest expense	8,263	4,807	23,671	14,160

6. OTHER FINANCIAL ITEMS

(in thousands of $)	2014 Jul-Sep	2013 Jul-Sep	2014 Jan-Sep	2013 Jan-Sep

Interest swap	691	(2,420)	(4,417)	5,536
Other financial items	1,104	929	2,798	802

Total other financial items	1,795	(1,491)	(1,619)	6,338

Total interest rate swap gain in the third quarter was $0.7 million compared to a loss of $2.4 million same quarter previous year. Total interest rate swap loss for the period from January to September 2014 was $4.4 million compared to a gain of $5.5 million for the same period previous year. The Company sold 47,685 shares in Korea Line Corporation in the third quarter. A related gain of $1.2 million is reported as other financial items. In total the Company has sold 102,685 Korea Line shares and booked a gain of $2.5 million for the period January 2014 to September 2014.

7. VESSELS AND EQUIPMENT

The Group has the following owned vessels at September 30, 2014.

Vessel	Built	DWT	Flag
Channel Alliance	1996	171,978	Hong Kong
Channel Navigator	1997	172,058	Hong Kong
Golden Saguenay	2008	75,500	Hong Kong
Golden Opportunity	2008	75,500	Hong Kong
Golden Ice	2008	75,845	Hong Kong
Golden Feng	2009	170,500	Marshall Island
Golden Strength	2009	75,745	Hong Kong
Golden Shui	2009	170,500	Marshall Island
Golden Magnum	2009	179,788	Hong Kong
Golden Beijing	2010	176,000	Hong Kong
Golden Eminence	2010	79,447	Hong Kong
Golden Empress	2010	79,600	Hong Kong
Golden Endeavour	2010	79,600	Hong Kong
Golden Endurer	2011	79,600	Hong Kong
Golden Enterprise	2011	79,471	Hong Kong
Golden Zhoushan	2011	175,834	Hong Kong
Golden Suek	2011	74,500	Hong Kong
Golden Bull	2012	74,500	Hong Kong
Golden Daisy	2012	81,507	Marshall Island
Golden Ginger	2012	81,487	Marshall Island
Golden Rose	2012	81,585	Marshall Island
Golden Brilliant	2013	74,500	Hong Kong
Golden Pearl	2013	74,187	Hong Kong
Golden Diamond	2013	74,187	Hong Kong
Golden Ruby	2013	74,500	Hong Kong

(in thousands of $)	Vessels	Docking and periodic maintenance	Fixtures and Equipment	Total
Cost:
At January 1, 2013	768,452	7,482	486	776,420
Additions	51,803	3,486	10	55,299
Transferred from vessels under construction (note 9)	29,214	1,000	—	30,214
At December 31, 2013	849,469	11,968	496	861,932

At January 1, 2014	849,469	11,968	496	861,932
Additions	128,213	11,367	25	139,605
Additions from purchase of business combination	45,500	—	—	45,500

At September 30, 2014	1,023,182	23,335	521	1,047,037

Accumulated depreciation and impairment:
At January 1, 2013	161,414	3,081	408	164,903
Depreciation	27,192	2,025	25	29,241

At December 31, 2013	188,606	5,106	433	194,144

At January 1, 2014	188,606	5,106	433	194,144
Depreciation	24,044	3,930	16	27,990

At September 30, 2014	212,650	9,036	449	222,134

Carrying amount:
At September 30, 2014	810,532	14,299	72	824,903

At December 31, 2013	660,863	6,862	63	667,788

The Group has pledged most of its owned vessels to secure various banking facilities (note 16).

8. VESSELS HELD UNDER FINANCE LEASES

The Group has the following vessels on financial lease at September 30, 2014.

Vessel	Built	DWT	Flag
Golden Lyderhorn	1999	74,242	Hong Kong
Ocean Minerva	2007	75,698	Panama
Golden Heiwa	2007	76,662	Panama
Golden Eclipse	2010	79,600	Hong Kong

(in thousands of $)
Cost:
At January 1, 2013	176,159

At December 31, 2013	176,159

At January 1, 2014	176,159
Additions	142

At September 30, 2014	176,301

Accumulated depreciation:
At January 1, 2013	35,942
Depreciation	9,422

At December 31, 2013	45,364

At January 1, 2014	45,364
Depreciation	7,047

At September 30, 2014	52,411

Carrying amount:
At September 30, 2014	123,890

At December 31, 2013	130,795

Vessels held under finance lease are depreciated on the same basis as owned vessels.

9. VESSELS UNDER CONSTRUCTION

(in thousands of $)
At January 1, 2013	116,082
Additions	22,288
Transferred to instalments on cancelled newbuildings	(92,012)
Transferred to vessels and equipment (note 7)	(30,214)

At December 31, 2013	16,144

At January 1, 2014	16,144
Additions	14,434

At September 30, 2014	30,578

Additions include instalments, interest and supervision on newbuildings.

10. CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSIT

(in thousands of $)	2014 September	2013 December

Cash at bank and in hand	71,689	81,381
Short-term deposits	57,500	12,500

Cash and cash equivalents	129,189	93,881
Restricted deposit	3,996	4,960

Cash and cash equivalents and restricted deposit	133,185	98,841

11. TRADE AND OTHER RECEIVABLES

(in thousands of $)	2014 September	2013 December

Trade receivables, net	6,278	7,343
Other receivables	25,812	15,867
Prepayments	7,627	10,873

	39,717	34,083

Less non-current portion: other receivables	(9,035)	(8,588)

Current portion	30,682	25,495

12. INVESTMENT IN ASSOCIATED COMPANIES AND JOINT VENTURES

(in thousands of $)	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam Management	Totals
Ownership	50%	50%	50%	50%	21%
At 1 January, 2013	1,248	—	—	—	—	1,248
Additions	—	6,350	6,924	6,400	—	19,674
Disposals/Dividends	—	—	—	(7,653)	—	(7,653)
Share of income	673	834	1,276	1,253	114	4,150

At 31 December, 2013	1,921	7,184	8,200	—	114	17,419

At 1 January, 2014	1,921	7,184	8,200	—	114	17,419

Disposals/Dividends	(1,500)	—	—	—	(49)	(1,549)
Transfer to investment in subsidiaries		(7,405)	—	—	—	(7,405)
Share of income	968	221	463	—	271	1,923

At 30 September, 2014	1,389	—	8,663	—	336	10,388

The figures reflect the Group’s investment in the above companies.

(in thousands of $)	UFC	Golden Magnum Inc.	Golden Opus Inc.	Seateam Management	Totals
Ownership	50%	50%	50%	21%
At September 30, 2014
Current assets
Cash and cash equivalents	4,620	—	3,897	—	8,517
Other current assets	3,354	—	2,698	1,580	7,632

Total current assets	7,974	—	6,595	1,580	16,149
Current liabilities
Financial liabilities	—	—	1,833	—	1,833
Other current liabilities	5,197	—	1,639	—	6,836

Total current liabilities	5,197	—	3,472	—	8,669
Non-current assets
Assets	—	—	32,719	—	32,719

Total non-current assets	—	—	32,719	—	32,719
Non-current liabilities
Financial liabilities	—	—	18,515	—	18,515

Total non-current liabilities	—	—	18,515	—	18,515

Net total assets	2,778	—	17,326	1,580	21,684

(in thousands of $)	UFC	Golden Magnum Inc.	Golden Opus Inc.	Seateam Management	Totals
Ownership	50%	50%	50%	25%
At December 31, 2013
Current assets
Cash and cash equivalents	3,606	804	—	—	4,410
Other current assets	1,848	4,586	4,845	456	11,735

Total current assets	5,454	5,390	4,845	456	16,145
Current liabilities
Financial liabilities	—	952	458	—	1,410
Other current liabilities	1,612	1,077	295	—	2,984

Total current liabilities	1,612	2,029	753	—	4,394
Non-current assets
Assets	—	33,310	33,630	—	66,940

Total non-current assets	—	33,310	33,630	—
Non-current liabilities
Financial liabilities	—	22,303	21,322	—	43,625

Total non-current liabilities	—	22,303	21,322	—	43,625

Net total assets	3,842	14,368	16,400	456	35,066

The tables above reflect the total assets and liability for the Group’s JV/associated companies.

The Group bought the remaining 50% of Golden Magnum Inc. in the first quarter of 2014 and it is now considered as a fully owned subsidiary where all assets and liability are consolidated into the Group’s financial statement.

13. ACQUISITIONS

During March 2014, the Company acquired the 50% outstanding shares in Golden Magnum Inc. for $13.6 million from the other joint venture partner. The acquisition resulted in a holding gain on the existing 50% share of $6.2 million, which has been included in other gains in profit and loss in the first quarter of 2014.

The shares were acquired by $13.6 million in cash which is also considered to be the fair value of the consideration.

The fair value of the assets and liabilities in Golden Magnum Inc. were as follows at the acquisition date.

(in thousands of $)	2014 March 12
Non current assets
Vessel and equipment	45,500
Total non-current assets	45,500
Current assets
Cash and cash equivalents	1,512
other current assets	4,014
Total current assets	5,526
Total assets	51,026
Non current liabilities
Long term debt	22,326
Total non-current liabilities	22,326
Current liabilities
Long term debt—current portion	952
other current liabilities	548
Total current liabilities	1,500
Total liabilities	23,826

Total identifiable net assets	27,200

The investment was transferred from investment in joint ventures to investments in subsidiaries as a wholly owned subsidiary and consolidated from the same date.

Since the acquisition date the Group has included $4.8 million in revenues and $0.4 million in profit and loss for the period ended September 30, 2014. Had the acquisition occurred as of the beginning of the year, the revenue reported for the combined entity would have been $1.3 million higher with a $0.4 million increase in profit.

14. DERIVATIVE FINANCIAL INSTRUMENTS

(in thousands of $)	2014 September	2013 December
Interest derivatives	4,281	2,566
Bunkers derivatives	(93)	169

Derivative financial instruments	4,188	2,735

15. AVAILABLE-FOR-SALE FINANCIAL ASSETS

(in thousands of $)	2014 September	2013 December
At 1 January, 2014	16,916	—
Additions	—	10,000
Changes in fair value of available-for-sale financial assets	(1,532)	7,255
Recycling of changes in fair value of sold available-for-sale financial assets	(2,243)	(339)

At 30 September, 2014	13,141	16,916

(in thousands of $)	2014 September	2013 December
Listed Equity securities:
Korea Line Corporation—Asia	1,603	4,166
Knightsbridge Tankers Limited—US	212	107
Unlisted Equity securities:
Greenship Bulk Trust—Europe	11,326	12,644

Total available for sale-financial assets	13,141	16,916

(in thousands of $)	2014 September	2013 December
Currencies:
NOK (Norwegian kroner)	11,326	12,644
KRW (Korean Won)	1,603	4,166
US dollar	212	107

Total available for sale-financial assets	13,141	16,916

16. LONG—TERM DEBT

(in thousands of $)	2014 September	2013 December
Within one year	86,106	41,214
Between one and two years	116,274	120,651
Between two and five years	340,237	180,172
After five years	—	67,373

Total debt	542,617	409,410

Current portion	(86,106)	(41,214)

Long-term debt, nominal value	456,511	368,196

Value of sellers credit	(647)	(1,029)
Deferred transaction costs	(5,586)	(4,362)

Long-term debt, net	450,278	362,805

All debt is secured by mortgages over sailing vessels and vessels under construction.

All debt related to the cancelled newbuildings has been classified as short term debt as it falls due following the final arbitration award.

Long-term debt and finance lease liabilities:

(in thousands of $)	2014 September	2013 December
Non-current
Bank borrowings and sellers credit	273,223	362,805
Convertible Bond	177,055	—
Finance lease liabilities	105,786	110,416

	556,064	473,221

Current
Bank borrowings and sellers credit	86,106	41,214
Finance lease liabilities	6,798	7,370

	92,904	48,584

Total borrowings	648,968	521,805

All debt is denominated in US Dollars and the bank debt has an interest rate at LIBOR plus a fixed margin of an average of 2.70 percent. The interest rate is mainly repriced on a monthly basis, while some facilities are repriced on a quarterly basis. The Convertible bond debt ($200 million) has a fixed coupon of 3.07% p.a. One facility expires in September 2015 and the total loan amount ($34.3 million) is classified as short term debt.

17.	CONVERTIBLE BOND

During January 2014 the company issued a $200 million 3.07% senior unsecured convertible bonds due 2019, with a conversion price of $2.86. The bond was separated into a liability and equity component upon initial recognition of the instrument. $171.4 million is estimated to be the fair value of the liability component and is recorded as the initial carrying amount of the liability. The residual value of $28.1 million is recognised as an equity component.

(in thousands of $)	Carrying value September	Fair Value September
Convertible bond	177,055	171,750

The fair value of the convertible bonds is based on market prices on OTC market in Oslo at September 30, 2014. The fair values are within level 2 of the fair value hierarchy.

18. OBLIGATIONS UNDER FINANCE LEASE

	Within one year		2-5 years		6-10 years		Total
(in thousands of $)	9/30/2014	12/31/2013	9/30/2014	12/31/2013	9/30/2014	12/31/2013	9/30/2014	12/31/2013
Minimum Lease Payments
Interest	7,029	7,501	27,169	28,652	1,000	4,609	35,198	40,762
Purchase option	—	—	55,017	55,017	33,550	33,550	88,567	88,567
Instalments	6,798	7,370	16,541	18,852	678	2,996	24,017	29,218

Total Minimum Lease Payments	13,827	14,871	98,727	102,521	35,228	41,155	147,782	158,547
Less interest							(35,198)	(40,762)
Present Value of Lease Obligations							112,584	117,785
Current portion							6,798	7,370
Non-current portion							105,786	110,416

The Group has recorded finance leases on four vessels at September 30, 2014 (and 2013).The Group has purchase options and the exercise price of the option changes based upon the date the option is exercised.

The table below lays out the approximate latest exercisable dates and purchase option amounts based on the date the purchase options are calculated to be exercisable, and the first lease renewal date.

(in thousands of $)	Purchase option exercisable date	Purchase option amount	Lease renewal date
Golden Lyderhorn	September 2016	11,500	September 2016
Ocean Minerva	January 2018	21,052	January 2015
Golden Heiwa	March 2017	22,465	March 2015
Golden Eclipse	April 2020	33,550	April 2020

The purchase option exercise prices at the final exercise date for Ocean Minerva and Golden Heiwa are denominated in JPY, and are JPY1.64 billion and JPY1.75 billion respectively.

All lease payments are denominated in US Dollars. The Group’s finance lease obligations are secured by the lessor’s title to the leased assets.

19. TRADE PAYABLES AND OTHER CURRENT LIABILITIES

(in thousands of $)	2014 September	2013 December
Trade payables	3,907	1,512
Accruals	10,463	6,273
Deferred revenue	13,363	27,540
Other current liabilities	1,754	6,331

Total	29,487	41,656

Deferred revenue relates to time charter revenue received in advance for future periods.

The Company received $14.1 million dollars as income in advance during the fourth quarter of 2013. The amount relates to prepaid hire for one year for three vessels. The remaining amount related to the prepaid hire is $3.5 million at September 30, 2014.

20. CAPITAL COMMITMENTS

(in thousands of $)	Within one year		2-5 years		Total
	9/30/2014	12/31/2013	9/30/2014	12/31/2013	9/30/2014	12/31/2013
Vessels under construction	117,426	23,511	64,688	171,764	182,114	195,275

Total	117,426	23,511	64,688	171,764	182,114	195,275

The Company has a newbuilding program of eight Supramax vessels. Five of the vessels are expected to be delivered during first half of 2015 while the remaining three are expected to be delivered during first half of 2016.

21. OPERATING LEASES

Rental expense

The future minimum rental payments under the Group’s non-cancellable operating leases as of September 30, 2014 are as follows:

(in thousands of $)	2014 September	2013 December
Within one year	4,046	25,099
In the second to fifth years	—	17,351

Total minimum lease payments	4,046	42,450

Total rental expense for the third quarter of 2014 for operating leases was $4.9 million (Third quarter 2013: $16.1 million). Total rental expense for the period from January to September 2014 was $35.9 million (same period 2013: $42.4 million)

Rental income

The minimum future revenue payments (including owned vessels) to be received under the Group’s non-cancellable operating leases as of September 30, 2014 are as follows:

(in thousands of $)	2014 September	2013 December
Within one year	75,382	67,251
In the second to fifth years	158,200	164,207
Later than five years	30,519	55,918

Total minimum lease revenue	264,101	287,376

Total rental income from operating leases was $52.7 million in the third quarter of 2014 (Third quarter 2013: $78.3 million). Total rental income for the period from January to September 2014 was $193.7 million (same period 2013: $207.0 million)

22. FINANCIAL RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

Financial Risk

Through its activities the Group is exposed to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group makes use of derivative financial instruments such as foreign exchange forward contracts and interest rate swaps to moderate certain risk exposures.

Fair value estimation

The following table presents the Group’s assets and liabilities that are measured at fair value at September 30, 2014:

(in thousands of $)	Level 1	Level 2	Total
At September 30, 2014
Assets
Available-for-sale financial assets	1,815	11,326	13,141
Derivative financial instruments (interest swap)	—	4,188	4,188

Total assets	1,815	15,514	17,329

(in thousands of $)	Level 1	Level 2	Total
At December 31, 2013
Assets
Available-for-sale financial assets	4,272	12,644	16,916
Derivative financial instruments (interest swap)	—	2,735	2,735

Total assets	4,272	15,379	19,651

Level 1 is the fair value of financial instruments traded in active markets based on quoted market prices at the balance sheet date. Level 2 is defined as inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). The fair value of financial instruments that are not traded in an active (for example, over the counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Valuation techniques used to derive Level 2 fair values.

Level 2 trading and hedging derivatives comprise forward foreign exchange contracts and interest rate swaps. Fair value of interest rates are set by the bank by using the discounted value of each contract where they use the forward curve for the relevant remaining period as benchmark towards the fixed rates.

The values of the units in available-for-sale financial assets are set to market value at the end of the relevant period when the company is listed on the OTC market in Oslo (less liquid than in level 1 requirement).

All open positions on Fuel Derivatives are benchmarked by the banks (our counterpart) against the relevant forward curve for the relevant products and periods that are open.

Fair value of financial assets and liabilities measured at amortised cost.

The fair value of borrowings, trade and other receivables, other current financial assets, cash and cash equivalents (excluding bank overdrafts), and trade and other payables approximate their carrying amount.

23. SHARE BASED PAYMENTS

Details of the share options outstanding during the quarter are as follows:

	2014 September Number of share options	Weighted average exercise price USD	2013 December Number of share options	Weighted average exercise price USD
At the beginning of the year	4,945,000	0.81	5,000,000	0.91
Exercised year to date	(90,000)		(55,000)

Outstanding	4,855,000	0.68	4,945,000	0.81

Exercisable	1,480,000	0.83	1,570,000	0.97

Total outstanding share options relates to the program issued in 2012 (4,355,000 options outstanding) and the program issued in 2009 (500,000 options outstanding) that will expire in October 2017 and November 2014 respectively.

24. REFUNDABLE INSTALMENTS

The Company has cancelled nine newbuilding contracts from Zhoushan Jinhaiwan Shipyard Co. Ltd. Five newbuilding contracts were cancelled in 2013 and four in 2012.

In the second quarter of 2014 the Company received awards for all cancelled newbuildings. The newbuilding contracts were from that point considered to be a receivable. The receivables due not include interest on the two contracts that the Company was not found to be entitled to awarded interest, but installments only.

(in thousands of $)
At January 1, 2014	—
Transferred from instalments on cancelled newbuildings	192,976
Amount received from refundable instalmemts on cancelled newbuildings	(101,039)
Gain from refundable instalments on cancelled newbuildings	10,658

At September 30, 2014	102,595

25. SUBSEQUENT EVENTS

During the fourth quarter the Company has sold the remaining 67,354 shares in Korea Line Corporation at krw 24,949 per share with total proceeds of $1.6 million, which will be booked as a profit in the fourth quarter. Including sales proceeds from shares the Company has in total received 6.3 million as a compensation for the default on the charter contracts for Golden Empress and Golden Eminence in 2012.

In October, the Company decided to redeliver the vessel Ocean Minerva to owners during December 2014 and has therefore decided not to declare the optional years and the purchase option. This will result in an accounting loss of $3.5 million on lease termination in the fourth quarter.

Golden Ocean Group Limited

Independent Auditor’s Report

To the shareholders and Board of Directors of Golden Ocean Group Limited

We have audited the accompanying consolidated financial statements of Golden Ocean Group Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and December 31, 2012, and the related consolidated statements of comprehensive income, of cashflows and of changes in equity for each of the three years in the period ended December 31, 2013.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Golden Ocean Group Limited and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cashflows for each of the three years in the period ended December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Oslo, Norway

November 15, 2014

Golden Ocean Group Limited

Consolidated Comprehensive Income Statement

(in thousands of $, except per share data which are in $)

	Year ended December 31
	Note	2013	2012	2011
Operating revenues
Time charter and voyage charter revenues	3	276,457	227,137	316,294
Other operation revenue	3	32,444	2,703	822

Total operating revenue	3	308,901	229,840	317,116

Operating expenses
Voyage expenses and commission		70,448	37,054	70,798
Impairment of trade receivables	18	—	6,199	—
Vessel operating expenses		46,012	41,468	36,333
Charter hire expenses		57,723	29,747	72,627
Administrative expenses	4	12,233	13,207	10,732
Depreciation	12,13,14	38,664	35,792	33,824
Impairment of vessels and vessels under construction	5	—	30,288	38,700

Total operating expenses		225,079	193,755	263,015

Other gains (losses)
Impairment of available-for-sale financial assets	19	—	—	(14,099)
Share of income from associates and Joint Ventures	16	4,149	1,422	818
Other gains (losses) net	6	7,291	(3,142)	5,826

Total other gains (losses) net		11,440	(1,720)	(7,455)

Operating profit		95,262	34,365	46,646

Interest income	7	1,096	1,372	1,195
Interest expense	8	(19,115)	(21,356)	(23,087)
Other financial items	9	7,423	(2,717)	(10,474)

Total net financial items		(10,596)	(22,701)	(32,366)

Profit before income tax		84,666	11,664	14,280

Income tax	10	(174)	(67)	(86)

Profit for the year		84,492	11,597	14,194

Other comprehensive income:
Items that may be subsequently reclassified to profit or loss
Changes in fair value of available-for-sale financial assets	19,21	7,255	—	—
Recycling of changes in fair value of sold available-for-sale financial assets	19,21	(339)	—	(6,871)
Currency translation differences		—	—	(85)

Total comprehensive income for the year		91,408	11,597	7,238

Profit attributable to:
—Owners of the parent		83,875	11,602	14,319
—Non-controlling interests		617	(5)	(125)

Profit for the year		84,492	11,597	14,194

Comprehensive income attributable to:
—Owners of the parent		90,791	11,602	7,386
—Non-controlling interests		617	(5)	(148)

Total comprehensive income for the year		91,408	11,597	7,238

Basic and diluted earnings per share	11	$0.19	$0.03	$0.03

See accompanying notes that are an integral part of these financial statements.

Golden Ocean Group Limited

Consolidated Balance Sheet

		As at December 31
(in thousands of $)	Notes	2013	2012
ASSETS
Non current assets
Vessels and equipment	12	667,788	611,517
Vessels held under finance leases	13	130,795	140,217
Vessels under construction	14	16,144	116,082
Other long term receivables	18	8,588	8,026
Available-for-sale financial assets	19	16,916	—
Derivative financial instruments	30	2,735	—
Installments on cancelled newbuildings	14,15	192,976	100,325
Investment in as associated companies and Joint Ventures	16	17,419	1,248

Total non-current assets		1,053,361	977,415
Current assets
Inventories		10,775	5,750
Trade and other receivables	18	25,495	14,677
Restricted deposit	17	4,960	8,178
Cash and cash equivalents	17	93,881	104,359

Total current assets		135,110	132,964

Total assets		1,188,471	1,110,379

EQUITY AND LIABILITIES

Equity attributable to equity holders of the parent
Share capital	20	44,726	44,726
Additional paid in capital		99,156	99,156
Other reserves	21	23,466	16,550
Retained earnings		453,434	377,372

		620,782	537,805
Non-controlling interests		1,108	491

Total Equity		621,890	538,296

Non-Current Liabilities
Long term debt	22	362,805	354,432
Obligations under finance leases	23	110,416	118,055
Derivative financial instruments	30	—	7,782
Other long term liabilities	29	3,476	3,782

Total non-current liabilities		476,697	484,051

Current Liabilities
Long-term debt—current portion	22	41,214	38,733
Obligations under finance leases—current portion	23	7,370	6,837
Amount due to related parties	24	1,216	1,328
Trade payables and other current liabilities	25	40,084	41,134

Total current liabilities		89,884	88,032

Total liabilities and shareholders’ equity		1,188,471	1,110,379

See accompanying notes that are an integral part of these financial statements.

Golden Ocean Group Limited

Consolidated Cash Flow Statement

(in thousands of $)
		2013	2012	2011
OPERATING ACTIVITIES
Profit for the year		84,492	11,597	14,194
Adjustments for:
Share based payment	28, 4	1,172	989	982
Stock options paid in cash		(40)	—	—
Gain on sale and Impairment of available-for-sale financial assets	19	(339)	(505)	14,099
Share of (profit) loss from associates and Joint Ventures		(4,149)	(1,422)	(818)
Interest income	7	(1,096)	(1,372)	(1,195)
Interest expensed		10,280	20,581	26,200
Depreciation and amortization	12,13	38,664	35,791	33,824
Amortisation of deferred charges		638	775	652
Impairment of owned vessels and vessels under construction	5,12,14	—	30,288	38,700
Imputed interest on other long term receivables		(562)	(525)	(491)
Foreign currency gain (losses)	9	(521)	(383)	1,856
Net change in:
Other long term receivables and liabilities		(302)	(441)	1,556
Amount due to related parties		(112)	675	688
Derivative financial instruments	30	(6,562)	5,064	12,337
Trade and other receivables	18	(10,818)	8,111	(4,629)
Inventories		(5,025)	(1,160)	1,617
Trade payables and other current liabilities	25	(5,005)	19,422	(4,950)

Net cash provided by operating activities		100,714	127,486	134,621
INVESTING ACTIVITIES
Changes in restricted cash	17	3,217	3,382	(11,006)
Interest received	7	1,096	1,372	1,195
Payments on vessels		(62,680)	(41,431)	(118,337)
Capitalised docking and periodic maintenance		(1,485)	(3,430)	(915)
Investment in financial assets-available-for sale		(10,000)	—	—
Investment in Joint Venture		(13,275)	—	—
Dividend received Joint Venture		1,252	1,750	—
Net proceeds from sale of vessels under construction		—	14,970	—
Sale of available-for-sale financial assets		339	33,835	(24)

Net cash provided by / (used in) investing activities		(81,536)	10,448	(129,087)
FINANCING ACTIVITIES
Payment of financing charges		(1,709)	(2,031)	(1,767)
Payment of interest		(10,103)	(20,522)	(26,200)
Payment of interest swaps		(3,954)	(3,001)	(3,006)
Purchase of treasury shares		—	(4,154)	(2,465)
Repayment of obligations under finance leases		(6,594)	(6,255)	(6,835)
Repayment of long term debt		(36,770)	(127,864)	(60,837)
Proceeds from long term debt		33,947	11,250	93,125
Repayment of convertible bonds		—	(7,700)	—
Payment of dividends and related tax	32	(4,473)	(22)	(50,312)

Net cash (used in) / provided by financing activities		(29,656)	(160,298)	(58,297)
Net change in cash and cash equivalents		(10,478)	(22,364)	(52,763)
Cash and cash equivalents at beginning of period		104,359	126,724	179,487

Cash and cash equivalents at end of period	17	93,881	104,359	126,724

See accompanying notes that are an integral part of these financial statements.

Golden Ocean Group Limited

Consolidated Statement of Changes in Equity

(in thousands of $)
	Share Capital	Additional Paid in capital	Other Reserves (note 21)	Retained Earnings	Total	Non- Controlling interests	Total Equity
Balance at January 1, 2011	45,699	104,801	23,506	399,814	573,820	644	574,464

Comprehensive income for the period	—	—	(6,956)	14,319	7,363	(148)	7,215
Purchase and cancellation of treasury shares	—	—	(2,465)	—	(2,465)	—	(2,465)
Dividends and related tax	—	—	—	(50,312)	(50,312)	—	(50,312)
Value of services under stock options scheme	—	—	—	982	982	—	982

Balance at December 31, 2011	45,699	104,801	14,085	364,803	529,389	496	529,884

Comprehensive income for the period	—	—	—	11,602	11,602	(5)	11,597
Purchase and cancellation of treasury shares	(973)	(5,646)	2,465	—	(4,153)	—	(4,153)
Dividends and related tax	—	—	—	(22)	(22)	—	(22)
Value of services under stock options scheme	—	—	—	989	989	—	989

Balance at December 31, 2012	44,726	99,156	16,550	377,372	537,805	491	538,296

Comprehensive income for the period	—	—	6,916	83,875	90,791	617	91,408
Dividends and related tax	—	—	—	(8,946)	(8,946)	—	(8,946)
Value of services under stock options scheme	—	—	—	1,172	1,172	—	1,172
Stock option paid in cash	—	—	—	(40)	(40)	—	(40)

Balance at December 31, 2013	44,726	99,156	23,466	453,434	620,782	1,108	621,890

1. GENERAL

Golden Ocean Group Limited (the “Company”, “Group” or “Golden Ocean”) was incorporated in Bermuda on November 8, 2004 as a limited company.

The Group consists of the parent company, its subsidiary companies and single purpose companies (note 33). The principal activities of the Group are ship ownership and operation. The Company is also involved in chartering activity, as well as sale and purchase of vessels. The Group operates a fleet of twenty six owned and leased Panamax and Capesize drybulk vessels and has eight Supramax newbuilding contracts. The Group may also trade forward freight agreements for the purpose of managing its exposure to the spot market and for speculating.

2. PRINCIPAL ACCOUNTING POLICIES

The accompanying consolidated financial statements are prepared in accordance with International Financial Reporting Standards and IFRIC interpretations as approved by the IASB. The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities (including derivative instruments) at fair value through profit of loss.

The preparation of financial statement in conformity with IFRS requires the use of critical accounting estimates. It also requires management to exercise judgment in the process of applying the Group’s accounting policies.

The following are significant accounting policies adopted by the Group:

(a) Basis of consolidation

The consolidated financial statements include the financial statements of the Company and all entities (including special purpose entities) over which the Group has control. The Group is considered to control an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and also has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are deconsolidated from the date control ceases.

Results from subsidiaries that has been acquired or disposed during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

The group applies the acquisition method to account for business combinations. If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value at the acquisition date; any gains or losses arising from such re-measurement are recognised in profit or loss as other gains.

The Group has applied IFRS 11 to all joint arrangements. Under IFRS 11 investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangements and determined them to be joint ventures. Joint ventures are accounted for using the equity method.

Under the equity method of accounting, interests in joint ventures are initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint ventures (which include any long-term interest that, in substance, form part of the Group’s net investment in the joint ventures), the Group does not recognise further losses unless it has incurred obligations or made payments on behalf of the joint ventures.

Unrealised gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in the joint ventures. Unrealized losses are also eliminated unless the transaction provides evidence of impairment of the transferred asset. Accounting policies of the joint ventures have been changed where necessary to ensure consistency with the policies adopted by the Group. The change in accounting policies did not have any impact on the financial position, comprehensive income or the cash flows of the Group for all comparative periods presented.

Associated companies are entities in which the Group has a significant influence, but no controlling interest, generally ownership between 20% and 50%. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The Group’s share of post–acquisition profits or losses from its associates is recognised in the income statement under other gain/losses net. Total losses from the associates will not exceed the total investment in the Company if no additional guarantees are provided.

All intra-group transactions and balances are eliminated on consolidation.

(b) Revenue and expenditure

Revenues are generated from voyage charter and time charter hire and are measured at fair value of the consideration received or receivable. A voyage charter is defined as starting after unloading at the end of the previous voyage, as long as a contract for the next voyage is in place based upon a discharge to discharge basis. If a new contract is not in place, the voyage is defined as starting when goods are loaded on the vessel. Demurrage revenue consists of additional charges against the customer due to the vessel waiting in harbour or for other reasons regulated in the contract, and is recognised as revenue if it is considered probable that the Group will receive payment.

Voyage expenses and commission, consisting of port expenses, bunkers expenses, broker commissions and other voyage related expenses such as insurance and cleaning for vessels are expensed in the period incurred.

Time charter revenue contracts are accounted for as operating leases under IAS 17 and time charter revenues are recognised on a straight-line basis over the term of the lease.

Operating expenses such as salary, lubricating oil, insurance, spare parts, repair and maintenance are classified as vessel operating expenses and are expensed in the period incurred.

Charter hire expenses consist of charter hire payments for vessels chartered in on for a short term period.

(c) Pensions

The Company has set up a defined benefit scheme with a life insurance company to provide pension benefits for all its employees in Norway. The scheme provides entitlement to benefits based on future service from the commencement date of the scheme. These benefits are principally dependent on an employee’s pension qualifying period, salary at retirement age and the size of benefits from the National Insurance Scheme. Full retirement pension will amount to approximately 70% of the scheme pension-qualifying income (limited to 12G). The scheme also includes entitlement to disability, spouses and children’s pensions. The retirement age under the scheme is 67.

The Company may at any time make alterations to the terms and conditions of the pension scheme and undertake that they will inform the employees of any such changes. The benefits accruing under the scheme are funded obligations.

All pension schemes are calculated in accordance with IFRS (IAS 19R). Changes in the pension obligations is based on discounted present value of future estimated pension benefits earned on the balance sheet date, given certain Company premises.

(d) Borrowing cost

Borrowing costs are interest and other costs that the Company incurs in connection with the borrowing of funds directly and indirectly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale. Borrowing costs are capitalised until the time when assets are substantially ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing cost eligible for capitalisation.

All other borrowing costs are recognised in the income statement during the period in which they are incurred.

(e) Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets on the Group’s balance sheet at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised as expenses in the income statement.

Rentals payable under operating leases are charged to the income statement on a straight line basis over the term of the relevant lease.

Provisions for losses on existing contracts are made when the unavoidable costs of the contract exceed the expected revenue (onerous contracts). These provisions are measured at the best estimate based upon information available at the balance sheet date, hence are subject to change as further information becomes available. Such changes in estimates may affect the earnings of future periods.

(f) Translation of foreign currencies

The Group’s functional and presentation currency is the United States Dollar (US dollars, USD or $) as the majority of revenues and expenditures are denominated in US Dollars.

Transactions in currencies other than the functional currency during the year are translated into US dollars at the rate of exchange at the date of the transaction. All monetary items are translated at the rate of exchange in effect at the balance sheet date. Non-monetary items are translated at historical rates, unless such items are carried at fair value, in which case they are translated at the rate of exchange in effect at the balance sheet date.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in the income statement for the period. Exchange differences of non-monetary items carried at fair value are included in the income statement for the period. Translation differences on non-monetary financial assets, such as equities classified as available-for-sale, are included in other comprehensive income.

The element of obligations under finance leases relating to options to purchase vessels, for which the exercise is reasonably certain and the exercise prices are denominated in foreign currencies, are considered monetary items. If it is considered unlikely that the purchase option will be exercised at some point in time, from then on the foreign currency element is considered a non-monetary liability and translated at the historical exchange rate at the date of the assessment.

For the purposes of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are expressed in US dollars using the prevailing exchange rates on the balance sheet date. Income and expense items are translated at the average exchange rates for the period. Exchange differences are presented as a separate component of equity.

(g) Property plant and equipment and depreciation

Assets are recorded at cost less accumulated depreciation and accumulated impairment losses. Depreciation is provided on the basis that the book value of the assets, less any estimated residual value, is written off on a straight line basis over the assets remaining useful life. The Group annually reviews the useful life and residual value of assets, in accordance with IAS 16 ‘Property, Plant and Equipment’.

Newbuilding contracts are treated as Property, Plant and Equipment in a separate category (‘vessels under construction’), and accounted for at cost, including capitalised borrowing costs.

Vessels under construction are carried at cost, less any recognised impairment loss. Costs include professional fees and capitalised borrowing costs in accordance with the Group’s accounting policy. Depreciation commences once the vessel is available for its intended use and is depreciated over its useful economic life (25 years). Depreciation is calculated using the straight line method based on the cost of the vessels, less any estimated residual value. The vessels residual value and useful life are reviewed at the end of each year. Residual value is based on broker valuations at the balance sheet date.

Vessels held under finance leases are depreciated over their expected useful life on the same basis as owned vessels (25 years) or, where shorter, the term of the relevant lease.

Fixtures and equipment are included in the category “Vessels and equipment, net”.

Dry-docking costs are capitalised and depreciated over the estimated period to the next dry-dock. Unamortised costs are written off on disposal of the vessel.

The gain or loss arising from the disposal or retirement of a vessel is recorded in the income statement as the difference between the sales proceeds and the carrying amount of the asset.

Fixtures and equipment are depreciated over their expected useful lives.

(h) Impairment

At each reporting date, management reviews the carrying amount of its non-current assets to determine if there are any indications that the carrying amount may not be recoverable. If any such indication exists, the recoverable amount of the assets is estimated in order to determine the extent of the impairment loss being the amount the carrying amount exceeds the recoverable amount. Each vessel, newbuilding contract or lease vessel is considered as a Cash Generating Unit for the purpose of the impairment test.

The recoverable amount is the higher of the fair value of the asset less costs to sell, and its value in use.

When an impairment loss is identified the carrying value of the asset is reduced to the recoverable amount and the impairment loss is recorded in the income statement.

At the end of each reporting period the Group assess whether there is any indication that a previously recorded impairment may no longer exist or may have decreased. If such an indication exists, the Group estimates the recoverable amount of that asset. If the recoverable amount exceeds the carrying amount, a reversal of the impairment, up to and not exceeding recoverable amount, is recorded.

(i) Inventories

Inventories consist of bunker fuel on the vessels and stores (lubricating oil) and other supplies. Inventories are valued at the lower of cost and net realizable value. Cost is calculated on a first in first out basis. Bunker stock on vessels chartered out is sold and belongs to the charterer.

(j) Financial assets

Classification of financial assets

The Group classifies its financial assets in the following categories: at fair value through profit or loss, loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short-term. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if they are expected to be realized within 12 months after the reporting period.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Group’s loans and receivables comprise ‘trade and other receivables’ and cash and cash equivalents’ in the balance sheet.

(c) Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless the investment matures or management intends to dispose of it within 12 months of the end of the reporting period.

Recognition and measurement of financial assets

Regular purchases and sales of financial assets are recognised on the trade-date—the date on which the Group commits to purchase or sell the asset. Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss. Financial assets carried at fair value through profit or loss is initially recognised at fair value, and transaction costs are expensed in profit and loss. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are subsequently carried at amortised cost using the effective interest method.

Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within ‘other (losses)/gains—net’ in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognised in profit and loss as part of other financial items when the Group’s right to receive payments is established. Changes in the fair value of the securities classified as available-for-sale are recognised in other comprehensive income.

When securities classified as available-for-sale are sold or impaired, the accumulated fair value adjustments recognised in equity are included in the profit and loss as ‘other gains (losses)’ and reclassified from other comprehensive income.

Derivatives

Derivative financial instruments are initially measured at fair value on the date a derivative contract is entered into and are subsequently measured at fair value. Movements in the fair value of derivative financial instruments are recognised in the profit and loss statement in other financial items.

Trade and other receivables

Trade and other receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method, less appropriate allowances for credit losses. If collection is expected in more than one year, they are presented as non-current assets.

Refundable installments for cancelled newbuildings

Upon cancellation of a newbuilding, an assessment is made whether the newbulding contract is a financial or a non-financial instrument. The newbuilding contract remains a non-financial instrument until such time as it is virtually certain that the opponent cannot release its obligation under the contract by the delivery of a non-financial asset.

When the refundable installments for cancelled newbuildings are classified as a financial instruments it is initially measured at fair value and subsequently measured at amortized cost.

When the refundable installments for cancelled newbuildings are classified as a non-financial instrument it is measured at the lower of its carrying amount and fair value.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, demand deposits with a maturity of less than three months, and other highly liquid investments with a maturity of less than three months when acquired that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets are impaired. For equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost evidence that the asset is impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss—measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss—is recycled out of other comprehensive income and recognised in profit or loss. Impairment losses recognised in profit or loss are not reversed.

(k) Trade and other payables

The trade payables are initially recognised at fair value and are subsequently measured at amortised cost.

(l) Bank borrowings

Interest bearing bank loans and overdrafts are initially measured at fair value net of transaction costs incurred. Borrowings are subsequently measured at amortised cost, using the effective interest method. Any difference between the proceeds (net of transaction costs) and the settlement and redemption of borrowings is recognised over the term of the borrowings.

Substantial modifications of the terms of existing borrowings are accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Any costs or fees incurred are then recognised as part of the gain or loss on the extinguishment. If the exchange or modification is not accounted for as an extinguishment, any costs or fees incurred adjust the liability’s carrying amount and are amortised over the modified liability’s remaining term.

(m) Convertible bonds

The liability component of the convertible bond is recognised initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognised initially at the difference between the fair value of the convertible bond as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the convertible bonds is measured at amortised cost using the effective interest method. The equity component of the convertible bonds is not re-measured subsequent to initial recognition.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

When the Company repurchase convertible bonds, the difference between the fair value liability component at the repurchase date and the original fair value is recognised in the income statement under other financial items. Any remaining gains or losses are recognised as a repurchase of the equity component of the convertible bond.

(n) Share based payments

The Group issues equity settled share-based payments to certain directors and employees. Equity settled share-based payments are measured at fair value (excluding the effect of non-market based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity settled share based payments is expensed on a straight line basis over the vesting period, based on the Group’s estimate of the shares that will vest and adjusted for the effect of non market-based vesting conditions.

The fair value is measured using a Black-Scholes model. The inputs used in the model are based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations.

(o) Segmental reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the board (see note 3).

(p) Share capital

Ordinary shares issued are classified as share capital at par value. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction from the proceeds under additional paid in capital.

Where any Group company purchase the company’s equity share capital (treasury shares), the consideration paid including any directly attributable incremental cost is deducted from equity (other reserve) until the shares are cancelled or reissued. When such treasury shares are cancelled, the nominal value is deducted from share capital and excess value is deducted from additional paid in capital.

(q) Recent accounting pronouncements

The following standards have been adopted by the Group for the first time for the financial year beginning on or after 1 January 2013:

IAS 1 (amendment) ‘Financial statement presentation’ regarding other comprehensive income, effective 1 January 2013. The main change resulting from these amendments is a requirement for entities to group items presented in ‘other comprehensive income’ (OCI) on the basis of whether they are potentially reclassifiable to profit or loss in a subsequent period (reclassification adjustments).

IAS 19, ‘Employee benefits’ was revised in June 2011. The changes on the Group’s accounting policies has been as follows: to immediately recognise all past service costs; and to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit liability (asset).

IAS 28 (revised), ‘Associates and joint ventures’, includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

IFRS 10 ‘Consolidated financial statements’ build on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. The adoption of IFRS 10 did not have any material impact on the Group consolidated financial statements.

IFRS 11 ‘Joint arrangements’ focuses on the rights and obligations of the parties to the arrangement rather than its legal form. There are two types of joint arrangements: joint operations and joint ventures. Joint operations arise where the investors have rights to the assets and obligations for the liabilities of an arrangement. A joint operator accounts for its share of the assets, liabilities, revenue and expenses. Joint ventures arise where the investors have rights to the net assets of the arrangement and are accounted for under the equity method. Proportional consolidation of joint arrangements is no longer permitted. The adoption of IFRS 11 did not have any material impact on the Group consolidated financial statements.

IFRS 12 ‘Disclosures of interest in other entities’ includes the disclosure requirements for all forms of interest in other entities, including joint arrangements, associates, structured entities and other off balance sheet vehicles.

IFRS 13 ‘Fair value measurement’. IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs.

New standards and interpretations not yet adopted:

IFRS 9 Financial Instruments addresses the classification, measurement, and recognition of financial assets, financial liabilities and hedge accounting. The final IFRS 9 standard was issued in July 2014. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into three measurement categories: those measured at fair value through profit and loss, those measured at fair value through other comprehensive income and those measured at amortised cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for a financial liability, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch. IFRS 9 also includes a number of changes and simplifications that increase the possibilities for employing hedge accounting and a single, forward-looking “expected loss” impairment model. The Group is yet to assess IFRS 9’s full impact. IFRS 9 is effective on 1 January 2018 with early application permitted.

IFRS 15, ‘Revenue from contracts with customers’ establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The Group is yet to assess IFRS 15’s impact. IFRS 15 is effective for annual periods beginning on or after 1 January 2017.

(r) Critical accounting estimates and judgments

Estimates and judgments are evaluated and based on experience and other factors that are believed to be reasonable under the current circumstances. The following summarizes the estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities and the judgments made in applying the Group’s accounting policies.

Installments on cancelled newbuildings

The group has issued cancellation notices on 9 shipbuilding contracts with the Jinhaiwan shipyard. The group had been making stage payments to the shipyard which was being capitalized as intangible assets under IAS 38 together with associated supervision costs and borrowing costs. Once the shipyard fell behind on ship construction by a certain defined period, the contracts permitted Golden Ocean to cancel the contracts and receive back all installments paid plus 5% per annum interest on each installment. By the year end, the group had issued cancellation notices on all 9 contracts, however the shipyard is contesting these cancellation notices and all contracts were under arbitration at year end.

As a result of the fact that the court had not upheld Golden Ocean’s right to cancel these contracts by year end, the group has continued to recognize intangible assets. The amounts previously capitalized were frozen at the date that the cancellation notices were issued and have been considered for impairment under IAS 36 where appropriate. The group’s policy is to derecognize the intangible assets and recognize financial assets when it becomes virtually certain that the right to a refund (rather than to receive a ship) under each contract is established.

The critical judgment that the group has made is that at December 31, 2013, despite having a very strong case, it was not virtually certain that the Group’s right to refund would be upheld and hence no enforceable financial asset existed. Had the Group judged that it was virtually certain that it had a right to refund and recorded a financial asset for the refund plus interest; the resulting financial asset would have been measured at $212.9m compared to the intangible asset of $193.0m that was recorded at year end. The higher value of the financial asset compared to the intangible asset would have resulted in higher pre-tax profits of $20.0m in 2013.

Asset impairment testing

As discussed in note 2(g, h) the management reviews at each reporting date its non-current assets for any indicators related to impairment or reversal of earlier impairment. If such indicators exist, management performs impairment testing in accordance with note 2(h). In order to assess if any new impairment exists management performs a value in use calculation, which includes estimating discounted future cash flows, residual values, and remaining lives of the assets. Market factors affecting expected future revenue, operating costs, residual values and obsolescence may affect the discounted future cash flows. Actual outcomes may vary significantly from the estimates of the discounted future cash flows. Where the future cash flows depend on charter contracts the estimates are based on the charterer’s fulfilment of the contract. Management tested all vessels for impairment at the end of the first quarter in 2013 due to identified indicators. None of the vessels had recoverable amount below carrying amount. Due to an increase in newbuilding prices, second hand values and spot and forward rates after the first quarter, no further impairment test have been carried during 2013. For year ended 2012 and 2011 impairment indicators were identified, impairment testing was performed and a net impairment loss of $30.3 million and $38.7 million were recorded.

Based on the same model for WACC defined in note 5 and the current values for the different parameters, the Company calculated a WACC of 6.92% for the end of 2012 (2011: 7.30%). The WACC was reduced from 2011 due to lower levels for interest rates and the lower volatility for dry bulk stocks relative to the overall equity market, reducing the beta for the dry bulk peers. If the estimated cost of capital (WACC) used in the valuation model had been 1% higher, ceteris paribus, than management’s estimate above, the Group would have recognised a net impairment of $28.3 million in 2012. If the forward market had been 10 % lower, ceteris paribus, the Group would have recognised an impairment loss of $58.9 million in 2012. If the WACC had been

7.92%, and the forward market rates and the broker values had decreased by 10%, the impairment would have increased by $96.8 million in 2012. The Group applies a growth rate of 4% in the terminal period between 8-25 years, mainly based on expected growth from the Chinese market. Using a 1% lower growth rate of 3%, an impairment loss of $2.7 million would have been recognised in 2012, all other parameters held constant (2011:$nil).

Impairment of trade receivables

The Company has an outstanding receivable of $6.2 million from Sanko Steamship in relation to the time charter of Golden Feng from 2012. As Sanko has entered into formal rehabilitation proceedings in Japan, the Company has considered it unlikely to receive the outstanding amount. The Company has therefore made a provision for the outstanding receivable at $6.2 million in 2012.

3. SEGMENT INFORMATION

The Group and the chief operating decision maker measure performance based on the overall return to shareholders based on consolidated net income. Net cash flow generated from each vessel is measured and aggregated into a total performance which is considered the reportable segment for the company. The Group’s vessels operate worldwide and therefore management does not evaluate performance by geographical region as this information is not meaningful.

(in thousands of $)	2013	2012	2011
Time Charter	165,036	169,638	186,933
Voyage charter	111,421	57,499	129,361

Time charter and voyage charter revenues	276,457	227,137	316,294

The Group has two counterparts that contribute more than 10% of the total operating revenues. One contributes to $54.3 million (2012:$45.9 million and 2011:$36.8 million) and the other counterpart contributes to $37.7 million (2012:$28.8 million and 2011:$43.0 million).

(in thousands of $)	2013	2012	2011
Non performance settlements	31,078	1,402	—
Management fees	1,366	1,301	822

Total operating revenue	32,444	2,703	822

None performance settlement in 2013 is related to a ten year charter of $30.0 million and cash settlement from Korea Line of $1.1 million (2012:$0.7million) and an additional none performance settlement of $0.7 million in 2012.

Management fee is related to commercial management agreements with Knightsbridge Tankers Limited and Ship Finance International Ltd.

4. ADMINISTRATIVE EXPENSES

(in thousands of $)	2013	2012	2011
Employee benefit expense	4,691	4,635	4,228
Share based payment expense—note 28	1,172	989	982
Pension cost—note 29	574	690	542
Auditors’ remuneration	213	228	206
Directors fee	271	270	292
Professional fees	3,406	4,314	2,202
Office and travel expenses	1,906	2,081	2,280

Total administrative expenses	12,233	13,207	10,732

5. IMPAIRMENT OF VESSELS, FINANCIAL LEASE VESSELS AND VESSELS UNDER CONSTRUCTION

The Group has not booked any impairment for 2013. The Company booked a net impairment expense of

$ 30.3 million in 2012 and $ 38.7 million in 2011.

During 2011 and 2012 current spot and forward rates together with received broker values indicated that that the carrying amount of the vessels and vessels under construction may not be recoverable.

The recoverable amount of the assets was therefore estimated in order to determine the extend of an impairment loss.

The recoverable amount is the higher of the fair value of the asset less costs to sell, and its value in use. To derive the fair value of the vessels valuations from three independent brokers is collected. The broker valuations are prepared on a charter free basis and do not take into account the value of the long-term charters that the Group has entered into for some of the vessels. The mark-to-market value of the charter contract is added to the broker value to find the fair value of the asset. The mark-to-market value of the charter contract is calculated as the net present value of the charter hire rate less the forward market, multiplied by the number of days the charter is running.

When determining the value in use, estimated future cash flow is discounted using a WACC rate over the remaining useful life of the vessels. The estimated cash flows are based on the agreed charter rate for fixed periods for vessels with contracts in place and on the forward market revenues for open periods and vessels without a fixed contract, less an estimate of operating expenses. Revenue on open periods and for vessels without a fixed contract is estimated by the Group based on the forward freight curve for minimum five next years and then an estimate development for the remaining life. The underlying assumptions for the estimated revenues are applied consistently for estimating related expense. The Weighted Average Cost of Capital (WACC) is calculated as Debt Ratio * (risk free interest rate + loan margin) + Equity Ratio * (risk free interest rate + Beta * Risk Premium)

The value is use exceeded the fair value at each measurement date. Therefore the company recognised an impairment loss to the extent that the carrying amount exceeded the value in use amount.

The impairment in 2011 included an impairment of a newbuilding contract on Golden Nantong. During 2012 the Company negotiated a rebate against the outstanding instalments, which decreased the carrying amount and therefore reversed the impairment made in 2011.

The impairment expense recognised in 2012 and 2011 related to the individual vessels as specified in the table below.

(in thousands of $)	2013	2012	2011
Impairment per CGU
Golden Shui	—	8,000	4,500
Golden Zhoushan	—	—	16,500
Golden Beijing	—	—	6,600
Golden Nantong	—	—	10,500
Golden Feng	—	18,700	—
Golden Eminence	—	5,200	—
Other Vessel	—	8,900	600

Total impairment before reversal	—	40,800	38,700

Reversal of Impairment per CGU
Golden Nantong	—	10,500	—

Total reversal of impairment		10,500	—

Total net impairment	—	30,300	38,700

6. OTHER GAINS (LOSSES) NET

(in thousands of $)	2013	2012	2011
Gain (loss) on bunkers future contracts	(77)	(634)	3,269
Gain (loss) from freight future contracts	7,368	(2,509)	2,557

Other gains (losses) net	7,291	(3,143)	5,826

Following the general principle for the Company of buying bunkers to offset the bunkers price risk when entering into Contract of affreightment’s for forward periods the company has over the last years bought derivatives for in total 110,265 mt of fuel oil. Of this, 21,805 mt has been sold out prior to delivery related to actual fixtures of vessels to the CoA. The remaining volume has been hold until delivery.

7. INTEREST INCOME

(in thousands of $)	2013	2012	2011
Interest on bank deposits	1,096	1,372	1,195

Total interest income	1,096	1,372	1,195

8. INTEREST EXPENSE

(in thousands of $)	2013	2012	2011
Interest on bank overdrafts and loans	12,440	15,792	17,467
Interest on obligations under finance leases	8,197	8,741	9,232

Total	20,637	24,533	26,699
Less amounts included in the cost of qualifying assets	(1,522)	(3,177)	(3,612)

Interest expense	19,115	21,356	23,087

9. OTHER FINANCIAL ITEMS

(in thousands of $)	2013	2012	2011
Foreign currency gain (losses)	521	383	(1,856)
Dividend received	—	1,219	4,876
Interest rate swap	6,187	(4,913)	(13,408)
Other financial gain (losses)	715	595	(86)

Other financial items	7,423	(2,717)	(10,474)

10. INCOME TAX

As of December 31, 2013, there is no Bermuda income, corporation, or profits tax, nor is there any withholding tax, capital tax, capital transfer tax, estate duty or inheritance tax payable by the Company.

The Company has obtained, from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an assurance that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to the Company or to any of its operations, or to the Company’s shares, debentures or other obligations, except in so far as such tax applies to persons ordinarily resident in Bermuda and holding the Company’s shares, debentures or other obligations, or any property in Bermuda leased or let to the Company.

The Company’s subsidiaries Golden Ocean Management AS, Golden Ocean Management Asia Pte Ltd and Golden Ocean (Cyprus) Ltd are subject to taxation in Norway, Singapore and Cyprus respectively. The tax charge for the year for Golden Ocean Management AS was $174 000 (2012: $62 000) and (2011:$82 000) and for Golden Ocean Management Asia Pte. Ltd. was $nil (2012: $5 000) and (2011:$4 000). The tax charge for Golden Ocean (Cyprus) Limited was $nil (2012:$nil) and (2011:$nil).

11. EARNINGS PER SHARE

The calculation of the basic and diluted earnings per share attributable to the ordinary equity holders of the parent for continuing operations is based on the following data:

(in thousands of $)	2013	2012	2011
Earnings for the purposes of basic earnings per share (profit for the year attributable to equity holders of the parent)	83,875	11,602	14,319
Effect of interest expense on convertible debt	—	—	279

Earnings for the purposes of diluted earnings per share	83,875	11,602	14,598

(in thousands of shares)	2013	2012	2011
Weighted average number or ordinary shares for the purposes of basic earnings per share	447,262	453,500	456,990
Effect of dilutive potential ordinary shares:
Convertible bonds	—	—	1,328
Stock options employees	4,945	—	—

Weighted average number or ordinary shares for the purposes of diluted earnings per share	452,207	453,500	458,318

(in $)	2013	2012	2011
Earnings per share basic	$0.19	$0.03	$0.03
Earnings per share fully diluted	$0.19	$0.03	$0.03

Both the stock options granted during 2012 (4,500,000) and the stock options granted in 2009 (500,000) were in the money at the end of 2013. These stock options are therefore considered to have a dilutive effect on earnings per share fully diluted. Out of the 4,500,000 options granted during 2012, 55,000 options were declared during 2013. The Company exercised its rights to settle this in cash.

12. VESSELS AND EQUIPMENT

The Group has the following owned vessels at December 31, 2013.

Vessel	Built	DWT	Flag
Channel Alliance	1996	171,978	Hong Kong
Channel Navigator	1997	172,058	Hong Kong
Golden Saguenay	2008	75,500	Hong Kong
Golden Opportunity	2008	75,500	Hong Kong
Golden Ice	2008	75,845	Hong Kong
Golden Feng	2009	170,500	Marshall Island
Golden Strength	2009	75,745	Hong Kong
Golden Shui	2009	170,500	Marshall Island
Golden Beijing	2010	176,000	Hong Kong
Golden Eminence	2010	79,447	Hong Kong
Golden Empress	2010	79,600	Hong Kong
Golden Endeavour	2010	79,600	Hong Kong
Golden Endurer	2011	79,600	Hong Kong
Golden Enterprise	2011	79,471	Hong Kong
Golden Zhoushan	2011	175,834	Hong Kong
Golden Suek	2011	74,500	Hong Kong
Golden Bull	2012	74,500	Hong Kong
Golden Brilliant	2013	74,500	Hong Kong
Golden Pearl	2013	74,187	Hong Kong
Golden Diamond	2013	74,187	Hong Kong

(in thousands of $)	Vessels	Drydocking and periodic maintenance	Fixtures and Equipment	Total
Cost:
At January 1, 2011	579,150	2,799	400	582,349
Additions	2,739	1,253	54	4,046
Transferred from vessels under construction	150,935	—	—	150,935

At December 31, 2011	732,825	4,052	454	737,331

At January 1, 2012	732,825	4,052	454	737,331
Additions	1,206	3,430	7	4,643
Transferred from vessels under construction	34,421	—	25	34,446

At December 31, 2012	768,452	7,482	486	776,420

At January 1, 2013	768,452	7,482	486	776,420
Additions	51,803	3,486	10	55,299
Transferred from vessels under construction	29,214	1,000	—	30,214

At December 31, 2013	849,469	11,968	496	861,932

Accumulated depreciation and impairment:
At January 1, 2011	46,907	1,815	320	49,042
Impairment	28,200	—	—	28,200
Depreciation	22,590	—	58	22,648

At December 31, 2011	97,697	1,815	378	99,890

At January 1, 2012	97,697	1,815	378	99,890
Impairment	38,600	—	—	38,600
Depreciation	25,117	1,266	30	26,413

At December 31, 2012	161,414	3,081	408	164,903

At January 1, 2013	161,414	3,081	408	164,903
Impairment	—	—	—	—
Depreciation	27,192	2,025	25	29,241

At December 31, 2013	188,606	5,106	433	194,144

Carrying amount:
At December 31, 2013	660,862	6,862	63	667,788
At December 31, 2012	607,038	4,401	78	611,517
At December 31, 2011	635,127	2,237	76	637,440

The Group has pledged all of owned vessels to secure various banking facilities (note 21).

13. VESSEL HELD UNDER FINANCE LEASES

The Group has the following vessels on financial lease at December 31, 2013.

Vessel	Built	DWT	Flag
Golden Lyderhorn	1999	74,242	Hong Kong
Ocean Minerva	2007	75,698	Panama
Golden Heiwa	2007	76,662	Panama
Golden Eclipse	2010	79,600	Hong Kong

(in thousands of $)
Cost:
At January 1, 2011	176,159

At December 31, 2011	176,159

At January 1, 2012	176,159

At December 31, 2012	176,159

At January 1, 2013	176,159

At December 31, 2013	176,159

Accumulated depreciation:
At January 1, 2011	20,973
Depreciation	7,195

At December 31, 2011	28,168

At January 1, 2012	28,168
Depreciation	7,774

At December 31, 2012	35,942

At January 1, 2013	35,942
Depreciation	9,422

At December 31, 2013	45,364

Carrying amount:
At December 31, 2013	130,795
At December 31, 2012	140,217
At December 31, 2011	147,991

Vessels held under finance lease are depreciated on the same basis as owned vessels.

14. VESSELS UNDER CONSTRUCTION

(in thousands of $)
At January 1, 2011	262,337
Additions	116,063
Impairment	(10,500)
Transferred to vessels and equipment (note 12)	(150,935)

At December 31, 2011	216,964

At January 1, 2012	216,964
Additions	40,522
Reversal of impairment (note 5)	8,312
Transferred to installments on cancelled newbuildings	(100,325)
Disposals	(14,970)
Transferred to vessels and equipment (note 12)	(34,421)

At December 31, 2012	116,082

At January 1, 2013	116,082
Additions	22,288
Transferred to installments on cancelled newbuildings	(92,012)
Transferred to vessels and equipment (note 12)	(30,214)

At December 31, 2013	16,144

None of the vessels under construction at December 31, 2013 are pledged as security to any banking facilities (2012:$91.7 million), see note 21.

The Group has by the end of 2013 entered into eight newbuilding contracts (Supramaxes). Five vessels will be delivered in first half 2015 and three vessels is expected to be delivered in first half 2016.

Additions include installments, capitalized interest (note 8) and supervision on newbuildings.

15. INSTALLMENTS ON CANCELLED NEWBUILDINGS

The Company has cancelled nine newbuilding contracts from Zhoushan Jinhaiwan Shipyard Co. Ltd. Five newbuilding contracts were cancelled in 2013 and four in 2012. The installments including capitalized cost is classified as a non financial asset as of year end 2012 and 2013 as follows

(in thousands of $)	2013	2012
Excellence	25,518	25,518
Explorer	25,504	25,504
Excaliber	24,664	24,664
Express	24,638	24,638
Nantong	44,086	—
Exquisite	17,481	—
Eye	17,488	—
Extreme	6,801	—
Effort	6,794	—

Installments on cancelled newbuildings	192,976	100,325

16. INVESTMENT IN ASSOCIATED COMPANIES AND JOINT VENTURES

Investment in Associated Companies and Joint Ventures

	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam	Total
(in thousands of $)	50%	50%	50%	50%	25%
At January 1, 2013	1,248	—	—	—	—	1,248
Additions	—	6,351	6,925	6,400	—	19,675
Disposals	—	—	—	(7,653)	—	(7,653)
Share of Income	673	834	1,276	1,253	114	4,148

At December 31, 2013	1,921	7,184	8,200	—	114	17,419

	UFC				Seateam	Total
(in thousands of $)	50%				25%
At January 1, 2012	1,576	—	—	—	—	1,576
Additions	—					—
Dividends	(1,750)	—	—	—	—	(1,750)
Share of income	1,422	—	—	—	—	1,422

At December 31, 2012	1,248	—	—	—	—	1,248

All joint venture are measured using the equity method. Golden Magnum Inc and Golden Opus Inc are Capesize Vessels investments in co-operation with a strategic potential partner to take the opportunity of buying Vessels at favorable purchase prices. The investment in UFC relates to an opportunity to make some profit from operation of smaller size vessels (up to 58,000 dwt). Since smaller vessels are outside the core competence of Golden Ocean we found it beneficial to co-invest with a partner that could bring that competence to the company.

Summarized balance sheet associated companies and Joint Ventures

	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam	2013
(in thousands of $)	50%	50%	50%	50%	25%
Current assets
Cash and cash equivalents	3,606	804	—	—	—	4,410
Other current assets	1,848	4,586	4,845	—	456	11,735

Total current assets	5,454	5,390	4,845	—	456	16,145

Current liabilities
Financial liabilities	—	952	458	—	—	1,410
Other current liabilities	1,612	1,077	295	—	—	2,984

Total current liabilities	1,612	2,029	753	—	—	4,394

Non-current assets
Vessels and equipment, net	—	33,310	33,630	—	—	66,940

Total non-current assets	—	33,310	33,630	—	—	66,940

Non-current liabilities
Financial liabilities	—	22,303	21,322	—	—	43,625
Total non-current liabilities	—	22,303	21,322	—	—	43,625

Net total assets	3,842	14,368	16,400	—	456	35,066

	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam	2012
(in thousands of $)	50%				25%
Current assets
Cash and cash equivalents	2,661	—	—	—	—	2,661
Other current assets	2,586	—	—	—	—	2,586

Total current assets	5,247	—	—	—	—	5,247

Current liabilities
Other current liabilities	2,751	—	—	—	—	2,751

Total current liabilities	2,751				—	2,751

Net total assets	2,496	—	—	—	—	2,496

Summarized statement of comprehensive associated companies and Joint Ventures

	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam	2013
(in thousands of $)	50%	50%	50%	50%	25%
Revenue	17,453	7,655	5,424	566	5,468	36,566
Depreciation	—	676	376	—		1,052
interest expense	—	(204)	—	—	—	(204)
Profit or loss from continuing operations	1,345	1,667	2,551	2,505	930	8,998
Total comprehensive income	1,345	1,667	2,551	2,505	930	8,998
Dividend received from joint venture or associate	—	—	—	1,253	—	1,253

	UFC	Golden Magnum Inc.	Golden Opus Inc.	Golden Azalea Inc.	Seateam	2012
(in thousands of $)	50%	50%	50%	50%	25%
Revenue	17,019	—	—	—	4,300	21,319
Depreciation	—	—	—	—	—	—
interest expense	—	—	—	—	—	—
Profit or loss from continuing operations	2,845	—	—	—	(440)	2,405
Total comprehensive income	2,845	—	—	—	(440)	2,405
Dividend received from joint venture or associate	1,750	—	—	—	—	1,750

17. CASH AND CASH EQUIVALENTS AND RESTRICTED DEPOSIT

(in thousands of $)	2013	2012
Current accounts	81,381	84,859
Short-term deposits	12,500	19,500

Cash and cash equivalents, at year end	93,881	104,359

Restricted deposit	4,960	8,178

Cash and cash equivalents and restricted deposit at year end	98,841	112,537

Deposit of $5.0 million (2012:$8.2 million) is restricted. Of this, $3.2 million is related to deposits on trading in financial instruments (2012:$3.9 million), $0.3 million is deposit for a customer claim (2012:$1.0 million), $0.2 million for employee taxes (2012:$0.2 million), $0.5 million is a deposit for a tender bid (2012:$1.1 million) and the remaining $0.8 million is various deposits (2012:$2.0 million).

18. TRADE AND OTHER RECEIVABLES

(in thousands of $)	2013	2012
Trade receivables, net	7,343	1,656
Other receivables	15,867	14,973
Prepayments	10,873	6,074

	34,083	22,703

Less non-current portion: other receivables	(8,588)	(8,026)

Current portion	25,495	14,677

The current portion of other receivables consists at December 31, 2013 of prepayment to managers and agents of $3.6 million (2012:$2.2 million) and reclassification of bunkers inventory of $1.8 million (2012:$1.8 million).That is when the charterer have deducted bunkers before redelivery of the vessel.

The non-current portion of other receivables relates to the sale of MV Bellflower in 2009 and falls due within three years from December 31, 2013 and four years from December 31, 2012. The non-current amount due is $10.0 million and the discounted amount per December 31, 2013 is $8.6 million (based on a 7% discount rate) and $8.0 million at December 31, 2012. The non-current receivables are secured with a mortgage on the sold vessel.

The Company has not taken any provisions for impairment for trade receivables in 2013. In 2012 the Company made a provision for impairment of trade receivables of $6.2 million in relation to the hire outstanding from Sanko (2011:$nil).

The fair value of trade and other receivables are as follows:

	Carring amount		Fair value
(in thousands of $)	2013	2012	2013	2012
Trade receivables	7,343	1,656	7,343	1,656
Other receivables	15,867	14,973	16,050	15,193

	23,210	16,629	23,393	16,849

The fair values of the non-current portion of the other receivables are based on the discounted cash flows of the assets. The discount rate equals LIBOR plus a margin for an appropriate credit rating (6% have been used for both 2013 and 2012). The fair values of trade receivables and other receivables are within level 3 of the fair value hierarchy.

As of December 31, 2013, Out of total outstanding trade receivables of $7.3 million, $3.6 million were overdue but not impaired. These relate to a number of independent customers for whom there is no recent history of default. At December 31, the ageing analysis of these trade receivables is as follows.

(in thousands of $)	2013	2012
Up to 3 months	2,538	648
3 to 6 months	559	10
More than 6 months	556	485

	3,653	1,143

19. AVAILABLE-FOR-SALE FINANCIAL ASSETS

(in thousands of $)	2013	2012
At 1 January	—	33,330
Additions	10,0000	—
Changes in fair value of available-for-sale financial assets	7,255	—
Recycling of changes in fair value of sold available-for-sale financial assets	(339)	—
Disposals	—	(33,330)

At December 31	16,916	—

(in thousands of $)	2013	2012
Listed Equity securities:
Korea Line Corporation—Asia	4,166	—
Knightsbridge Tankers Limited—US	107	—
Unlisted Equity securities:
Greenship Bulk Trust—Europe	12,644	—

Total available for sale-financial assets	16,916	—

(in thousands of $)	2013	2012
Currencies:
NOK (Norwegian kroner)	12,644	—
KRW (Korean Won)	4,166	—
US dollar	107	—

Total available for sale-financial assets	16,916	—

The Company booked an impairment loss of $14.1 million for the year 2011 related to the shares in Knightsbridge Tankers Limited sold in 2012. The Company also booked a loss under other comprehensive income of $6.9 million related to these shares in 2011. There was not any impairment related to available-for-sale financial assets in 2013 or 2012.

20. SHARE CAPITAL

Authorised share capital is as follows:

	2013	2012
5,000,000,000 ordinary shares of $0.10 par value each	500,000	500,000

Issued and fully paid share capital is as follows:

(in number of shares)	2013	2012
At January 1	447,261,796	456,990,107
Shares cancelled	—	(9,728,311)

At December 31, 2013	447,261,796	447,261,796

(in thousands of $)
At January 1	44,726	45,699
Shares cancelled	—	(973)

At December 31, 2013	44,726	44,726

The Company’s ordinary shares are listed on the Oslo Stock Exchange (“OSE”) and Singapore Stock Exchange (“SGX”). The issued shares are fully paid. All issued shares in the Company are of the same class and have the same rights in the Company. Each share in the Company carries one vote.

The outstanding issued shares in Golden Ocean Group Limited are 447,261,796 at December 31, 2013 and 2012.

The twenty largest shareholders as at December 31, 2013 are as follows:

Name	Number of Shares	outstanding shares
Hemen Holding Limited	183,666,158	41.06%
Skagen Kon-Tiki	21,821,808	4.88%
Statoil Pensjon	8,066,765	1.80%
Citibank, N.A	5,843,464	1.31%
State Street Bank & Trust co.	4,537,973	1.01%
Carling	4,350,000	0.97%
J.P. Morgan Chase Bank N.A. London	4,085,975	0.91%
Verdipapirfondet Dnb Norge	3,765,310	0.84%
Clearstream Investments Inc.	3,706,594	0.83%
J.P. Morgan Chase Bank N.A. London	3,544,326	0.79%
Odin Maritim	3,400,000	0.76%
J.P. Morgan Chase Bank N.A. London	3,166,650	0.71%
Equity Tri-party(3)	3,128,129	0.70%
J.P. Morgan Chase Bank, N.A.	2,763,247	0.62%
Euroclear Bank S.A/N.V (‘BA’)	2,710,707	0.61%
The bank of New York Mellon	2,517,311	0.56%
Goldman Sachs & Co Equity segregat	2,483,279	0.56%
State Street Bank & Trust co.	2,481,885	0.55%
Dnb Nor Bank ASA	2,360,109	0.53%
KLP Aksje Norge Indeks VPS	2,257,425	0.50%

Total 20 largest shareholders	270,657,115	60.51%

Other shareholders	176,604,681	39.49%

Total	447,261,796	100.00%

Our principal shareholders are Hemen Holding Ltd. and Farahead Investment Inc., which we refer to jointly as Hemen, are indirectly controlled by trusts established by Mr. John Fredriksen for the benefit of his immediate family. Farahead Investments Inc. has borrowed 70,000,000 shares from Hemen Holding Ltd. For the purpose of this overview these shares are consolidated and presented as ownership of Hemen Holding Ltd.

21. OTHER RESERVES

Other reserves represent The Company’s own shares acquired to be held as treasury shares, the gain or loss arising from the change in the fair value of available-for-sale financial assets (note 18) and the equity component of convertible bonds issued (note 29). Other reserves are broken down between the three categories as follows:

(in thousands of $)	Treasury shares	Available for sale financial assets	Convertible Bond	Translation	Total
At January 1, 2012	(2,465)	—	16,635	(85)	14,085

Cancellation of treasury shares	2,465	—	—	—	2,465
Currency translation	—	—	—	—	—

At December 31, 2012	—	—	16,635	(85)	16,550
Other comprehensive income	—	6,916	—	—	6,916

At December 31, 2013	—	6,916	16,635	—	23,466

22. LONG-TERM DEBT

(in thousands of $)	2013	2012
Within one year	41,214	38,733
Between one and two years	120,651	145,343
Between two and five years	180,172	196,163
After five years	67,373	16,940

Total debt	409,410	397,179

Current portion	(41,214)	(38,733)

Long-term debt, nominal value	368,196	358,446

Value of sellers credit	(1,029)	—
Deferred transaction costs	(4,362)	(4,013)

Long-term debt	362,805	354,432

All debt, $409.4 million (2012:$397.2 million) is secured by mortgages over vessels and vessel under construction. Upon cancellation of a newbuilding contract, the specific borrowing related to the cancelled vessel will fall due when the refund is received.

Each of the Company’s loan agreements contains a loan-to-value clause, which could require the Company to post collateral or prepay a portion of the outstanding borrowings should the value of the vessels securing borrowings decrease below a required level. In addition, the loan agreements contain certain financial covenants including the requirement to maintain $40 million of free cash, a certain level of minimum equity and a minimum equity ratio as well as a minimum level of the ratio between EBITDA to Interest. Failure to comply with any of the covenants in each loan agreements could result in a default, which would permit the lender to accelerate the maturity of the debt and to foreclose upon any collateral securing the debt.

The value of sellers’ credit relates to an interest component on the purchase price with three years down-payment after delivery of the Vessels Golden Pearl and Golden Diamond.

Long-term debt and obligations under finance lease liabilities

(in thousands of $)	2013	2012
Non-current
Bank borrowings	362,805	354,432
Obligations under finance lease	110,416	118,055

Total	473,221	472,487

Current
Bank borrowings	41,214	38,733
Obligations under finance lease	7,370	6,837

Total	48,584	45,570

Total long term debt and obligations under finance lease liabilities	521,805	518,057

The short term debt does not include any additional down payment during the first quarter 2014 in order to stay in compliance with the minimum value covenants as per December 31, 2013 (2012: $7.5 million). All debt is in US Dollars ($), at LIBOR plus a fixed margin of average 2.68% and is mainly re-priced on a monthly basis.

23. OBLIGATIONS UNDER FINANCE LEASES

	Within one year		2-5 years		6-10 years		Total
(in thousands of $) at December 31	2013	2012	2013	2012	2013	2012	2013	2012
Minimum Lease Payments
Interest	7,501	8,096	28,652	32,323	4,609	8,450	40,762	48,869
Purchase option	—	—	55,017	55,017	33,550	33,550	88,567	88,567
Instalments	7,370	6,837	18,852	24,388	2,996	5,100	29,219	36,325

Total Minimum Lease Payments	14,871	14,933	102,521	111,728	41,156	47,100	158,548	173,761
Less interest							(40,762)	(48,869)
Present Value of Lease Obligations							117,786	124,892
Current portion							7,370	6,837
Non-current portion							110,416	118,055

The Group has leased certain vessels under finance leases. The average remaining lease term is 4 years (2012: 5 years). The discount rate used to calculate the present value of minimum lease payment was an average of 7% (2012: 7%), using the implicit rate of the lease. All leases are on a fixed repayment basis.

The Group has recorded finance leases on four vessels at December 31, 2013 (December 31, 2012: four vessels). The Group has a purchase option and the exercise price of the option changes based upon the date the option is exercised. The table below lays out the approximate exercisable dates and purchase option amounts, based on the date the purchase options are expected exercisable, and the first lease renewal date.

(in thousands of $)	Purchase option expected exercisable date	Purchase option amount	Lease renewal date
Golden Lyderhorn	September 2016	11,500	September 2016
Ocean Minerva	January 2018	21,052	January 2015
Golden Heiwa	March 2017	22,465	March 2015
Golden Eclipse	April 2020	33,550	April 2020

The purchase option exercise prices at the final exercise date for Ocean Minerva and Golden Heiwa are denominated in JPY, and are JPY 1.64 billion and JPY 1.75 billion respectively. The Company reassessed the likelihood of exercising the purchase option denominated in JPY in 2012 and concluded at that time that it expect to redeliver the vessels at the end of the charter period. The JPY lease liabilities relating to the purchase options are therefore considered non-monetary liabilities from that time and are translated at the historical exchange rate at the date the reassessment was made.

The lease payments for the other vessels are denominated in US dollars. The Group’s finance lease obligations are secured by the lessor’s title to the leased assets.

24. RELATED PARTY TRANSACTIONS

Frontline Ltd and its subsidiaries and Ship Finance International Limited and its subsidiaries, are related parties due to the significant influence of a single shareholder.

Frontline Ltd provides the Group with certain administrative services under the terms of an administrative management contract relating to the Bermuda office and the London office. The Group has administrative expenses related this of $143,000 (2012:$149,000 and 2011:$196,000).

The Group reimburse Frontline Ltd using a fixed fee of $150 per day per owned vessel for technical management (In 2012 the Group paid a fee of $2,000 per month per vessel). In the year ended December 31, 2013, the Group was charged $1,177,000 under this arrangement (2012:$473 000 and 2011:$388,000). In addition the Group pays a fee to Frontline Ltd for supervision of vessels under construction amounting to $0.1 million in 2013 (2012:$3.0 million and 2011:$3.3 million). Supervision activity in 2013 only relates to the Supramax newbuildings since the earlier contracts was terminated in the beginning of the year due to cancellations with Jinhaiwan.

On January 1, 2005 the Company entered into an agency agreement with Frontline whereby it provides chartering services in relation to Frontline’s fleet of oil, bulk and ore carriers. Frontline pays the Company a fixed amount per vessel for charters arranged under this agreement. During the year 2013 $2,000 was charged in respect of the agency agreement (2012: $62,000 and 2011:$81,000). Remaining vessels under this contract were sold in the first quarter of 2013.

In September 2010, the Company entered into a commercial agreement with Ship Finance International Limited, to both operate and financial report for the company’s dry-bulk vessels. During the year the Company has received $714 000 in respect of this agreement (2012: $866 000 and 2011:$81,000).

In 2013 United Freight Carriers, the joint venture owned 50% by the Company, entered into charter contracts with Ship Finance International Limited for four of their drybulk carriers. The charter contracts include profit sharing and the joint venture paid $0.8 million to Ship Finance International Limited related to these vessels in 2013.

The Group has the following year end balances with related parties:

(in thousands of $)	2013	2012
Frontline Ltd and subsidiaries	1,216	1,328

Total liability	1,216	1,328

The amounts outstanding are unsecured, bear no interest, and will be settled in cash. No guarantees have been given or received.

No expense has been recognised in the period for any allowances for credit losses in respect of the amounts owed by related parties.

Remuneration of key management personnel and directors

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

The remuneration of directors and CEO of Golden Ocean Management AS during the year was as follows:

(in thousands of $)	2013	2012	2011
Managing director	671	730	583
Director fees	270	270	292
Share based payments	143	91	73

Total	1,084	1,091	948

The table includes pension expenses related to CEO of Golden Ocean Management AS.

The table below shows the total number of shares owned directly or indirectly by the CEO of Golden Ocean Management AS and Directors as at December 31, 2013.

	Number of shares	Percentage of outstanding shares
John Fredriksen (Chairman, CEO, President and Director)	*	*
Tor Olav Trøim (Director)	584,982	0.13%
Kate Blankenship (Director)	206,000	0.05%
Hans Christian Børresen (Director)	106,000	0.02%
Herman Billung (CEO)	100,000	0.02%

	996,982	0.22%

*	Hemen is indirectly controlled by trusts established by Mr. John Fredriksen for the benefit of his immediate family. Mr. Fredriksen disclaims beneficial ownership of the 183,666,158 ordinary shares held by Hemen. This is equivalent to 41.06 per cent of the outstanding shares.

25. TRADE PAYABLES AND OTHER CURRENT LIABILITIES

(in thousands of $)	2013	2012
Trade payables	1,512	1,473
Accruals	6,273	5,822
Deferred revenue	27,540	32,037
Other current liabilities	4,759	1,802

Total	40,084	41,134

The Company received $14.1 million (2012: $25.0 million) dollars as deferred revenue during the fourth quarter from one charterer. The amount relates to prepaid charter hire for one year for three vessels (2012: four vessels).

The Group has not recognised any contingent liabilities in respect of legal claims arising in the ordinary course of business.

26. CAPITAL COMMITMENT

	Within one year		2-5 years		Total
(in thousands of $)	2013	2012	2013	2012	2013	2012
Vessels under construction	23,511	93,270	171,764	—	195,275	93,270

The capital commitment for the Company is related to two Supramax vessels from Japan Marine United Corp. and six vessels from Chengxi. All the vessels are scheduled to be delivered in 2015 and 2016.

27. OPERATING LEASES

Rental expense

The future minimum rental payments under the Group’s non-cancellable operating leases as of December 31 are as follows:

(in thousands of $)	2013	2012
Within one year	25,099	10,440
In the second to fifth years	17,351	6,238

Total minimum lease payments	42,450	16,678

Total rental expense for the year ended December 31, 2013 for operating leases was $57.7 million (2012:$29.7 million and 2011:$62.6 million).

Rental income

The future minimum revenue to be received under the Group’s non-cancellable operating leases as of December 31, 2013 is as follows:

(in thousands of $)	2013	2012
Within one year	67,251	117,939
In the second to fifth years	164,207	198,164
Later than five years	55,918	55,740

Total minimum lease revenue	287,376	371,843

Total rental income for operating leases was $276.5 million for the year ended December 31, 2013 (2012:$227.1 million and 2011:$316.3 million).

28. SHARE BASED PAYMENTS

On March 21, 2005 the Company approved a share option plan under which share options may be granted to directors and eligible employees. The plan has a limited term of ten years.

During the term of the plan the Board may grant options to acquire the Company’s shares at a subscription price that the Board shall resolve, provided that such price is not lower than the average of the middle market quotations of the shares as derived from the Oslo Stock Exchange (or any stock exchange on which the Company’s shares are traded) for the three immediately subsequent dealing days on that Exchange, and the nominal value of $0.10. In the share option plan, the Company has reserved the right upon receipt on a notice of exercise of an option to make cash payment in lieu of issuing shares that would be due on the exercise of the option.

The Company issued 4,500,000 share options in October 2012 to certain of the Company’s Directors and employees. At the same time the share option program issued in July 2010 for 2,750,000 options was cancelled. The share options have been granted on the terms set forth in the Company’s above approved share option plan. The new share options will have a five year term and will vest equally one quarter each year over a four year vesting period with the first quarter vesting in October 2013. The cancellation and reissue of share options discussed above is treated as modification of share options.

For the new options granted in 2012 the fair value for the options was calculated to NOK 2.79 per share at the date of grant. The stock options were valued based on the Black-Scholes option pricing model. The options were granted at NOK 4.60 per share and the stock price at the day of grant was NOK 4.16. The duration of the options is five years and the Company therefore used a five year NOK risk free interest rate, at 1.45%. There is no trading of options in the Golden Ocean share so the volatility was based on the last five year history on the share price, and a volatility of 88% was applied to the calculations. The strike price will be adjusted for dividends going forward. The employees must still be employed in the Company when exercising the options and based on the historically low turnover rate in the Company the model assumes that all employees will remain employed at the Company when the options are exercisable. For the options that were cancelled the remaining life was four years and the Company therefore applied a four year risk free interest rate at 1.46% and four years history to calculate the historic volatility at 92.2%. For these options the additional cost was calculated as the value of new options less the current value of the cancelled options. The incremental fair value of the modified options was at NOK 0.61 per option.

Details of the share options outstanding during the year are as follows:

	2013		2012
	Number of share options	Weighted average exercise price USD	Number of share options	Weighted average exercise price USD

At the beginning of the year	5,000,000	1.6	4,062,500	1.6
Granted during the year	—	—	4,500,000	0.83
Cancelled during the year	—	—	(2,750,000)	—
Expired during the year	—	—	(812,500)	—
Exercised during the year	(55,000)	—	—	—

Outstanding at the end of the year	4,945,000	0.74	5,000,000	0.91

Exercisable at the end of the year	1,570,000	0.74	500,000	1.66

The outstanding options at the end of 2013 have a weighted average remaining contractual life of 3.5 years (2012: 4.5 years). There were 55,000 options exercised in 2013 (2012: nil). The Company’s shares are traded on the Oslo Stock Exchange in Norwegian Kroner (NOK). All share option calculations have been made in NOK and converted at the exchange rate prevailing at the balance sheet date.

The Group recognised total expenses of $1,172,000 (2012:$989,000 and 2011:$982,000) relating to the equity settled share-based option scheme during the year.

The share option scheme is the only share based payments granted to Directors and employees of the Company.

29. POST—EMPLOYMENT BENEFITS

The Group has a defined benefit pension plan in NOK that covers 12 of a total of 17 employees, as of December 31, 2013. The majority of the plan administration is handled by a third party insurance company.

The primary beneficiaries are residents of Norway and they are entitled to approximately 70% of their last year’s salary at a retirement age of 67 years. The pension is transferable on death of the employee to the spouse or children up to a maximum of 60% of the employee’s original benefit. The actuarial report is performed on assumptions in line with IAS 19(R) and insurance broker’s recommendations as per December 31, 2013, 2012 and 2011, respectively.

The recorded pension expense in 2013 is $0.6 million (2012: $0.7 million and 2011:$0.5 million). The net obligations of $1.6 million (asset $2.2 million and obligation $3.8 million) (2012:$1.6 million (asset $1.6 million and obligation $3.2 million)) are included under other long term liabilities.

30. FINANCIAL INSTRUMENTS

(in thousands of $)	Loans and receivables	Derivative financial instruments	Available- for-sale	Total
At December 31, 2013
Assets as per balance sheet
Trade and other receivables excluding pre-payments (note 18)	23,210	—	—	23,210
Derivative financial instruments	—	2,735	—	2,735
Available-for-sale financial assets	—	—	16,916	16,916
Cash and cash equivalents	98,841	—	—	98,841

Total	122,051	2,735	16,916	141,702

(in thousands of $)	Loans and receivables	Derivative financial instruments	Available- for-sale	Total
At December 31, 2012
Assets as per balance sheet
Trade and other receivables excluding pre-payments (note 18)	16,629	—	—	16,629
Cash and cash equivalents	112,537	—	—	112,537

Total	129,166	—	—	129,166

(in thousands of $)	Derivative financial instruments	Other financial liabilities at amortised cost	Total
At December 31, 2012
Liabilities as per balance sheet
Borrowings incl. deferred charges (excl. finance lease liabilities) (note 22)	—	404,019	404,019
Finance lease liabilities	—	117,786	117,786
Derivative financial instruments	—	—	—
Trade and other payables excluding non-financial liabilities (note 24,25)	—	15,332	15,332

Total	—	537,137	537,137

(in thousands of $)	Derivative financial instruments	Other financial liabilities at amortised cost	Total
At December 31, 2012
Liabilities as per balance sheet
Borrowings incl. deferred charges (excl. finance lease liabilities) (note 22)	—	393,165	393,165
Finance lease liabilities	—	124,892	124,892
Derivative financial instruments	7,782	—	7,782
Trade and other payables excluding non-financial liabilities (note 24,25)	—	12,001	12,001

Total	7,782	530,058	537,840

Financial Risk Management

Through its activities the Group is exposed to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance. The Group makes use of derivative financial instruments such as foreign exchange forward contracts and interest rate swaps to moderate certain risk exposures.

Market Risk

Interest Rate Risk

The Group’s interest-bearing financial assets and liabilities make the Company exposed to the effects of fluctuations in the prevailing levels of market interest rates on its financial positions and cash flows.

Breakdown of long-term debt with average effective interest rates:

	2013		2012
(In thousands of $)	Loan amount	Average interest rate	Loan amount	Average interest rate
Loan on vessels	360,827	3.46%	335,626	3.04%
Loans on vessels under construction	—	—	27,539	3.20%
Loans on cancelled vessels under construction	43,192	3.26%	30,000	3.50%

Total	404,019		393,165

Breakdown of cash and cash equivalents with average effective interest rates:

	2013		2012
(In thousands of $)	Amount	Average interest rate	Amount	Average interest rate
Current accounts	81,381	0.04%	102,459	0.09%
Short-term deposits	12,500	0.79%	1,900	1.11%
Restricted cash	4,960	0.00%	8,178	0.09%

Total	98,841		112,537

Cash and cash equivalents and long-term debt (excluding convertible bonds) bear interest at LIBOR plus a fixed margin. The LIBOR is fixed mostly for one month periods. Debt issued at variable rates expose the Group to cash flow interest rate risks which is partially offset by the cash held at variable rates.

The Group’s debt at variable rate was denominated in US Dollars for both 2013 and 2012.

The convertible bonds recognized in the balance sheet are calculated as follows:

(in thousands of $)	2013	2012
At January 1	—	7 ,540
Interest expense	—	252
Interest paid	—	(92)
Repurchase and repayment of convertible bond	—	(7,700)

Liability component at December 31	—	—

If interest rates as of December 31, 2013, 2012 and 2011 had increased or decreased by 1% with all other variables remaining constant, the decrease or increase in profit would have been $4.0 million (2012:$4.0 million and 2011: $4.0 million) mainly as a result of higher or lower interest expense on floating rate long-term debt.

Interest directly attributable to the construction of vessels is capitalised. If interest rates had increased or decreased by 1% the effect on the amount capitalised would be $432,000 (2012:$566,000 and 2011:$900,000).

The Group’s chief financial officer monitors the sensitivity to the interest rates on a regular basis as a part of his responsibilities.

Currency Risk

The value of monetary assets and liabilities denominated in foreign currencies will fluctuate due to changes in foreign exchange rates. The majority of the Group’s financial assets and liabilities are denominated in US dollars and at December 31, 2013, the only material assets and liabilities denominated in foreign currencies are financial lease obligations that have purchase options in JPY for M/V Golden Heiwa and M/V Ocean Minerva (note 23).

The Group monitors its exposure to currency risk on a regular basis. The Group can use forward foreign exchange contracts to mitigate currency risk for expenses in Norwegian kroner when it finds it beneficial.

At December 31, 2013, had the exchange rate between the US dollar and the Norwegian Krone increased or decreased by 10% with all other variables held constant, the decrease or increase respectively in net assets would not be material.

Equity Price Risk

All marketable securities present a risk of loss of capital. The Group moderates this risk through a careful selection of securities. The maximum risk resulting from financial instruments is determined by the fair value of the financial instruments. The Group’s overall market positions are monitored on a quarterly basis. The Group’s maximum exposure to risk at the balance sheet date is $16.9 million (2012:$nil).

At December 31, 2013, had the stock exchange decreased or increased with 20% with all other variables held constant, the decrease or increase in net assets would have been $3.4 million respectively.

Commodity Price Risk

The Group is exposed to commodity price risk through derivative contracts on freight and bunkers. The Group takes positions from time to time in the freight forward market, either as a hedge to a physical contract or as a speculative position. The value of the freight forward agreements is booked mark to market through the income statement. The Company enters into cargo contracts from time to time. The Company is then exposed to fluctuations in bunker prices, as the cargo contract price is based on an assumed bunker price for the trade. The Group has a policy to hedge all bunker exposure and uses bunker derivatives to hedge this risk. There is no guarantee that the hedge removes all the risk from the bunker exposure, due to possible differences in location and timing of the bunkering between the physical and financial position. The value of the bunker contracts is booked mark to market over the income statement.

Credit Risk

The Group is exposed to credit risk, inherent in the risk that a counterparty will be unable to perform under the time and voyage charter contracts and unable to pay amounts in full when due. Allowances are made for credit losses that have been incurred by the balance sheet date, if any. The maximum exposure to credit risk on cash and cash equivalents and trade and other receivables (ignoring collateral and credit quality) at December 31, 2013 was $132.9 million (2012:$135.3 million).

Concentration of credit risk exists to the extent that at December 31, 2013 approximately 64% of cash and cash equivalents were held with two financial institutions with credit ratings according to Standard & Poor’s of A+ or better:

The Group has the following cash and cash equivalents:

Counterparty	Rating	Geographical segment	2013	2012
Cash and cash equivalents
Nordea Bank Norge ASA	AA-	Norway	22,414	41,811
Skandinaviska Enskilda Banken (SEB)	A+	Norway	40,713	29,220
DnB Bank ASA	A+	Norway	12,500	17,500
ABN Amro Bank N.V.	A+	Netherland	11,170	11,774
Ing Bank N.V.	A	Netherland	306	—
Danske Bank A/S	A	Norway	3,834	4,431
Other		Norway	7,903	7,801

			98,841	112,537

In addition concentration of credit risk exists to the extent that amounts of $2.8 million represent 38% of trade receivables are due from one counterpart. The Group has collected the full amount subsequent to the balance sheet date.

If there is no independent rating on the customers, the credit control department assesses the credit quality of the counterparty taking into account its financial position, past experience and other factors.

Given the current economic crisis and the number of counterparty defaults worldwide, the Group monitors the exposure to credit risk and manages risk by concentrating on chartering activities with a number of major shipping companies and financially strong counterparties and placing bank deposits with blue-chip financial institutions.

Liquidity Risk

The table below analyses the Group’s long-term debt into relevant group of maturity based on the remaining period at the balance sheet date to the contractual maturity date. The amounts in the table are the contractual principal repayments.

The table below analyses the Group’s contractual undiscounted cash flows

	Within three months	Between three months and one year	Between one and two years	Between two and five years	After five years	Total
(in thousands of $)
At 31 December 2013
Borrowings (ex financial lease obligations)	12,216	49,015	137,394	217,423	73,244	489,292
Financial lease liabilities	3,718	11,153	14,850	42,654	7,605	79,980
Trade and other payables	14,116	—	—	—	—	14,116

Total	32,987	80,185	168,987	297,328	86,720	663,270

The table below analyses the Group’s contractual undiscounted cash flows

(in thousands of $)	Within three months	Between three months and one year	Between one and two years	Between two and five years	After five years	Total
At 31 December 2012
Borrowings (ex financial lease obligations)	23,603	35,163	165,026	227,183	25,981	476,956
Financial lease liabilities	3,750	11,183	14,900	51,811	13,550	95,194
Trade and other payables	10,673	—	—	—	—	10,673

Total	61,629	66,379	199,609	310,014	48,572	662,600

The Group’s finance department monitors the liquidity position of the Group on a regular basis between each loan drawdown and repayment period, to ensure sufficient funds are available.

The Group is considered to be able to cover all the short term liabilities and other cash requirements.

Fair value estimation

The following table presents the Group’s assets and liabilities that are measured at fair value at December 31, 2013:

(in thousands of $)	Level 1	Level 2	Total
At December 31, 2013
Assets
Available-for-sale financial assets	4,272	12,644	16,916
Derivative financial instruments (interest swap and bunkers hedge)	—	2,735	2,735

Total assets	4,272	15,379	19,651

Liabilities
Derivative financial instruments (interest swap and bunkers hedge)	—	—	—

Total liabilities	—	—	—

(in thousands of $)	Level 1	Level 2	Total
At December 31, 2012
Assets
Available-for-sale financial assets	—	—	—

Total assets	—	—	—

Liabilities
Derivative financial instruments (interest swap and bunkers hedge)	—	7,782	7,782

Total liabilities	—	7,782	7,782

Level 1 is the fair value of financial instruments traded in active markets based on quoted market prices at the balance sheet date. Level 2 is defined as inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices). The fair value of financial instruments that are not traded in an active (for example, over the counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

Fair value of interest rates are set by the bank by using the discounted value of each contract where they use the forward curve for the relevant remaining period as benchmark towards the fixed rates. The value of the units in

Greenship Bulk Trust is set to market value at the end of the relevant period. The company is listed on the OTC market in Oslo. All open positions on Fuel Derivatives are benchmarked by the banks (our counterpart) against the relevant forward curve for the relevant products and periods that are open.

31. CAPITAL RISK MANAGEMENT

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The Company manages the equity versus debt ratio and combines bank debt, bonds, some capital leases and equity in order to obtain the optimal structure. Revenues in dry bulk is volatile and the Company therefore aim at a modest gearing level and low cash break even levels on the vessel investments in order to manage the fluctuations in earnings and asset values.

The Board intends to return capital to shareholders either through dividends or share buyback. Golden Ocean operates in a cyclical industry, and the Boards’ decision to pay out dividend or repurchase shares is therefore always considered in view of the Companies debt service requirements due in the short term, future capital expenditure requirements and management’s expectation about the future cash inflows.

The Group monitors the debt to equity ratio as well as available cash and projected cash flow based on various scenarios for vessel revenues going forward. Subsequently, the Group focuses on being in compliance with covenants in relation to the various loan facilities. These facilities require that the Company maintain various financial ratios, including: a minimum percentage of 125% of aggregate vessel value to loans secured a minimum book equity ratio of 30% and $325 million, a minimum EBITDA coverage ratio and minimum liquidity. The Group monitors how the Company will perform in relation to these covenants based on the projections for future profit and loss, balance sheet values and cash flows.

The amount paid out in dividends is also a function of the general market environment and view on counterparty issues. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

32. DIVIDENDS

During 2013 the Group declared and paid a dividend of $ 4.5 million (2012 $ nil) and (2011 $ 50.3 million). At December 31, 2013 the Group had declared an additional dividend of $ 4.5 million in connection with the issue of the September 30, 2013 interim financial statements. This dividend was paid out in January 2014 and included in other current liabilities at year end.

33. SUBSIDIARY COMPANIES

The following are the Company’s active subsidiaries as at December 31, 2013:

	Country of residence	Ownership interest
Front Carriers Ltd	Liberia	100%
Golden Aries Inc	Liberia	100%
Golden Arima Inc	Liberia	100%
Golden Beijing Inc	Liberia	100%
Golden Beppu Inc	Liberia	100%
Golden Brilliant Inc	Liberia	100%
Golden Crystal Inc	Liberia	100%
Golden Dena Corporation	Liberia	100%
Golden Diamond Inc	Liberia	100%
Golden Eclipse Inc	Liberia	100%
Golden Effort Inc	Liberia	100%
Golden Emerald Inc	Liberia	100%
Golden Eminence Inc	Liberia	100%
Golden Empress Inc	Liberia	100%
Golden Endeavour Inc	Liberia	100%
Golden Endurer Inc	Liberia	100%
Golden Enterprise Inc	Liberia	100%
Golden Excalibur	Liberia	100%
Golden Excellence Inc	Liberia	100%
Golden Explorer Inc	Liberia	100%
Golden Express	Liberia	100%
Golden Exquisite	Liberia	100%
Golden Extreme Inc	Liberia	100%
Golden Eye Inc	Liberia	100%
Golden Feng Inc	Liberia	100%
Golden Gemini Inc	Liberia	100%
Golden Gunn Corporation	Liberia	100%
Golden Hilton Shipping Corporation	Liberia	100%
Golden Ice Inc	Liberia	100%
Golden Leo Inc	Liberia	100%
Golden Libra Inc	Liberia	100%
Golden Nantong Inc	Liberia	100%
Golden Nassim Inc	Liberia	100%
Golden Opportunity Inc	Liberia	100%
Golden Pearl Inc	Liberia	100%
Golden President Shipping Corporation	Liberia	100%
Golden Saguenay Inc	Liberia	100%
Golden Sapphire Inc	Liberia	100%
Golden Shui Inc	Liberia	100%
Golden Strength Inc	Liberia	100%
Golden Taurus Inc	Liberia	100%
Golden Virgo Inc	Liberia	100%
Golden Zhoushan Inc	Liberia	100%
Golden Ocean Management Asia Pte Ltd	Singapore	100%
Golden Ocean Management AS	Norway	100%
Golden Ocean Group Management (Bermuda) Limited	Bermuda	100%
Golden Ocean (Cyprus) Limited	Cyprus	100%
Golden Ocean Trading Limited	Bermuda	87.81%

34. SUBSEQUENT EVENTS

In January 17, 2014 the Company issued a $200 million Convertible Bond with a 5 year tenor and a Coupon rate of 3.07% p.a. After adjustment for the latest dividend paid the Conversion Price is at the end of March 2014 $2.82 per share. The Conversion Price will in the future be further adjusted for any dividend payment from the Company.

The Company has in February 2014 acquired three 2012 Korean built 81,500 dwt Kamsarmax bulk carriers. These sister vessels are bought in an “en block” transaction. They will be delivered to the Company within the end of April 2014. One of the vessels is fixed out on an index linked time charter contract until second quarter 2016. Charters are paying a premium of 13% compared to the Baltic average four time charter Panamax routes reflecting the earning capacity of the vessels. The second vessel is on a Time Charter contract until fourth quarter 2014 at $15,881 (net) and the third vessel will be redelivered to the Company after the current Time Charter contract expires at the end of second quarter 2014.

During March 2014, the Company acquired the 50% outstanding shares in Golden Magnum Inc. for $13.6 million from the other joint venture partner. The acquisition resulted in a holding gain on the existing 50% share of 6.2 million, which has been included in other gains in profit and loss in the first quarter of 2014.

The shares were acquired by $13.6 million in cash which is also considered to be the fair value of the consideration.

The fair value of the assets and liabilities in Golden Magnum Inc. were as follows at the acquisition date.

(in thousands of $)	2014 MARCH 12
Non current assets
Vessel and equipment	45,500
Total non-current assets	45,500
Current assets
Cash and cash equivalents	1,512
other current assets	4,014
Total current assets	5,526
Total assets	51,026
Non current liabilities
Long term debt	22,326
Total non-current liabilities	22,326
Current liabilities
Long term debt—current portion	952
other current liabilities	548
Total current liabilities	1,500
Total liabilities	23,826

Total identifiable net assets	27,200

The investment was transferred from investment in joint ventures to investments in subsidiaries as a wholly owned subsidiary and consolidated from the same date.

Since the acquisition date the Group has included $ 2.9 million in revenues and $ 0.7 million in profit and loss for the period ended June 30, 2014. Had the acquisition occurred as of the beginning of the year, the revenue reported for the combined entity would have been $4.5 million and profit and loss $ 1.1 million.

In April 2014 the Company entered into an agreement to buy one ice class Panamax vessel resale built at Pipavav Defence & Offshore Engineering Company (“Pipavav”). The vessel is named Golden Ruby and is acquired from a third party. The Company took delivery of the vessel in May 2014.

In June 2014 the Company received refund of $5.3 million in relation to a default of a charter contract for Golden Feng.

Prior to year end, the company cancelled 9 shipbuilding contracts with Zhoushan Jinhaiwan Shipyard Co. Ltd (“Jinhaiwan”) but the shipyard was contesting the company’s right to cancel. The company has since obtained arbitration awards on all nine contracts. The Company has received $103.6 million from Jinhawian covering instalments and interest on three vessels. The Company has paid down $ 31.9 million in debt in relation to these contracts.

For the remaining six contracts the Company has received awards concluding that the Company was entitled to cancel the contracts and therefore also entitled to refunds. On two out of these contracts the Company was found not to be entitled to interest, on the basis of the assumed facts on which the Award was based, but installments only. Both parties are pursuing appeals in the High Court in London against these awards and the hearing will take place end of November 2014.

The Company’s claim against the yard is secured by refund guarantees from two of the top four Chinese banks, and this guarantee covers the instalments plus the 5% contractual interest due on refunds. The Company has in aggregate paid instalments of $90.8 million on the last six vessels and has drawn $11.3 million under the related loan facilities.

In October the Company announced that it has entered into a merger agreement with Knightsbridge Shipping Limited (“Knightsbridge”), where the shareholders in the Company will receive 0.13749 shares in Knightsbridge for each share in Golden Ocean, and Knightsbridge will issue a total of 61.5 million shares to shareholders in Golden Ocean as merger consideration. The merger is subject to approval in special general meetings to be held for each of the companies, where 75% of the shareholders voting at the meeting will have to approve the transaction.

Appendix A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER,

DATED AS OF October 7, 2014,

between

KNIGHTSBRIDGE SHIPPING LIMITED

and

GOLDEN OCEAN GROUP LIMITED

		Page
SECTION 11.10.	Counterparts; Effectiveness	47
SECTION 11.11.	Entire Agreement	48
SECTION 11.12.	Severability	48
SECTION 11.13.	Specific Performance	48
SECTION 11.14.	Headings	48
SECTION 11.15.	Construction	48
SECTION 11.16.	Binding Effect; Benefit; Assignment	48

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 7, 2014 (this “Agreement”), between Knightsbridge Shipping Limited, a limited company incorporated in Bermuda and having its registered address at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (“KSL”), and Golden Ocean Group Limited, a limited company incorporated in Bermuda and having its registered address at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (“GOGL”). KSL and GOGL are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Parties wish to merge GOGL with KSL (the “Merger”) in accordance with Section 104H of the Bermuda Companies Act, with KSL continuing as the surviving company;

WHEREAS, the disinterested members of KSL’s board of directors (the “KSL Board”) have unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, KSL and the shareholders of KSL (other than the shareholders of KSL with an interest in GOGL), (ii) approved the Merger and this Agreement and the Bermuda Merger Agreement (as hereinafter defined), and (iii) recommend the approval of the Merger, this Agreement and the Bermuda Merger Agreement to KSL’s shareholders;

WHEREAS, the disinterested members of GOGL’s board of directors (the “GOGL Board”) have unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, GOGL and the shareholders of GOGL (other than the shareholders of GOGL with an interest in KSL), (ii) approved the Merger, this Agreement and the Bermuda Merger Agreement and (iii) recommend the approval of the Merger, this Agreement and the Bermuda Merger Agreement to GOGL’s shareholders;

WHEREAS, each of KSL and GOGL intend to convene meetings of their respective shareholders to vote on approval of the Merger, this Agreement and the Bermuda Merger Agreement; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Parties to enter into this Agreement, certain shareholders of each of GOGL and KSL (the “Principal Shareholders”) are entering into voting agreements (the “Voting Agreements”) with the Parties pursuant to which, among other things, the Principal Shareholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to (a) vote their GOGL Common Shares or KSL Common Shares, as the case may be, in favor of approval of this Agreement, the Bermuda Merger Agreement and the Merger and (b) take other actions in furtherance of the Merger and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1. Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“1933 Act” means the United States Securities Act of 1933, as amended.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means any offer, proposal or indication of interest by a Third Party relating to any transaction or series of transactions involving (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of a Party and its Subsidiaries, assets of a Party and/or any of its Subsidiaries that represented, individually or in the aggregate, 15% or more of the consolidated net income or revenues of such Party for the then most recently completed four quarter period, or 15% or more of any class of equity or voting securities of a Party or any one or more of its Subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of such Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a Third Party beneficially owning 15% or more of any class of equity or voting securities of a Party or any one or more of its Subsidiaries whose assets (or net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the most recently completed four quarter period) of such Party, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution or other similar transaction involving a Party or any of its Subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 15% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of such Party.

“Action” means any litigation, claim, action, suit, hearing, proceeding, arbitration, audit, inspection or other investigation (whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition and as used otherwise in this Agreement, “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Benefit Plan” means a GOGL Benefit Plan or a KSL Benefit Plan.

“Bermuda Companies Act” means the Bermuda Companies Act of 1981, as amended.

“Bermuda Merger Agreement” means the Merger Agreement in the form attached hereto as Exhibit A to be executed and delivered by the Parties as contemplated by the terms of this Agreement.

“Bond Agreement” means the bond agreement dated January 27, 2014 between GOGL and Norsk Tillitsmann ASA pursuant to which the GOGL Convertible Bonds were issued.

“Business Day” means (except as otherwise expressly set forth herein) a day other than Saturday, Sunday or other day on which commercial banks located in New York, New York or Hamilton, Bermuda or Oslo, Norway are authorized or required by Applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

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“Dissenting Shareholder” means a holder of GOGL Common Shares or of KSL Common Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of GOGL Common Shares or KSL Common Shares to require appraisal of their shares under the Bermuda Companies Act.

“Dissenting Shares” means any GOGL Common Share or KSL Common Share held by a Dissenting Shareholder.

“Environmental Laws” means Applicable Laws, any agreement with any Governmental Authority and Maritime Guidelines relating to human health and safety, the protection of the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equitable Exceptions” means the extent to which the enforceability of a Contract may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

“Exchange Fund” means the certificates representing whole KSL Common Shares issued in exchange for the Certificates, together with any dividends or distributions with respect thereto, plus cash in an amount sufficient to make payment of cash in lieu of fractional shares to holders of GOGL Common Shares in accordance with the terms of this Agreement.

“Exchange Ratio” means 0.13749.

“Frontline 2012 Agreement” means the Acquisition Agreement dated 15th September, 2014 between Frontline 2012 Ltd. and KSL.

“GAAP” means generally accepted accounting principles in the United States.

“GOGL Acquisition Proposal” means an Acquisition Proposal related to GOGL.

“GOGL Balance Sheet” means the consolidated balance sheet of GOGL and its Subsidiaries as of December 31, 2013, and the footnotes thereto.

“GOGL Benefit Plan” means any employee benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) share purchase, share option, severance pay, employment, change-in-control, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, under which any present or former employee of any GOGL Company has any present or future right to compensation, payments or benefits sponsored or maintained or contributed to by any GOGL Company.

“GOGL Common Shares” means the ordinary shares, par value $0.10 per share, of GOGL.

“GOGL Companies” means GOGL and its Subsidiaries (and a “GOGL Company” shall mean any of the foregoing).

“GOGL Convertible Bonds” means the 3.07 percent Golden Ocean Group Limited Senior Unsecured Convertible Bonds Issue 2014/2019.

“GOGL Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by GOGL to KSL.

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“GOGL Material Adverse Effect” means (i) a material adverse effect on the financial condition, business, assets (including Vessels, save for ordinary wear and tear), liabilities or results of operations of the GOGL Companies, taken as a whole, excluding any effect resulting from (A) changes in Applicable Law or GAAP, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which the GOGL Companies operate, (D) acts of war, sabotage or terrorism or natural disasters, or (E) other than for purposes of Section 5.3 and Section 5.15(g), the announcement or consummation of the Merger; provided that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect the GOGL Companies, taken as a whole, relative to other entities operating in the industry in which the GOGL Companies operate, or (ii) any event, circumstance or effect that materially impairs the ability of the Parties to perform their respective obligations under this Agreement or materially delays the consummation of the Merger.

“GOGL Option Plan” means the Golden Ocean Group Limited Share Option Scheme as in effect on the date hereof.

“GOGL Options” means all options to acquire GOGL Common Shares outstanding, whether or not exercisable and whether or not vested, at the Effective Time under the GOGL Option Plan.

“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States (including Bermuda), international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises, exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“IFRS” means the International Financial Reporting Standards as adopted by the European Union.

“Indebtedness” means, with respect to any Person, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation of such Person with respect to any indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (iii) commitments of such Person for which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) liability of such Person with respect to interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (v) responsibility or liability of such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing of another Person.

“Knowledge of GOGL” or any similar phrase means the knowledge of the following persons: Birgitte Vartdal, Per Heiberg, Eivind Hope, Herman Billung and Georgina Sousa.

“Knowledge of KSL” or any similar phrase means the knowledge of the following persons: Ola Lorentzon, Inger Klemp, Aage Østern, Graham Baker and Georgina Sousa.

“KSL Acquisition Proposal” means an Acquisition Proposal related to KSL, provided, however, that the transactions contemplated by the Frontline 2012 Agreement shall not constitute a KSL Acquisition Proposal for purposes of this Agreement.

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“KSL Balance Sheet” means the consolidated balance sheet of KSL and its Subsidiaries as of December 31, 2013, and the footnotes thereto.

“KSL Benefit Plan” means any employee benefit plan, including any (i) deferred compensation or retirement plan or arrangement, (ii) defined contribution retirement plan or arrangement, (iii) defined benefit retirement plan or arrangement, (iv) employee welfare benefit plan or material fringe benefit plan or program, or (v) share purchase, share option, severance pay, employment, change-in-control, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, under which any present or former employee of any KSL Company has any present or future right to compensation, payments or benefits sponsored or maintained or contributed to by any KSL Company.

“KSL Common Shares” means the common shares, par value $0.01 per share, of KSL.

“KSL Companies” means KSL and its Subsidiaries (and a “KSL Company” shall mean any of the foregoing).

“KSL Disclosure Documents” means any form, report, schedule, statement or other document required to be filed or provided with or to the SEC by KSL or distributed or otherwise disseminated by KSL to KSL’s shareholders or GOGL’s shareholders in connection with the Merger, including the Joint Proxy Statements/Prospectus.

“KSL Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by KSL to GOGL.

“KSL Material Adverse Effect” means (i) a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the KSL Companies, taken as a whole, excluding any effect resulting from (A) changes in Applicable Law or GAAP, (B) changes in the global financial or securities markets or general global economic or political conditions, (C) changes or conditions generally affecting the industry in which the KSL Companies operate, (D) acts of war, sabotage or terrorism or natural disasters, or (E) the announcement or consummation of the Merger; provided that the effect of any matter referred to in clauses (A), (B), (C), or (D) shall only be excluded to the extent that such matter does not disproportionately affect the KSL Companies, taken as a whole, relative to other entities operating in the industry in which the KSL Companies operate, or (ii) any event, circumstance or effect that materially impairs the ability of the Parties to perform their respective obligations under this Agreement or materially delays the consummation of the Merger.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, infringement, interference, right of first refusal, right of first offer, preemptive right, option, community property right or other adverse claim or encumbrance of any kind in respect of such property or asset.

“Maritime Guidelines” means any United States, international or non-United States (including Bermuda, Liberia, Hong Kong and the Marshall Islands) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

“Material Contracts” means each Contract set forth on, or required to be set forth on, Section 4.13(a) of the GOGL Disclosure Letter or Section 5.13(a) of the KSL Disclosure Letter, as the case may be.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Newbuildings” means vessels contracted to be constructed, under construction or newly constructed for, but not yet delivered to, a Party or any of its Subsidiaries.

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“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Permitted Liens” means (i) Liens disclosed on the GOGL Balance Sheet or the KSL Balance Sheet, as the case may be, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the GOGL Balance Sheet or the KSL Balance Sheet, as the case may be), (iii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets to which such Lien relates, or (v) other maritime liens, charges and encumbrances incidental to the conduct of the business of GOGL or KSL, as the case may be, the ownership of any such Person’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business.

“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a Governmental Authority.

“Quorum” means two persons at least holding or representing by proxy more than one-third (1/3) of the issued and outstanding GOGL Common Shares or KSL Common Shares, as the case may be.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants, agents, advisors and other representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity (whether recognized by statute or under the common law) of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the shares or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax Returns” means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local and foreign income, profits, tonnage, franchise, gross receipts, environmental, customs duty, share capital, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party” means any Person, including any Person or group of Persons as such terms are defined and used in Section 13 of the 1934 Act and the rules and regulations of the SEC thereunder, other than KSL or any of its Affiliates.

“Triggering Event” with respect to a Party shall be deemed to have occurred if: (i) the Board of Directors of such Party shall have recommended to the shareholders of such Party an Acquisition Proposal other than the Merger or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal other than the Merger; or (ii) a tender offer or exchange offer for 15% or more of the issued and outstanding shares of such Party is commenced, and

6

the board of directors of such Party fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) or (iii) the board of directors of such Party withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to the other Party.

“Vessels” means Owned Vessels and Leased Vessels of the GOGL Companies or of the KSL Companies, as the case may be.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph or Exhibit without reference to a document, such reference is to an Article, Section, paragraph or Exhibit to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (x) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.4(a)/6.5(a)
Agreement	Preamble
Certificate of Merger	Section 2.1(c)
Certificates	Section 3.2(b)
Closing	Section 2.1(b)
Closing Date	Section 2.1(b)
Effective Time	Section 2.1(c)
End Date	Section 10.1(b)
ERISA	Section 4.15(e)
Exchange Agent	Section 3.2(a)
GOGL	Preamble
GOGL Board	Recitals
GOGL Board Recommendation	Section 4.2(b)
GOGL Charter Documents	Section 4.1
GOGL Companies Charter Documents	Section 4.5(b)
GOGL Disclosure Information	Section 4.7
GOGL Securities	Section 4.4(b)
GOGL Shareholder Approval	Section 4.2(a)
GOGL Shareholders’ Meeting	Section 7.2
GOGL Subsidiaries	Section 4.5(a)
GOGL Subsidiaries Charter Documents	Section 4.5(b)
GOGL Subsidiary Securities	Section 4.5(c)
Indemnitee	Section 8.6(a)

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Term	Section
Interested Party Transaction	Section 4.21/5.21
Intervening Event	Section 6.4(b)(ii)/6.5(b)(ii)
Joint Proxy Statement/Prospectus	Section 7.1(a)
KSL	Preamble
KSL Board	Recitals
KSL Board Recommendation	Section 5.2(b)
KSL Charter Documents	Section 5.1
KSL Companies Charter Documents	Section 5.5(b)
KSL SEC Documents	Section 5.6(a)
KSL Securities	Section 5.4(b)
KSL Shareholder Approval	Section 5.2(a)
KSL Shareholders’ Meeting	Section 7.2
KSL Subsidiaries	Section 5.5(a)
KSL Subsidiaries Charter Documents	Section 5.5(b)
KSL Subsidiary Securities	Section 5.5(c)
Leased Vessels	Section 4.12(a)/5.12(a)
Material GOGL Breach	Section 10.1(e)
Material KSL Breach	Section 10.1(d)
Maximum Premium	Section 8.6(b)
Merger	Recitals
Merger Application	Section 2.1(c)
Merger Consideration	Section 3.1(b)
Notice Period	Section 6.4(b)(iii)/6.5(b)(iii)
Owned Vessels	Section 4.12(a)/5.12(a)
Party	Preamble
Policies	Section 4.18/5.18
Principal Shareholders	Recitals
Registrar	Section 2.1(c)
Registration Statement	Section 7.1(a)
Substitute Option	Section 3.4(a)
Superior Proposal	Section 6.4(d)
Surviving Company	Section 2.1(a)
Termination Fee	Section 11.4(b)
Voting Agreements	Recitals

ARTICLE II

THE MERGER

SECTION 2.1. The Merger.

(a) The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with Section 104H of the Bermuda Companies Act, GOGL shall be merged with and into KSL. Following the Merger, the separate existence of GOGL will cease and KSL will continue its existence under the Bermuda Companies Act as the surviving company in the Merger (as such, the “Surviving Company”).

(b) Closing. Subject to the provisions of the Bermuda Merger Agreement and of Article IX of this Agreement, the closing of the Merger (the “Closing”) shall take place at KSL’s offices at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 11, Bermuda as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those

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conditions at the Closing) have been satisfied or, to the extent permissible, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parties may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date”.

(c) Effective Time. Subject to the terms and conditions of this Agreement and the Bermuda Merger Agreement, the Parties will (i) on or prior to the Closing Date, execute and deliver the Bermuda Merger Agreement, (ii) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of the Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act, and (iii) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date. The Merger shall become effective upon the issuance of the Certificate of Merger by the Registrar (such time, the “Effective Time”).

(d) Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the Bermuda Companies Act. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, all the undertaking and property of GOGL and KSL shall vest in the Surviving Company and all liabilities and obligations of GOGL and KSL shall become the liabilities and obligations of the Surviving Company.

(e) Memorandum of Association and Bye-Laws of the Surviving Company. Unless mutually agreed otherwise by the Parties prior to the mailing of the Joint Proxy Statement/Prospectus, at the Effective Time, the memorandum of association of KSL, as in effect immediately prior to the Effective Time other than to amend it to change KSL’s name to Golden Ocean Group Limited, shall become the memorandum of association of the Surviving Company and the bye-laws of KSL, as in effect immediately prior to the Effective Time, shall become the bye-laws of the Surviving Company, in each case until thereafter changed or amended as provided therein or pursuant to Applicable Law.

(f) Board of Directors of the Surviving Company. The Parties shall take all necessary actions (including seeking corporate board of directors or shareholders actions to be taken) such that, at the Effective Time, the board of directors of the Surviving Company shall be the Persons listed on Exhibit B hereto, serving until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

EFFECT ON THE SHARE CAPITAL OF THE PARTIES; EXCHANGE OF CERTIFICATES

SECTION 3.1. Effect on Share Capital. At the Effective Time, by virtue of the Merger:

(a) Cancellation of Treasury Shares and Party-Owned Shares. Each GOGL Common Share held in the treasury of GOGL, and each GOGL Common Share owned by KSL or any direct or indirect wholly-owned Subsidiary of KSL or of GOGL immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Conversion of GOGL Common Shares. Each issued and outstanding GOGL Common Share (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be cancelled and shall be converted automatically, payable upon surrender in the manner provided in Section 3.2 of the certificate formerly evidencing such share, into the right to receive a number of KSL Common Shares equal to the Exchange Ratio (such KSL Common Shares into which GOGL Common Shares are converted hereunder, in the aggregate, the “Merger Consideration”).

(c) Effect on KSL Common Shares. Each KSL Common Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any KSL Common Shares owned by GOGL or any direct or indirect wholly-owned Subsidiary of GOGL) shall remain issued and outstanding after the Effective Time without change or adjustment, and each KSL Common Share owned by GOGL or any direct or indirect wholly-owned Subsidiary of GOGL shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

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SECTION 3.2. Exchange of Certificates or Non-Certificated Shares.

(a) Exchange Agent. Prior to the Effective Time, and in any case not later than the date on which GOGL shall mail the Joint Proxy Statement/Prospectus to the holders of GOGL Common Shares, KSL shall enter into an agreement or arrangement with such bank, trust company or Person that may be designated by KSL and is reasonably acceptable to GOGL to serve as the exchange agent (the “Exchange Agent”) in connection with the conversion of GOGL Common Shares contemplated by this Article III if an Exchange Agent is required in the circumstances. At or immediately subsequent to the Effective Time, KSL shall authorize the Exchange Agent to issue an aggregate number of KSL Common Shares equal to the Merger Consideration, as well as certificates or noncertificated KSL Common Shares in book-entry form evidencing such shares. KSL shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional share in accordance with Section 3.2(d).

(b) Exchange Procedures. As promptly as practicable after the Effective Time, KSL shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of GOGL Common Shares entitled to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (together with any book entry shares, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal, including instructions for use in effecting surrender of Certificates (or attaching affidavits of loss in lieu thereof) or non-certificated shares represented by book-entry. In addition, GOGL shall use its reasonable best efforts to make the letter of transmittal available to all Persons who become holders of GOGL Common Shares during the period between such record date and the date of the GOGL Shareholders’ Meeting. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder is entitled in the form of a certificate or in the form of noncertificated book-entry shares representing that number of whole KSL Common Shares which such holder has the right to receive in respect of the GOGL Common Shares formerly represented by such Certificate (after taking into account all GOGL Common Shares then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon surrender the Merger Consideration in accordance with the terms of this Agreement with respect to the GOGL Common Shares formerly represented thereby. In the event of a transfer of ownership of GOGL Common Shares that is not registered in the register of members of GOGL, any cash to be paid upon, or KSL Common Shares to be issued upon due surrender of the Certificate formerly representing such GOGL Common Shares may be paid or issued, as the case may be, to the transferee if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer or similar Taxes have been paid or are not applicable.

(c) Distributions with Respect to Unexchanged KSL Common Shares. No dividends or other distributions declared or made after the Effective Time with respect to KSL Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate the right of receipt of which is represented thereby, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole KSL Common Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional KSL Common Share to which such holder is entitled pursuant to this Article III and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole KSL Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole KSL Common Shares.

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(d) No Fractional Shares. No certificates or scrip representing fractional KSL Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof the right to vote or to any other rights of a shareholder of KSL. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the closing price of a KSL Common Share on the Nasdaq on the last trading day immediately preceding the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify KSL, and KSL shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of this Article III.

(e) No Further Ownership Rights. The Merger Consideration issued (and paid) in accordance with the terms of this Article III upon conversion of any GOGL Common Shares shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such GOGL Common Shares subject, however, to KSL’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by GOGL on such GOGL Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share subdivision, share bonus issue, share dividend (including any dividend or distribution of securities convertible into KSL Common Shares or GOGL Common Shares), reorganization, recapitalization, reclassification, share consolidation, combination, exchange of shares or other like change with respect to KSL Common Shares or GOGL Common Shares occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent in respect of any Dissenting Shares will be returned to KSL, upon demand. In addition, any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the holders of GOGL Common Shares for six months after the Effective Time shall be delivered to KSL, upon demand, and any holders of GOGL Common Shares who have not theretofore complied with this Article III shall thereafter look only to KSL for the Merger Consideration and any dividends or other distributions with respect to KSL Common Shares to which they are entitled pursuant to this Article III. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) remaining unclaimed by holders of GOGL Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of KSL free and clear of any claims or interest of any Person previously entitled thereto.

(h) No Liability. KSL shall not be liable to any holder of GOGL Common Shares for any KSL Common Shares (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. KSL shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of GOGL Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, if any. To the extent that amounts are so withheld by KSL, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the GOGL Common Shares in respect of which such deduction and withholding was made by KSL.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by KSL, the posting by such Person of a bond, in such reasonable amount as KSL may direct, as indemnity against

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any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, any cash in lieu of fractional shares of KSL Common Shares to which the holders thereof are entitled and any dividends, other distributions or payments of principal or interest to which the holders thereof are entitled pursuant to this Article III.

(k) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall be cancelled (but shall not entitle their holders to receive or retain KSL Common Shares pursuant to Section 3.1) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act (provided that if a Dissenting Shareholder fails to perfect effectively, withdraws or waives or loses such dissenters’ rights action, such Dissenting Shareholder shall be entitled to receive or retain KSL Common Shares pursuant to Section 3.1). Each of the Parties shall give the other Party (a) prompt notice of (i) any demands for appraisal of Dissenting Shares or attempted negotiations to settle or attempted withdrawal or withdrawals of such demands received by such Party and any other instruments served under the Bermuda Companies Act and received by such Party relating to any Dissenting Shareholder’s right to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares and (ii) any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (b) the right and opportunity to participate in any and all negotiations and proceedings with respect to any written demands for appraisal under the Bermuda Companies Act. Neither Party shall, without the prior written consent of the other Party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Bermuda Companies Act.

SECTION 3.3. Transfer Books. At the Effective Time, the register of members of GOGL shall be closed and there shall be no further registration of transfers of GOGL Common Shares thereafter on the records of GOGL. From and after the Effective Time, the holders of Certificates representing GOGL Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such GOGL Common Shares, except as otherwise provided in this Agreement or by Law. If, after the Effective Time, any Certificates are presented to the Exchange Agent or KSL for any reason for transfer, they shall be cancelled and exchanged for the proper Merger Consideration subject to and in accordance with the terms and requirements of this Article III.

SECTION 3.4. GOGL Share Options.

(a) GOGL Options. All GOGL Options shall remain outstanding following the Effective Time. At the Effective Time, the GOGL Options shall, by virtue of the Merger and without any further action on the part of GOGL or the holder thereof (and GOGL hereby covenants and agrees, prior to the Effective Time, to take all actions and to obtain all agreements of holders of GOGL Options as are necessary to implement the provisions of this Section 3.4), be assumed by KSL in such manner as described herein. From and after the Effective Time, all references to GOGL in the GOGL Option Plan and in the applicable share option agreements issued thereunder shall be deemed to refer to KSL, which shall have assumed the GOGL Option Plan and such share option agreements as of the Effective Time by virtue of this Agreement and without any further action. Each GOGL Option assumed by KSL (each, a “Substitute Option”) shall be exercisable upon the same terms and conditions as under the GOGL Option Plan and the applicable option agreement issued thereunder (including vesting provisions), except that (A) each such Substitute Option shall be exercisable for (or shall become exercisable in accordance with its terms), and represent the right to acquire, that number of KSL Common Shares equal to the product of (i) the number of GOGL Common Shares subject to such GOGL Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, and (B) the option price per KSL Common Share shall be an amount (rounded up to the nearest cent) equal to the quotient of (i) the exercise price per GOGL Common Share subject to such GOGL Option immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Each Substitute Option shall otherwise be subject to the same terms and conditions as such GOGL Option.

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(b) Substitute Options. As soon as practicable after the Effective Time, KSL shall deliver, or cause to be delivered, to each holder of a Substitute Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Substitute Option shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.4 after giving effect to the Merger). KSL shall take all corporate action necessary to reserve for issuance a sufficient number of KSL Common Shares for delivery upon exercise of Substitute Options pursuant to the terms set forth in this Section 3.4. As soon as practicable after the Effective Time, the KSL Common Shares subject to Substitute Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and KSL shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as Substitute Options remain outstanding.

SECTION 3.5. GOGL Convertible Bonds. GOGL and KSL shall take all such action as may be reasonably necessary so that upon the Effective Time, KSL and the Surviving Company shall be in compliance with the Bond Agreement, including the execution of an agreement supplemental to and amending the Bond Agreement in compliance with Section 15.1 of the Bond Agreement and to provide among other things that on and after the Effective Time the GOGL Convertible Bonds will be convertible only into KSL Common Shares as provided in Section 15.1 of the Bond Agreement. KSL shall take all corporate actions necessary to reserve for issuance a sufficient number of KSL Common Shares for delivery upon conversion of the GOGL Convertible Bonds in accordance with their terms as so amended. GOGL agrees to give all notices required to be given by GOGL under the terms of the Bond Agreement prior to the Effective Time with respect to the Merger, to deliver all documents required under the terms of the Bond Agreement and to take all actions that are reasonably requested by KSL to carry out the purposes of this Section 3.5 and to cooperate with KSL, and not intentionally hinder or obstruct KSL, in its efforts to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GOGL

Except as set forth in reasonable detail in the GOGL Disclosure Letter or accurately disclosed in any report, document or other disclosures published by GOGL through the information system of the Oslo Stock Exchange on or after January 1, 2013, GOGL represents and warrants to KSL that:

SECTION 4.1. Organization, Qualification and Corporate Power. GOGL is duly organized, validly existing and in good standing under the Laws of Bermuda, and has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. GOGL is duly qualified or licensed to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status has not had and would not be reasonably expected to have, individually or in the aggregate, a GOGL Material Adverse Effect. GOGL has heretofore made available to KSL true and complete copies of the memorandum of association, bye-laws and other organization documents of GOGL (the “GOGL Charter Documents”) as currently in effect.

SECTION 4.2. Authorization.

(a) The execution, delivery and performance by GOGL of this Agreement and the consummation by GOGL of the Merger are within the corporate powers of GOGL and, except for the GOGL Shareholder Approval, have been duly authorized by all necessary corporate action on the part of GOGL and no other proceedings, consent or authorization on the part of GOGL is necessary to authorize this Agreement or the consummation of the Merger. The only vote of the holders of any of GOGL’s share capital necessary in connection with the Merger is the affirmative vote of seventy-five percent (75%) or more of the votes cast by the holders of GOGL Common Shares present and voting, and constituting a Quorum, at the GOGL Shareholders’ Meeting to approve the

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Merger and the adoption of this Agreement and the Bermuda Merger Agreement (such approval, the “GOGL Shareholder Approval”). This Agreement is a valid and binding agreement of GOGL enforceable against GOGL in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

(b) At a meeting duly called and held, the GOGL Board (i) determined that this Agreement, the Bermuda Merger Agreement and the Merger are fair to and in the best interests of GOGL and GOGL’s shareholders, (ii) approved, adopted and declared advisable this Agreement, the Bermuda Merger Agreement and the Merger, (iii) recommended that this Agreement, the Bermuda Merger Agreement and the Merger be submitted to the GOGL Shareholders’ Meeting, and (iv) recommended the approval and adoption of this Agreement, the Bermuda Merger Agreement and the Merger by the shareholders of GOGL (such recommendation, the “GOGL Board Recommendation”), which resolutions have not been subsequently rescinded, modified or amended in any respect except to the extent occurring after the date of this Agreement.

(c) The execution, delivery and performance by GOGL of this Agreement and the consummation by GOGL of the Merger require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of appropriate merger or other documents (including the Merger Application) as required by the Bermuda Companies Act, and (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities law and the rules and requirements of Nasdaq, the Oslo Stock Exchange and the Singapore Stock Exchange, including the filing of the Registration Statement, the Joint Proxy Statement/Prospectus or any other KSL Disclosure Documents with the SEC.

SECTION 4.3. Noncontravention. Except as set forth in Section 4.3 of the GOGL Disclosure Letter, the execution delivery and performance by GOGL of this Agreement, and the consummation by GOGL of the Merger do not and will not (i) violate any provision of the memorandum of association, bye-laws (or comparable organization documents, as applicable) of any GOGL Company, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit of any GOGL Company under any provision of any Material Contract or any Governmental Authorization of any GOGL Company of (iv) result in the loss of, or creation or imposition of any Lien, other than Permitted Liens or Liens created by KSL or its Affiliates, on, any asset of any GOGL Company.

SECTION 4.4. Capitalization.

(a) The authorized share capital of GOGL consists of $500,000,000 divided into 5,000,000,000 GOGL Common Shares of $0.10 par value each. As of the date of this Agreement 447,314,296 GOGL Common Shares are issued and outstanding, none of which are held in treasury by GOGL. All issued and outstanding shares of GOGL are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of the Bermuda Companies Act and the memorandum of association and bye-laws of GOGL or any agreement to which GOGL is a party or otherwise bound.

(b) Except as set forth in Section 4.4(b) of the GOGL Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares or other voting securities of or ownership interests in GOGL (ii) securities of GOGL convertible into or exchangeable or exercisable for shares or other voting securities of, or ownership interests in GOGL, (iii) warrants, calls, options or other rights to acquire from GOGL, or other obligation of GOGL to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for shares or other voting securities or ownership interests in, GOGL, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or voting securities of GOGL (the items in clauses (i) through (iv) being referred to

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collectively as the “GOGL Securities”). There are no outstanding obligations of GOGL to repurchase, redeem or otherwise acquire any of the GOGL Securities. GOGL is not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of GOGL or other GOGL Securities. Except as may be required by applicable securities Laws and regulations and other than the GOGL Charter Documents, GOGL is not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale or resale of, shares of GOGL or other GOGL Companies.

(c) Except for the GOGL Convertible Bonds, there is no outstanding indebtedness of GOGL having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of GOGL may vote.

(d) GOGL does not have any class of equity securities that is registered, or required to be registered, under Section 12 of the 1934 Act and is not otherwise required to file or furnish reports under Section 13(a) or 15(d) of the 1934 Act.

SECTION 4.5. GOGL Subsidiaries.

(a) Section 4.5(a) of the GOGL Disclosure Letter sets forth a complete and correct list of each GOGL Company other than GOGL (individually a “GOGL Subsidiary” and collectively, the “GOGL Subsidiaries”), together with the jurisdiction of incorporation or formation of each such GOGL Subsidiary, the form of organization of each such GOGL Subsidiary, the authorized and issued shares, voting securities or other ownership interests of each such GOGL Subsidiary and the name of each holder thereof. All outstanding ownership interests of the GOGL Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the GOGL Subsidiaries Charter Documents (as defined below), or any agreement to which the GOGL Subsidiaries are a party or otherwise bound.

(b) Each GOGL Subsidiary has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a GOGL Material Adverse Effect. Each such GOGL Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a GOGL Material Adverse Effect. GOGL has heretofore made available to KSL true and complete copies of the articles of association, bye-laws, certificate of formation, limited liability company agreement and other organization documents of each of the GOGL Subsidiaries (the “GOGL Subsidiaries Charter Documents,” and, together with the GOGL Charters Documents, the “GOGL Companies Charter Documents”) as currently in effect.

(c) Except as set forth in Section 4.5(c) of the GOGL Disclosure Letter, all of the issued and outstanding shares of, or voting securities of, or other ownership interests in, each GOGL Subsidiary, are collectively owned by GOGL directly or indirectly, free and clear of any Liens (other than Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of any GOGL Subsidiary convertible into, or exchangeable or exercisable for, shares or other voting securities of, or ownership interests in, any GOGL Subsidiary, (ii) warrants, calls, options or other rights to acquire from any GOGL Subsidiary, or other obligations of any GOGL Subsidiary to issue, any shares or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any shares or other voting securities of, or ownership interests in, any GOGL Subsidiary, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or other voting securities of,

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or ownership interests in, any GOGL Subsidiary (the items in clauses (i) through (iii), together with all of the issued and outstanding shares of, or other voting securities of, or ownership interests in, each GOGL Subsidiary, being referred to collectively as the “GOGL Subsidiary Securities”). None of the GOGL Subsidiaries owns, directly or indirectly, any equity or other ownership interests in any Person, except for other GOGL Subsidiaries as set forth in Section 4.5(a) of the GOGL Disclosure Letter. There are no outstanding obligations of any GOGL Subsidiary to repurchase, redeem or otherwise acquire any of the GOGL Subsidiary Securities. Except as set forth in Section 4.5(c) of the GOGL Disclosure Letter, neither GOGL nor the GOGL Subsidiaries are subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any GOGL Company or any other Person.

(d) Except as set forth in Section 4.5(d) of the GOGL Disclosure Letter, there is no outstanding Indebtedness of the GOGL Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of the GOGL Subsidiaries may vote.

(e) The GOGL Subsidiaries do not have any class of equity securities that is registered or required to be registered, under Section 12 of the 1934 Act. At no time has any class of securities issued by the GOGL Subsidiaries been held of record by five hundred (500) or more Persons.

SECTION 4.6. Financial Statements.

(a) The audited consolidated balance sheets of GOGL, as of December 31, 2013 (the “GOGL Balance Sheet”) and 2012, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2013 and 2012 (including the related notes and schedules) have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the combined financial condition, results of operations, shareholders’ equity and cash flows of the GOGL Companies as of the indicated dates and for the indicated periods.

(b) GOGL has previously furnished to KSL a true and correct copy of the unaudited consolidated balance sheets of the GOGL Companies as of June 30, 2014, and the related unaudited interim consolidated statements of operations, shareholders’ equity and cash flows of the GOGL Companies for the six (6) months then ended, which have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the combined financial condition, results of operations, shareholders’ equity and cash flows of the GOGL Companies as of the indicated dates and for the indicated periods, subject to normal and recurring year-end audit adjustments in amounts that are immaterial in nature and the absence of full footnote disclosure.

SECTION 4.7. Disclosure Documents. The information with respect to the GOGL Companies that GOGL supplies in writing to KSL specifically for use in the Registration Statement, the Joint Proxy Statement/Prospectus or in any other KSL Disclosure Documents (the “GOGL Disclosure Information”) at the time of the filing thereof or any amendment or supplement thereto and at the time of any distribution or dissemination of such Registration Statement, Joint Proxy Statement/Prospectus or any other KSL Disclosure Documents, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.8. Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by each GOGL Company have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. All material Taxes that are due and payable have been paid.

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(b) There is no audit or other proceeding pending against or with respect to any GOGL Company, with respect to any material amount of Tax. There are no material Liens on any of the assets of any GOGL Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Each GOGL Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d) None of the GOGL Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes.

(e) None of the GOGL Companies is a party to any Tax allocation or sharing agreement.

(f) None of the GOGL Companies has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the GOGL Companies are the only members).

(g) None of the GOGL Companies has any liability for the Taxes of any Person (other than any of the GOGL Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) None of the GOGL Companies is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the GOGL Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.

(j) Except as set forth in Section 4.8(j) of the GOGL Disclosure Letter, none of the GOGL Companies has, or since its date of formation has had, a permanent establishment in any country other than the country of its organization.

(k) Each GOGL Company has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(l) No written claim has ever been made by any Governmental Authority in a jurisdiction where any GOGL Company does not file Tax Returns that any GOGL Company is or may be subject to taxation by that jurisdiction.

SECTION 4.9. Compliance with Laws; Governmental Authorizations.

(a) Each GOGL Company is, and since January 1, 2013 has been, in compliance with all Laws and Governmental Authorizations to which such entity, or any of its or their Vessels or other material assets, is subject (including Maritime Guidelines), except where such failure to comply would not have a GOGL Material Adverse Effect.

(b) Each GOGL Company owns, holds, possesses or lawfully uses in the operation of its business all Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted, except where the failure to own, hold, possess or lawfully use such Governmental Authorization would not have a GOGL Material Adverse Effect.

SECTION 4.10. Absence of Certain Changes; No Undisclosed Liabilities.

(a) Since June 30, 2014, (i) the GOGL Companies have conducted their respective businesses only in the ordinary course of business and (ii) there has not been a GOGL Material Adverse Effect.

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(b) Other than as expressly required by this Agreement, from June 30, 2014 until the date hereof, there has not been any action taken by any GOGL Company that, had such action occurred after the date of this Agreement without KSL’s consent, would constitute a breach of Section 6.1.

(c) There are no liabilities of any GOGL Company of any kind whatsoever, whether accrued, contingent, known or unknown, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in June 30, 2014 GOGL consolidated balance sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since December 31, 2013 and which are not, individually or in the aggregate, material to the GOGL Companies, taken as a whole, (iii) liabilities incurred in connection with the Merger, and (iv) liabilities that would not have a GOGL Material Adverse Effect. None of the GOGL Companies is a party to, nor do the GOGL Companies have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between any GOGL Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any GOGL Company.

SECTION 4.11. Tangible Personal Assets. The GOGL Companies, in the aggregate, have good and valid title to, or a valid interest in, all of their respective tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of any GOGL Company to conduct its business as currently conducted.

SECTION 4.12. Vessels; Maritime Matters.

(a) Section 4.12(a) of the GOGL Disclosure Letter contains a list of all vessels owned by any GOGL Company (the “Owned Vessels”) or chartered-in by any GOGL Company pursuant to charter arrangements (the “Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, and whether such Vessel is currently operating in the spot market or time chartered market, of each Owned Vessel and Leased Vessel. Each Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a GOGL Material Adverse Effect. Each GOGL Company is qualified to own and operate the Owned Vessels under applicable Laws, including the Laws of each Owned Vessel’s flag state, except where such failure to be qualified would not have a GOGL Material Adverse Effect. Each Vessel is seaworthy and in good operating condition, has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, except where such failure to be qualified would not have a GOGL Material Adverse Effect.

(b) Each Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the Knowledge of GOGL, (i) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (ii) is free of average damage affecting its class.

(c) With respect to each of the Owned Vessels, one of the GOGL Companies, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens.

(d) Prior to the date of this Agreement, the GOGL Companies have made available to KSL or its representatives accurate, complete and correct copies of the most recent inspection reports relating to each Vessel.

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SECTION 4.13. Contracts.

(a) Section 4.13(a) of the GOGL Disclosure Letter lists the following Contracts to which any GOGL Company is a party that are in effect as of the date hereof:

(i) each “material contract” (as such term is defined in Item 10.C and in instructions as to Exhibits of Form 20-F) to which any GOGL Company is a party to or bound;

(ii) each Contract not contemplated by this Agreement that materially limits the ability of any GOGL Company to engage in its business or compete in any manner;

(iii) each Contract that creates a partnership, joint venture or any strategic alliance with respect to any GOGL Company, other than the organizational documents of the GOGL Companies;

(iv) each employment, consulting, services or similar Contract with any employee or independent contractor of a GOGL Company involving more than $25,000 of annual compensation;

(v) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or Contract providing for indebtedness in excess of $1,000,000;

(vi) each Contract that relates to the acquisition or disposition, directly or indirectly, of any material business (whether by merger, sale of shares, sale of assets or otherwise) or material asset, including any vessel, other than this Agreement;

(vii) each Contract that relates to an acquisition or disposition, directly or indirectly (whether by merger, sale of shares, sale of assets (including any Vessel) or otherwise), by any GOGL Company after the date of this Agreement of assets or any material business for consideration with a fair market value in excess of $1,000,000;

(viii) any Contract related to an acquisition or disposition, directly or indirectly (by merger, sale of shares, sale of assets or otherwise), by any GOGL Company prior to the date of this Agreement that includes provisions that are in effect in respect of “earn-outs” or deferred or contingent consideration;

(ix) each ship-sales, memorandum of agreement, bareboat charter or other vessel acquisition Contract for Newbuildings and secondhand vessels contracted for by any GOGL Company and other Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreements and material plan verification services agreements;

(x) each management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Vessel involving annual payments in excess of $50,000;

(xi) any Contract with a Third Party for the charter of any Vessel, other than any (A) voyage charter or (B) time charter with a duration of 12 months or less;

(xii) each Contract that provides for indemnification by any GOGL Company to any Person other than a Contract entered into in the ordinary course of business or that is not material to any GOGL Company;

(xiii) each Contract to which any GOGL Company is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring any GOGL Company or its Affiliates (including, after the Closing, KSL or any of its Affiliates) to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

(xiv) each Contract involving a standstill or similar obligation of any GOGL Company.

(b) The GOGL Companies have heretofore made available to KSL true and complete copies of the Material Contracts as in effect as of the date hereof. Except for breaches, violations or defaults which would not have a GOGL Material Adverse Effect, (i) each of the Material Contracts is valid, binding, enforceable and in full force

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and effect with respect to the GOGL Companies, and to the Knowledge of GOGL, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) none of the GOGL Companies, nor to the Knowledge of GOGL, any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and none of the GOGL Companies has received written notice that it has breached, violated or defaulted under any Material Contract.

SECTION 4.14. Litigation. Except as set forth in Section 4.14 of the GOGL Disclosure Letter, there is no Action pending or, to the Knowledge of GOGL, threatened against any GOGL Company. No officer or director of any GOGL Company is a defendant in any Action commenced by any equityholder of any GOGL Company with respect to the performance of his duties as an officer or a director of any GOGL Company under any applicable Law. There is no material unsatisfied judgment, penalty or award against any GOGL Company. None of the GOGL Companies is subject to any Orders.

SECTION 4.15. Employee Benefits.

(a) Section 4.15(a) of the GOGL Disclosure Letter includes a list of all GOGL Benefit Plans. The GOGL Companies have delivered or made available to KSL copies of each GOGL Benefit Plan or, in the case of any unwritten GOGL Benefit Plans, a summary thereof.

(b) Section 4.15(b) of the GOGL Disclosure Letter includes a list of all executives of any GOGL Company (e.g., chief executive officer, president, chief financial officer, chief operating officer, etc.) who perform substantially all of their personal services for any GOGL Company pursuant to agreements to which any GOGL Company is a party and the amount of wages earned by each such individual and their place of employment, in each case as of the date of this Agreement.

(c) Each GOGL Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, except for instances that would not have a GOGL Material Adverse Effect.

(d) Except as would not have a GOGL Material Adverse Effect, (i) each GOGL Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and (ii) to the Knowledge of GOGL, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status. Except as would not have an GOGL Material Adverse Effect, all benefits, contributions and premiums relating to each GOGL Benefit Plan have been timely paid or made in accordance with the terms of such GOGL Benefit Plan and the terms of all applicable Laws and any related agreement.

(e) None of the GOGL Companies has, within the preceding six month period, ever maintained or contributed to, or had any obligation to contribute to any “employee benefit plan,” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), that is covered by ERISA.

(f) None of the GOGL Companies has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of any GOGL Company under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

(g) Except as set forth in Section 4.15(g) of the GOGL Disclosure Letter, the execution of this Agreement, and performance of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) result in (i) any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect

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to any current or former director, officer, employee, consultant or independent contractor or trigger the right of any current or former director, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with any GOGL Company, or (ii) the triggering or imposition of any restrictions or limitations on the right of any GOGL Company to amend or terminate any GOGL Benefit Plan.

SECTION 4.16. Labor and Employment Matters. The GOGL Companies have complied with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy, except where failure to comply would not have a GOGL Material Adverse Effect. There are no material pending or, to the Knowledge of GOGL, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of any GOGL Company. Since January 1, 2013, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of a GOGL Company, except where such strike, dispute, work stoppage, request, picket or work slow-down would not have a GOGL Material Adverse Effect. None of the GOGL Companies is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives. To the Knowledge of GOGL, there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of any GOGL Company.

SECTION 4.17. Environmental. Except for any matter that would not have an GOGL Material Adverse Effect, (a) each GOGL Company is and has been in compliance with all Environmental Laws, (b) each GOGL Company possesses and is and has been in compliance with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no actions pending against any GOGL Company alleging a violation of or liability under any Environmental Law, (d) to the Knowledge of GOGL, there are no currently known conditions that would reasonably be expected to result in any liability pursuant to any Environmental Law, and (e) each GOGL Company has provided to KSL all material documents in its possession related to compliance with or liability under Environmental Laws.

SECTION 4.18. Insurance. The GOGL Companies maintain (i) insurance policies and fidelity bonds covering the GOGL Companies or their respective businesses, properties, assets, directors, officers or employees, and (ii) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Vessels in such amounts and types as are customary in the shipping industry (collectively, the “Policies”). Section 4.18 of the GOGL Disclosure Letter includes a list of all such Policies. None of the GOGL Companies is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not have a GOGL Material Adverse Effect. None of the GOGL Companies has received any written notice that any Policy has been cancelled. There are no material claims individually or in the aggregate by any GOGL Company pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 4.19. Fees. Other than fees payable with respect to fairness opinions to be obtained in connection with the Merger, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf the GOGL Companies who might be entitled to any fee or commission in connection with this Agreement or the Merger. GOGL has furnished to KSL true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

SECTION 4.20. Takeover Statutes. The GOGL Companies have taken all actions required to be taken by them in order to exempt this Agreement and the Merger from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority or contained in the GOGL Companies Charter Documents, if any.

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SECTION 4.21. Interested Party Transactions. Except as set forth in Section 4.21 of the GOGL Disclosure Letter, (a) there are no Contracts or arrangements between any GOGL Company, on the one hand, and any current or former officer or director of any GOGL Company or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owners of any equity or equity-linked securities in any Company or any of such owner’s Affiliates, on the other hand (any such Contracts or arrangement, an “Interested Party Transaction”), and (b) no Affiliate of any GOGL Company possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of any GOGL Company.

SECTION 4.22. Certain Business Practices. None of the GOGL Companies nor (to the Knowledge of GOGL), any director, officer, agent or employee of any GOGL Company (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of any GOGL Company, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of any GOGL Company, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, or (c) made any other unlawful payment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF KSL

Except as set forth in the KSL Disclosure Letter, or accurately disclosed in any report, schedule, form or document filed with, or furnished to, the SEC by KSL and publicly available on or after January 1, 2013 (other than any risk factor disclosure or forward-looking statements disclosing potential adverse future developments included in such reports, schedules, forms or documents), KSL represents and warrants to GOGL that:

SECTION 5.1. Organization, Qualification and Corporate Power. KSL is duly organized, validly existing and in good standing under the Laws of Bermuda, and has all requisite corporate power and authority and all Governmental Authorizations, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. KSL is duly qualified or licensed to do business, and is in good standing (where applicable) or has equivalent status, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing or to have equivalent status has not had and would not be reasonably expected to have, individually or in the aggregate, a KSL Material Adverse Effect. KSL has have heretofore made available to GOGL true and complete copies of the memorandum of association, bye-laws and other organization documents of KSL (the “KSL Charter Documents”) as currently in effect.

SECTION 5.2. Authorization.

(a) The execution, delivery and performance by KSL of this Agreement and the consummation by KSL of the Merger are within the corporate powers of KSL and, except for the KSL Shareholder Approval, have been duly authorized by all necessary corporate action on the part of KSL and no other proceedings, consent or authorization on the part of KSL is necessary to authorize this Agreement or the consummation of the Merger. The only vote of the holders of any of KSL’s capital shares necessary in connection with the Merger is the affirmative vote of seventy-five percent (75%) or more of the votes cast by holders of KSL Common Shares present and voting, and constituting a Quorum, at the KSL Shareholders’ Meeting to approve the Merger and the adoption of this Agreement and the Bermuda Merger Agreement (such approval, the “KSL Shareholder Approval”). In addition, the change of KSL’s name contemplated by Section 2.1(e) requires the affirmative vote of a simple majority of votes cast by the holders of KSL Common Shares present and voting, and constituting a Quorum, at the KSL Shareholders’ Meeting. This Agreement is a valid and binding agreement of KSL enforceable against KSL in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

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(b) At a meeting duly called and held, the KSL Board (i) determined that this Agreement, the Bermuda Merger Agreement and the Merger are fair to and in the best interests of KSL and KSL’s shareholders, (ii) approved, adopted and declared advisable this Agreement, the Bermuda Merger Agreement and the Merger, (iii) recommended that this Agreement, the Bermuda Merger Agreement and the Merger be submitted to the KSL Shareholders’ Meeting, and (iv) recommended the approval and adoption of this Agreement, the Bermuda Merger Agreement and the Merger by the shareholders of KSL (such recommendation, the “KSL Board Recommendation”), which resolutions have not been subsequently rescinded, modified or amended in any respect except to the extent occurring after the date of this Agreement.

(c) The execution, delivery and performance by KSL of this Agreement and the consummation by KSL of the Merger require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of appropriate merger or other documents (including the Merger Application) as required by the Bermuda Companies Act, and (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities law and the rules and requirements of Nasdaq, the Oslo Stock Exchange or the Singapore Stock Exchange, including the filing of the Registration Statement, the Joint Proxy Statement/Prospectus or any other KSL Disclosure Documents with the SEC.

SECTION 5.3. Noncontravention. Except as set forth in Section 5.3 of the KSL Disclosure Letter, the execution delivery and performance by KSL of this Agreement, and the consummation by KSL of the Merger do not and will not (i) violate any provision of the memorandum of association, bye-laws (or comparable organization documents, as applicable) of any KSL Company, (ii) assuming compliance with the matters referred to in Section 5.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 5.2(b), require any consent or other action by any Person under, result in a violation or breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit of any KSL Company under any provision of any Material Contract or any Governmental Authorization of any KSL Company of (iv) result in the loss of, or creation or imposition of any Lien, other than Permitted Liens, on, any asset of any KSL Company.

SECTION 5.4. Capitalization.

(a) The authorized share capital of KSL consists of $2,000,000 divided into 200,000,000 KSL Common Shares of $0.01 par value each. As of the date of this Agreement 80,121,550 KSL Common Shares are issued and outstanding, none of which are held in treasury by KSL. All issued and outstanding shares of KSL are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of the Bermuda Companies Act and the memorandum of association and bye-laws of KSL or any agreement to which KSL is a party or otherwise bound.

(b) Except as set forth in Section 5.4(b) of the KSL Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares or other voting securities of or ownership interests in KSL (ii) securities of the KSL convertible into or exchangeable or exercisable for shares or other voting securities of, or ownership interests in KSL, (iii) warrants, calls, options or other rights to acquire from KSL, or other obligation of KSL to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for shares or other voting securities or ownership interests in, KSL, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or voting securities of KSL (the items in clauses (i) through (iv) being referred to collectively as the “KSL Securities”). There are no outstanding obligations of KSL to repurchase, redeem or otherwise acquire any of the KSL Securities. KSL is not a party to any voting agreements, voting trusts, proxies or other similar agreements or understandings with respect to the voting of any shares of KSL or other KSL Securities. Except as may be required by applicable securities Laws and regulations and other than the KSL Charter Documents, KSL is not bound by any obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, shares of KSL or other KSL Companies.

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(c) There is no outstanding Indebtedness of KSL having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of KSL may vote.

SECTION 5.5. KSL Subsidiaries.

(a) Section 5.5(a) of the KSL Disclosure Letter sets forth a complete and correct list of each KSL Company other than KSL (individually a “KSL Subsidiary” and collectively, the “KSL Subsidiaries”), together with the jurisdiction of incorporation or formation of each such KSL Subsidiary, the form of organization of each such KSL Subsidiary, the authorized and issued shares, voting securities or other ownership interests of each such KSL Subsidiary and the name of each holder thereof. All outstanding ownership interests of the KSL Subsidiaries are validly issued and fully paid and nonassessable (to the extent such concepts apply), and free of preemptive or similar rights under any provision of applicable Law, the KSL Subsidiaries Charter Documents (as defined below), or any agreement to which the KSL Subsidiaries are a party or otherwise bound.

(b) Each KSL Subsidiary has been duly organized, is validly existing and in good standing (except with respect to jurisdictions that do not recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation or formation, and has all requisite power, Governmental Authorizations and authority to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be in good standing or possess such Governmental Authorizations would not have a KSL Material Adverse Effect. Each such KSL Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or other applicable entity to do business, and is in good standing in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a KSL Material Adverse Effect. KSL has heretofore made available to GOGL true and complete copies of the articles of association, bye-laws, certificate of formation, limited liability company agreement and other organization documents of each of the KSL Subsidiaries (the “KSL Subsidiaries Charter Documents”, and, together with the KSL Charter Documents, the “KSL Companies Charter Documents”) as currently in effect.

(c) All of the outstanding shares of, or voting securities of, or other ownership interests in, each KSL Subsidiary, are collectively owned by KSL directly or indirectly, free and clear of any Liens (other than Permitted Liens). There are no issued, reserved for issuance or outstanding (i) securities of any KSL Subsidiary convertible into, or exchangeable or exercisable for, shares or other voting securities of, or ownership interests in, any KSL Subsidiary, (ii) warrants, calls, options or other rights to acquire from any KSL Subsidiary, or other obligations of any KSL Subsidiary to issue, any shares or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any shares or other voting securities of, or ownership interests in, any KSL Subsidiary, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares or other voting securities of, or ownership interests in, any KSL Subsidiary (the items in clauses (i) through (iii), together with all of the outstanding shares of, or other voting securities of, or ownership interests in, each KSL Subsidiary, being referred to collectively as the “KSL Subsidiary Securities”). None of the KSL Subsidiaries owns, directly or indirectly, any equity or other ownership interests in any Person, except for other KSL Subsidiaries as set forth in Section 5.5(a) of the KSL Disclosure Letter. There are no outstanding obligations of any KSL Subsidiary to repurchase, redeem or otherwise acquire any of the KSL Subsidiary Securities. Except as set forth in Section 5.5(c) of the KSL Disclosure Letter, neither KSL nor the KSL Subsidiaries are subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any KSL Company or any other Person.

(d) There is no outstanding Indebtedness of the KSL Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which equity holders of the KSL Subsidiaries may vote.

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(e) The KSL Subsidiaries do not have any class of equity securities that is subject to registration with the SEC under Section 12(g) of the 1934 Act. At no time has any class of securities issued by the KSL Subsidiaries been held of record by five hundred (500) or more Persons.

SECTION 5.6. KSL SEC Filings.

(a) KSL has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by KSL since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “KSL SEC Documents”), except where such failure to file with or furnish to the SEC such reports, schedules, forms, statements, prospectuses, registration statements or other documents required to be filed with or furnished to the SEC has not had or would not reasonably be expected to have, individually or in the aggregate, a KSL Material Adverse Effect.

(b) As of its filing date (or, if amended, by a filing prior to the date hereof, on the date of such filing), each KSL SEC Document complied, and each KSL SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the termination of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each KSL SEC Document filed pursuant to the 1934 Act did not, and each KSL SEC Document filed subsequent to the date hereof and prior to the earlier of the Effective Time and the date of the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon written information furnished to KSL by GOGL or its Affiliates specifically for use therein.

(d) Each KSL SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the foregoing does not apply to statements in or omissions from any such document based upon written information furnished to KSL by GOGL or its Affiliates specifically for use therein.

(e) Except as set forth in Section 5.6(e) of the KSL Disclosure Letter, since January 1, 2013, KSL has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

SECTION 5.7. Financial Statements.

(a) The audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the KSL SEC Documents (including the consolidated balance sheet of KSL as of December 31, 2013, herein referred to as the “KSL Balance Sheet”) complied, and audited consolidated financial statements (including the related notes and schedules) included or incorporated by reference in the KSL SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of KSL and its Subsidiaries as of the indicated dates and for the indicated periods.

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(b) The unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the KSL SEC Documents complied, and unaudited consolidated interim financial statements (including the related notes and schedules) included or incorporated by reference in the KSL SEC Documents filed after the date hereof will comply, in all material respects with applicable accounting requirements and the published regulations of the SEC, have been prepared or will be prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved, subject to normal and recurring year-end adjustments, the effect of which will not be materially adverse (except as may be indicated in the notes thereto) and fairly present or will fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of KSL and its Subsidiaries as of the indicated dates and for the indicated periods subject to normal year-end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience and the absence of full footnote disclosure.

SECTION 5.8. Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by each KSL Company have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. All material Taxes that are due and payable have been paid.

(b) There is no audit or other proceeding pending against or with respect to any KSL Company, with respect to any material amount of Tax. There are no material Liens on any of the assets of any KSL Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Each KSL Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party.

(d) None of the KSL Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes.

(e) None of the KSL Companies is a party to any Tax allocation or sharing agreement.

(f) None of the KSL Companies has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the KSL Companies are the only members).

(g) None of the KSL Companies has any liability for the Taxes of any Person (other than any of the KSL Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(h) None of the KSL Companies is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) None of the KSL Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable within the prior three (3) years.

(j) None of the KSL Companies has, or since its date of formation has had, a permanent establishment in any country other than the country of its organization.

(k) Each KSL Company has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

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(l) No written claim has ever been made by any Governmental Authority in a jurisdiction where any KSL Company does not file Tax Returns that any KSL Company is or may be subject to taxation by that jurisdiction.

SECTION 5.9. Compliance with Laws; Governmental Authorizations.

(a) Each KSL Company is, and since January 1, 2013 has been, in compliance with all Laws and Governmental Authorizations to which such entity, or any of its or their Vessels or other material assets, is subject (including Maritime Guidelines), except where such failure to comply would not have a KSL Material Adverse Effect.

(b) Each KSL Company owns, holds, possesses or lawfully uses in the operation of its business all Governmental Authorizations (including those required by Maritime Guidelines) that are necessary or required for it to conduct its business as now conducted, except where the failure to own, hold, possess or lawfully use such Governmental Authorization would not have a KSL Material Adverse Effect.

SECTION 5.10. Absence of Certain Changes; No Undisclosed Liabilities.

(a) Since June 30, 2014, (i) the KSL Companies have conducted their respective businesses only in the ordinary course of business and (ii) there has not been a KSL Material Adverse Effect.

(b) Other than as expressly required by this Agreement, from June 30, 2014 until the date hereof, there has not been any action taken by any KSL Company that, had such action occurred after the date of this Agreement without GOGL’s consent, would constitute a breach of Section 6.1.

(c) There are no liabilities of any KSL Company of any kind whatsoever, whether accrued, contingent, known or unknown, absolute, determined, determinable or otherwise, other than: (i) liabilities disclosed and provided for in the June 30, 2014 KSL consolidated balance sheet or in the notes thereto, (ii) liabilities incurred in the ordinary course of business since December 31, 2013 and which are not, individually or in the aggregate, material to the KSL Companies, taken as a whole, (iii) liabilities incurred in connection with the Merger, and (iv) liabilities that would not have a KSL Material Adverse Effect. None of the KSL Companies is a party to, nor do the KSL Companies have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between any KSL Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any KSL Company.

SECTION 5.11. Tangible Personal Assets. The KSL Companies, in the aggregate, have good and valid title to, or a valid interest in, all of their respective tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that individually or in the aggregate, do not materially interfere with the ability of any KSL Company to conduct its business as currently conducted.

SECTION 5.12. Vessels; Maritime Matters.

(a) Section 5.12(a) of the KSL Disclosure Letter contains a list of all vessels owned by any KSL Company (the “Owned Vessels”) or chartered-in by any KSL Company pursuant to charter arrangements (the “Leased Vessels”), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, and whether such Vessel is currently operating in the spot market or time chartered market, of each Owned Vessel and Leased Vessel. Each Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a KSL Material Adverse Effect. Each KSL Company is qualified to own and operate the Owned Vessels under applicable Laws, including the Laws of each Owned Vessel’s flag state, except where

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such failure to be qualified would not have a KSL Material Adverse Effect. Each Vessel is seaworthy and in good operating condition, has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, except where such failure to be qualified would not have a KSL Material Adverse Effect.

(b) Each Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the Knowledge of KSL, (i) no event has occurred and no condition exists that would cause such Vessel’s class to be suspended or withdrawn, and (ii) is free of average damage affecting its class.

(c) With respect to each of the Owned Vessels, one of the KSL Companies, as applicable, is the sole owner of each such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens.

(d) Prior to the date of this Agreement, the KSL Companies have made available to GOGL or its representatives accurate, complete and correct copies of the most recent inspection reports relating to each Vessel.

SECTION 5.13. Contracts.

(a) Section 5.13(a) of the KSL Disclosure Letter lists the following Contracts to which any KSL Company is a party that are in effect as of the date hereof:

(i) each “material contract” (as such term is defined in Item 10.C and in Instructions As To Exhibits of Form 20-F) to which any KSL Company is a party to or bound;

(ii) each Contract not contemplated by this Agreement that materially limits the ability of any KSL Company to engage in its business or compete in any manner;

(iii) each Contract that creates a partnership, joint venture or any strategic alliance with respect to any KSL Company, other than the organizational documents of the KSL Companies;

(iv) each employment, consulting, services or similar Contract with any employee or independent contractor of a KSL Company involving more than $25,000 of annual compensation;

(v) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or Contract providing for indebtedness in excess of $1,000,000;

(vi) each Contract that relates to the acquisition or disposition, directly or indirectly, of any material business (whether by merger, sale of shares, sale of assets or otherwise) or material asset, including any vessel, other than this Agreement;

(vii) each Contract that relates to the acquisition or disposition, directly or indirectly (whether by merger, sale of shares, sale of assets (including any Vessel) or otherwise), by any KSL Company after the date of this Agreement of assets or any material business for consideration with a fair market value in excess of $1,000,000;

(viii) any Contract related to the acquisition or disposition, directly or indirectly (by merger, sale of shares, sale of assets or otherwise), by any KSL Company prior to the date of this Agreement that includes provisions that are in effect in respect of “earn-outs” or deferred or contingent consideration;

(ix) each ship-sales, memorandum of agreement, bareboat charter or other vessel acquisition Contract for Newbuildings and secondhand vessels contracted for by any KSL Company and other Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreements and material plan verification services agreements;

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(x) each management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Vessel involving annual payments in excess of $50,000;

(xi) any Contract with a Third Party for the charter of any Vessel, other than any (A) voyage charter or (B) time charter with a duration of 12 months or less;

(xii) each Contract that provides for indemnification by any KSL Company to any Person other than a Contract entered into in the ordinary course of business or that is not material to any KSL Company;

(xiii) each Contract to which any KSL Company is a party or otherwise bound that contains a so-called “most favored nations” provision or similar provisions requiring any KSL Company or its Affiliates to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons; and

(xiv) each Contract involving a standstill or similar obligation of any KSL Company.

(b) The KSL Companies have heretofore made available to GOGL true and complete copies of the Material Contracts as in effect as of the date hereof. Except for breaches, violations or defaults which would not have a KSL Material Adverse Effect, (i) each of the Material Contracts is valid, binding, enforceable and in full force and effect with respect to the KSL Companies, and to the Knowledge of KSL, the other parties thereto, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions and except for any Material Contracts that have expired or been terminated after the date hereof in accordance with its terms, and (ii) none of the KSL Companies, nor to the Knowledge of KSL, any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or default under, or give rise to any right of cancellation or termination of or consent under, such Material Contract, and none of the KSL Companies has received written notice that it has breached, violated or defaulted under any Material Contract.

SECTION 5.14. Litigation. Except as set forth in Section 5.14 of the KSL Disclosure Letter, there is no Action pending or, to the Knowledge of KSL, threatened against any KSL Company. No officer or director of any KSL Company is a defendant in any Action commenced by any equityholder of any KSL Company with respect to the performance of his duties as an officer or a director of any KSL Company under any applicable Law. There is no material unsatisfied judgment, penalty or award against any KSL Company. None of the KSL Companies is subject to any Orders.

SECTION 5.15. Employee Benefits.

(a) Section 5.15(a) of the KSL Disclosure Letter includes a list of all KSL Benefit Plans. The KSL Companies have delivered or made available to GOGL copies of each KSL Benefit Plan or, in the case of any unwritten KSL Benefit Plans, a summary thereof.

(b) Section 5.15(b) of the KSL Disclosure Letter includes a list of all executives of any KSL Company (e.g., chief executive officer, president, chief financial officer, chief operating officer, etc.) who perform substantially all of their personal services for any KSL Company pursuant to agreements to which any KSL Company is a party and the amount of wages earned by each such individual and their place of employment, in each case as of the date of this Agreement.

(c) Each KSL Benefit Plan has been administered in accordance with its terms and is in compliance with all applicable Laws, except for instances that would not have a KSL Material Adverse Effect.

(d) Except as would not have a KSL Material Adverse Effect, (i) each KSL Benefit Plan that is intended to qualify for favorable tax benefits under the Laws of any jurisdiction is so qualified, and (ii) to the Knowledge of KSL, no condition exists and no event has occurred that could reasonably be expected to result in the loss or

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revocation of such status. Except as would not have an KSL Material Adverse Effect, all benefits, contributions and premiums relating to each KSL Benefit Plan have been timely paid or made in accordance with the terms of such KSL Benefit Plan and the terms of all applicable Laws and any related agreement.

(e) None of the KSL Companies has, within the preceding six month period, ever maintained or contributed to, or had any obligation to contribute to any “employee benefit plan,” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”), that is covered by ERISA.

(f) None of the KSL Companies has incurred, and no event has occurred and no condition or circumstance exists that could reasonably be expected to result in, any unsatisfied liability of any KSL Company under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any employee benefit plan covered or previously covered by Title IV of ERISA or such sections of the Code or ERISA.

(g) Except as set forth in Section 5.15(g) of the KSL Disclosure Letter, the execution of this Agreement, and performance of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) result in (i) any payment, compensation or benefits (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former director, officer, employee, consultant or independent contractor or trigger the right of any current or former director, officer, employee, consultant or independent contractor to terminate any employment or contractual relationship with any KSL Company, or (ii) the triggering or imposition of any restrictions or limitations on the right of any KSL Company to amend or terminate any KSL Benefit Plan.

SECTION 5.16. Labor and Employment Matters. The KSL Companies have complied with all labor and employment Laws, including, all labor and employment provisions included in the Maritime Guidelines, and those relating to wages, hours, workplace safety and health, immigration, individual and collective termination, discrimination and data privacy, except where failure to comply would not have a KSL Material Adverse Effect. There are no material pending or, to the Knowledge of KSL, threatened, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any legal actions or arbitrations that involve the labor or employment relations of any KSL Company. Since January 1, 2013, there has been no labor strike, dispute, work stoppage, request for representation, picket or work slow-down in respect of a KSL Company, except where such strike, dispute, work stoppage, request, picket or work slow-down would not have a KSL Material Adverse Effect. None of the KSL Companies is party to any collective bargaining agreement or any other type of collective agreement with any type of local, national or supranational workers’ representatives. To the Knowledge of KSL, there is not pending or underway any union, or any other type of workers’ representatives, organizational activities or requests or elections for representation with respect to employees of any KSL Company.

SECTION 5.17. Environmental. Except for any matter that would not have an KSL Material Adverse Effect, (a) each KSL Company is and has been in compliance with all Environmental Laws, (b) each KSL Company possesses and is and has been in compliance with all Governmental Authorizations required under Environmental Law for the conduct of their respective operations, (c) there are no actions pending against any KSL Company alleging a violation of or liability under any Environmental Law, (d) to the Knowledge of KSL, there are no currently known conditions that would reasonably be expected to result in any liability pursuant to any Environmental Law, and (e) each KSL Company has provided to GOGL all material documents in its possession related to compliance with or liability under Environmental Laws.

SECTION 5.18. Insurance. The KSL Companies maintain (i) insurance policies and fidelity bonds covering the KSL Companies or their respective businesses, properties, assets, directors, officers or employees, and (ii) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Vessels in such amounts and types as are customary in the shipping industry (collectively, the “Policies”). Section 5.18 of the KSL Disclosure Letter includes a list of all such Policies. None of the KSL Companies is in violation or breach of or default under any of its obligations under any such Policy, except where such default would not have a KSL Material Adverse Effect. None of the KSL Companies has received any written notice that

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any Policy has been cancelled. There are no material claims individually or in the aggregate by any KSL Company pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policy, as applicable, in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 5.19. Fees. Other than fees payable to Bank of America in connection with advice to the KSL Board and fees payable with respect to fairness opinions to be obtained in connection with Merger, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf the KSL Companies who might be entitled to any fee or commission in connection this Agreement or the Merger. KSL has furnished to GOGL true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

SECTION 5.20. Takeover Statutes. The KSL Companies have taken all actions required to be taken by them in order to exempt this Agreement and the Merger from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority or contained in the KSL Companies Charter Documents.

SECTION 5.21. Interested Party Transactions. Except as set forth in Section 5.21 of the KSL Disclosure Letter, (a) there are no Contracts or arrangements between any KSL Company, on the one hand, and any current or former officer or director of any KSL Company or any of such officer’s or director’s immediate family members or Affiliates, or any current or former record or beneficial owners of any equity or equity-linked securities in any Company or any of such owner’s Affiliates, on the other hand (any such Contracts or arrangement, an “Interested Party Transaction”), and (b) no Affiliate of any KSL Company possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee or competitor of any KSL Company.

SECTION 5.22. Certain Business Practices. None of the KSL Companies nor (to the Knowledge of KSL), any director, officer, agent or employee of any KSL Company (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of any KSL Company, (b) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of any KSL Company, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the United States Foreign Corrupt Practices Act of 1977 or other anti-corruption Laws, or (c) made any other unlawful payment.

ARTICLE VI

CONDUCT PENDING THE MERGER

SECTION 6.1. Operation of the Businesses of the Parties.

(a) Except (A) as set forth in Section 6.1(a) of the GOGL Disclosure Letter or Section 6.1(a) of the KSL Disclosure Letter, as the case may be, (B) as expressly required by this Agreement, or (C) with the prior written consent of the other Party, from the date hereof until the Effective Time, each of the Parties shall, and shall cause each of their Subsidiaries to, carry on its business in the ordinary course and in a manner consistent with past practice and to use its reasonable best efforts to (i) preserve intact its present business organization, goodwill and material assets, (ii) maintain in effect all Governmental Authorizations required to carry on its business as now conducted, (iii) keep available the services of its present officers and other employees (provided that they shall not be obligated to increase the compensation of, or make any other payments to, such officers and employees), and (iv) preserve its present relationships with customers, suppliers and other Persons with which it has a business relationship.

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(b) Without limiting the generality of Section 6.1(a), except (A) as set forth in Section 6.1(b) of the GOGL Disclosure Letter or Section 6.1(b) of the KSL Disclosure Letter, as the case may be, (B) as expressly required by this Agreement, or (C) with the prior written consent of the other Party, from the date hereof until the Effective Time, neither of the Parties shall, and they shall cause their Subsidiaries not to, do any of the following:

(i) amend its certificate of formation, limited liability company agreement, memorandum or articles of association or incorporation, bye-laws or other comparable charter or organizational documents (including by merger, consolidation or otherwise);

(ii) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares, property or otherwise) in respect of, any of its shares or convertible securities, (B) split, subdivide, combine, consolidate or reclassify any of its shares or convertible securities, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of its shares or convertible securities, (D) purchase, redeem or otherwise acquire any of its shares or convertible securities, or (E) take any action that would result in any amendment, modification or change of any term of, or material default under, any Indebtedness of any GOGL Company or any KSL Company, as the case may be;

(iii) (A) issue, deliver, sell, grant, pledge, charge, transfer, subject to any Lien or otherwise encumber or dispose of any of its shares or convertible securities, or (B) amend any term of any of its shares or convertible securities, (in each case, whether by merger, consolidation or otherwise);

(iv) accelerate or delay (A) the payment of any accounts payable or other liability or (B) the collection of notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(v) incur more than $5,000,000 of capital expenditures, in the aggregate, other than in connection with currently scheduled dry docking of Vessels and currently scheduled payments under newbuilding Contracts;

(vi) acquire or commit to acquire (A) all or any substantial portion of a business or Person or division thereof (whether by purchase of shares, purchase of assets, merger, consolidation, or otherwise), or (B) any assets or properties involving a price in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(vii) enter into or materially amend, modify, extend or terminate any Material Contact or any Interested Party Transaction;

(viii) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of, any of its assets or properties except (A) sales of used equipment in the ordinary course of business consistent with past practice, (B) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(ix) adopt a plan of complete or partial liquidation, dissolution, winding up, merger, consolidation, restructuring, recapitalization or other reorganization of any GOGL Company or KSL Company, as the case may be, or enter into any agreement with respect to the voting of its shares or other securities held by any GOGL Company or KSL Company, as the case may be;

(x) (A) grant to any current or former director, officer, employee or consultant of any GOGL Company or KSL Company, as the case may be, any increase or enhancement in compensation, bonus or other benefits, (B) grant to any current or former director or executive officer or employee of any GOGL Company or KSL Company, as the case may be, any severance, change in control, retention or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing Benefit Plans or existing policy, or (C) adopt, enter into or amend or commit to adopt, enter into or amend any Benefit Plan except for amendments as required under Applicable Law or pursuant to the terms of such plan;

(xi) except as required by GAAP or Regulation S-X or other rules or regulations of the SEC under the 1934 Act or related SEC interpretations and pronouncements, make any change in any method of accounting principles, method or practices;

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(xii) (A) incur or issue any Indebtedness, (B) make any loans, advances or capital contributions to, or investments in, any other Person, or (C) repay or satisfy any Indebtedness;

(xiii) change any method of Tax accounting, make or change any material Tax election, file any material amended return, settle or compromise any material Tax liability, fail to complete and file, consistent with past practice, all Tax Returns required to be filed by any GOGL Company or KSL Company, as the case may be, fail to pay all amounts shown due on such Tax Returns, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, offset or otherwise reduce Tax liability or take into account on any Tax Return required to be filed prior to the Closing any adjustment or benefit arising from the Merger;

(xiv) institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(xv) disclose, or consent to the disclosure of, any of its trade secrets or other proprietary information, other than in the ordinary course of business consistent with past practice and pursuant to an appropriate non-disclosure agreement;

(xvi) waive, release or assign any claims or rights having a value of $200,000 individually or $1,000,000 in the aggregate;

(xvii) fail to use commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by any GOGL Company or KSL Company, as the case may be, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums or less are in full force and effect;

(xviii) knowingly or intentionally take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article IX not being satisfied, or would make any representation or warranty of the Parties contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Parties to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xix) directly or indirectly (A) purchase or construct any Vessel or enter into any Contract for the purchase or construction of any Vessel, (B) sell or otherwise dispose of any Vessel or enter into any contract for the sale or disposal of any Vessel, (C) enter into any contract for the bareboat charter-out of any Vessel or for a time charter-out longer than two years of any Vessel, (D) defer scheduled maintenance of any Vessel, (E) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating the Vessels; or

(xx) authorize or enter into a Contract or arrangement to take any of the actions described in clauses (i) through (xix) of this Section 6.1.

SECTION 6.2. Access to Information. After the date hereof until the Effective Time and subject to Applicable Law, the Parties shall (i) give each other and their respective counsel, financial advisors, auditors and other authorized representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the GOGL Companies and the KSL Companies, as applicable, (ii) furnish to each other and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the GOGL Companies and the KSL Companies, as applicable, to cooperate with the other Party in the matters described in clauses (i) and (ii) above.

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SECTION 6.3. Notice of Developments. Each of the Parties will give prompt written notice to the other Party of any event that has had or would reasonably be expected to give rise to, individually or in the aggregate, a GOGL Material Adverse Effect or a KSL Material Adverse Effect, as the case may be. The delivery of any notice pursuant to this Section 6.3 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

SECTION 6.4. No Solicitation by KSL.

(a) General Prohibitions. Subject to Section 6.4(b) after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Section 10.1 and the Effective Time, KSL and its Subsidiaries shall not (and KSL shall use its reasonable best efforts to cause its or any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any KSL Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to KSL or any of its Subsidiaries or afford access to the business, properties, assets, books or records of KSL or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, a KSL Acquisition Proposal, (iii) fail to make, withdraw, or modify or amend, in a manner adverse to GOGL, the KSL Board Recommendation (or recommend a KSL Acquisition Proposal) (any of the foregoing in this clause (iii) with respect to KSL, an “Adverse Recommendation Change”), or (iv) approve, endorse, recommend or enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a KSL Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom KSL is permitted to provide information in accordance with Section 6.4(b)(i)). KSL and its Subsidiaries shall (and KSL shall use its reasonable best efforts to cause its or any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any KSL Acquisition Proposal or efforts to obtain a KSL Acquisition Proposal.

(b) Exceptions.

(i) Prior to (but not at any time after) obtaining the KSL Shareholder Approval, KSL, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made (and not withdrawn) after the date of this Agreement a bona fide, written KSL Acquisition Proposal that (x) did not result from a breach or violation of the provisions of Section 6.4(a), and (y) the KSL Board reasonably believes in good faith, after consulting with its outside legal and financial advisors, could reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such Third Party or its Representatives or its financing sources non-public information relating to KSL or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to GOGL) with such Third Party containing provisions that expressly permit KSL to comply with the terms of this Section 6.4 if, in the case of either clause (A) or (B), the KSL Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided that all such information provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to GOGL) is provided or made available to GOGL, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

(ii) At any time prior to obtaining the KSL Shareholder Approval, in response to a material fact, event, change, development, or set of circumstances (other than a KSL Acquisition Proposal) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the KSL Board as of or prior to the date of this Agreement (such material fact, event, change development or set of circumstances, an “Intervening Event”), if the KSL Board reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Intervening Event, the failure of the KSL Board to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties under Applicable Law,

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the KSL Board may make an Adverse Recommendation Change; provided, however, that KSL shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 6.4(b)(ii) unless KSL has (A) provided to GOGL at least three (3) calendar days’ prior written notice advising GOGL that the KSL Board intends to take such action and specifying the facts underlying the KSL Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such three (3) calendar days’ period, if requested by GOGL, engaged in good faith negotiations with GOGL to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(iii) Prior to (but not at any time from or after) obtaining the KSL Shareholder Approval, the KSL Board may, following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of this Section 6.4 and the KSL Board reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Superior Proposal, the failure of the KSL Board to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided, however, the KSL Board shall not be entitled to effect an Adverse Recommendation Change in connection with a Superior Proposal unless (A) the KSL Board promptly notifies GOGL, in writing, at least three (3) calendar days (the “Notice Period”) before making an Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that KSL has received a KSL Acquisition Proposal that the KSL Board has determined to be a Superior Proposal and that the KSL Board intends to make an Adverse Recommendation Change; (B) the KSL Board attaches to such notice the most current version of the proposed agreement and the identity of the Third Party making such Superior Proposal; (C) during the Notice Period, if requested by GOGL, the KSL Board has engaged, and has directed its Representatives to engage, in negotiations with GOGL in good faith to amend this Agreement in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Notice Period, the KSL Board shall have determined in good faith, taking into account any changes to this Agreement made or proposed in writing by GOGL, that such Superior Proposal continues to constitute a Superior Proposal; provided, however that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the KSL Board and a new Notice Period, and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any Notice Period. In addition, nothing contained herein shall prevent the KSL Board from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to a KSL Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.4; provided that any such action taken or statement made that relates to a KSL Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the KSL Board reaffirms the KSL Board Recommendation in such statement or in connection with such action, or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act (which it is agreed shall not constitute an Adverse Recommendation Change).

(c) Required Notices. KSL and the KSL Board shall not take any of the actions referred to in Section 6.4(b) unless KSL shall have first complied with the applicable requirements of this Section 6.4(c). KSL shall notify GOGL promptly (but in no event later than 24 hours) after receipt by KSL (or any of its Representatives) of any KSL Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making such KSL Acquisition Proposal and its proposed financing sources, and shall keep GOGL reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such KSL Acquisition Proposal. KSL shall also notify GOGL promptly (but in no event later than 24 hours) after receipt by KSL of any request for non-public information relating to KSL or any of its Subsidiaries or for access to the business, properties, assets, books or records of KSL or any of its Subsidiaries by any Third Party that has informed KSL that it is considering making, or has made, a KSL Acquisition Proposal.

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(d) Definition of Superior Proposal. For purposes of this Agreement with respect to a KSL Acquisition Proposal, “Superior Proposal” means a bona fide, unsolicited written KSL Acquisition Proposal (provided that, for the purposes of this definition, references to “15%” in the definition of KSL Acquisition Proposal shall be deemed replaced with references to “50%”) that (i) is not subject to any financing condition and for which financing has been fully committed or is on hand or the KSL Board determines in good faith after considering the advice of its financial advisor is reasonably capable of being fully financed, (ii) the KSL Board determines in good faith, after considering the advice of its outside counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the Person making the KSL Acquisition Proposal, and (iii) the KSL Board determines in good faith, after considering the advice of its financial advisor, would result in a transaction more favorable, from a financial point of view to the KSL’s shareholders (other than its shareholders who have an interest in GOGL) than the Merger provided hereunder (after taking into account any amendment to this Agreement proposed by GOGL).

SECTION 6.5. No Solicitation by GOGL.

(a) General Prohibitions. Subject to Section 6.5(b) after the date hereof and prior to the earlier of the termination of this Agreement in accordance with Section 10.1 and the Effective Time, GOGL and its Subsidiaries shall not (and GOGL shall use its reasonable best efforts to cause its or any of its Subsidiaries’ Representatives not to), directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any GOGL Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to GOGL or any of its Subsidiaries or afford access to the business, properties, assets, books or records of GOGL or any of its Subsidiaries to any Third Party with respect to inquiries regarding, or the making of, a GOGL Acquisition Proposal, (iii) fail to make, withdraw, or modify or amend, in a manner adverse to KSL, the GOGL Board Recommendation (or recommend a GOGL Acquisition Proposal) (any of the foregoing in this clause (iii) with respect to GOGL, an “Adverse Recommendation Change”), or (iv) approve, endorse, recommend or enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a GOGL Acquisition Proposal (other than a confidentiality agreement with a Third Party to whom GOGL is permitted to provide information in accordance with Section 6.5(b)(i)). GOGL and its Subsidiaries shall (and GOGL shall use its reasonable best efforts to cause its or any of its Subsidiaries’ Representatives to) cease immediately and cause to be terminated any and all existing activities, solicitations, encouragements, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any GOGL Acquisition Proposal or efforts to obtain a GOGL Acquisition Proposal.

(b) Exceptions.

(i) Prior to (but not at any time after) obtaining the GOGL Shareholder Approval, GOGL, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made (and not withdrawn) after the date of this Agreement a bona fide, written GOGL Acquisition Proposal that (x) did not result from a breach or violation of the provisions of Section 6.5(a), and (y) the GOGL Board reasonably believes in good faith, after consulting with its outside legal and financial advisors, could reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such Third Party or its Representatives or its financing sources non-public information relating to GOGL or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to KSL) with such Third Party containing provisions that expressly permit GOGL to comply with the terms of this Section 6.5 if, in the case of either clause (A) or (B), the GOGL Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided that all such information provided or made available to such Third Party (to the extent that such information has not been previously provided or made available to KSL) is provided or made available to KSL, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party.

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(ii) At any time prior to obtaining the GOGL Shareholder Approval, in response to a material fact, event, change, development, or set of circumstances (other than a GOGL Acquisition Proposal) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the GOGL Board as of or prior to the date of this Agreement (such material fact, event, change development or set of circumstances, an “Intervening Event”), if the GOGL Board reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Intervening Event, the failure of the GOGL Board to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the GOGL Board may make an Adverse Recommendation Change; provided, however, that GOGL shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 6.5(b)(ii) unless GOGL has (A) provided to KSL at least three (3) calendar days’ prior written notice advising KSL that the GOGL Board intends to take such action and specifying the facts underlying the GOGL Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such three (3) calendar days’ period, if requested by KSL, engaged in good faith negotiations with KSL to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(iii) Prior to (but not at any time from or after) obtaining the GOGL Shareholder Approval, the GOGL Board may, following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 6.5 and the GOGL Board reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Superior Proposal, the failure of the GOGL Board to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided, however, the GOGL Board shall not be entitled to effect an Adverse Recommendation Change in connection with a Superior Proposal unless (A) the GOGL Board promptly notifies KSL, in writing, at least three (3) calendar days (the “Notice Period”) before making an Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that GOGL has received a GOGL Acquisition Proposal that the GOGL Board has determined to be a Superior Proposal and that the GOGL Board intends to make an Adverse Recommendation Change; (B) the GOGL Board attaches to such notice the most current version of the proposed agreement and the identity of the Third Party making such Superior Proposal; (C) during the Notice Period, if requested by KSL, the GOGL Board has engaged, and has directed its Representatives to engage, in negotiations with KSL in good faith to amend this Agreement in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Notice Period, the GOGL Board shall have determined in good faith, taking into account any changes to this Agreement made or proposed in writing by KSL, that such Superior Proposal continues to constitute a Superior Proposal; provided, however that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the GOGL Board and a new Notice Period, and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any Notice Period.

(c) Required Notices. GOGL and the GOGL Board shall not take any of the actions referred to in Section 6.5(b) unless GOGL shall have first complied with the applicable requirements of this Section 6.5(c). GOGL shall notify KSL promptly (but in no event later than 24 hours) after receipt by GOGL (or any of its Representatives) of any GOGL Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making such GOGL Acquisition Proposal and its proposed financing sources, and shall keep KSL reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such GOGL Acquisition Proposal. GOGL shall also notify KSL promptly (but in no event later than 24 hours) after receipt by GOGL of any request for non-public information relating to GOGL or any of its Subsidiaries or for access to the business, properties, assets, books or records of GOGL or any of its Subsidiaries by any Third Party that has informed GOGL that it is considering making, or has made, a GOGL Acquisition Proposal.

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(d) Definition of Superior Proposal. For purposes of this Agreement with respect to a GOGL Acquisition Proposal, “Superior Proposal” means a bona fide, unsolicited written GOGL Acquisition Proposal (provided that, for the purposes of this definition, references to “15%” in the definition of GOGL Acquisition Proposal shall be deemed replaced with references to “50%”) that (i) is not subject to any financing condition and for which financing has been fully committed or is on hand or the GOGL Board determines in good faith after considering the advice of its financial advisor is reasonably capable of being fully financed, (ii) the GOGL Board determines in good faith, after considering the advice of its outside counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the Person making the GOGL Acquisition Proposal, and (iii) the GOGL Board determines in good faith, after considering the advice of its financial advisor, would result in a transaction more favorable, from a financial point of view to the GOGL’s shareholders (other than its shareholders who have an interest in KSL) than the Merger provided hereunder (after taking into account any amendment to this Agreement proposed by KSL).

SECTION 6.6. Litigation.

(a) KSL shall promptly advise GOGL of any pending or threatened Action involving KSL or any of the KSL Companies or any of their respective officers or directors relating to this Agreement or the Merger and shall keep GOGL informed and consult with GOGL regarding the status of the Action on an ongoing basis. KSL shall cooperate with and give GOGL the opportunity to consult with respect to the defense or settlement of any such Action.

(b) GOGL shall promptly advise KSL of any pending or threatened Action involving GOGL or any of the GOGL Companies or their respective officers or directors, relating to this Agreement or Merger and shall keep KSL informed and consult with KSL regarding the status of the Action on an ongoing basis. GOGL shall cooperate with and give KSL the opportunity to consult with respect to the defense or settlement of any such Action, and such settlement shall not be agreed to without the prior written consent of KSL.

ARTICLE VII

SEC FILINGS AND SHAREHOLDERS’ MEETINGS

SECTION 7.1. SEC Filings.

(a) As soon as reasonably practicable after the execution of this Agreement, (i) GOGL and KSL shall prepare a joint proxy statement relating to the GOGL Shareholders’ Meeting and the KSL Shareholders’ Meeting and (ii) GOGL and KSL shall prepare and file with the SEC a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the registration under the 1933 Act of KSL Common Shares issuable in the Merger. The joint proxy statement furnished to GOGL’s shareholders in connection with the GOGL Shareholders’ Meeting and to KSL’s shareholders in connection with the KSL Shareholders’ Meeting shall be included as part of the prospectus (the “Joint Proxy Statement/Prospectus”) forming part of the Registration Statement. Each Party hereto shall, and shall cause their respective counsel, accountants and other advisors to, use reasonable best efforts to cooperate with each other in connection with the preparation and filing of the joint proxy statement, the Joint Proxy Statement/Prospectus and the Registration Statement. Each Party hereto shall, and shall cause their respective counsel, accountants and other advisors to, use reasonable best efforts to respond to any comments of the SEC, to cause the Registration Statement to be declared effective under the 1933 Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time, to take any necessary action and obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement in connection with the Registration Statement and to cause the Joint Proxy Statement/Prospectus to be mailed to GOGL’s and KSL’s shareholders promptly after the Registration Statement is declared effective by the SEC, including providing all information about itself to the other Party as may be reasonably requested in connection with any such action.

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(b) The Joint Proxy Statement/Prospectus, the Registration Statement and such other filings shall comply in all material respects with all applicable requirements of Law. If at any time prior to the Effective Time, any event occurs or either Party becomes aware of any information relating to either Party or its Subsidiaries or any of their respective officers or directors or Affiliates that should be described in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any other related filings, the applicable Party shall inform the other Party promptly after becoming aware of such event or information and cooperate in filing with the SEC or its staff or any other Governmental Authority, and/or mailing to shareholders of GOGL or KSL, as applicable, such amendment or supplement. The Parties shall cooperate and provide each other with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus, the Registration Statement, any related filings or amendment or supplement thereto and any responses or communications to the SEC staff or other Governmental Authority in connection therewith; provided that, with respect to documents filed by KSL that are incorporated by reference in the Joint Proxy Statement/Prospectus, or the Registration Statement, this right of review and comment shall apply only with respect to information relating to GOGL or its business, financial condition or results of operations.

(c) KSL and GOGL each shall advise the other, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of KSL Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

SECTION 7.2. Shareholders’ Meetings. GOGL shall, in accordance with the Bermuda Companies Act and GOGL’s organizational documents, duly call, give notice of and hold a meeting of GOGL’s shareholders as promptly as practicable for the purpose of voting upon the approval of the Merger and the adoption of this Agreement and the Bermuda Merger Agreement (the “GOGL Shareholders’ Meeting”). KSL shall, in accordance with the Bermuda Companies Act and KSL’s organizational documents, duly call, give notice of and hold a meeting of KSL’s shareholders as promptly as practicable for the purpose of voting upon the approval of the Merger and the adoption of this Agreement and the Bermuda Merger Agreement (the “KSL Shareholders’ Meeting”). Each of GOGL and KSL shall use its reasonable best efforts to hold these shareholders’ meetings on the same day as soon as practicable after the date on which the Registration Statement becomes effective. Each of GOGL and KSL shall include in the Joint Proxy Statement/Prospectus the recommendation of their respective boards of directors that shareholders of each entity vote in favor of the approval of the Merger and the adoption of this Agreement and the Bermuda Merger Agreement. Each of GOGL and KSL shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the Bermuda Merger Agreement and the approval of the Merger, as applicable, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

ARTICLE VIII

OTHER COVENANTS OF THE PARTIES

SECTION 8.1. Regulatory Undertaking. Subject to the terms and conditions of this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Sections 6.4(b) or 6.5(b).

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SECTION 8.2. Certain Filings. The parties hereto shall cooperate with one another (i) in connection with the preparation of the Registration Statement, the Joint Proxy Statement/Prospectus or any other KSL Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Merger, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Joint Proxy Statement/Prospectus or any other KSL Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

SECTION 8.3. Public Announcements. Subject to Sections 6.4 and 6.5 hereof, the Parties shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts (other than ordinary course communications with investors or analysts not occurring as a publicly announced event or presentation of such communications), with respect to this Agreement or the Merger and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, neither of the Parties shall issue any such press release or make any such other public statement (including statements to the employees of any GOGL Company or KSL Company, as the case may be), or schedule any such press conference or conference call without the consent of the other Party. Notwithstanding the foregoing, the parties hereto each hereby consent to the filing of KSL’s Form 6-K on the date of this Agreement in the form previously provided by KSL to GOGL.

SECTION 8.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the GOGL or KSL, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the GOGL or KSL, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the GOGL and KSL acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

SECTION 8.5. Notices of Certain Events. Each of GOGL and KSL shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger;

(b) any notice or other communication from any Governmental Authority in connection with the Merger;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting any GOGL Company or any KSL Company, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied; and

(e) any failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

SECTION 8.6. Indemnification and Insurance.

(a) From and after the Effective Time, KSL shall cause the Surviving Company to, out of the assets of the Surviving Company, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to Effective Time was, a director or officer of a GOGL Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs

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(including amounts paid in settlement or compromise) and expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of a GOGL Company or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of a GOGL Company or taken at the request of a GOGL Company (including in connection with serving at the request of a GOGL Company as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Merger), to the fullest extent that the GOGL Companies would be required to indemnify the Indemnitees under the GOGL Companies Charter Documents.

(b) For the six-year period commencing immediately after the Effective Time, the Surviving Company shall maintain in effect GOGL’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by GOGL’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or KSL may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the aggregate premium for such “tail” policy shall exceed 200% of the annual premium paid by GOGL in its last completed fiscal year (such 200% threshold, the “Maximum Premium”), then KSL shall provide or cause to be provided a policy for the applicable individuals with the greatest coverage as shall then be available for a cost not exceeding the Maximum Premium.

(c) The provisions of this Section 8.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the GOGL Companies Charter Documents, by contract or otherwise. The obligations of KSL and the Surviving Company under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 8.6 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 8.6 applies shall be third-party beneficiaries of this Section 8.6).

(d) In the event that KSL, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of KSL or the Surviving Company shall assume all of the obligations thereof set forth in this Section 8.6.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the GOGL Companies for any of their respective directors, officers or other employees, in being understood and agreed that the indemnification provided for in this Section 8.6 is not prior to or in substitution for any such claims under such policies.

SECTION 8.7. Exchange Listings. KSL shall use its reasonable best efforts to cause the KSL Common Shares issuable in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance to Nasdaq, as promptly as practicable after the date hereof and in any event prior to the Closing Date, and GOGL shall cooperate with KSL with respect to such approval. KSL shall also use its reasonable best efforts to file all necessary documents and take all necessary actions to cause the KSL Common Shares to be listed on the Oslo Stock Exchange on or prior to the Closing Date.

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ARTICLE IX

CONDITIONS TO THE MERGER

SECTION 9.1. Conditions to Obligations of Each Party. The respective obligations of each Party to effect the Merger are subject to the satisfaction of the following conditions:

(a) the GOGL Shareholder Approval and the KSL Shareholder Approval shall have been obtained;

(b) no Applicable Law preventing or prohibiting the consummation of the Merger shall be in effect;

(c) the Registration Statement shall have been declared effective by the SEC under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC;

(d) the KSL Common Shares to be listed for trading as a result of the Merger shall be so listed, and any KSL Common Shares to be issued in connection with the Merger shall have been approved for listing on Nasdaq and on the Oslo Stock Exchange, subject to the completion of the Merger; and

(e) the holders of not more than an aggregate of 5% of the aggregate number of KSL Common Shares otherwise issuable to holders of GOGL Common Shares and to be retained by holders of KSL Common Shares as a result of the Merger having taken all actions necessary to become Dissenting Shareholders. If Dissenting Shares in excess of such 5% level shall occur, then (i) the Parties shall have the right to mutually waive this condition and close, (ii) either Party shall have the right to terminate this Agreement, or (iii) the Parties may mutually agree to adjourn the Closing to any date not later than the End Date to determine whether such percentage is reduced to 5% or less by holders who abandon or lose their right to appraisal pursuant to the Bermuda Companies Act. At such time as such percentage is thus reduced to 5% or less, this condition shall be deemed satisfied.

SECTION 9.2. Conditions to Obligations of GOGL. The obligations of GOGL to effect the Merger are further subject to the satisfaction by KSL of the following conditions:

(a) (i) the representations and warranties of KSL contained in Section 5.1, Section 5.2 and Section 5.4 of this Agreement (disregarding all materiality and KSL Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time), and (ii) all of the other representations and warranties of KSL contained in this Agreement or in any certificate or other writing delivered by KSL pursuant hereto (disregarding all materiality and KSL Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a KSL Material Adverse Effect;

(b) All the consents, authorizations, waivers, Orders, approvals, notices, expirations, filings and registrations set forth in Exhibit C shall have been obtained or made, as the case may be, in form and substance reasonably satisfactory to GOGL, on or prior to, and shall be in full force and effect on, the Closing Date;

(c) KSL shall have performed and complied with in all material respects all of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(d) from the date hereof and through the Closing Date, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a KSL Material Adverse Effect; and

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(e) KSL shall have delivered to GOGL as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of KSL to the effect that the conditions set forth in clauses (a), (b), (c) and (d) of this Section 9.2 have been satisfied as of the Closing Date.

SECTION 9.3. Conditions to Obligations of KSL. The obligations of KSL to effect the Merger are further subject to the satisfaction by GOGL of the following conditions:

(a) (i) the representations and warranties of GOGL contained Section 4.1, Section 4.2 and Section 4.4 of this Agreement (disregarding all materiality and GOGL Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time), and (ii) all of the other representations and warranties of GOGL contained in this Agreement or in any certificate or other writing delivered by GOGL pursuant hereto (disregarding all materiality and GOGL Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a GOGL Material Adverse Effect;

(b) all of the consents, authorizations, waivers, Orders, approvals, notices, expirations, filings and registrations set forth on Exhibit C shall have been obtained or made, as the case may be, in form and substance reasonably satisfactory to KSL, on or prior to, and shall be in full force and effect on, the Closing Date;

(c) GOGL shall have performed and complied with in all material respects all of the covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(d) from the date hereof through the Closing Date, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that has had, or would reasonably be expected to have, individually or in the aggregate, a GOGL Material Adverse Effect;

(e) all necessary actions shall have been taken and all necessary agreements shall have been entered into in order to properly convert the GOGL Options and the GOGL Convertible Bonds into instruments exercisable or convertible into KSL Common Shares in the manner contemplated by Section 3.4 and Section 3.5; and

(f) GOGL shall have delivered to KSL as of the Closing Date, a certificate, dated as of such date, executed by an executive officer of GOGL to the effect that the conditions set forth in clauses (a), (b), (c), (d) and (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION; AMENDMENT; WAIVER

SECTION 10.1. Termination. This Agreement may be terminated any time prior to the Effective Time (notwithstanding the receipt of the GOGL Shareholder Approval or the KSL Shareholder Approval):

(a) by mutual written agreement of GOGL and KSL duly authorized by the GOGL Board and the KSL Board; or

(b) by either Party, if the Effective Time shall not have occurred on or before March 31, 2015 (the “End Date”); or

(c) by either Party if there shall be any Applicable Law that prohibits or prevents KSL or GOGL from consummating the Merger and such prohibition shall have become final and nonappealable; or

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(d) by GOGL, if KSL shall have breached or failed to KSL perform any of its covenants or obligations required to be performed by it under this Agreement, if any representation or warranty of KSL shall have become untrue or if any other event, change, circumstance, occurrence, effect or state of facts shall have occurred, in each case which breach or failure to perform or to be true or any events, changes, circumstances, occurrences, effects or states of facts, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.2 (such circumstance, a “Material KSL Breach”), and such Material KSL Breach cannot be or, to the extent curable by KSL, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to KSL of such breach or failure; or

(e) by KSL, if GOGL shall have breached or failed to perform any of its covenants or obligations required to be performed by it under this Agreement, if any representation or warranty of GOGL shall have become untrue or if any other event, change, circumstance, occurrence, effect or state of facts shall have occurred, in each case which breach or failure to perform or to be true or any events, changes, circumstances, occurrences, effects or states of facts, individually or in the aggregate has resulted or would reasonably be expected to result in a failure of a condition set forth in Section 9.3 (such circumstance, a “Material GOGL Breach”), and such Material GOGL Breach cannot be or, to the extent curable by GOGL, has not been cured by the earlier of (1) the End Date and (2) twenty (20) days after the giving of written notice to GOGL of such breach or failure; or

(f) by either KSL or GOGL if either (i) KSL shall fail to obtain the KSL Shareholder Approval at the KSL Shareholders’ Meeting, or (ii) GOGL shall fail to obtain the GOGL Shareholder Approval at the GOGL Shareholders’ Meeting; or

(g) by KSL if a Triggering Event with respect to GOGL shall have occurred; or

(h) by GOGL; if a Triggering Event with respect to KSL shall have occurred; or

(i) by KSL, upon the approval of the KSL Board, if the KSL Board determines, in its good faith judgment after consultation with legal counsel, that it is required by its fiduciary duties under applicable Law to terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal; or

(j) by GOGL, upon the approval of the GOGL Board, if the GOGL Board determines, in its good faith judgment after consultation with legal counsel, that it is required by its fiduciary duties under applicable Law to terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give written notice of such termination to the other Party.

SECTION 10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party; provided that, if such termination shall result from the intentional breach by a Party of its obligations hereunder, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Party as a result of such failure. For purposes hereof, an “intentional breach” means a material breach that is a consequence of an act undertaken by the breaching Party with the intention of breaching the applicable obligation. The provisions of this Section 10.2 and Sections 11.2, 11.4, 11.7, 11.8, 11.9, 11.12, 11.13, and 11.15 shall survive any termination hereof pursuant to Section 10.1.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. No Survival of Representations, Warranties, Covenants and Agreements. This Article XI and the covenants and agreements of the Parties contained in Article II and Sections 8.4 and 8.6 shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

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SECTION 11.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including digital transmission) and shall be given, if to KSL, to:

Knightsbridge Shipping Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Inger Klemp

Email: inger.klemp@frontmgt.no

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Gary J. Wolfe / James E. Abbott

Email: wolfe@sewkis.com/abbott@sewkis.com

if to GOGL, to:

Golden Ocean Group Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Birgitte Vartdal

Email: birgitte.vartdal@goldenocean.no

with a copy to:

Advokatfirmaet BA-HR DA

P.O. Box 1524 Vika

NO-0117 Oslo

Norway

Attention: Robin Bakken

Email: rba@bahr.no

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to the local close of business of the recipient on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

SECTION 11.3. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that (i) after the KSL Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of KSL under the Bermuda Companies Act unless such amendment made is subject to such shareholder approval and (ii) after the GOGL Shareholder Approval has been

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obtained there shall be no amendment or waiver that would require the further approval of the shareholders of GOGL under the Bermuda Companies Act unless such amendment is made subject to such shareholder approval.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 11.4. Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

(b) KSL Termination Fee. If (A) this Agreement is terminated by GOGL pursuant to Section 10.1(h) or by KSL pursuant to Section 10.1(i), and (B) prior to the nine-month anniversary of the date of such termination, KSL enters into a definitive agreement with respect to any KSL Acquisition Proposal which gave rise to such termination, or any such KSL Acquisition Proposal shall have been consummated, then KSL shall pay the Termination Fee to GOGL in immediately available funds concurrently with the Closing of such KSL Acquisition Proposal. “Termination Fee” means $10,000,000.

(c) GOGL Termination Fee. If (A) this Agreement is terminated by KSL pursuant to Section 10.1(g) or by GOGL pursuant to Section 10.1(j), and (B) prior to the nine-month anniversary of the date of such termination, GOGL enters into a definitive agreement with respect to any GOGL Acquisition Proposal which gave rise to such termination, or any such GOGL Acquisition Proposal shall have been consummated, then GOGL shall pay the Termination Fee to KSL in immediately available funds concurrently with the closing of such GOGL Acquisition Proposal.

(d) Other Costs and Expenses. The Parties acknowledge that the agreements contained in this Section 11.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails promptly to pay any amount due pursuant to this Section 11.4, it shall also pay any costs and expenses incurred by the other Party in connection with a legal action to enforce the obligation to pay the Termination Fee that results in a judgment against other Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Each of the Parties agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by other Party pursuant to this Section and such Termination Fee is paid in full, such Party shall be precluded from any other remedy against the other Party, at law or in equity or otherwise, and such Party shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

SECTION 11.5. Disclosure Letters. The parties hereto agree that any reference in a particular Section of the GOGL Disclosure Letter or KSL Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the corresponding Section of this Agreement and any other representations and warranties that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent. The mere inclusion of an item in the GOGL Disclosure Letter or KSL Disclosure Letter, as applicable, as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a GOGL Material Adverse Effect or KSL Material Adverse Effect, as applicable.

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SECTION 11.6. Waiver. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the KSL Shareholders’ Meeting, KSL may (a) extend the time for the performance of any of the covenants, obligations or other acts of GOGL, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the GOGL or with any conditions to its own obligations. Any agreement on the part of KSL to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of KSL by its duly authorized officer. Subject to Section 11.3 hereof, at any time prior to the Effective Time, whether before or after the GOGL Shareholders’ Meeting, GOGL may (a) extend the time for the performance of any of the covenants, obligations or other acts of KSL, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of KSL, or with any conditions to its own obligations. Any agreement on the part of GOGL to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of GOGL by its duly authorized officer. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 11.7. Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the law of Bermuda is mandatorily applicable to the Merger.

SECTION 11.8. Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

SECTION 11.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a

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counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 11.11. Entire Agreement. This Agreement and the other agreements and documents contemplated hereby constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

SECTION 11.14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.15. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.16. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Except as provided in Section 8.6, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized directors as of the date first above written.

KNIGHTSBRIDGE SHIPPING LIMITED

By:	/s/ Ola Lorentzon
Name: Ola Lorentzon
Title: Director

GOLDEN OCEAN GROUP LIMITED

By:	/s/ Kate Blankenship
Name: Kate Blankenship
Title: Director

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EXHIBIT A

Bermuda Merger Agreement

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EXHIBIT B

Directors of the Surviving Company

Hans Peter Aas

Herman Billung

Kate Blankenship

John Fredriksen

Gert-Jan van der Akker

Ola Lorentzon

Robert D. Somerville

David M. White

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EXHIBIT C

Consents

GOGL Consents

The following consents must be obtained by GOGL on or prior to the Closing Date:

1.	Consents from each of the banks in the following loan agreements:

•	USD 22,000,000 Senior Secured Term Loan Facility Agreement dated 18 December 2013 (JV Golden Opus Inc.)

•	USD 82,500,000 Senior Secured Term Loan Agreement dated 8 October 2013

•	USD 23,800,000 Senior Secured Term Loan Facility Agreement dated 23 September 2013

•	USD 33,930,000 Senior Secured Term Loan Facility Agreement dated 27 May 2013

•	USD 91,000,000 Pre- and Post-Delivery Term Loan Facility Agreement dated 7 March 2012

•	USD 115,600,000 Loan Facility Agreement dated 7 June 2007 as amended and restated on 4 July 2011

•	USD 84,000,000 Pre- and Post-Delivery Loan Facility Agreement dated 7 April 2010

•	USD 65,000,000 Pre- and Post-Delivery Loan Facility Agreement dated 22 September 2009

•	USD 201,360,000 Pre- and Post-Delivery Loan Facility Agreement dated 17 June 2008

•	USD 168,000,000 Pre- and Post-Delivery Loan Facility Agreement dated 10 July 2007

•	Investor loan agreement between Golden Ocean Group Limited and Alpha Asset Finance XI BV dated 6 October 2011

2.	Satisfactory addendum to the following bond agreement:

•	3.07% Golden Ocean Group Limited Senior Unsecured Convertible Bond issue 2014/2019

3.	Consents from each of the owners in the following charter contracts:

•	Golden Eclipse BB charter dated 17 September 2008

•	Golden Lyderhorn BB charter dated 21 August 2006

4.	Consent from the JV Partner in the following agreement:

•	Joint Venture Agreement Golden Opus Inc. dated 13 September 2013

KSL Consents

The following consent must be obtained by KSL on or prior to the Closing Date:

1.	Consent from the bank in the following loan agreement:

•	Revolving and Term Loan Facilities Agreement, dated August 21, 2009, between Knightsbridge Tankers Limited and Nordea Bank Norge ASA, as amended by addendum no.1 dated 28 October 2009, as amended and restated by the Amendment and Restatement Agreement dated 2 July 2010 as further amended and restated by the Second Amendment and Restatement Agreement dated 22 November 2010

•	Term Loan Facilities Agreement, dated June 27 2014, between Knightsbridge Tankers Limited and DNB Bank ASA

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Appendix B

EXECUTION COPY

VOTING AGREEMENT

by and among

KNIGHTSBRIDGE SHIPPING LIMITED,

GOLDEN OCEAN GROUP LIMITED

and

THE SHAREHOLDERS PARTY HERETO

Dated as of October 7, 2014

INDEX OF DEFINED TERMS

Term	Section
Adverse Amendment	2.1(b)
Agreement	Preamble
Beneficial Owner	1.1(a)
Beneficial Ownership	1.1(a)
Beneficially Own	1.1(a)
Beneficially Owned	1.1(a)
Common Shares	Recitals
control	1.1(b)
controlled by	1.1(b)
controlling	1.1(b)
Covered Affiliates	1.1(c)
Covered Shares	1.1(d)
Existing Shares	1.1(e)
GOG	Preamble
GOGL Common Shares	Recitals
KSL	Preamble
KSL Common Shares	Recitals
Loan Shares	2.1
Merger	Recitals
Merger Agreement	Recitals
Organizational Documents	2.1(b)
Permitted Transfer	1.1(f)
Shareholder	Preamble
Transfer	1.1(g)
Voting Period	2.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 7, 2014 (this “Agreement”), by and among Knightsbridge Shipping Limited, a Bermuda limited company (“KSL”), Golden Ocean Group Limited, a Bermuda limited company (“GOGL”) and each of the Persons listed on Schedule 1 hereto (each, a “Shareholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, KSL and GOGL are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, GOGL will merge with and into KSL (the “Merger”);

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as hereinafter defined) of the number of issued and outstanding common shares, par value $0.01 per share, of KSL (the “KSL Common Shares”) and/or such number of issued and outstanding ordinary shares, par value $0.10 per share, of GOGL (the “GOGL Common Shares”) as is set forth opposite such Shareholder’s name on Schedule 1 hereto; and

WHEREAS, as a condition to the willingness of KSL and GOGL to enter into the Merger Agreement, KSL and GOGL have required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Beneficial Ownership” by a Person of any security includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the 1934 Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(b) “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(c) “Covered Affiliates” means, with respect to each Shareholder, each Affiliate controlled by such Shareholder.

(d) “Covered Shares” means the Existing Shares that are Beneficially Owned by the Shareholder, together with any other KSL Common Shares or GOGL Common Shares that the Shareholder acquires Beneficial Ownership of prior to the termination of this Agreement in accordance with this Agreement.

(e) “Existing Shares” means, with respect to each Shareholder, the number of KSL Common Shares and/or GOGL Common Shares set forth opposite such Shareholder’s name on Schedule 1 hereto.

(f) “Permitted Transfer” means a Transfer by a Shareholder of Covered Shares (i) if agreed to by the Parties in writing in their sole discretion or (ii) provided such transfer is in the ordinary course of business and not for the purpose of evading the obligations established under this Agreement, a Transfer of Covered Shares by a Shareholder to one or more partners, subsidiaries or members of such Shareholder or to an affiliated corporation under common control with such Shareholder; provided that such transferee agrees in writing to assume all of such transferring Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement with respect to the Covered Shares that are subject to such Transfer, to the same extent as such transferring Shareholder is bound hereunder.

(g) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option, derivative or other agreement or understanding (including any profit or loss-sharing arrangement) with respect to any sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote. Each Shareholder hereby agrees that during the period from the date hereof through the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms (the “Voting Period”), at the KSL Shareholders Meeting and the GOGL Shareholders Meeting and at any other meeting of the shareholders of either Party, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the shareholders of either Party, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) except as expressly provided or permitted herein, vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of its Covered Shares (i) in favor of the Merger, the approval of the Merger Agreement and of the Bermuda Merger Agreement, (ii) against any action, proposal, transaction or agreement that would reasonably be expected to result in a material breach of any material representation, warranty, covenant or agreement of KSL or GOGL contained in the Merger Agreement, (iii) against any amendment of KSL’s or GOGL’s memorandum of association, bye-laws or other comparable charter or organizational documents, as applicable (collectively, the “Organizational Documents”) (other than any amendments of either Party’s Organizational Documents resulting from the Merger), which amendment would in any manner materially delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or the Bermuda Merger Agreement or change in any manner the voting rights of the KSL Common Shares or GOGL Common Shares, and (iv) against any Acquisition Proposal; provided that if, in response to a Superior Proposal received by the KSL Board or the GOGL Board, an Adverse Recommendation Change is made after the date of this Agreement and prior to the KSL Shareholders’ Meeting or the GOGL Shareholders’ Meeting, as applicable, in accordance with the terms of the Merger Agreement, such Shareholder’s Covered Shares shall not in such circumstances be subject to this Section 2.1; and provided further, that this Section 2.1 shall not require such Shareholder to vote or consent (or cause any Affiliate to vote or consent) in favor of the Merger Agreement, the Bermuda Merger Agreement or the Merger, to the extent that the Merger Agreement has been amended in a manner that is materially adverse to the Shareholders (an “Adverse Amendment”).

No Shareholder has entered into, and no Shareholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause (a) and clause (b) of this Section 2.1; provided, however, that if the events described in the first proviso of clause (b) of this Section 2.1

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have occurred, the limitations in this clause (c) shall not apply to any action with respect to KSL Common Shares or GOGL Common Shares Beneficially Owned by a Shareholder including the voting for or consenting by written consent to an Acquisition Proposal.

Notwithstanding the foregoing, each Shareholder shall remain free to vote (or execute consents or proxies with respect to) the Covered Shares with respect to any matter not covered by this Section 2.1 in any manner such Shareholder deems appropriate, including in connection with the election of directors.

Further, notwithstanding the foregoing, if any Covered Shares are lent out pursuant to share lending arrangements entered into prior to the date hereof (“Loan Shares”), and the Shareholder as a consequence does not have voting power to such Loan Shares, this shall not in any way constitute a breach of the Shareholders undertakings pursuant hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to KSL and GOGL as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Shareholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding agreement of such Shareholder enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(b) Ownership. Such Shareholder is the owner of record or the Beneficial Owner of such Shareholder’s Existing Shares, free and clear of any Liens, other than (i) any Liens pursuant to this Agreement, (ii) any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States and (iii) any Liens which do and will not affect such Shareholder’s Beneficial Ownership of the Covered Shares. As of the date of this Agreement, such Shareholder’s Existing Shares constitute all of the shares of KSL Common Shares and GOGL Common Shares Beneficially Owned or owned of record by such Shareholder. Except to the extent Covered Shares are Transferred after the date of this Agreement pursuant to a Permitted Transfer, such Shareholder is the Beneficial Owner and has and will have at all times during the term of this Agreement Beneficial Ownership, voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in Article II hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Shareholder at all times through the Closing Date. Notwithstanding the foregoing, if any Covered Shares are Loan Shares, and the Shareholder as a consequence does not have voting power to such Covered Shares, or its rights over such Covered Shares are otherwise restricted as a result thereof, this shall not in any way constitute a breach of the Shareholder’s undertakings, representations or warranties pursuant to this Agreement.

(c) Non-Contravention. The execution, delivery and performance of this Agreement by such Shareholder do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of Organizational Documents of such Shareholder, (ii) contravene or conflict with, or result in any violation or

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breach of, any Law applicable to such Shareholder or by which any of its assets or properties is bound or (iii) conflict with or result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which it or any of its assets or properties is bound, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder to perform its obligations hereunder.

(d) Consents and Approvals. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement will not, require such Shareholder to obtain any consent, approval, order, waiver, authorization or permit of, or any filing with or notification to, any Governmental Authority or other Person, other than (i) such consents and approvals that have already been obtained, (ii) such consents and approvals that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Shareholder to perform its obligations hereunder and (iii) as required under the 1934 Act.

ARTICLE IV

OTHER COVENANTS

Section 4.1 Prohibition on Transfers. During the term of this Agreement, each Shareholder agrees not to Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, unless such Transfer is a Permitted Transfer.

Section 4.2 Share Dividends, etc. In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares or other similar transaction, or if any share dividend or share distribution is declared, in each case affecting the Covered Shares and in each case occurring prior to the termination of this Agreement, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of KSL or GOGL into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify KSL and/or GOGL of the number of any new KSL Common Shares or GOGL Common Shares with respect to which Beneficial Ownership is acquired by such Shareholder, if any, after the date hereof and before the Effective Time (it being understood that such Shareholder shall be deemed to have satisfied the foregoing obligation if it amends its Schedule 13D in respect of such new KSL Common Shares within the time period required under Rule 13d-2 adopted by the SEC under the 1934 Act). Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Shareholder as of the date hereof.

Section 4.3 No Solicitation. Each Shareholder hereby agrees that during the Voting Period, it shall not and shall use its reasonable best efforts to cause its Covered Affiliates and its and their respective Representatives not to, take any action that KSL or GOGL are otherwise prohibited from taking under Sections 6.4 and 6.5 of the Merger Agreement.

Section 4.4 Waiver of Actions. Each Shareholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against KSL or GOGL or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the Bermuda Merger Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into this Agreement or the Merger Agreement or the Bermuda Merger Agreement.

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ARTICLE V

MISCELLANEOUS

Section 5.1 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) references herein to a specific Section, Subsection, Recital or Schedule shall refer, respectively, to Sections, Subsections, Recitals or Schedules of this Agreement;

(d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e) references herein to any gender shall include each other gender;

(f) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(k) references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(m) with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o) references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”.

Section 5.2 Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate on the earlier to occur of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that is an Adverse Amendment, and after the occurrence of any such

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applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Article V shall survive any termination of this Agreement, and such termination shall not relieve any party hereto of any obligation for any breach of this Agreement occurring prior to such termination.

Section 5.3 Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the law of Bermuda is mandatorily applicable to the Merger.

Section 5.4 Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 5.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to KSL, to:

Knightsbridge Shipping Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Inger Klemp

Email: inger.klemp@frontmgt.no

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with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Gary J. Wolfe / James E. Abbott

Email: wolfe@sewkis.com/abbott@sewkis.com

If to GOGL, to:

Golden Ocean Group Limited

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08

Bermuda

Attention: Birgitte Vartdal

Email: birgitte.vartdal@goldenocean.no

with a copy (which shall not constitute notice) to:

Advokatfirmaet BA-HR DA

P.O. Box 1524 Vika

NO-0117 Oslo

Norway

Attention: Robin Bakken

Email: rba@bahr.no

(a) If to any Shareholder: to such Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail before the close of business of the recipient on the Business Day when transmitted and receipt is confirmed, the day on which such electronic mail was sent, (c) if by electronic mail after the close of business of the recipient on the Business Day when transmitted and receipt is confirmed, on the following Business Day after which such electronic mail was sent; provided in the case of clauses (b) and (c), that such receipt is personally confirmed by telephone, (d) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

Section 5.7 Amendment. This Agreement may not be amended with respect to any Shareholder except by an instrument in writing signed by KSL, GOGL and such Shareholder.

Section 5.8 Extension; Waiver. At any time before the termination of this Agreement, KSL and GOGL, on the one hand, and the Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party hereto contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party hereto. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

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Section 5.9 Entire Agreement. This Agreement (including the schedule hereto) and the Merger Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties hereto relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 5.10 No Third-Party Beneficiaries. KSL, GOGL and the Shareholders hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 5.13 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except in connection with a Permitted Transfer (which Permitted Transfer shall not relieve any Shareholder of its obligations hereunder), no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 5.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that monetary damages may not be adequate compensation for any loss incurred in connection therewith, and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties hereto hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

Section 5.15 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Shareholder are made solely with respect to such Shareholder and the Covered Shares. Each Shareholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties hereto as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

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Section 5.16 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in either KSL or GOGL any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and KSL and GOGL shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

Section 5.17 Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.18 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized directors of the parties to this Agreement as of the date first written above.

KNIGHTSBRIDGE SHIPPING LIMITED

By:	/s/ Ola Lorentzon
	Name:	Ola Lorentzon
	Title:	Director

GOLDEN OCEAN GROUP LIMITED

By:	/s/ Kate Blankenship
	Name:	Kate Blankenship
	Title:	Director

[Signature page to Voting Agreement]

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FRONTLINE 2012 LTD.

By:	/s/ Georgina E. Sousa
	Name:	Georgina E. Sousa
	Title:	Director

FARAHEAD INVESTMENTS INC.

By:	/s/ Dimitris Hannas
	Name:	Dimitris Hannas
	Title:	Director

HEMEN HOLDING LTD.

By:	/s/ Dimitris Hannas
	Name:	Dimitris Hannas
	Title:	Director

GOLDEN OCEAN GROUP MANAGEMENT (BERMUDA) LTD.

By:	/s/ Herman Billung
	Name:	Herman Billung
	Title:	Director

ICB SHIPPING (Bermuda) Limited,

By:	/s/ Inger M. Klemp
	Name:	Inger M. Klemp
	Title:	Attorney-in-Fact

/s/ Herman Billung
Herman Billung

/s/ Birgitte Ringstad Vartdal
Birgitte Ringstad Vartdal

[Signature page to Voting Agreement]

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/s/ Kate Blankenship
Kate Blankenship

/s/ Hans Christian Børresen
Hans Christian Børresen

/s/ Hans Petter Aas
Hans Petter Aas

/s/ Inger M. Klemp
Inger M. Klemp

[Signature page to Voting Agreement]

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Appendix C

Dated [                    ], 2014

KNIGHTSBRIDGE SHIPPING LIMITED

-AND-

GOLDEN OCEAN GROUP LIMITED

MERGER AGREEMENT

THIS AGREEMENT is made the [    ] day of [            ], 2014

B E T W E E N:

1.	Knightsbridge Shipping Limited, a limited company having its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda, (“KSL”); and

2.	Golden Ocean Group Limited, a limited company having its registered office at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda (“GOGL”).

W H E R E A S upon the terms and subject to the conditions set forth in this Agreement, the parties wish to merge GOGL with KSL (the “Merger”) in accordance with Section 104H of the Bermuda Companies Act, with KSL continuing as the surviving company.

W H E R E A S KSL and GOGL entered into an agreement and plan of merger dated [    ] October, 2014 (the “Plan of Merger”) that provides for the transaction details in respect of the Merger.

NOW IT IS HEREBY AGREED as follows:-

1. DEFINITIONS

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Bermuda Companies Act” means the Bermuda Companies Act of 1981, as amended;

“Dissenting Shareholder” means a holder of GOGL Common Shares or of KSL Common Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of GOGL Common Shares or KSL Common Shares to require appraisal of their shares under the Bermuda Companies Act;

“Dissenting Shares” means any GOGL Common Share or KSL Common Share held by a Dissenting Shareholder;

“Exchange Ratio” means 0.13749;

“GOGL Common Shares” means the ordinary shares, par value $0.10 per share, of GOGL;

“KSL Common Shares” means the common shares, par value $0.01 per share, of KSL;

“Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other legal entity (whether recognized by statute or under the common law) of which such party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the shares or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate party.

EFFECTIVENESS OF THE MERGER

The parties hereby agree that the Merger shall occur upon the terms and conditions of the Plan of Merger and of this Agreement and that the Merger shall become effective upon the issuance of the certificate of merger with respect to the Merger (the “Certificate of Merger”) by the Registrar of Companies in Bermuda (the “Effective Time”).

2. MEMORANDUM OF ASSOCIATION OF SURVIVING COMPANY

At the Effective Time, the memorandum of association of KSL, as in effect immediately prior to the Effective Time, shall be the memorandum of association of the Surviving Company.

3. BYE-LAWS OF SURVIVING COMPANY

At the Effective Time, the bye-laws of KSL, as in effect immediately prior to the Effective Time, shall be the bye-laws of the Surviving Company.

4. DIRECTORS

The following individuals shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be:

Hans Peter Aas

Høgseteveien 21

N-5244 Fana

Norway

Herman Billung

Bryggegt 3

NO-0250

Oslo, Norway

Kate Blankenship

Domaine de Portoi

Arzens 11290

France

John Fredriksen

Amatus Avenue

Sandy Beach Apartments

Block C Apt 401

Limassol

Cyprus

Gert-Jan van der Akker

Tree Tops Residences

App 02-86

7 Orange Grove Road

258355 Singapore

Ola Lorentzon

Floragatan 20

SE-114 31 Stockholm

Sweden

Robert D. Somerville

209 North Birch Road

Unit 902

Fort Lauderdale, Florida 33304

USA

David M. White

Haccombe Chase

Haccombe

Devon TQ12 4SJ

England

At the Effective Time, the registered office of the Surviving Company shall be 14 Par-la-Ville Road, Hamilton HM 08, Bermuda.

5. EFFECT ON SHARE CAPITAL

At the Effective Time, by virtue of the Merger:

(a)	Each GOGL Common Share held in the treasury of GOGL, and each GOGL Common Share owned by KSL or any direct or indirect wholly-owned Subsidiary of KSL or of GOGL immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)	Each issued and outstanding GOGL Common Share (other than any shares cancelled pursuant to Section 6(a) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive a number of KSL Common Shares equal to the Exchange Ratio (such KSL Common Shares into which GOGL Common Shares are converted hereunder, in the aggregate, the “Merger Consideration”).

(c)	Each KSL Common Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any KSL Common Shares owned by GOGL or any direct or indirect wholly-owned Subsidiary of GOGL) shall remain issued and outstanding after the Effective Time without change or adjustment, and each KSL Common Share owned by GOGL or any direct or indirect wholly-owned Subsidiary of GOGL shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)	Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall be cancelled (but shall not entitle their holders to receive or retain KSL Common Shares pursuant to Section 6(b)) and shall be converted into the right to receive the fair value thereof under Section 106 of the Bermuda Companies Act (provided that if a Dissenting Shareholder fails to perfect effectively, withdraws or waives or loses such dissenters’ rights action, such Dissenting Shareholder shall be entitled to receive KSL Common Shares in accordance with this Section 6).

6. MISCELLANEOUS

KSL and GOGL each undertake to do, execute and perform such further acts, documents and things within their respective powers as may be necessary to effect the Merger, including, without limitation, (a) holding all necessary meetings of their shareholders, (b) passing all necessary resolutions of their directors, (c) procuring that their Subsidiaries pass all necessary resolutions of their shareholders, members or directors, and (d) filing all necessary notices or other documents with regulators, officials or other entities.

This agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7. GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the exclusive jurisdiction of the courts of Bermuda.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

For and on behalf of

Knightsbridge Shipping Limited

Signature
Name:
Director/Authorised Signatory

For and on behalf of

Golden Ocean Group Limited

Signature
Name:
Director/Authorised Signatory

Appendix D

FORM OF

B Y E - L A W S

of

[INSERT NAME OF COMBINED COMPANY]

I HEREBY CERTIFY that the within-written bye-laws are a true copy of the amended and restated bye-laws of [INSERT NAME OF COMBINED COMPANY] as approved by the shareholders of the above company at the Special General Meeting of the Company held on the [    ] of [                ] 201    .

Secretary

INTERPRETATION	1
REGISTERED OFFICE	2
SHARE RIGHTS	2
MODIFICATION OF RIGHTS	3
POWER TO PURCHASE OWN SHARES	3
SHARES	4
CERTIFICATES	4
LIEN	4
CALLS ON SHARES	5
FORFEITURE OF SHARES	6
REGISTER OF SHAREHOLDERS	6
REGISTER OF DIRECTORS AND OFFICERS	7
TRANSFER OF SHARES	7
TRANSMISSION OF SHARES	9
DISCLOSURE OF MATERIAL INTERESTS	9
INCREASE OF CAPITAL	10
ALTERATION OF CAPITAL	11
REDUCTION OF CAPITAL	11
GENERAL MEETINGS AND WRITTEN RESOLUTIONS	12
NOTICE OF GENERAL MEETINGS	12
PROCEEDINGS AT GENERAL MEETINGS	13
VOTING	14
PROXIES AND CORPORATE REPRESENTATIVES	15
APPOINTMENT AND REMOVAL OF DIRECTORS	16
RESIGNATION AND DISQUALIFICATION OF DIRECTORS	16
ALTERNATE DIRECTORS	17
DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES	17
DIRECTORS’ INTERESTS	17
POWERS AND DUTIES OF THE BOARD	18
DELEGATION OF THE BOARD’S POWERS	19
PROCEEDINGS OF THE BOARD	19
OFFICERS	21
MINUTES	21
SECRETARY AND RESIDENT REPRESENTATIVE	21
THE SEAL	21
DIVIDENDS AND OTHER PAYMENTS	22
RESERVES	23
CAPITALISATION OF PROFITS	23
RECORD DATES	23
ACCOUNTING RECORDS	24
AUDIT	24
SERVICE OF NOTICES AND OTHER DOCUMENTS	24
WINDING UP	25
INDEMNITY	25
CONTINUATION	26
ALTERATION OF BYE-LAWS	26

B Y E – L A W S

of

Knightsbridge Shipping Limited

INTERPRETATION

1. In these Bye-laws, and any Schedule, unless the context otherwise requires:

“Principal Act” means The Companies Act, 1981 as amended, restated or re-enacted from time to time;

“Alternate Director” means such person or persons as shall be appointed from time to time pursuant to Bye-law 101;

“Annual General Meeting” means a meeting convened by the Company pursuant to Section 71(1) of the 1981 Act;

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“Bye-laws” means these Bye-laws in their present form or as they may be amended from time to time;

“Branch Register” means any branch register maintained outside Bermuda pursuant to the Principal Act;

“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company including, without limitation, the Principal Act;

“Company” means the company incorporated in Bermuda under the name of Twentyfirst Century Tanker Shipping Company Limited on the 18th day of September, 1996 and also formerly known as Knightsbridge Tankers Limited and Knightsbridge Shipping Limited;

“Director” means such person or persons as shall be elected or appointed to the Board from time to time pursuant to Bye-law 97, Bye-law 98, or the Companies Acts;

“Finance Officer” means such person or persons other than the Resident Representative appointed from time to time by the Board pursuant to Bye-law 117 and 129 to act as the Finance Officer of the Company

“Listing Exchange” means any stock exchange or quotation system upon which any of the shares of the Company are listed from time to time;

“Officer” means such person or persons as shall be appointed from time to time by the Board pursuant to Bye-law 129;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Registrar” means the person or persons appointed by the Board from time to time with responsibility for the maintenance of the Register of Shareholders and any Branch Register;

“Registration Office” means the place where the Board may from time to time determine to keep the Register and/or a Branch Register and where (except in cases where the Board otherwise directs) the transfer and documents of title are to be lodged for registration;

“Resident Representative” means any person appointed to act as the resident representative of the Company and includes any deputy or assistant resident representatives;

“Resolution” means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders, adopted either in general meeting or by written resolution, in accordance with the provisions of these Bye-laws;

“Seal” means the common seal of the Company, if any, and includes any duplicate thereof;

“Secretary” means the person appointed to perform any or all of the duties of the secretary of the Company and includes a temporary or assistant Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“Shareholder” means a shareholder or member of the Company;

“Share Option Scheme” means a scheme established pursuant to Bye-law 114 for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of: -

(a) the Directors and Officers of the Company (whether employees or not);

(b) the bona fide employees or former employees of the Company or any subsidiary of the Company; or

(c) the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

“Special General Meeting” means a general meeting, other than the Annual General Meeting;

“Treasury Shares” means any share of the Company that was acquired and held by the Company, or as treated as having been acquired and held by the Company, which has been held continuously by the Company since it was acquired and which has not been cancelled;

“VPS” means Verdipapirsentralen ASA, a Norwegian corporation maintaining a computerized central share registry in Oslo, Norway, among others, for bodies corporate whose shares are listed for trading on the Oslo Stock Exchange, and includes any successor registry;

for the purposes of these Bye-laws a corporation shall be deemed to be present in person if its representative duly authorised pursuant to the Companies Acts is present;

words importing only the singular number include the plural number and vice versa;

words importing only the masculine gender include the feminine and neuter genders respectively;

words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate wherever established;

reference to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

Sub-paragraphs (i) through (vii) of Bye-law 41, Bye-law 49 and Bye-law 56 shall not have effect until such time as the Company’s shares are listed on the Oslo Stock Exchange, and these Bye-laws shall be read and construed accordingly;

2. Unless otherwise defined herein, any words or expressions defined in the Principal Act in force on the date when these Bye-laws, or any part hereof, are adopted shall bear the same meaning in these Bye-laws or such part (as the case may be).

3. Any reference in these Bye-laws to any statute or section thereof shall unless expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

REGISTERED OFFICE

4.	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARE RIGHTS

5.	Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferential, deferred, qualified or other special rights, privileges or conditions whether in regard to dividend, voting, return of capital or otherwise.

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5A.	The Board may exercise all the powers of the Company to:

(a)	divide the Company’s shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of the Company’s share capital into shares of larger amount than its existing shares;

(c)	subdivide the Company’s shares, or any of them, into shares of smaller amount than is fixed by the memorandum, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

(d)	make provision for the issue and allotment of shares which do not carry any voting rights.

6.	Subject to the Companies Acts, any preference shares may, with the sanction of a Resolution, be issued on terms:

(a)	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)	that they are liable to be redeemed at the option of the Company; and/or,

(c)	if authorised by the memorandum of association and or incorporating act of the Company, that they are liable to be redeemed at the option of the holder.

7.	The terms and manner of redemption shall be provided for by way of amendment of these Bye-laws.

8.	At any time that the Company holds Treasury Shares, all of the rights attaching to the Treasury Shares shall be suspended and shall not be exercised by the Company. Without limiting the generality of the foregoing, if the Company holds Treasury Shares, the Company shall not have any right to attend and vote at a general meeting or sign written resolutions and any purported exercise of such a right is void.

9.	Except where required by the Principal Act, Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

MODIFICATION OF RIGHTS

10.	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

11.	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

POWER TO PURCHASE OWN SHARES

12.	The Company shall have the power to purchase its own shares for cancellation.

13.	The Company shall have the power to acquire its own shares to be held as Treasury Shares.

14.	The Board may exercise all of the powers of the Company to purchase or acquire its own shares, whether for cancellation or to be held as Treasury Shares in accordance with the Principal Act.

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SHARES

15.	Subject to the provisions of these Bye-laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

16.	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.

17.	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as otherwise provided in these Bye-laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES

18.	The preparation, issue and delivery of share certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

19.	If a share certificate is defaced, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

20.	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal or bearing the signature of at least one person who is a Director or Secretary of the Company or a person expressly authorized to sign such certificates on behalf of the Company. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

20A.	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Principal Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Principal Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

LIEN

21.

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such

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Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-law.

22.	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

23.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

24.	The Board may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

25.	A call may be made payable by installments and shall be deemed to have been made at the time when the resolution of the Board authorizing the call was passed.

26.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

27.	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

28.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

29.	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

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FORFEITURE OF SHARES

30.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

31.	The notice shall name a further day (not being less than 14 days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or installment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-laws to forfeiture shall include surrender.

32.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or installments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

33.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share; but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

34.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

35.	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

36.	An affidavit in writing that the deponent is a Director or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

37.	The Secretary shall establish and maintain the Register of Shareholders in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register of Shareholders shall be open to inspection in the manner prescribed by the Companies Acts between 10.00 a.m. and 12.00 noon on every working day. Unless the Board otherwise determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-law 18.

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38.	Subject to the Companies Act, the Company may establish one or more Branch Register(s), and the Board may make and vary such regulations as it determines in respect of the keeping of any Branch Registers, including maintaining a Registration Office in connection therewith.

REGISTER OF DIRECTORS AND OFFICERS

39.	The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. Every Officer that is also a Director and the Secretary must be listed officers of the Company in the Register of Directors and Officers. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10.00 a.m. and 12.00 noon on every working day.

TRANSFER OF SHARES

40.	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable and to the provisions of any applicable United States securities laws (including, without limitation, the United States Securities Act, 1933, as amended, and the rules promulgated thereunder), any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve.

41.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and, where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Should the Company be permitted to do so under the laws of Bermuda, the Board may, either generally or in any particular case, upon request by the transferor or the transferee, accept mechanically or electronically executed transfer and may also make such regulations with respect to transfer in addition to the provisions of these Bye-Laws as it considers appropriate. The Board may, in its absolute discretion, decline to register any transfer of any share which is not a fully-paid share. In addition:

(i)	The Board shall decline to register the transfer of any share, and shall direct the Registrar to decline (and the Registrar shall decline) to register the transfer of any interest in any share held through a Branch Register, to a person where the Board is of the opinion that such transfer might breach any law or requirement of any authority or any Listing Exchange until it has received such evidence as it may require to satisfy itself that no such breach would occur.

(ii)	The Board may decline to register the transfer of any share, and may direct the Registrar to decline (and the Registrar shall decline if so requested) to register the transfer of any interest in any share held through a Branch Register, if the registration of such transfer would be likely, in the opinion of the Board, to result in fifty percent or more of the aggregate issued share capital of the Company or shares of the Company to which are attached fifty percent or more of the votes attached to all outstanding shares of the Company being held or owned directly or indirectly, (including, without limitation, through a Branch Register) by a person or persons resident for tax purposes in Norway, provided that this provision shall not apply to the registration of shares in the name of the Registrar as nominee of persons whose interests in such shares are reflected in a Branch Register, but shall apply, mutatis mutandis, to interests in shares of the Company held by persons through a Branch Register.

(iii)	For the purposes of this Bye-Law, each Shareholder (other than the Registrar in respect of those shares registered in its name in the Register as nominee of persons whose interests in such shares are reflected in a Branch Register) shall be deemed to be resident for tax purposes in the jurisdiction specified in the address shown in the Register for such Shareholder, and each person whose interests in shares are reflected in a Branch Register shall be deemed to be resident for tax purposes in the jurisdiction specified in the address shown in a Branch Register for such person. If such Shareholder or person is not resident for tax purpose in such jurisdiction or if there is a subsequent change in his residence for tax purposes, such Shareholder shall notify the Company immediately of his residence for tax purposes.

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(iv)	Where any Shareholder or person whose interests in shares are reflected in a Branch Register fails to notify the Company in accordance with the foregoing, the Board and the Registrar may suspend sine die such Shareholder’s or person’s entitlement to vote or otherwise exercise any rights attaching to the shares or interests therein and to receive payments of income or capital which become due or payable in respect of such shares or interests and the Company shall have no liability to such Shareholder or person arising out of the late payment or non-payment of such sums and the Company may retain such sums for its own use and benefit. In addition to the foregoing the Board and the Registrar may dispose of the shares in the Company or interests herein of such Shareholder or person at the best price reasonably obtainable in all the circumstances. Where a notice informing such Shareholder or person of the proposed disposal of his shares or interests therein has been served, his shares or interest therein may not be transferred otherwise than in accordance with this Bye-Law 41 and any other purported transfer of such shares or interests therein shall not be registered in the Register and/or a Branch Register and shall be null and void.

(v)	The provision of these Bye-Laws relating to the protection of purchaser of shares sold under lien or upon forfeiture shall apply mutatis mutandis to a disposal of shares or interests therein by the Company or the Registrar in accordance with this Bye-Law.

(vi)	Without limiting the generality of the foregoing, the Board may also decline to register any transfer unless:-

(i)	the instrument of transfer is duly stamped and lodged with the Company accompanied by the certificate for the shares to which it relates if any and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of only one class of share; and

(iii)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

Subject to any directions of the Board from time to time in force the Secretary may exercise the powers and discretion of the Board under this Bye-Law and Bye-Laws 40 and 42.

(vii)	If fifty percent or more of the aggregate issued share capital of the Company or shares to which are attached fifty percent or more of the votes attached to all outstanding shares of the Company are found to be held or owned directly or indirectly (including, without limitation, through a Branch Register) by a person or persons resident for tax purposes in Norway, other than the Registrar in respect of those shares registered in its name in the Register as nominee of persons whose interests in such shares are reflected in a Branch Register, the Board shall make an announcement to such effect through the Oslo Stock Exchange, and the Board and the Registrar shall thereafter be entitled and required to dispose of such number of shares of the Company or interests therein held or owned by such persons as will result in the percentage of the aggregate issued share capital of the Company held or owned as aforesaid being less than fifty percent, and, for these purposes, the Board and the Registrar shall in such case dispose of shares or interests therein owned by persons resident for tax purposes in Norway on the basis that the shares or interests therein most recently acquired shall be the first to be disposed of (i.e. on the basis of last acquired first sold) save where there is a breach of the obligation to notify tax residency pursuant to the foregoing, in which event the shares or interests therein of the person in breach thereof shall be sold first. Shareholders shall not be entitled to raise any objection to the disposal of their shares, but the provisions of these Bye-Laws relating to the protection of purchasers of shares sold under lien or upon forfeiture shall apply mutatis mutandis to any disposal of shares or interests therein made in accordance with this Bye-Law 41.

42.	If the Board declines to register a transfer it shall, within sixty days after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

43.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register and/or a Branch Register relating to any share.

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44.	The Company may dispose of or transfer Treasury Shares for cash or other consideration.

TRANSMISSION OF SHARES

45.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-law.

46.	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

47.	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the Board may thereafter withhold payment of all dividends and other moneys payable in respect of the shares until the requirements of the notice have been complied with.

48.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-laws 45, 46 and 47.

DISCLOSURE OF MATERIAL INTERESTS

49.

(a)	Any person (other than the Registrar in respect of those shares registered in its name in the Register as the nominee of persons whose interests in such shares are reflected in a Branch Register) who acquires or disposes of an interest in shares to the effect that the requirements of the Oslo Stock Exchange in effect from time to time concerning the duty to flag changes in a person’s interest in shares require such changes to be notified shall notify the Registrar immediately of such acquisition or disposal and the resulting interest of that person in shares.

(b)	For the purposes of this Bye-Law, a person shall be deemed to have an interest in shares:

(i)	owned by such person’s spouse, minor child or cohabitant;

(ii)

owned by any body corporate in which such person owns shares representing the majority of the votes attaching to all of the issued and outstanding shares of such body corporate or over which he has as owner

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of shares in such body corporate or by virtue of an agreement a determining influence and a substantial participation (as those terms are interpreted by the Norwegian courts from time to time) in the results of such body corporate’s operations;

(iii)	owned by any person with whom such person acts in concert (as such term is interpreted from time to time by the Oslo Stock Exchange), by virtue of any agreement or otherwise;

(iv)	registered in the name of a nominee of such person or of any person referred to in clause (i), (ii), or (iii) in relation to such person;

(v)	which are issuable on the exercise of any options, convertible bonds, subscription rights or any other rights to acquire shares in which such person has an interest;

(vi)	subject to a lien or other security interest in favor of such person;

(vii)	which are issuable on the exercise of purchase rights, preemption rights, or other rights related thereto in which such person has an interest and which are activated by the acquisition, disposal or conversion of shares;

(viii)	subject of any other agreed restriction on a Shareholder’s right to dispose of same or to exercise such Shareholder’s rights as a Shareholder, in favor of such person, except agreements to separate the dividend right from the ownership right of a share;

(ix)	in connection with the acquisition of which there was given guarantee of their purchase price by such person or such person otherwise undertook a risk with respect to the value thereof and which guarantee or risk remains outstanding.

(c)	The Registrar shall promptly report any such notification of interest to the Oslo Stock Exchange and the Company.

(d)	If a person fails to give notification of a change in his interest in shares in accordance with this Bye-Law 49 and the Board believes that such person has acquired or disposed of an interest in shares in circumstances in which he would be subject to the notification requirements of this Bye-Law 49, the Board shall require the Registrar to serve upon that person a notice:

(i)	requiring him to comply with the notification requirements in relation to the change in his interest in shares; and

(ii)	informing him that, pending compliance with the notification requirements, the registered holder or holders of the shares in which that person is interested shall not be entitled to vote or otherwise exercise any rights attaching to the shares to which the notice relates nor shall such registered holder or holders be entitled to receive payments of income or capital which become due or payable in respect of such shares. The registered holder’s or holders’ entitlement to such payments shall be suspended pending compliance with the notification requirements without any liability of the Company to such holder or holders arising for late payment or nonpayment and the Company may retain such sums for its own use and benefit during such period of suspension.

(e)	The provisions of these Bye-Laws relating to the protection of purchasers of shares sold under a lien or upon forfeiture shall apply mutatis mutandis to disposals under this Bye-Law 49.

INCREASE OF CAPITAL

50.	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

51.	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

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52.	The new shares shall be subject to all the provisions of these Bye-laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

53.	The Company may from time to time by Resolution:

(a)	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(b)	change the currency denomination of its share capital.

54.	Where any difficulty arises in regard to any division, consolidation, or sub-division under Bye-law 5A, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

55.	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

56.	The Company may from time to time purchase its own shares on such terms and in such manner as may be authorized by the Board of Directors, subject to the rules, if applicable, of the Listing Exchange. In the event the Company conducts a tender offer for its shares, any such offer which is made through the facilities of the Oslo Stock Exchange shall be expressed as being conditional upon no Shareholders or persons resident for tax purposes in Norway owning or controlling fifty percent or more of the issued share capital or the votes attaching to the issued and outstanding share capital of the Company following such purchase.

57.	Any share so purchased shall be treated as cancelled, and the amount of the Company’s issued share capital shall be diminished by the nominal value of the shares purchased, but such purchase shall not be taken as reducing the amount of the Company’s authorized share capital.

58.	Subject to the Companies Act, the Company shall have the option, but not the obligation, to repurchase from any Shareholder or Shareholders all fractions of shares, and all holdings of fewer than 100 shares, registered in the name of said Shareholder or Shareholders. Such repurchase shall be on such terms and conditions as the Board may determine, provided that in any event, the repurchase price shall be not less than the closing market price per share quoted on the Oslo Stock Exchange on the effective date of the repurchase. Each Shareholder shall be bound by the determination of the Company to repurchase such shares or fractions thereof. If the Company determines to repurchase any such shares or fractions, the Company shall give written notice to each Shareholder concerned accompanied by a cheque or warrant for the repurchase price and the relevant shares, fractions and certificates in respect thereof shall thereupon be cancelled.

REDUCTION OF CAPITAL

59.	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any capital redemption reserve fund or any share premium or contributed surplus account in any manner.

60.	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including in the case of a reduction of part only of a class of shares, those shares to be affected.

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GENERAL MEETINGS AND WRITTEN RESOLUTIONS

61.	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings. Any such Annual or Special General Meeting shall be held at the Registered Office of the Company in Bermuda or such other location suitable for such purpose and in no event shall any such Annual or Special General Meeting be held in Norway or the United Kingdom.

62.	Except in the case of the removal of auditors and Directors and subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Shareholders of the Company may, without a meeting be done by resolution in writing, signed by a simple majority of all of the Shareholders (or such greater majority as is required by the Companies Acts or these Bye-laws) or their proxies, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of such Shareholder, being all of the Shareholders of the Company who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution. Such resolution in writing may be signed by, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts), on behalf of, all the Shareholders of the Company, or any class thereof, in as many counterparts as may be necessary.

63.	Notice of any resolution to be made under Bye-law 62 shall be given, and a copy of the resolution shall be circulated, to all members who would be entitled to attend a meeting and vote on the resolution in the same manner as that required for a notice of a meeting of members at which the resolution could have been considered, except that any requirement in this Act or in these Bye-laws as to the length of the period of notice shall not apply.

64.	A resolution in writing is passed when it is signed by, or, in the case of a member that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of, such number of the Shareholders of the Company who at the date of the notice represent a majority of votes as would be required if the resolution had been voted on at a meeting of Shareholders.

65.	A resolution in writing made in accordance with Bye-law 62 is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with Bye-law 62 shall constitute minutes for the purposes of the Companies Acts and these Bye-laws.

66.	The accidental omission to give notice to, or the non-receipt of a notice by, any person entitled to receive notice of a resolution does not invalidate the passing of a resolution.

NOTICE OF GENERAL MEETINGS

67.	An Annual General Meeting shall be called by not less than 5 days’ notice in writing and a Special General Meeting shall be called by not less than 5 days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, in the case of a Special General Meeting, the general nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-laws. Shareholders other than those required to be given notice under the provisions of these Bye-laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.

68.	Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-law, it shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat;

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(b)	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than 95 percent in nominal value of the shares giving that right;

provided that notwithstanding any provision of these Bye-Laws, no Shareholder shall be entitled to attend any general meeting unless notice in writing of the intention to attend and vote in person or by proxy signed by or on behalf of the Shareholder (together with the power of attorney or other authority, if any, under which it is signed or a notarially certified copy thereof) addressed to the Secretary is deposited (by post, courier, facsimile transmission or other electronic means) at the Registered Office at least 48 hours before the time appointed for holding the general meeting or adjournment thereof.

69.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

70.	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-laws, at least two Shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes; provided, however, that if the Company shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

71.	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting two Shareholders present in person or by proxy (whatever the number of shares held by them) shall be a quorum provided that if the Company shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum. The Company shall give not less than 5 days’ notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two Shareholders present in person or by proxy (whatever the number of shares held by them) shall be a quorum.

72.	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.

73.	Each Director shall be entitled to attend and speak at any general meeting of the Company.

74.	The Chairman (if any) of the Board or, in his absence, the President [(if any) or in his absence the Director who has been appointed as the head of the Board] shall preside as chairman at every general meeting. If there is no such Chairman or President or such Director, or if at any meeting neither the Chairman nor the President nor such Director is present within five (5) minutes after the time appointed for holding the meeting, or if neither of them is willing to act as chairman, the Directors present shall choose one of their number to act or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

75.

The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been

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transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three months or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

76.	Save as expressly provided by these Bye-laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

77.	Save where a greater majority is required by the Companies Acts or these Bye-laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

78.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such shares conferring such right.

79.	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or on a count of votes received in the form of electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number of votes recorded for or against such resolution.

80.	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

81.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three months after the date of the demand) and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

82.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

83.	On a poll, votes may be cast either personally or by proxy.

84.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

85.	In the case of an equality of votes at a general meeting, whether on a show of hands, a count of votes received in the form of electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote.

86.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

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87.	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

88.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

89.	If (i) any objection shall be raised to the qualification of any voter or (ii) any votes have been counted which ought not to have been counted or which might have been rejected or (iii) any votes are not counted which ought to have been counted, the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

90.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorised to sign the same.

91.	Any Shareholder may appoint a standing proxy or (if a corporation) representative by depositing at the Registered Office a proxy or (if a corporation) an authorisation and such proxy or authorisation shall be valid for all general meetings and adjournments thereof or, resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any such standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

92.	Subject to Bye-law 91, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution and in default the instrument of proxy shall not be treated as valid.

93.	Instruments of proxy shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy for use at that meeting or in connection with that written resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates.

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94.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at which the instrument of proxy is used.

95.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at general meetings or to sign written resolutions.

96.	Notwithstanding any other provision of these Bye-laws, any member may appoint an irrevocable proxy by depositing at the Registered Office an irrevocable proxy and such irrevocable proxy shall be valid for all general meetings and adjournments thereof, or resolutions in writing, as the case may be, until terminated in accordance with its own terms, or until written notice of termination is received at the Registered Office signed by the proxy. The instrument creating the irrevocable proxy shall recite that it is constituted as such and shall confirm that it is granted with an interest. The operation of an irrevocable proxy shall not be suspended at any general meeting or adjournment thereof at which the member who has appointed such proxy is present and the member may not specially appoint another proxy or vote himself in respect of any shares which are the subject of the irrevocable proxy.

APPOINTMENT AND REMOVAL OF DIRECTORS

97.	The number of Directors shall be such number not less than two as the Company by Resolution may from time to time determine and, subject to the Companies Acts and these Bye-laws, shall serve until re-elected or their successors are appointed at the next Annual General Meeting. The Board shall at all times comprise a majority of Directors who are not resident in the United Kingdom.

98.	The Company shall at the Annual General Meeting and may by Resolution determine the minimum and the maximum number of Directors and may by Resolution determine that one or more vacancies in the Board shall be deemed casual vacancies for the purposes of these Bye-laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a casual vacancy.

99.	The Company may in a Special General Meeting called for that purpose remove a Director provided notice of any such meeting shall be served upon the Director concerned not less than 14 days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the Meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

100.	The office of a Director shall be vacated upon the happening of any of the following events:

(a) if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

(b) if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

(c) if he becomes bankrupt or compounds with his creditors;

(d) if he is prohibited by law from being a Director;

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(e) if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-laws.

ALTERNATE DIRECTORS

101.	The Company may by Resolution elect any person or persons to act as Directors in the alternative to any of the Directors or may authorise the Board to appoint such Alternate Directors and a Director may appoint and remove his own Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the Registered Office which if permitted by the Principal Act may be in the form of an electronic record, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary. Any Alternate Director may be removed by Resolution of the Company and, if appointed by the Board, may be removed by the Board. Subject as aforesaid, the office of Alternate Director shall continue until the next annual election of Directors or, if earlier, the date on which the relevant Director ceases to be a Director. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director. No resident of the United Kingdom and no person who is physically located in the United Kingdom during a meeting of the Board may be elected or appointed as an Alternate Director.

102.	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

103.	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES

104.	The amount, if any, of Directors’ fees shall from time to time be determined by the Company by Resolution and in the absence of a determination to the contrary in general meeting, such fees shall be deemed to accrue from day to day. Each Director may be paid his reasonable travelling, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.

DIRECTORS’ INTERESTS

105.	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-law.

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106.	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

107.	Subject to the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

108.	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-laws allow him to be appointed or from any transaction or arrangement in which these Bye-laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

109.	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

110.	Subject to the provisions of the Companies Acts and these Bye-laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-law shall not be limited by any special power given to the Board by these Bye-laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

111.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons.

112.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

113.	The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

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114.	The Board, on behalf of the Company, may provide benefits, whether pursuant to a Share Option Scheme or by the payment of gratuities or pensions or otherwise, for any Director or Officer (whether or not an employee) and any person who has held any executive office or employment with the Company or with any body corporate which has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person in connection with the provision of pensions. Subject to the provisions of the Principal Act from time to time in force relating to financial assistance and dealings with Directors, the Board may also establish and maintain a Share Option Scheme and (if such Share Option Scheme so provides) contribute to such Share Option Scheme for the purchase by the Company or transfer, allotment or issue from the Company to trustees of shares in the Company, such shares to be held for the benefit of scheme participants (including Directors and Officers) and, subject to the Principal Act, lend money to such trustees or scheme participants to enable the purchase of such shares.

115.	The Board may from time to time appoint one or more of its body to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

116.	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

117.	The Board may entrust to and confer upon any Director or officer any of the powers exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

118.	The Board may delegate any of its powers, authorities and discretions to any person or to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit, provided that, where possible, such committee shall not comprise of a person or a majority of persons who are resident in the United Kingdom. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed upon it by the Board. Further, the Board may authorize any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

PROCEEDINGS OF THE BOARD

119.

The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit provided that Board Meetings are to be held outside Norway and the United Kingdom. Questions arising at any meeting shall be determined by a majority of votes cast. No Director (including the

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Chairman, if any, of the Board) shall be entitled to a second or casting vote. In the case of an equality of votes the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

120.	Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is sent to him by post, cable, telex, telecopier, electronic means, or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose. Written notice of Board meetings shall be given with reasonable notice being not less than 24 hours whenever practicable. A Director may waive notice of any meeting either prospectively or retrospectively.

121.	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the Board present in person or by proxy, provided that a quorum shall not be present unless a majority of the Directors present are neither resident in Norway nor physically located or resident in the United Kingdom. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

122.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

123.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

124.	The Chairman (if any) of the Board or, in his absence, the President (if any) or in his absence the Director who has been appointed as the head of the Board shall preside as chairman at every meeting of the Board. If there is no such Chairman, President or Director or if at any meeting the Chairman, President or Director is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

125.	The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Bye-laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

126.	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted provided that no such resolution shall be valid and effective unless the signatures of all such directors or all such committee members are affixed outside the United Kingdom. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors (or their Alternate Directors) or members of the committee concerned.

127.

A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. A meeting of the Board or committee appointed by the Board held in the foregoing manner shall be deemed to take place at the place where the largest group of participating Directors or committee members has assembled or, if no such group exists, at the place where the chairman of the meeting participates which place shall, so far as reasonably practicable, be at the Registered Office of the Company or at an office of one of the group of companies of which the

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Company is a part, located outside of the United Kingdom. In no event shall the place where the largest group of participating Directors or committee members has assembled or, if no such group exists, the place where the chairman of the meeting participates, be located in the United Kingdom. The Board or relevant committee shall use its best endeavours to ensure that any such meeting is not deemed to have been held in Norway, and the fact that one or more Directors may be present at such teleconference by virtue of his being physically in Norway shall not deem such meeting to have taken place in Norway.

128.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS

129.	The Board shall appoint one of their number to the office of Chairman, and may appoint any person whether or not he is a Director to hold such office as the Board may from time to time determine. Any person elected or appointed pursuant to this Bye-law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such officer may have against the Company or the Company may have against such officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-laws, the powers and duties of the officers of the Company shall be such (if any) as are determined from time to time by the Board.

MINUTES

130.	The Directors shall cause minutes to be made and books kept for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors and other persons (if any) present at each meeting of Directors and of any committee;

(c)	of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of committees;

(d)	of all proceedings of managers (if any).

SECRETARY AND RESIDENT REPRESENTATIVE

131.	The Secretary and Resident Representative, if necessary, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary so appointed may be removed by the Board.

132.	The duties of the Secretary shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

133.	A provision of the Companies Acts or these Bye-laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

134.	The Company may, but need not, have a Seal and one or more duplicate Seals for use in any place in or outside Bermuda.

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135.	If the Company has a Seal it shall consist of a circular metal device with the name of the Company around the outer margin thereof and the country and year of incorporation across the centre thereof.

136.	The Board shall provide for the custody of every Seal, if any. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-laws, any instrument to which a Seal is affixed shall be signed by at least one Director or the Secretary, or by any person (whether or not a Director or the Secretary), who has been authorised either generally or specifically to attest to the use of a Seal.

137.	The Secretary, a Director or the Resident Representative may affix a Seal attested with his signature to certify the authenticity of any copies of documents.

DIVIDENDS AND OTHER PAYMENTS

138.	The Board may from time to time declare cash dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

139.	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-law as paid-up on the share;

(b)	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

140.	The Board may deduct from any dividend, distribution or other moneys payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

141.	No dividend, distribution or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

142.	Any dividend distribution, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the mail addressed to the holder at his address in the Register or, as the case may be, a Branch Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register or, as the case may be, a Branch Register in respect of the shares at his registered address as appearing in the Register or, as the case may be, a Branch Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register or, as the case may be, a Branch Register in respect of such shares, and shall be sent at his or their risk, and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other moneys payable or property distributable in respect of the shares held by such joint holders.

143.	Any dividend or distribution out of contributed surplus unclaimed for a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

144.

With the sanction of a Resolution the Board may direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in

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particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board.

RESERVES

145.	The Board may, before recommending or declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

146.	The Company may, upon the recommendation of the Board, at any time and from time to time pass a Resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account or any capital redemption reserve fund and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, and the Board shall give effect to such Resolution, provided that for the purpose of this Bye-law, a share premium account and a capital redemption reserve fund may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid and provided further that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

147.	Where any difficulty arises in regard to any distribution under Bye-law 146, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

148.	Notwithstanding any other provisions of these Bye-laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

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ACCOUNTING RECORDS

149.	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

150.	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors: PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. No Shareholder (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

151.	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts. Pursuant to Bye-law 117, the Board may delegate to the Finance Officer responsibility for the proper maintenance and safe keeping of all of the accounting records of the Company and (subject to the terms of any resolution from time to time passed by the Board relating to the extent of the duties of the Finance Officer) the Finance Officer shall have primary responsibility for (a) the preparation of proper management accounts of the Company (at such intervals as may be required) and (b) the periodic delivery of such management accounts to the Registered Office in accordance with the Companies Acts.

AUDIT

152.	Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

153.	Any notice or other document (including a share certificate) may be served on or delivered to any Shareholder by the Company either personally or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by delivering it to or leaving it at such registered address. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered seven days after it was put in the post, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post.

154.	Any notice of a general meeting of the Company shall be deemed to be duly given to a Shareholder if it is sent to him by cable, telex, telecopier or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served twenty-four hours after its despatch.

155.	Any notice or other document shall be deemed to be duly given to a Shareholder if it is delivered to such Shareholder by means of an electronic record in accordance with Section 2A of the Principal Act.

156.

Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such

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Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

WINDING UP

157.	If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

158.	Subject to the provisions of Bye-law 166, no Director, Alternate Director, Officer, person or member of a committee authorised under Bye-law 118, Resident Representative of the Company or his heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of the Company, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency of deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto.

159.	Subject to the provisions of Bye-law 166, every Director, Alternate Director, Officer, person or member of a committee authorised under Bye-law 118, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative and the indemnity contained in this Bye-law shall extend to any person acting as such Director, Alternate Director, Officer, person or committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

160.	Every Director, Alternate Director, Officer, person or member of a committee duly authorised under Bye-law 118, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Alternate Director, Officer, person or committee member or Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

161.

To the extent that any Director, Alternate Director, Officer, person or member of a committee duly authorised under Bye-law 118, Resident Representative of the Company or any of their respective heirs,

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executors or administrators is entitled to claim an indemnity pursuant to these Bye-laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

162.	The Board may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorised under Bye-law 118, employees or Resident Representatives of the Company in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board to effect such other insurance on behalf of the Company as it may deem appropriate.

163.	Notwithstanding anything contained in the Principal Act, the Company may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

164.	Each member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, Alternate Director, Officer of the Company, person or member of a committee authorised under Bye-law 118, Resident Representative of the Company or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to the Company or otherwise in relation thereto.

165.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 158 to 164 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.

166.	The restrictions on liability, indemnities and waivers contained in Bye-laws 158 to 164 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

CONTINUATION

167.	Subject to the Companies Acts, the Company may with the approval of the Board by resolution adopted by a majority of Directors then in office, approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda.

ALTERATION OF BYE-LAWS

168.	These Bye-laws may be amended from time to time in the manner provided for in the Companies Acts, provided that any such amendment shall only become operative to the extent that it has been confirmed by Resolution.

*****

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FORM OF

B Y E - L A W S

OF

[INSERT NAME OF COMBINED COMPANY]

27

Appendix—E

October 7, 2014

The Board of Directors

of Knightsbridge Shipping Limited

14 Par-la-Ville Road

Par-la-Ville Place

Hamilton, Bermuda

Members of the Board of Directors:

Pareto Securities Inc. (“Pareto”, “we”, or “us”) is pleased to deliver to the Board of Directors (the “Directors”) of Knightsbridge Shipping Limited (formerly known as Knightsbridge Tankers Limited, collectively with its subsidiaries, “KSL” or the “Company”), the opinion contemplated at its telephonic meeting held on 7 October 2014.

We understand that the Company has agreed to enter into a merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 7, 2014, between KSL and Golden Ocean Group Limited (“GOGL”), whereby KSL will merge with GOGL, with KSL as the surviving entity, based on a share for share transaction (the “Transaction”). The main valuation principle for the Transaction will be net asset values for each of GOGL and KSL, considering vessel values, value of charter-contracts and claims.

We further understand that companies indirectly controlled by trusts established by John Fredriksen for the benefit of his immediate family are the main shareholders of both the Company and GOGL, and the Company currently has a contractual management relationship with GOGL, which provides commercial management services to the Company.

Pareto has been engaged by the Company to act as the financial advisor to the Directors in connection with the Transaction. Pursuant to our engagement letter dated October 7, 2014 (the “Engagement Letter”), you have asked us to render our opinion as to the fairness to the Company and its unaffiliated shareholders, from a financial point of view, of the consideration to be paid by the Company in the Transaction. Pursuant to the Engagement Letter, Pareto will receive a fee of $600,000 (the “Advisory Fee”) upon delivery of this written opinion to the Directors. No portion of the Advisory Fee is contingent upon either the conclusion expressed in this opinion or whether the Transaction is successfully completed. The Company has also agreed to reimburse Pareto’s expenses and indemnify Pareto against certain liabilities arising out of such engagement.

Pareto, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Pareto has from time to time provided investment banking and related services to various entities, including KSL and GOGL, which might enter into a transaction with the Company for which Pareto has received customary fees, and it is contemplated that Pareto may provide investment banking and related services to such entities in the future. In addition, in the ordinary course of its business, affiliates of Pareto may have long or short positions, either on a discretionary or nondiscretionary basis, for their own account or for those of their clients, in the debt and equity securities (or related derivative securities) of the Company.

During the last two years, neither Pareto nor any of its affiliates has had any material relationship with the Company, GOGL or any other party to the contemplated Transaction in which compensation was received or is intended to be received by Pareto as a result of such relationship. As of the date of this letter, Pareto does not have any ownership of equity securities in the Company.

Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company as well as information which we received during the course of this engagement, including information provided by senior management of the Company in the course of discussions relating to this engagement. In arriving at our opinion, no due diligence review or other verification exercises have been performed by Pareto in connection with the Transaction, nor has Pareto conducted any analysis concerning the solvency of the Company and GOGL or obtained any evaluations or appraisals, other than what has been provided by the Company, of any of the assets and liabilities of the Company.

In rendering our opinion, we have relied upon and assumed, with your consent, the accuracy and completeness of all of the financial, accounting, tax and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us and did not independently verify such information. With respect to financial projections provided to us by the Company, we have assumed, with your consent, that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, as applicable. We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.

In arriving at our opinion, we have assumed that:

(i)	the Transaction will be consummated in accordance with the terms of the Merger Agreement and the Bermuda Merger Agreement to be entered into by KSL and GOGL (the “Bermuda Merger Agreement” and, together with the Merger Agreement, the “Transaction Documents”);

(ii)	any representations and warranties made in the Transaction Documents are accurate and complete;

(iii)	the final versions of all documents reviewed by Pareto in draft form conform in all material respects to the drafts reviewed;

(iv)	there has been no change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Companies since the date of the most recent information made available to Pareto that would be material to the analyses conducted by Pareto, and that there is no information or facts that would make the information reviewed by Pareto incomplete or misleading; and

(v)	all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Companies or the contemplated benefits expected to be derived from the Transaction

To the extent that any of the foregoing assumptions or any of the facts on which this opinion is based prove to be untrue in any material respect, this opinion cannot and should not be relied upon. Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In arriving at our opinion, we have among other things:

(i)	reviewed the Transaction Documents;

(ii)	reviewed vessel appraisals from four different independent ship brokers. These appraisals were on a charter-free basis, free of liens and encumbrances, ready for prompt delivery and based on a willing buyer—willing seller basis;

(iii)	reviewed updated balance sheets received by the Company for both KSL and GOGL as of 30 June 2014, as well as condensed figures for 30 September 2014;

2

(iv)	reviewed and adjusted value of existing contracts in excess and below current forward market rates for both the Company and GOGL;

(v)	analysed and evaluated relevant financial information regarding the Transaction, the Company and GOGL;

(vi)	familiarized ourselves with the business, operations, properties, financial condition, capitalization and prospects of the Company and GOGL;

(vii)	reviewed and analysed documents provided by the Company, to assist Pareto with its analysis;

(xiii)	conferred with the management team of the Company with respect to the proposed Transaction; and

(ix)	performed such other analyses, diligence and services as are customary, or that we have deemed otherwise appropriate for the purposes of the opinion expressed herein.

It is understood that this opinion is provided for the information and assistance of the Directors in connection with their consideration of the Transaction, and, except in any proxy statement disseminated to the shareholders of the Company, may not be used for any other purpose or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent.

This opinion has been approved and authorized for issuance by a Pareto fairness opinion review committee and is addressed to the Directors in connection with and for the purpose of its evaluation of the Transaction. This opinion does not constitute a recommendation as to what course of action the Directors or the Company should pursue in connection with the Transaction, or otherwise address the merits of the underlying decision by the Company to engage in the Transaction. We express no opinion as to the price at which any securities of the Company will trade either before or after the Transaction. We do not express an opinion about the fairness of any compensation payable to any of the Company’s insiders in connection with the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Transaction.

We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory or other consents necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.

Our opinion is limited to the fairness to the Company and its unaffiliated shareholders, from a financial point of view, of the consideration to be paid by the Company in the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the Company and its unaffiliated shareholders.

Very truly yours,

PARETO SECURITIES INC.
By:	/s/ Christian G. Moxon
	Name:	Christian G. Moxon
	Title:	Managing Director

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Appendix F

7 October 2014

Golden Ocean Group Limited

PO Box HM 1593

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton HM 08 Bermuda

Directors:

We understand that Golden Ocean Group Limited (the “Company”) and Knightsbridge Tankers Limited (the “Merger Partner”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into the Merger Partner the “Merger”) in a transaction whereby each outstanding share of common stock, par value $0.10 per share of the Company (the “Company Common Stock”) will be converted into the right to receive 0.13749 shares of the Merger Partner (the “Exchange Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of the Company Common Stock.

In arriving at our opinion, we have, among other things:

i.	reviewed the Merger Agreement;

ii.	reviewed certain publicly available financial and other information about the Company;

iii.	reviewed certain information furnished to us by the management of the Company, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

iv.	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

v.	reviewed the share trading price history for the common stock of the Company and the Merger Partner;

vi.	reviewed appraisals dated 30 September 2014 prepared by four shipbrokers appointed by each of the Company and the Merger Partner in respect of the vessels owned by each of them (the “Appraisals”), it being noted that one of the shipbrokers that was appointed by both companies was Fearnleys AS which is affiliated with us;

vii.	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company and the Merger Partner or that was publicly available (including, without limitation, the Appraisals and the other information described above), or that was otherwise reviewed by us. We have relied on assurances of the managements of the Company and the Merger Partner that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or the Merger Partner, nor have we been furnished with any such evaluations or appraisals, other than the Appraisals, nor do we assume any responsibility to obtain any such evaluations or appraisals.

Fearnley Securities AS A company in Astrup Fearnley	Mailing address: P.O.Box 1158 Sentrum N-0107 Oslo	Telephone: +47-22936000 Facsimile: +47-22936399 Internet: www fearnleysecurities no	Enterprise number 945757647

Fearnley Securities

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the financial forecasts provided to us by the Company or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or the Merger Partner, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and the Board of Directors of the Company, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Company Common Stock. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Merger Partner or the contemplated benefits of the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of the common stock of the Company or the Merger Partner will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger, whether relative to the Exchange Consideration or otherwise.

We have been engaged by the Board of Directors of the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company, the Merger Partner and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, the Merger Partner or entities that are affiliated with the Company or the Merger Partner, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Board of Directors and the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

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Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Consideration pursuant to the Merger Agreement is fair, from a financial point of view to the holders of the Company Common Stock.

Very truly yours,

for Fearnley Securities AS

Rikard Vabo

Managing Director

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Appendix G

Golden Ocean Management AS Att: Herman Billung Bryggegata 3	Monday, September 29, 2014
0125, Oslo Norway		Nordic Shipping AS Kronprinsesse Märthas plass 1 P.O.Box 1244 Vika 0110 Oslo Norway Phone: +47 22 48 21 00 Fax: +47 22 48 21 20 Email: ships@nordic-shipping.no Url: nordic-shipping.no

CERTIFICATE OF VALUATION

Dear Sirs

To the best of our ability, but without any guarantee of accuracy on our part, we have today concluded valuation of the below named vessels based upon the current market conditions and on the assumption that the vessels are in good working order for commercial use:

Name	DWT	Built	USD
Channel Navigator	172000	1997	18
Channel Alliance	172000	1996	17
Golden Feng	170500	2009	45
Golden Shui	170500	2009	45
Golden Beijing	176000	2010	47
Golden Zhoushan	176000	2011	49
Golden Magnum	180000	2009	47
Golden Opus	180000	2010	48

Golden Eclipse	79600	2010	24
Golden Eminence	79600	2010	24
Golden Empress	79600	2010	24
Golden Endeavour	79600	2010	24
Golden Endurer	79600	2011	25
Golden Enterprise	79600	2011	25
Prime Daisy	81500	2012	30
Prime Ginger	81500	2012	30
Prime Rose	81500	2012	30

Golden Saguenay	75500	2008	23
Golden Opportunity	75500	2008	23
Golden Ice	75500	2008	23
Golden Strength	75500	2009	24

Please read our terms & conditions on page two of this document.

Name	DWT	Built	USD
Golden Lyderhom	74200	1999		11
Golden Heiwa	76000	2007		19
Ocean Minerva	75500	2007		19
Golden Suek	75000	2011		24
Golden Bull	75000	2012		25
Golden Brilliant	74500	2013		26
Golden Pearl	74200	2013		26
Golden Diamond	74200	2013		26
Golden Ruby	74050	2014		27
Golden Arima	60000	2015		32
Golden Beppu	60000	2015		32
Golden Aries	63800	2015		30
Golden Gemini	63800	2015		30
Golden Taurus	63800	2015		30
Golden Leo	63800	2016		30
Golden Virgo	63800	2016		30
Golden Libra	63800	2016		30
Total:			US$	1092

Yours faithfully,

for Nordic Shipping AS

Lasse Gandolfi

Partner

2

TERMS & CONDITIONS

This Certificate is for the private use of the party who commissioned it and is not for circulation or publication. No liability can be accepted to any other person.

The valuation set forth on this Certificate is solely a statement of our opinion of the fair and reasonable market value of the subject vessels on the basis of a willing buyer and willing seller including balaance of charter, if stated. The figure relates to the value at the date given and should not be taken to apply to any other date. No assurance can be given that the valuation can be sustained or is realisable in an actual transaction.No assessment has been made of the validity of the charter parties or the financial standing of the charterers.

In giving such opinion we have assumed in all respects the accuracy of the information concerning the characteristics and condition of the subject vessels set forth in this Certificate. Our opinion is based on part of such information as published in standard reference works or obtained by us from such other sources as we have deemed appropriate.We assume no responsibility whatsoever for the accuracy of any information concerning the vessels. We note that the information available in published reference works may be inaccurate or out-of-date.

We have conducted no inspection of the vessels or of the vessel’s classification society records.We have assumed that the vessels are in the condition noted in this Certificate solely for the purpose of expressing our opinion as to the vessel’s value in such condition and it is to be understood that we express no opinion as to the actual condition of the vessel in any respect.

Nothing contained in this Certificate constitutes any representation or warranty as to condition value or any other fact or matter, and no one is entitled to rely on any statement or matter contained in this Certificate as a representation or warranty made by us. All persons are cautioned to conduct such independent investigation as they may deem necessary in order to determine the accuracy of any statements, matters or opinions set forth in this Certificate.

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FEARNSALE

Value estimates and book values GOGL fleet as of September 30th 2014

	Yard	Vessel	DWT	Built	IMO	Value MUSD
Capesize
Owned	NKK	Channel Navigator	172058	1997	9127473	18,0
Owned	NKK	Channel Alliance	171978	1996	9127461	17,0
Owned	Daehan	Golden Feng	170500	2009	9435648	45,0
Owned	Daehan	Golden Shui	170500	2009	9437696	45,0
Owned	Jinhaiwan	Golden Beijing	176000	2010	9439412	47,0
Owned	Jinhaiwan	Golden Zhoushan	176000	2011	9448554	50,5
Owned	Daewoo	Golden Magnum	180000	2009	9494230	46,0
Owned	STX	Golden Opus	180715	2010	9486726	48,0

Kamsarmax
Bareboat	Jinhaiwan	Golden Eclipse	79600	2010	9481427	22,0
Owned	Jinhaiwan	Golden Eminence	79600	2010	9481439	22,0
Owned	Jinhaiwan	Golden Empress	79600	2010	9481441	22,0
Owned	Jinhaiwan	Golden Endeavour	79600	2010	9481453	22,0
Owned	Jinhaiwan	Golden Endurer	79600	2011	9481465	24,0
Owned	Jinhaiwan	Golden Enterprise	79600	2011	9481477	24,0
Purchase	SPP	Prime Daisy (TBN Golden Daisy)	81500	2012	9590759	27,0
Purchase	SPP	Prime Ginger (TBN Golden Ginger)	81500	2012	9590761	27,0
Purchase	SPP	Prime Rose (TBN Golden Rose)	81500	2012	9590747	27,0

Panamax
Owned	Rong Sheng	Golden Saguenay	75500	2008	9383857	21,0
Owned	Rong Sheng	Golden Opportunity	75500	2008	9389813	21,0
Owned	Rong Sheng	Golden Ice	75500	2008	9401362	21,0
Owned	Rong Sheng	Golden Strength	75500	2009	9413420	20,0
Bareboat	Sasebo	Golden Lyderhorn	74242	1999	9214161	11,5
Chartered	lmabari	Golden Heiwa	76000	2007	9374208	20,0
Chartered	Sanoyas	Ocean Minerva	75500	2007	9316880	20,0
Owned	Pipavav	Golden Suek (former G. Sapphire)	75000	2011	9438614	25,0
Owned	Pipavav	Golden Bull (former G. Crystal)	75000	2012	9438626	26,5
Owned	Pipavav	Golden Brilliant	75000	2013	9438638	28,0
Owned	Pipavav	Golden Pearl	74200	2013	9470375	28,0
Owned	Pipavav	Golden Diamond	74200	2013	9470387	28,0
Owned	Pipavav	Golden Ruby	74050	2014	9470399	29,5

Supramax
Newbuilding	JMU	Golden Arima (5018)	60000	01/2015	Unknown	30,5
Newbuilding	JMU	Golden Beppu (5019)	60000	01/2015	Unknown	30,5
Newbuilding	Chengxi	Golden Arises (CX0633)	63800	01/2015	Unknown	28,0
Newbuilding	Chengxi	Golden Gemini (CX0634)	63800	02/2015	Unknown	28,0
Newbuilding	Chengxi	Golden Taurus (CX0635)	63800	02/2015	Unknown	28,0
Newbuilding	Chengxi	Golden Leo (CX0636)	63800	02/2016	Unknown	28,0
Newbuilding	Chengxi	Golden Virgo (CX0637)	63800	02/2016	Unknown	28,0
Newbuilding	Chengxi	Golden Libra (CX0638)	63800	02/2016	Unknown	28,0

Fearnleys AS Enterprise number NO 943 190 410 VAT An Astrup Fearnley company www.fearnleys.no	Office: Grev Wedels pl. 9 N-0151 Oslo NORWAY	Mailing address: P.O.Box 1158 Sentrum N-0107 OSLO NORWAY	Telephone: +47 22 93 61 69 Telefax: +47 22 93 61 50 E-mail: fearnsale@fearnleys.no

4

FEARNSALE

This valuation is provided for the use of Golden Ocean, and the Lenders under the Credit Facility, it is not for circulation or publication without obtaining our written permission and no responsibility can be accepted to any other person. Furthermore, our standard valuation disclaimer applies as per below:

This valuation is performed on “willing seller and willing buyer” basis and is given to the the best of our knowledge. The valuation and particulars are statements of opinion and are not to be taken as representations of fact. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

We have not made a physical inspection of the vessel, nor have we inspected the classification records. Our opinion is based on information of the vessel stipulated in standard reference books. We assume no responsibility for the accuracy of such information. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted). We have not assessed validity of employment contracts or the standing of charterers. The valuation is provided on the basis of vessels being sold individually where more than one vessel have been valued.

Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains. No assurance can be given that the values can be sustained or are realisable in actual transactions.

Fearnleys AS Enterprise number NO 943 190 410 VAT An Astrup Fearnley company www.fearnleys.no	Office: Grev Wedels pl. 9 N-0151 Oslo NORWAY	Mailing address: P.O.Box 1158 Sentrum N-0107 OSLO NORWAY	Telephone: +47 22 93 61 69 Telefax: +47 22 93 61 50 E-mail: fearnsale@fearnleys.no

5

Frontline Ltd	Department: Sale and purch.
c/o Frontline Management
P.O. Box 1327 Vika	Telephone direct: 23 11 24 68
0112 Oslo	Telefax: 23 11 23 11
Norway	E-mail Internet: snp@platou.com

Our ref.: MRE / THA	Oslo, 22.01.15

RE: VALUATIONS -GOLDEN OCEAN

Reference is made to the attached valuations dated September 30th, 2014 valuing all the vessels of Golden Ocean as of September 30th, 2014 (the “Valuations”).

The Valuations where issued upon your request solely for your private use. Upon your request, we have consent to (i) the inclusion of the Valuations’ as Appendix G to Pre-Effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-200319) (the “Registration Statement”) and (ii) the references made to our firm and the Valuations in the joint proxy statement/prospectus forming—part of the Registration Statement.

Please note that the Valuations are provided for informational purposes only. The Valuations are based on material in the public domain and RS Platou ASA has not undertaken any independent examination in this respect and does not represent or warrant its accuracy.

Valuations of this nature will always contain an element of uncertainty, and although reasonable care and efforts have been exerted, RS Platou ASA does not accept any legal or financial liability related to the Valuations or for any consequences resulting from acting to or relying on statements made in the Valuations.

Oslo 22nd January 2015
for RS Platou ASA

/s/ Mette Revhaug
Mette Revhaug

6

Golden Ocean Management AS	Department:	Sale and purch.
Att.: Per Heiberg	Telephone direct:	23 11 24 47
P.O.Box 2005—VIKA	Telefax:	23 11 23 11
0125 Oslo	E-mail Internet:	snp@platou.com

Our ref. MRE / MRE	Oslo,	30.09.14

VALUATION

Upon your request, we, the undersigned, hereby certify that we value per 30th September, 2014;

Vessel	DWT	Built	IMO	Values USD Mill
Channel Navigator	172058	1997	9127473	17,50
Channel Alliance	171978	1996	9127461	16,00
Golden Feng	170500	2009	9435648	47,00
Golden Shui	170500	2009	9437696	47,00
Golden Beijing	176000	2010	9439412	44,50
Golden Zhoushan	176000	2011	9448554	47,00
Golden Magnum	180000	2009	9494230	47,00
Golden Opus	180715	2010	9486726	49,50

Golden Eclipse	79600	2010	9481427	22,00
Golden Eminence	79600	2010	9481439	22,00
Golden Empress	79600	2010	9481441	22,00
Golden Endeavour	79600	2010	9481453	22,00
Golden Endurer	79600	2011	9481465	23,00
Golden Enterprise	79600	2011	9481477	23,00
Prime Daisy (tbn Golden Daisy)	81500	2012	9590759	28,50
Prime Ginger (tbn Golden Ginger)	81500	2012	9590761	28,50
Prime Rose (tbn Golden Rose)	81500	2012	9590747	28,50

Golden Saguenay	75500	2008	9383857	20,00
Golden Opportunity	75500	2008	9389813	20,00
Golden Ice	75500	2008	9401362	20,00
Golden Strength	75500	2009	9413420	21,50
Golden Lyderhom	74242	1999	9214161	11,00
Golden Heiwa	76000	2007	9374208	21,00
Ocean Minerva	75500	2007	9316880	21,00
Golden Suek (former G. Sapphire)	75000	2011	9438614	23,50
Golden Bull (former G. Crystal)	75000	2012	9438626	25,50
Golden Brilliant	74500	2013	9438638	27,00
Golden Pearl	74200	2013	9470375	27,00
Golden Diamond	74200	2013	9470387	27,00
Golden Ruby	74050	2014	9470399	28,50

RS Platou ASA	Telephone +47 23 11 20 DO	Foretaksregisteret	Haakon VII’s gate 10
RS Platou Shipbrokers AS	Telefax +47 23 11 23 DO	NO 955 514 262 MVA	P.O. Box 1604 Vika
RS Platou Offshore AS		www.platou.com	N-0119 Oslo, Norway

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Vessel	DWT	Built	IMO	Values USD Mill
Golden Arima (5018)	60000	Ql/2015	Unknown	32,00
Golden Beppu (5019)	60000	Ql/2015	Unknown	32,00
Golden Aries (CX0633)	63800	Ql/2015	Unknown	29,00
Golden Gemini (CX0634)	63800	Q2/2015	Unknown	29,00
Golden Taurus (CX0635)	63800	Q2/2015	Unknown	29,00
Golden Leo (CX0636)	63800	Ql/2016	Unknown	29,00
Golden Virgo (CX0637)	63800	Q2/2016	Unknown	29,00
Golden Libra (CX0638)	63800	Q2/2016	Unknown	29,00

The above valuations assume the vessels to be in sound condition, free of average damage, free of charter commitments and there being a willing seller and willing buyer. It is furthermore based upon our opinion of the conditions prevailing on the Sale and Purchase market at the time mentioned and should not be taken to apply to any other date. No assurance can be given that the values will be sustained or that it is realisable in an actual transaction.

We have not physically inspected the vessels nor have we inspected their classification records. The valuations and particulars are given in good faith but are statements of opinion and are not to be taken as representations of fact. Any person contemplating entering a transaction or otherwise relying upon these valuations should satisfy himself by inspection of the vessels or otherwise as to the correctness of the statements and assumptions which the valuations contains.

The vessels have been valued individually. If all, or a substantial number, of the vessels were placed on the market at the same time, no assurance can be given that the amount realised would be equal to the total of the individual valuations.

These valuations are provided solely for the private use of the person to whom they are addressed, they are not for circulation or publication without obtaining our written permission and no responsibility can be accepted to any other person. However, we can permit “Golden Ocean Management AS” to disclose the valuations of these vessels to a limited number of lending banks at “Golden Ocean Management AS” discretion, provided the valuation is presented “in extensio”.

Oslo, 30th September 2014

for RS Platou ASA

Mette Revhaug

8

RS Platou ASA	Telephone +47 23 11 20 DO	Foretaksregisteret	Haakon VII’s gate 10
RS Platou Shipbrokers AS	Telefax +47 23 11 23 DO	NO 955 514 262 MVA	P.O. Box 1604 Vika
RS Platou Offshore AS		www.platou.com	N-0119 Oslo, Norway

Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB

Telephone: +44 20 3664 8000 sandp.ldn@arrowship.com

Golden Ocean Management AS

Bryggegata 3

P.O.Box 2005- Vika

0125 Oslo

Attn Mr Per Heiberg

Dear Mr Heiber

Quarterly portfolio valuations as at 23rd September 2014

In accordance with your request, we have made an assessment of the vessels per the above request, and, following our appraisal, we are able to state that in our opinion, the current approximate fair and reasonable values, as between a “willing Seller and a willing Buyer” are as given in the attached/signed spreadsheet which was also emailed to you earlier.

These opinions are arrived at on the understanding that the vessels would be in a position to give early delivery, within an acceptable area, free of charter, for cash payment on normal sale terms. We have presumed that the Sellers could give delivery of the vessels free from all debts, registered encumbrances and maritime liens.

We have not made a physical inspection nor have we inspected the classification records of the vessels but, for the purpose or this valuation, it has been presumed that the vessels are in a sound trading condition and have been maintained to standards expected for ships of their age and type. All vessels are presumed to comply fully with the latest IMO/MARPOL/SOLAS requirements and to be fully classed to the requirements of the Classification Society, free of recommendations with clean and valid trading certificates, conforming in all respects with the requirements of the appropriate registry.

It is to be appreciated that the foregoing represents a statement of opinion only and is not representative of fact.

These valuations are given solely for the private use of the addressee and are not for publication or circulation without our prior written permission to any other than your lending banks. This valuation is made as or the date specified and no assurance can be given that such value can be sustained or is realisable in actual transaction.

A Division of Arrow Research Ltd.

Registered Office: Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB Registered in England 314 8180 VAT Registration No. 710 7440 68

9

This valuation is given in good faith solely for your information but neither the Company nor its directors or employees shall be liable in any way whatsoever for any error or omission.

For and on behalf of

ARROW VALUATIONS

Dated London:	23rd September 2014	ARVAL-0914502

10

Value estimates and book values GOGL fleet as of Q3 2014

	Yard	Vessel	DWT	Built	IMO	Value
Capesize
Owned	NKK	Channel Navigator	172,058	1997	9127473	$16mill.
Owned	NKK	Channel Alliance	171,978	1996	9127461	$15mill.
Owned	Daehan	Golden Feng	170,500	2009	9435648	$42mill.
Owned	Daehan	Golden Shui	170,500	2009	9437696	$42mill.
Owned	Jinhaiwan	Golden Beijing	176,000	2010	9439412	$42.5mill.
Owned	Jinhaiwan	Golden Zhoushan	176,000	2011	9448554	$44.5mill.
Owned	Daewoo	Golden Magnum	180,000	2009	9494230	$44.5mill.
Owned	STX	Golden Opus	180,715	2010	9486726	$49.5mill.

Total Capesize

Kamsarmax
Bareboat	Jinhaiwan	Golden Eclipse	79,600	2010	9481427	$22mill.
Owned	Jinhaiwan	Golden Eminence	79,600	2010	9481439	$22mill.
Owned	Jinhaiwan	Golden Empress	79,600	2010	9481441	$22mill.
Owned	Jinhaiwan	Golden Endeavour	79,600	2010	9481453	$22mill.
Owned	Jinhaiwan	Golden Endurer	79,600	2011	9481465	$24mill.
Owned	Jinhaiwan	Golden Enterprise	79,600	2011	9481477	$24mill.
Purchase	SPP	Prime Daisy (tbn Golden Daisy)	81,500	2012	9590759	$30mill.
Purchase	SPP	Prime Ginger (tbn Golden Ginger)	81,500	2012	9590761	$30mill.
Purchase	SPP	Prime Rose (tbn Golden Rose)	81,500	2012	9590747	$30mill.

Total Kamsarmax

Panamax
Owned	Rong Sheng	Golden Saguenay	75,500	2008	9383857	$20.75mill.
Owned	Rong Sheng	Golden Opportunity	75,500	2008	9389813	$20.75mill.
Owned	Rong Sheng	Golden Ice	75,500	2008	9401362	$20.75mill.
Owned	Rong Sheng	Golden Strength	75,500	2009	9413420	$21.75mill.
Bareboat	Sasebo	Golden Lyderhorn	74,242	1999	9214161	$10mill.
Chartered	Imabari	Golden Heiwa	76,000	2007	9374208	$23mill.
Chartered	Sanoyas	Ocean Minerva	75,500	2007	9316880	$23mill.
Owned	Pipavav	Golden Suek (former G. Sapphire)	75,000	2011	9438614	$21mill.
Owned	Pipavav	Golden Bull (former G. Crystal)	75,000	2012	9438626	$22.5mill.
Owned	Pipavav	Golden Brilliant	74,500	2013	9438638	$24.75mill.
Owned	Pipavav	Golden Pearl	74,200	2013	9470375	$24.75mill.
Owned	Pipavav	Golden Diamond	74,200	2013	9470387	$24.75mill.
Owned	Pipavav	Golden Ruby	74,050	2014	9470399	$26mill.

Total Panamax

Supramax
Newbuilding	JMU	Golden Arima (5018)	60,000	Q1/2015	Unknown	$32.5mill.
Newbuilding	JMU	Golden Beppu (5019)	60,000	Q1/2015	Unknovm	$32.5mill.
Newbuilding	Chengxi	Golden Aries (CX0633)	63,800	Q1/2015	Unknown	$28.5mill.
Newbuilding	Chengxi	Golden Gemini (CX0634)	63,800	Q2/2015	Unknown	$28.5mill.
Newbuilding	Chengxi	Golden Taurus (CX0635)	63,800	Q2/2015	Unknowm	$28.5mill.
Newbuilding	Chengxi	Golden Leo (CX0636)	63,800	Q1/2016	Unknown	$27.5mill.
Newbuilding	Chengxi	Golden Virgo (CX0637)	63,800	Q2/2016	Unknown	$27.5mill.
Newbuilding	Chengxi	Golden Libra (CX0638)	63,800	Q2/2016	Unknown	$27.5mill.

Total Supramax

ALL VESSELS

11

Frontline Management AS P.O. Box 1327-VIKA 0112 Oslo Att: Mr Aage K. Østern	Oslo, 30th September 2014

Nordic Shipping AS Kronprinsesse Märthas plass 1 P.O.Box 1244 Vika 0110 Oslo Phone: +47 22 48 21 00 Fax: +47 22 48 21 20 Email: ships@nordic-shipping.no Url: nordic-shipping.no

CERTIFICATE OF VALUATION

To the best of our ability, but without any guarantee of accuracy on our part, we have today concluded valuation of the below named vessels as per today’s date based upon the current market conditions and on the assumption that the vessels are in good working order for commercial use:

Value estimates Knightsbridge fleet as of	30.09.2014

Vessel		DWT	Built	Value 30.09.2014
Battersea		170,500	2009	45
Belgravia		170,500	2009	45
Golden Future		176,000	2010	47
Golden Zehjiang		176,000	2010	47
KSL China		179,109	2013	53
KSL Seattle		180,900	2014	57
KSL Singapore		180,900	2014	57
KSL Sapporo		180,900	2014	57
KSL Sydney		180,900	2014	57
KSL Salvador		180,900	2014	57
KSL Santiago		180,900	2014	57

Total Capesize		1,957,509		579

Capesize NBs
H1283	SWS	180,000	2014	57
H1286	SWS	180,000	2015	57
H1287	SWS	180,000	2015	57
H1330	SWS	180,000	2014	57
H1331	SWS	180,000	2015	57
H1332	SWS	180,000	2016	57
H1333	SWS	180,000	2014	57
H1334	SWS	180,000	2015	57
BH-424-1	Bohai	210,000	2015	62
BH-424-2	Bohai	210,000	2015	62
H5004	JMU	182,000	2014	59

Please refer to our standard terms & conditions attached to this document

12

Vessel		DWT		Built	Value 30.09.2014
H5005	JMU	182,000		2015	59
H5006	JMU	182,000		2015	59
H5007	JMU	182,000		2015	59
H1056	Daehan	180,000		2015	57
H1057	Daehan	180,900		2015	57

Total Capesize		2,948,000			930

Total all ships					1,509.0

BC180K-42	DSIC	180,000	DH	2015	57.00
BC180K-43	DSIC	180,000	DH	2015	57.00
BC180K-44	DSIC	180,000	DH	2015	57.00
BC184K-45	DSIC	180,000	DH	2016	57.00
Hull no. 118001	NTS	180,000	DH	2015	57.00
Hull no. 118002	NTS	180,000	DH	2016	57.00
Hull no. 118003	NITS	180,000	DH	2016	57.00
Hull no. 118004	NTS	180,000	DH	2016	57.00
Hull no. 118005	NTS	180,000	DH	2016	57.00
Hull no. 118006	NTS	180,000	DH	2016	57.00
Hull no. 118007	NTS	180,000	DH	2016	57.00
Hull no. 118008	NTS	180,000	DH	2016	57.00

Yours Faithfully

for Nordic Shipping AS

Søren L. Greve

Managing Director

Please refer to our standard terms & conditions attached to this document

13

FEARNSALE

Value estimates Knightsbridge fleet as of	30.09.2014

Vessel		DWT		Built		Value 30.09.2014
Capeslze
Battersea		170,500		2009		43.5
Belgravia		170,500		2009		43.5
Golden Future		176,000		2010		46.5
Golden Zehjiang		176,000		2010		46.5
KSL China		179,109		2013		54.0
KSL Seattle		176,900		2014		58.0
KSL Singapore		180,900		2014		58.0
KSL Sapporo		180,900		2014		58.0
KSL Sydney		180,900		2014		58.0
KSL Salvador		180,900		2014		58.0
KSL Santiago		180,900		2014		58.0
Hull No.: 1056 (Daehan)		180,000		2015		60.0
Hull No.: 1057 (Daehan)		180,000		2015		60.0
H1263 (SWS)		180,000		2014		58.0
H1286 (SWS)		180,000		2015		60.0
H1287 (SWS)		180,000		2015		60.0
H1330 (SWS)		180,000		2014		58.0
H1331 (SWS)		180,000		2015		60.0
H1332 (SWS)		160,000		2016		60.0
H1333 (SWS)		180,000		2014		56.0
H1334 (SWS)		180,000		2015		60.0
5004 (JMUC)		182,000		2014		60.0
5005 (JMUC)		182,000		2015		62.0
H5006 (MU)		182,000		2015		62.0
H5007 (JMU)		162,000		2015		62.0
BH424-1 (Bohai)		210,000		2015		64.0
BH424-2 (Bohai)		210,000		2015		64.0

BC180K-42	DSIC		180,000	2015	DH		60.0
BC180K-43	DSIC		180,000	2015	DH		60.0
BC180K-44	DSIC		180,000	2015	DH		60.0
BC180K-45	DSIC		180,000	2016	DH		60.0
Hull no. 118001	NTS		180,000	2015	DH		60.0
Hull no. 118002	NTS		180,000	2016	DH		60.0
Hull no. 118003	NTS		180,000	2016	DH		60.0
Hull no. 118004	NTS		180,000	2016	DH		60.0
Hull no. 118005	NTS		180,000	2016	DH		60.0
Hull no. 118006	NTS		180,000	2016	DH		60.0
Hull no. 118007	NTS		180,000	2016	DH		60.0
Hull no. 118008	NTS		180,000	2016	DH		60.0

14

This valuation is provided for the use of Knightsbridge, and the Lenders under the Credit Facility, it is not for circulation or publication without obtaining our written permission and no responsibility can be accepted to any other person. Furthermore, our standard valuation disclaimer applies as per below:

Fearnleys AS Enterprise number NO 943 190 410 VAT An Astrup Fearnley company www.fearnleys.no	Office: Grev Wedels pl. 9 N-0151 Oslo NORWAY	Mailing address: P.O.Box 1158 Sentrum N-0107 OSLO NORWAY	Telephone: +47 22 93 61 69 Telefax: +47 22 93 61 50 E-mail: fearnsale@fearnleys.no

FEARNSALE

This valuation is performed on wilting seller and willing buyer” basis and is given to the the best of our knowledge. The valuation and particulars are statements of opinion and are not to be taken as representations of face. The figures relate solely to our opinion of the market value as of the date given and should not be taken to apply to any other date.

We have not made a physical inspection of the vessel, nor have we inspected the classification records. Our opinion is based on information of the vessel stipulated in standard reference hooks- We assume no responsibility for the accuracy of such information. We have assumed for the purpose of the valuation that the vessel is in good and seaworthy condition with prompt charter free delivery (unless otherwise noted). We have not assessed validity of employment contracts or the standing o/•charterers. The valuation is provided on the basis of vessels being sold individually where more than one vessel have been valued.

Any person contemplating entering into a transaction or otherwise relying on this valuation should satisfy himself by inspection of the vessel or otherwise as to the correctness of the statements and assumptions which the valuation contains. No assurance can be given that the values can be sustained or are realisable in actual transactions.

This valuation is provided solely for the use of the person to whom it is addressed and no responsibility can be accepted to any other person. The valuation should not be published or circulated without our written permission.

15

Frontline Ltd c/o Frontline Management P.O. Box 1327 Vika 0112 Oslo Norway Our ref.: MRE / THA	Department: Sale and purch. Telephone direct: 23 11 24 68 Telefax: 23 11 23 11 E-mail Internet: snp@platou.com Oslo, 22.01.15

RE: VALUATIONS- KNIGHTSBRIDGE

Reference is made to the attached valuations dated October 13th, 2014 valuing all the vessels of Knightsbridge Shipping Limited as of September 301h, 2014 (the “Valuations”).

The Valuations where issued upon your request solely for your private use. Upon your request, we have consent to (i) the inclusion of the Valuations as Appendix G to Pre-Effective Amendment No. 1 to the Registration Statement on Form F-4 (File No. 333-200319) (the “Registration Statement”) and (ii) the references made to our firm and the Valuations in the joint proxy statement/prospectus forming part of the Registration Statement.

Please note that the Valuations are provided for informational purposes only. The Valuations are based on material in the public domain and RS Platou ASA has not undertaken any independent examination in this respect and does not represent or warrant its accuracy.

Valuations of this nature will always contain an element of uncertainty, and although reasonable care and efforts have been exerted, RS Platou ASA does not accept any legal or financial liability related to the Valuations or for any consequences resulting from acting to or relying on statements made in the Valuations.

Oslo 22nd January 2015
for RS Platou ASA

/s/ Thomas Holst Argel
Thomas Holst Argel

16

Frontline Ltd.	Department:	Sale and purch.
c/o Frontline Management	Telephone direct:	23 11 24 68
P.O. Box 1327 Vika	Telefax:	23 11 23 11
0112 Oslo	E-mail Internet:	snp@platou.com
Attn: Aage K. Østern

Our ref:	MRT / THA	Oslo,	13.10.14

RE: VALUATIONS —KNIGHTSBRIDGE

With reference to your request, please find below values as per 30th September, 2014;

Vessel		DWT	Built	Value USD Mill
Capesize
Battersea		170,500	2009	47
Belgravia		170,500	2009	47
Golden Future		176,000	2010	44.5
Golden Zehjiang		176,000	2010	44.5
KSL China		179,109	2013	56
KSL Seattle		180,900	2014	56.5
KSL Singapore		180,900	2014	56.5
KSL Sapporo		180,900	2014	56.5
KSL Sydney		180,900	2014	56.5
KSL Salvador		180,900	2014	56.5
KSL Santiago		180,900	2014	56.5

Total Capesize		1,957,509		578

Capesize NBs
H1283	SWS	180,000	2014	56.5
H1286	SWS	180,000	2015	56.5
H1287	SWS	180,000	2015	56.5
H1330	SWS	180,000	2014	56.5
H1331	SWS	180,000	2015	56.5
H1332	SWS	180,000	2016	58
H1333	SWS	180,000	2014	56.5
H1334	SWS	180,000	2015	56.5
BH-424-1	Bohai	210,000	2015	58
BH-424-2	Bohai	210,000	2015	58
H5004	JMU	182,000	2014	60
H5005	JMU	182,000	2015	60
H5006	JMU	182,000	2015	60
H5007	JMU	182,000	2015	60
H1056	Daehan	180,000	2015	60
H1057	Daehan	180,000	2015	60

Total Capesize NB		2,948,000		817

Total all ships				1,394.50

17

Vessel		DWT	Built		Value USD Mill
BC180K-42	DSIC	180,000	2015	DH	57.00
BC180K-43	DSIC	180,000	2015	DH	57.00
BC180K-44	DSIC	180,000	2015	DH	57.00
BC180K-45	DSIC	180,000	2016	DH	57.00
Hull no. 118001	NTS	180,000	2015	DH	57.00
Hull no. 118002	NTS	180,000	2016	DH	57.00
Hull no. 118003	NTS	180,000	2016	DH	57.00
Hull no. 118004	NTS	180,000	2016	DH	57.00
Hull no. 118005	NTS	180,000	2016	DH	57.00
Hull no. 118006	NTS	180,000	2016	DH	57.00
Hull no. 118007	NTS	180,000	2016	DH	57.00
Hull no. 118008	NTS	180,000	2016	DH	57.00

Total		3,608,000			1,140.00

18

The above valuations assume the vessels to be in sound condition, free of average damage, free of charter commitments and there being a willing seller and willing buyer. It is furthermore based upon our opinion of the conditions prevailing on the Sale and Purchase market at the time mentioned and should not be taken to apply to any other date. No assurance can be given that the value will be sustained or that it is realizable in an actual transaction.

We have not physically inspected the vessels nor have we inspected their classification records. The valuations and particulars are given in good faith but are statements of opinion and are not to be taken as representations of fact. Any person contemplating entering a transaction or otherwise relying upon these valuations should satisfy himself by inspection of the vessels or otherwise as to the correctness of the statements and assumptions which the valuations contains.

The vessels have been valued individually. If all, or a substantial number, of the vessels were placed on the market at the same time, no assurance can be given that the amount realised would be equal to the total of the individual valuations.

These valuations are provided solely for the private use of the person to whom it is addressed, it is not for circulation or publication without obtaining our written permission and no responsibility can be accepted to any other person.

Oslo, 13th October 2014

    for R.S. Platou ASA

Thomas Holst Argel

RS Platou ASA	Telephone +47 23 11 20 DO	Foretaksregisteret	Haakon VII’s gate 10
RS Platou Shipbrokers AS	Telefax +47 23 11 23 DO	NO 955 514 262 MVA	P.O. Box 1604 Vika
RS Platou Offshore AS		www.platou.com	N-0119 Oslo, Norway

19

Octavia House, 1 The Boulevard, Imperial Wharf, London SW6 2UB

Telephone: +44 3664 8000 sandp.ldn@arrowship.com

PRIVATE & CONFIDENTIAL

Frontline Management AS

Bryggegata 3

P.O.Box 1327-VIKA

0112 Oslo

Norway

Dear Sirs As requested, we have made an assessment of the vessels listed below and following our appraisal, we are able to state that in our opinion the approximate fair and reasonable values as at 30th September 2014 as between a “willing Seller and a willing Buyer” are as shown below:

Name	Value
M/V “BATTERSEA”	US$	42,000,000
M/V “BELGRAVIA”	US$	42,000,000
M/V “GOLDEN FUTURE”	US$	42,500,000
M/V “GOLDEN ZHEJIANG”	US$	42,500,000
M/V “KSL CHINA”	US$	54,000,000
M/V “KSL SEATTLE”	US$	58,000,000
M/V “KSL SINGAPORE”	US$	58,000,000
M/V “KSL SAPPORO”	US$	58,000,000
M/V “KSL SYDNEY”	US$	58,000,000
M/V “KSL SALVADOR”	US$	58,000,000
M/V “KSL SANTIAGO”	US$	58,000,000
M/V “H 1283”	US$	58,000,000
M/V “H 1286”	US$	58,000,000
M/V “H 1287”	US$	58,000,000
M/V “H 1330”	US$	58,000,000
M/V “H 1331”	US$	58,000,000
M/V “H 1332”	US$	56,000,000
M/V “H 1333”	US$	58,000,000
M/V “H 1334”	US$	57,000,000
M/V “BH-424-1”	US$	61,500,000
M/V “BH-424-2”	US$	61,500,000
M/V “H 5004”	US$	63,000,000
M/V “H 5005”	US$	62,000,000
M/V “H 5006”	US$	62,000,000
M/V “H 5007”	US$	62,000,000
M/V “H 1056”	US$	61,000,000
M/V “H 1057”	US$	61,000,000

M/V “BC180K-42”	US$	56,000,000
M/V “BC180K-43”	US$	56,000,000
M/V “BC180K-44”	US$	56,000,000
M/V “BC 180K-45”	US$	55,000,000
M/V “HULL NO. 118001”	US$	56,000,000
M/V “HULL NO. 118002”	US$	55,000,000

20

M/V “HULL NO. 118003”	US$	55,000,000
M/V “HULL NO. 118004”	US$	55,000,000
M/V “HULL NO. 118005”	US$	55,000,000
M/V “HULL NO. 118006”	US$	55,000,000
M/V “HULL NO. 118007”	US$	55,000,000
M/V “HULL NO. 118008”	US$	55,000,000

ALL FIGURES IN UNITED STATES DOLLARS

These opinions are arrived at on the understanding that the vessels would be in a position to give early delivery, within an acceptable area, and that the newbuildings would be in a position to give delivery from their shipbuilders after satisfactory sea trials, free of charter, for cash payment on normal sale terms. We have presumed that the Sellers could give delivery of the vessels free from all registered encumbrances maritime liens and debts.

This opinion is arrived at on the understanding that all benefits of the original building contracts as appropriate will accrue to the Buyers.

We have not made a physical inspection of the vessels or the shipyards but for the purpose of this valuation it has been presumed that the vessels will be built to acceptable standards, complying with current IMO/SOLAS/MARPOL requirements, and will be fully classed to the requirements of the qualified Classification Society, conforming in all respects with the requirements of the appropriate Register free of recommendations with clean and valid trading certificates, conforming in all respects with the requirements of the appropriate registry.

The tankers are presumed to be acceptable for trading with the Oil Majors.

It is to be appreciated that this valuation represents a statement of opinion only and is not representative of fact or the correctness of the particulars shown above. In this respect, it is to be noted that these particulars are compiled from information made available to us and other such data that we have been able to obtain from the relevant works of reference in our possession. Whilst all due care has been taken in the preparation of this statement, we are not able to accept any responsibility for the accuracy of the particulars or the assumptions, contained herein, upon which our opinion is based.

This valuation is given solely for the private use of the person to whom it is addressed and is not for publication or circulation without our prior written permission. We wish it to be understood that this valuation is given solely for your information hart if you, or any other party, intend to act upon this statement then verification should be obtained, by inspection of the vessel or by any other appropriate means, that the particulars given herein are correct.

This valuation is made as of the date specified and no assurance can be given that such value can be sustained or is realisable in actual transaction.

This valuation is given in good faith but neither the Company nor its directors or employees shall be liable in any way whatsoever for any error or omission.

For and on behalf of

ARROW VALUATIONS

21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Bye-law 80 of Knightsbridge’s bye-laws provides that:

Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

Bye-law 124 of Knightsbridge’s bye-laws provides that:

Subject to the proviso below, every Director, officer of the Company and member of a committee constituted under Bye-Law 92 shall be indemnified out of the funds of the Company against all liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, officer or committee member and the indemnity contained in this Bye-Law shall extend to any person acting as a Director, officer or committee member in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

Bye-law 125 of Knightsbridge’s bye-laws provides that:

Every Director, officer and member of a committee duly constituted under Bye-Law 92 of the Company shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, officer or committee member in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

Bye-law 126 of Knightsbridge’s bye-laws provides that:

To the extent that any Director, officer or member of a committee duly constituted under Bye-Law 92 is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

The Schedule referred to in Clause 7 to Knightsbridge’s Memorandum of Association provides that Knightsbridge has the following power:

(b) To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or both such methods or in any other manner, the performance of any obligations or commitments, of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary or a holding company of the Company or otherwise associated with the Company.

Section 98 of the Companies Act provides as follows:

Exemption, indemnification and liability of officers, etc.

(1)	Subject to subsection (2), a company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

(2)	Any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void:

Provided that—

(a)	nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force;

(b)	notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal in which judgment is given in his favour or in which he is acquitted or when relief is granted to him by the Court under section 281; and

(c)	notwithstanding anything in this section, a company may advance moneys to an officer or auditor for the costs, charges and expenses incurred by the officer or auditor in defending any civil or criminal proceedings against them, on condition that the officer or auditor shall repay the advance if any allegation of fraud or dishonesty is proved against them.

Section 98A of the Companies Act provides as follows:

Insurance of officers

A company may purchase and maintain insurance for the benefit of any officer of the company against any liability incurred by him under section 97(1)(b) in his capacity as an officer of the company or indemnifying such an officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof and nothing in this Act shall make void or voidable any such policy.

Section 98(B) of the Companies Act provides as follows:

Liability of auditor or officer

(1)	Where an auditor or an officer is found liable to any person for damages arising out of the performance of any function as such auditor or officer as contemplated by this Act, then the following provisions of this section shall apply.

(2)	An auditor or officer may be liable jointly and severally only if it is proved that he knowingly engaged in fraud or dishonesty.

(3)	In any case other than that contemplated by subsection (2) hereof, the liability of the auditor or officer, as the case may be, shall be determined as follows—

(a)

the Court shall determine the percentage of responsibility of the plaintiff, of each of the defendants, and of each of the other persons alleged by the parties to have caused or contributed to the loss of the plaintiff. In considering the percentages of responsibility, the Court shall consider both the nature of the conduct of each person and the nature and extent of the causal relationship between the conduct and the loss claimed by the plaintiff;

(b)	the liability of the auditor or officer, as the case may be, shall be equal to the total loss suffered by the plaintiff multiplied by the auditor’s or officer’s, as the case may be, percentage of responsibility as determined under paragraph (a) hereof.

(4)	No auditor or officer whose liability is determined under subsection (3) hereof shall have any liability in respect of any judgement entered against any other party to the action.

(5)	Except where agreed in writing between the parties, where the liability of an auditor or officer has been determined in accordance with subsection (3) no other person shall have any right to recover from such auditor or officer any portion of any judgment entered against such other person in respect of the action.

Item 21. Exhibits and Financial Statement Schedules

The “Exhibit Index” can be found at the end of this registration statement, immediately following the signature pages document.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post effective amendment to the registration statement to include any financial statements required by Item 8 A of Form 20 F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference to the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in clause (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on February 20, 2015.

KNIGHTSBRIDGE SHIPPING LIMITED

By:	/s/ Ola Lorentzon
Ola Lorentzon
Chief Executive Officer and Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ola Lorentzon, Inger M. Klemp, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on February 20, 2015.

Signature	Title

/s/ Ola Lorentzon Ola Lorentzon	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ David M. White David M. White	Director

/s/ Hans Petter Aas Hans Petter Aas	Director

/s/ Herman Billung Herman Billung	Director

/s/ Robert D. Somerville Robert D. Somerville	Director

/s/ Inger M. Klemp Inger M. Klemp	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Knightsbridge Shipping Limited, has signed this registration statement in Delaware, on February 20, 2015.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	—	Agreement and Plan of Merger, dated as of October 7, 2014, as amended, among Knightsbridge Shipping Limited and Golden Ocean Group Limited (included as Appendix A to the joint proxy statement/prospectus included in this Registration Statement).

4.1	—	Specimen Knightsbridge Shipping Limited Common Share Certificate, incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form F-1, Registration No. 33-8712 filed on May 6, 1998

5.1	—	Opinion of MJM Limited as to the validity of Knightsbridge’s common shares being registered*

8.1	—	Opinion of Seward & Kissel LLP as to certain United States federal income tax matters*

10.1	—	$425.0 Million Senior Secured Post Delivery Term Loan Facility Agreement dated February 5, 2015.

23.1	—	Consent of MJM Limited, Bermuda counsel to the Company (included as part of its opinion filed as Exhibit 5.1)

23.2	—	Consent of Seward & Kissel LLP, U.S. counsel to the Company (included as part of its opinion filed as Exhibit 8.1 hereto)

23.3	—	Consent of PricewaterhouseCoopers AS (Knightsbridge)

23.4	—	Consent of PricewaterhouseCoopers AS (Golden Ocean)

23.5	—	Consent of Fearnley Securities AS*

23.6	—	Consent of Pareto Securities Inc.

23.7		Consents of Appraisal Companies*

23.8	—	Consents of Director Nominees*

24.1	—	Powers of Attorney (included on Signature Page)

99.1	—	Form of proxy card of Golden Ocean Group Limited*

99.2	—	Form of proxy card of Knightsbridge Shipping Limited*

*	Previously filed.